As filed with the Securities and Exchange Commission on March 11, 2026
Registration No. 333-293837

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
The Metals Royalty Company Inc.
(Exact name of registrant as specified in its charter)
British Columbia, Canada (State or other jurisdiction of incorporation or organization)	1040 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
1900 Dome Tower
333 7th Ave SW
Calgary, AB, T2P 2Z1
(403) 984-1941
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:
Benjamin K. Marsh Paul Heller Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 (212) 813-8800	Evan Straight Blake, Cassels & Graydon LLP 1133 Melville Street Suite 3500, The Stack, Vancouver, BC, V6E 4E5 (604) 631-3300	Thomas S. Levato DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 (212) 335-4500
Approximate date of commencement of proposed sale to the public:   As soon as practicable after this registration statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒ If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion Dated March 11, 2026
PRELIMINARY PROSPECTUS
Common Shares
This prospectus relates to the registration of the resale of up to 55,061,113 of our common shares (“Common Shares”), by our shareholders identified in this prospectus (the “Registered Shareholders”) in connection with our direct listing (the “Direct Listing”). Unlike an initial public offering, the resale by the Registered Shareholders is not being underwritten by any investment bank.
The Registered Shareholders may, or may not, elect to sell their Common Shares covered by this prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the Nasdaq Capital Market at prevailing market prices. See “Plan of Distribution”. We and the Registered Shareholders will not be involved in the price setting process. If the Registered Shareholders choose to sell their Common Shares, we will not receive any proceeds from the sale of Common Shares by the Registered Shareholders. No established public trading market for our Common Shares currently exists and our Common Shares have no history of trading in private transactions. The listing of our Common Shares on the Nasdaq Capital Market without underwriters may result in the trading volume and price of our Common Shares to be more volatile than if our Common Shares were initially listed in connection with an underwritten initial public offering.
On the day that our Common Shares are initially listed on the Nasdaq Capital Markets, the Nasdaq Stock Market LLC (“Nasdaq”) will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price (as defined below) on the basis of such accepted orders. During a 10-minute “Display Only” period, market participants may enter quotes and orders in Common Shares in Nasdaq’s systems and such information is disseminated, along with other indicative imbalance information, to Stifel, Nicolaus & Company, Incorporated (“Stifel”) and other market participants (including any other financial advisors) by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Stifel, in its capacity as our designated financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our shares are “ready to trade.” Once Stifel has notified Nasdaq that our Common Shares are ready to trade, Nasdaq will calculate the Current Reference Price for our Common Shares, in accordance with Nasdaq rules. If Stifel then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with Stifel, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of Common Shares on the Nasdaq Capital Market will commence, subject to Nasdaq conducting validation checks in accordance with Nasdaq rules. Under the Nasdaq rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell our Common Shares can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of Common Shares for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our Common Shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with Stifel in its capacity as financial advisor. Stifel will exercise any consultation rights only to the extent that it may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder. The Registered Shareholders will not be involved in Nasdaq’s price-setting mechanism, including any decision to delay or proceed with trading, nor will they control or influence Stifel, in carrying out its role as financial advisor. Stifel will determine when our Common Shares are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing, and price. In particular, Stifel will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. For more information, see “Plan of Distribution”.
We have applied to list our Common Shares on the Nasdaq Capital Market under the symbol “TMCR.” We expect our Common Shares to begin trading on or about March 23, 2026. If our Nasdaq application is not approved or we otherwise determine that we will not be able to secure the listing of our Common Shares on Nasdaq, we will not complete this Direct Listing. No assurance can be given that our Nasdaq application will be approved and that our Common Shares will ever be listed on Nasdaq. If our listing application is not approved by Nasdaq, we will not be able to consummate the offering and we will terminate this Direct Listing.
We intend to keep the registration statement of which this prospectus forms a part effective until the earlier of the date on which (i) all of the Common Shares offered hereunder may be resold by the Registered Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and at least 90 days have passed since the effective date of the registration statement or (ii) all of the Common Shares offered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. Of the 55,061,113 Common Shares covered by this prospectus and held by the Registered Shareholders, up to 13,719,172 Common Shares being registered hereunder may be freely sold upon effectiveness of the registration statement, up to 12,719,172 Common Shares may be sold from time to time in reliance on Rule 144 or other exemptions from registration once the applicable holding period and other conditions (including that we have been subject to the reporting requirements of the Exchange Act of 1934, as amended, for at least 90 days) have been satisfied, and 41,341,941 Common Shares held by Registered Shareholders are subject to contractual lock-up agreements described elsewhere in this prospectus and may not be sold until the expiration or waiver of those restrictions. See “Shares Eligible for Future Sale.”
We are, and we anticipate that we shall remain following the consummation of the Direct Listing, an “emerging growth company” and a “foreign private issuer” as defined under the federal securities laws and have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and Foreign Private Issuer”.
Investing in our Common Shares involves risks. See “Risk Factors” beginning on page 22 to read about factors you should consider before buying our Common Shares.
Neither the Securities and Exchange Commission nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus dated            , 2026.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus we have prepared and filed with the Securities and Exchange Commission (the “SEC”). Neither we nor any of the Registered Shareholders take responsibility for, and can provide no assurance as to the

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reliability of, any other information that others may give you. The Registered Shareholders are offering to sell, and seeking offers to buy, Common Shares, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our Common Shares. Our business, financial condition, and results of operations may have changed since such date.
For investors outside the United States: Neither we nor any of the Registered Shareholders have done anything that would permit the use or possession or distribution of this prospectus or any related free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Common Shares by the Registered Shareholders and the distribution of this prospectus outside the United States.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the SEC using a “shelf” registration or continuous offering process. Under this process, the Registered Shareholders may, from time to time, sell the Common Shares covered by this prospectus in the manner described in the section titled “Plan of Distribution.” Additionally, we may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus, including the section titled “Plan of Distribution.” You may obtain this information without charge by following the instructions under the section titled “Where You Can Find Additional Information” appearing elsewhere in this prospectus. You should read this prospectus and any prospectus supplement before deciding to invest in our Common Shares.
All information in this prospectus is presented giving effect to the automatic exchange of 3,134,481 subscription receipts for 3,134,481 Common Shares upon satisfaction of the Release Conditions, as the Direct Listing will not proceed otherwise, unless otherwise stated or the context otherwise requires. The figures relating to our Common Shares contained in this prospectus reflect this presentation. Please refer to “Capitalization” for more information.
Unless otherwise indicated, references in this prospectus to “TMCR,” the “Company,” “we,” “us” and “our” refer to The Metals Royalty Company Inc., a company incorporated under the laws of British Columbia, Canada.
Please refer to “Prospectus Summary — Glossary” for definitions of certain other terms used in this prospectus.
PRESENTATION OF FINANCIAL INFORMATION
Unless indicated otherwise, our financial information in this prospectus has been prepared on a basis consistent with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States. In making an investment decision, investors must rely on their own examination of our results and consult with their own professional advisors. We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.
TECHNICAL AND THIRD PARTY INFORMATION
This prospectus provides summary information about our royalty interest, as well as more detailed information about our material property. As of the date of this prospectus, our royalty interest in the NORI Property operated by TMC The Metals Company Inc. (“TMC” or “The Metals Company”) is our only material property. In making this determination, management primarily considered the fact that following the Spin-Out (as defined and described herein) our royalty interest in the NORI Property is our only royalty interest and source of our estimated future revenue. While the NORI Royalty applies to all NORI Areas, management considers NORI Area D as the material portion of the NORI Property for the purposes of the NORI Royalty, primarily because it is the only NORI Area that is currently subject to an application by TMC for a commercially recovery permit under the NOAA. TMC owns approximately 13,846,154 (or 25.15%), of our issued and outstanding Common Shares and has the right to nominate a director to our board of directors.
We are a royalty company, and as further discussed in this prospectus, we do not operate, develop or control the NORI Property and we do not prepare or control the technical reports relating to the NORI Property. Under Subpart 1300 of Regulation S-K (“S-K 1300”), including Items 1302(3)(ii), 1303(a)(3) and 1304(a)(2) of SK-1300, a company that holds only a stream, royalty or similar interest may, in certain circumstances, omit filing its own technical report summary and related mineral resource and mineral reserve disclosure where obtaining the required information and preparing a separate technical report summary would result in an unreasonable burden or expense to the company. In light of our size, the early stage of our business and the fact that our only material asset is the NORI Royalty, we have determined that obtaining and preparing a separate technical report summary for the NORI Property that would satisfy the detailed requirements of Subpart 1300 of Regulation S-K for inclusion in this prospectus would result in an unreasonable burden or expense for us.
Sources of Information
TMC, the operator of the NORI Property, filed with the SEC (i) a report titled “S-K 1300 NORI Area D Technical Report,” dated August 4, 2025 (the “Area D Report”) and (ii) a report titled “Technical Report Summary — Initial Assessment of TOML and NORI Properties, Clarion-Clipperton Zone,” dated August 4, 2025 (the “Initial Assessment”, and together with the Area D Report, the “Technical Reports”). Such Technical Reports, while providing important information about NORI Property, do not provide information sufficient for qualified persons acting on behalf of the Company to be able to arrive at sufficient findings and conclusions, or prepare adequate supporting documentation, for us to disclose mineral resources or mineral reserves, or related economic analysis, for the NORI Property under the standards for disclosure established by S-K 1300 without unreasonable burden or expense to the Company. The Technical Reports shall not be deemed to be incorporated by reference into this prospectus or any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or Securities Exchange Act of 1934, as amended (the “Exchange Act”). The disclosure herein relating to the NORI Properties underlying our royalty interest in Technical Reports is based entirely on information publicly disclosed by TMC. We are dependent on TMC’s publicly available information to prepare disclosure pertaining to the NORI Property and operations on the NORI Property on which we hold our royalty interest.
The Initial Assessment includes six areas (TOML A, B, C, D, E and F) over which TMCR has no interest pursuant to the NORI Royalty Agreement or otherwise.
PRESENTATION OF ESTIMATED RESERVES AND REVENUE, LIFE OF MINE AND SIMILAR INFORMATION
Under S-K 1300, disclosure of mineral resources and mineral reserves must be based on, and accurately reflect, information and supporting documentation prepared by one or more “qualified persons,” as such term is defined in S-K 1300. A registrant is responsible for determining that a person meets the qualifications specified under the definition of qualified person and that the disclosure in the registrant’s filing accurately reflects the information provided by the qualified person. As discussed above, as a royalty company, our only material property for purposes of S-K 1300 is the NORI Royalty over the NORI Property, and we do not operate, develop or control the NORI Property. In order for us to disclose mineral resources or mineral reserves for the NORI Property under S-K 1300, qualified persons engaged by us would be required to obtain, review and independently verify extensive technical, operating, cost and economic information for the NORI Property and to prepare a separate technical report summary and supporting documentation that meets all of the detailed requirements of S-K 1300. In light of our size, the early stage of our business and the fact that we are a non-operating royalty holder with a single material property, we have concluded that undertaking this work at this time would result in an unreasonable burden or expense within the meaning of Items 1303(a)(3) and 1304(a)(2) of Regulation S-K. As a result, we do not disclose estimated mineral reserves, recoverable resources, estimated recoverable resources, expected life of mine and estimated revenue over life of project for the NORI Royalty in this prospectus.

PROSPECTUS SUMMARY
This summary highlights select information contained elsewhere in this prospectus and does not contain all the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the accompanying notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” the “Company,” “TMCR” and similar terms refer to The Metals Royalty Company Inc.
Business Overview
We are engaged in the acquisition and management of critical metals and mineral royalties, streams and other similar interests. We are focused on providing capital to support mineral security and independence in North America in support of accelerating domestic industry growth, including energy, defense and re-industrialization. We aim to focus on capital development opportunities encompassing all aspects of the critical metals and minerals value chain.
Our royalty-based business model is designed to enable us to participate in the long-term potential cash flows and commodity upside of large-scale, strategically significant critical metals and mineral assets, with reduced exposure to operational, development or environmental risks typically associated with resource production operations. We believe we are well-positioned to benefit from growth in the global demand for critical metals and minerals and the resulting needs of operators for alternative sources of financing to fund their mining and extraction operations.
Our core and only asset is the NORI Royalty, a 2.0% gross overriding royalty on the NORI Property, which is a polymetallic nodule project being developed by The Metals Company in the Clarion-Clipperton Zone of the north-east Pacific Ocean (the “CCZ”), located approximately 1,500 miles southwest of San Diego, California. We acquired this royalty in 2023 from The Metals Company in exchange for approximately 13.9 million 25.15% of our Common Shares and $5,000,000 in cash. See “Corporate History and Structure” and “Business — NORI Royalty”. To date, we have not received any royalty revenue from the NORI Royalty. The NORI Property is in development stage and is not currently permitted for commercial production, and the legal regime applicable to such permitting is uncertain. As a result, there can be no assurance that the NORI Property will ever achieve commercial production or, if commercial production is commenced, that such operations will achieve profitable and continued production levels. See “Risk Factors — Our sole royalty interest is not on producing properties and this and any future royalty, streaming or similar interests we acquire, particularly on development stage properties, are subject to the risk that they may never achieve production,” and “Business — NORI Royalty.”
We believe The Metals Company is well-positioned to become a leader in nodule mining. Through its wholly-owned affiliates, Nauru Ocean Resources Inc. (“NORI”) and The Metals Company USA, LLC (“TMC USA”), The Metals Company holds an exploration license under the United Nations International Seabed Authority (“UNISA”) and has submitted two exploration licenses, one commercial recovery permit and one consolidated exploration license and commercial recovery permit application to the United States National Oceanic and Atmospheric Administration (“NOAA”) for the exploration and commercial recovery of polymetallic nodules in the area secured by our royalty agreement among us, The Metals Company and NORI (the “NORI Royalty Agreement”). The Metals Company also has strategic global partnerships with key industry participants such as Allseas Group S.A., Korea Zinc Co. Ltd., and Pacific Metals Co., Ltd. (“PAMCO”).
Investment Highlights
1.
We hold our royalty on a potentially significant resource of polymetallic nodules (including cobalt, copper, manganese and nickel).

We own a 2.0% gross overriding royalty on all metals and minerals produced from The Metals Company’s NORI Areas in the CCZ, which is believed to be one of the world’s largest undeveloped nickel, copper, cobalt and manganese resources. Seafloor polymetallic nodules occur in all oceans, but we believe the CCZ hosts a relatively high abundance of nodules.
The Metals Company recently published a PFS, the world’s first deep-sea mining pre-feasibility study on the NORI Area D, including an estimate of probable mineral reserves, and TMC has announced that it anticipates first production from the NORI Area D in the fourth quarter of 2027, subject to receipt of necessary permits.
Alongside the Area D Report on the NORI Area D, The Metals Company published the Initial Assessment which applies, in part, to NORI Area A, NORI Area B and NORI Area C. The Initial Assessment also provides scientific and technical information in respect of TMC’s TOML Areas. Our royalty does not apply to the TOML Areas.
The Technical Reports indicate the presence of polymetallic nodules which include nickel, copper, cobalt, manganese and other base metals in the area covered by our royalty interest. The Technical Reports shall not be deemed to be incorporated by reference into this prospectus or any future filing under the Securities Act or the Securities Exchange Act.
In April 2025, The Metals Company, through its wholly owned subsidiary, TMC USA submitted two exploration licenses and one commercial recovery permit to the NOAA under the United States Deep Seabed Hard Mineral Resources Act for the exploration and commercial recovery of polymetallic nodules in (but not limited to) some of the area secured by our NORI Royalty Agreement. In August 2025, The Metals Company received notice of full compliance from the NOAA on its exploration applications. Both applications are now in the certification stage of the process. Following certification, an environmental impact statement will be finalized prior to the issuance of exploration licenses. The Metals Company must also receive the commercial recovery permit prior to commercial production, which it anticipates to commence in the fourth quarter of 2027.
In January 2026, The Metals Company, through TMC USA, submitted a consolidated exploration license and commercial recovery permit application to the NOAA pursuant to the NOAA’s new consolidated application and review process for exploration licenses and commercial recovery permits under the United States Deep Seabed Hard Mineral Resources Act. The consolidated application includes, but is not limited to, the area known as NORI Area D that is subject to our NORI Royalty Agreement.
See “Business — Regulatory and Environmental Status” and “Business — NORI Property”
2.
Current U.S. policies support the emerging offshore metals industry and are creating opportunities for us and our partners.

The U.S. government has indicated policy support for the extraction of offshore critical minerals and resources, which we believe will benefit the proposed operations of The Metals Company, including the production of the NORI Property, over which we hold our royalty interest. We believe current U.S. policy developments will expedite revenue from our NORI Royalty, as well as encourage third-party mining operations, which could create additional royalty opportunities for us. Recent policy support by the U.S. government validates the importance of domestic critical mineral supply chains — it also has the potential to enhance the long-term value of our NORI Royalty by potentially accelerating project timelines, improving permitting certainty for TMC and attracting capital to the sector.
On April 24, 2025, President Trump issued an executive order titled “Unleashing America’s Offshore Critical Minerals and Resources.” The executive order’s purpose is to advance the development of critical minerals in the U.S. offshore seabed and in areas beyond national jurisdiction, which the area over which we hold a royalty interest. President Trump directed the Secretary of Commerce and Secretary of the Interior to develop processes and capabilities for expedited permitting for exploration, extraction and processing of seabed mineral resources. Prior to the 2025 executive order, President Trump, on July 22, 2019, issued a Presidential Determination under The Defense Production Act Title III to declare the domestic production capability for rare earth metals and alloys as essential to national defense.
The U.S. Congress has likewise provided support for encouraging the critical minerals industry. In July 2025, the One Big Beautiful Bill Act was signed into law and introduced tax credits for the production of critical metals, allocated $7.5 billion to the Department of Defense for critical minerals projects and generally promoted the onshoring of industries directly or indirectly impacted by critical metals and minerals supply. In December 2024, the Fiscal Year 2025 National Defense Authorization Act was signed into law and called for the Department of Defense to conduct a feasibility study on developing domestic refining capacity for polymetallic nodules.
Even under aggressive build-out scenarios, the U.S. is projected to remain in critical mineral deficit through 2030 and has a stated policy objective of increasing the extraction and processing of critical minerals. We believe these factors will provide us with an opportunity to acquire a pipeline of royalty or similar interests throughout the critical metal and mineral value chain by providing capital to operators.
3.
Partnered with a strong operating company providing an early-mover advantage to deep-sea mining.

We offer investors exposure to the nascent offshore metals and minerals sector through our royalty on the NORI Property. The operator, TMC, is an early mover in the deep-sea mining sector and has invested a significant amount of financial and human capital over a decade in building what we believe is one of the most advanced deep-sea minerals platforms. We believe TMC’s expertise, along with the potential of the NORI Areas, provides a unique opportunity to develop and produce critical metals and minerals such as nickel, copper, cobalt and manganese.
4.
Strong industry and capital relationships backed by an expert, committed management team.

While our royalty on the NORI Areas will be our only asset at the time of the Direct Listing, we believe we are well-positioned to expand our portfolio through disciplined capital deployment. Our management team has decades of combined experience building and operating businesses in the energy, mining and critical metals industries and has developed commercial relationships and networks across those sectors. We believe this experience will allow us to capitalize on opportunities arising from the current macroeconomic environment.
All of our executive officers are employed by us on a full-time basis and are expected to dedicate substantially all of their working time to their roles with the Company. However, certain of our executive officers and directors also hold officer and/or non-executive directorship positions, advisory positions and/or have significant shareholdings in other companies, including companies involved in natural resources investment, exploration, development, and other companies that may compete with us for potential assets. See “Risk Factors — Certain of our directors and officers also serve as directors and officers of other companies in the mining and/or natural resources sectors, which may cause them to have conflicts of interest.”
5.
Royalty and streaming business model minimizes operational risk.

Our royalty and streaming business model provides exposure to commodity price upside, mine life extensions, expansions, and exploration success while significantly insulating us from operating and capital cost inflation, incremental capital commitments and environmental liabilities from mining operations. Historically, royalty and streaming companies have outperformed traditional mine operators across multiple commodity cycles, supported by higher margins, low corporate overhead, diversification and lower risk profiles.
6.
Capital structure designed for alignment with shareholders.

At the time of the Direct Listing, we anticipate that approximately 29.48% of our common shares will be held by our management and directors, and 25.15% of our common shares will be held by The Metals Company, promoting a long-term focus on value creation and alignment of managements’ and shareholders’ interests.
We believe we will be well-positioned to fund future critical metals and mineral royalty, stream or other similar interests by raising equity or debt in the capital markets or securing funding from other sources, including potential future proceeds from our existing royalty interest.

Our Market Opportunity
Demand Dynamics
We believe that increased demand for critical metals and minerals and U.S. policy tailwinds present an opportunity for an increase in: (i) mining operations (and therefore potential for us to provide capital to operators in exchange for royalty, stream and similar interests) and (ii) market prices for critical metals and minerals (and therefore potential for greater revenue from our current royalty interest).
We see the potential for increased demand for critical metals and minerals based on the following drivers:
1.
Energy Demand, Transformation and Security

End-use demand for critical metals and minerals is accelerating due to electrification across transport, grids and industry. We expect the demand dynamics being created by grid-scale storage and construction, electric vehicles (“EVs”), solar and wind energy, artificial intelligence data centers and efforts towards U.S. re-industrialization will underpin multi-decade growth in material intensity for copper, nickel, cobalt and manganese.
According to the 2025 edition of the IEA’s annual World Energy Investment report, global investment in clean technologies — renewable and nuclear energy, modernized grids, energy storage, low-emissions fuels, efficiency and electrification — is on course to hit a record $2.2 trillion this year, reflecting not only efforts to reduce emissions but also the growing influence of industrial policy, energy security concerns and the cost competitiveness of electricity-based solutions by certain governments.
2.
Defense

Defense technologies rely on critical minerals for superalloys, magnets, electronics and propulsion. China currently dominates global processing for many defense-critical minerals, posing supply and national security risks for the U.S., which we believe will cause the U.S. government to continue to promote the development of critical minerals.
3.
End-Use Markets and Applications for Nodule-Derived Metals

We believe demand for key industrial metals will also be driven by long-term trends in infrastructure development, electrification and advanced manufacturing — each contributing to a rising dependence on critical minerals. Industries that require the metals contained in polymetallic nodules span multiple sectors, including infrastructure, energy storage and chemicals. In infrastructure, nickel, cobalt and manganese are used in steels, specialty alloys and turbines, and copper is used extensively in cables, wiring, transformers and electronics. In energy storage, nodules can yield battery cathode precursors in the form of nickel, manganese and cobalt sulphates, or intermediary nickel-copper-cobalt matte or alloys, and produce copper cathode for wiring and busbars. In chemicals, cobalt and manganese catalysts are used in refining and industrial processes, and manganese sulphate has agricultural and industrial applications. While end-uses driven by the energy transition still represent a relatively small fraction of total consumption for these metals today, their relative use in EVs and other energy systems is set to increase significantly over the next decades as technology mix, policy support and cost declines accelerate adoption.
METAL	TOP END USE SEGMENTS
Nickel	Stainless steel (64%), batteries (16%), aerospace & superalloys (8%), electroplating (6%), other (6%)
Copper	Construction (28.1%), power & utilities (16%), consumer goods (13.4%), transport (13%), industrial equipment (12.1%), HVAC (7.5%), other (9.9%), other (10%)
Cobalt	EV batteries (45%), portable device batteries (26%), superalloys (9%), hard metals (4%), catalysts (3%), pigments & ceramics (3%), other (10%)
Manganese	Stainless steel (90%), batteries (~1%), other (~9%)

Source: 2024 International Energy Agency Critical Minerals Outlook
Onshoring of Supply Chains and Re-Industrialization
We believe that the current U.S. policy focus on decreasing dependence on critical minerals imports and on re-industrialization will result in an increase in mining operations — and the potential for us to contribute capital and acquire additional royalty, stream or similar interests — in seafloor or other areas under U.S. jurisdiction or U.S.-aligned jurisdictions.
We also believe that this U.S. policy focus and reliance on the types of minerals present in the NORI Property, over which we currently hold our royalty, will expedite regulations and permits for The Metals Company to begin operations in the NORI Area. In 2024, the U.S. net import reliance on certain metals was estimated by the U.S. Geological Survey as follows:
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Nickel: 48% (excluding alloy scrap, net import reliance would be nearly 100%);

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Cobalt: 76%;

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Copper: 45%;

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Manganese: 100%; and

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Rare Earth Metals: 80%.

Our Asset
Our core and only asset is a 2.0% gross overriding royalty on production of metals and minerals from the four NORI Areas of the CCZ, with a combined area of 74,830 km2. See “Business — NORI Royalty”.
NORI Area D
Technical Overview
The NORI Area D project targets polymetallic nodules located within the CCZ, typically at depths of approximately 4,000 – 6,000 meters. These nodules are unattached, resting on the seafloor, and contain four critical metals: nickel, copper, cobalt and manganese. Unlike terrestrial deposits, there is no overburden to remove and no hard rock to break; nodules are collected rather than mined. The Area D Report contemplates a deep-sea production system utilizing tracked seafloor collectors connected to a riser and lifting system for transporting nodules to a surface production vessel. This subsea architecture is designed for continuous nodule collection in challenging deep-ocean conditions. Onshore processing employs a hydrometallurgical flowsheet that combines rotary kiln electric furnace (“RKEF”) smelting and refining to produce nickel, copper, cobalt and manganese products. The matte route process is used for intermediate smelting of nickel, copper and cobalt, while manganese is processed separately into silicate or sulfate forms. This modular flowsheet is designed for high metal recovery with minimal waste, leveraging existing infrastructure and tolling partnerships in the U.S. and Asia. Metallurgical assumptions are supported by bench and pilot-scale test programs conducted on representative nodule samples, suggesting process viability and informing recovery estimates.
Our Strategy
Our strategy is to acquire and manage critical metals and mineral royalties, streams and other similar interests. The key pillars of our strategy include:
•
Align with Tier-One Operators:   Our existing royalty was granted by The Metals Company, a U.S. publicly listed company with a multi-billion dollar market capitalization with key strategic partnerships and technical collaborations, including with Allseas Group S.A., Korea Zinc Co. Ltd., and PAMCO. We believe The Metals Company is well-positioned to responsibly develop seabed resources. We intend to pursue opportunities to deploy capital in support of other operators we believe in, and acquire additional royalty, streaming and other interests from such activities.

•
Capitalize on Scalable, Low-Overhead Royalty and Streaming Business Model:   Our status as a non-operating royalty-focused business allows shareholders to gain exposure to critical assets and projects without taking most of the capital risk of such assets and projects. This gives us the potential to generate shareholder value across multiple commodity cycles, with the expectation of higher margins, low corporate overhead, diversification, and lower risk profiles relative to mine operators.

•
Leverage U.S. Policy Tailwinds:   We expect to take advantage of current deglobalization and onshoring initiatives under the Trump Administration’s initiatives to prioritize domestic supply chains of critical minerals.

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Rely on our expert management team:   We are managed by a team of mining, energy, and resource entrepreneurs with decades of combined experience in building and operating businesses and generating shareholder value. We will continue to rely on our experienced management team to source and execute on compelling royalty and other opportunities.

Regulatory and Environmental Status
While The Metals Company holds an exploration permit under the UN Convention on the Law of the Sea in respect of the NORI Areas, The Metals Company has now disclosed that it anticipates that any future commercial recovery activities will be conducted pursuant to a permit to be issued by NOAA under the DSHMRA, rather than under the UN Convention on the Law of the Sea.
In April 2025, The Metals Company, through its wholly owned affiliate TMC USA, applied for exploration licenses and commercial recovery permits under the DSHMRA in respect of areas of the CCZ that include, but are not limited to, the NORI Areas. The relevant applications are summarized below:
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Exploration License for the USA-A Area which covers 65,186 km2 in the CCZ;

•
Exploration License for USA-B Area which covers 121,789 km2 in the CCZ; and

•
Commercial Recovery Permit for USA-A which covers 25,160 km2 in the CCZ (NORI Area D).

The USA-A Area includes, but is not limited to, the area identified as NORI Area D. The USA-B Area includes, but is not limited to, the other NORI Areas. These applications are still under agency review and commencement of commercial recovery by TMC USA is subject to approval of these licenses and permit applications under DSHMRA.
In January 2026, The Metals Company, through TMC USA, submitted a consolidated exploration license and commercial recovery permit application to the NOAA pursuant to the NOAA’s new consolidated application and review process for exploration licenses and commercial recovery permits under the United States Deep Seabed Hard Mineral Resources Act. TMC disclosed that the consolidated application covers the area previously subject to the April 2025 commercial recover permit application (NORI Area D), and also expands on the area subject to the prior application, however, to our knowledge the expanded area does not include any of the other NORI Areas subject to our NORI Royalty Agreement.
To date, no commercial recovery permits for extracting minerals from the seafloor within the NORI Areas have been granted under DSHMRA.
Mineral Royalties and Metal Streams
A mineral royalty is a payment to a royalty holder that is typically based on a percentage of the minerals produced or the revenues or net profits generated from the underlying project. Royalties are typically for the life of a mine, a contracted term or, total delivered metal or mineral resources. Royalties are non-operating interests in the underlying project and therefore, the holder is generally not responsible for contributing additional funds for any purpose, including capital and operating costs. Royalties can be commodity specific or structured for multiple metals from the same property, and terms may vary by ore type, metallurgy or other factors.
The main types of revenue-based royalties can be summarized as follows:
•
Gross revenue royalties or gross overriding royalties are based on the total revenue from the sale of production, with minimal or no deductions. Some agreements refer to gross proceeds, which are treated similarly to gross revenues. Our royalty interest, the NORI Royalty, is a GORR on production of metals and minerals from four separate areas of the NORI Area of the CCZ.
•
Net smelter return (“NSR”) royalties are calculated on the value of metal production or the net proceeds received by the operator from a smelter or refinery. These payments typically allow for deductions such as transportation, insurance and smelting or refining charges as outlined in the royalty agreement. NSR royalties generally provide cash flow that is not impacted by operating or capital costs, and even a relatively small NSR percentage can deliver economic value comparable to a larger working interest in the same project.

Metal streaming agreements differ from royalties. The holder makes an upfront payment and sometimes ongoing payments for a fixed portion of production, typically at a fixed price or spot linked percentage to market value.
Both royalties and metal streams are non-operating interests, meaning the holder has no obligation to fund operating or capital costs or assume environmental liabilities. These interests are generally established by contract with the property owner and, in many jurisdictions, can be registered against mineral title.
Risk Factors Summary
Our business is subject to a number of risks and uncertainties, as more fully described under “Risk Factors” in this prospectus. We have various categories of risks, including risks related to our business and industry; risks related to regulatory compliance and legal matters; risks related to tax and accounting matters; risks related to ownership of our Common Shares; and general risk factors, which are discussed more fully in the section titled “Risk Factors.” These risks could materially and adversely impact our business, financial condition, and results of operations, which could cause the trading price of our Common Shares to decline and could result in a loss of all or part of your investment. Additional risks, beyond those summarized below or discussed elsewhere in this prospectus, may apply to our business, activities, or operations as currently conducted or as we may conduct them in the future or in the markets in which we operate or may in the future operate. Some of these risks include:
•
We are subject to many of the risks faced by TMC and our future revenues will be significantly affected by adverse developments related to the NORI Property.

•
We do not conduct exploration, development or production efforts and depend on third-party operators. Therefore, we do not have the ability to control the success of exploration, development or production efforts on the NORI Property which may adversely affect our business, results of operations and financial condition.

•
We are subject to the risk that TMC may not receive the permits and licenses necessary to conduct operations at the NORI Property, which would adversely affect our expectation of future revenue.

•
We have a limited operating history and thus are subject to risks associated with new business development and you have no basis on which to evaluate our ability to achieve our business objectives.

•
We have a history of operating losses and, following the Spin-Out, may not achieve or maintain profitability and positive cash flow.

•
Our sole royalty interest is not on producing properties and this and any future royalty, streaming or similar interests we acquire, particularly on development stage properties, are subject to the risk that they may never achieve production.

•
Our sole royalty is subject to buy-back rights that could adversely affect the revenues generated from the asset portfolio.

•
Problems concerning the existence, validity, enforceability, terms or geographic extent of our royalty interest could adversely affect our business and revenues, and our interests may similarly be materially and adversely impacted by a change of control, bankruptcy or the insolvency of operators.

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Operators may interpret our existing or future royalty or other interests in a manner adverse to us or otherwise may not abide by their contractual obligations, and we could be forced to take legal action to enforce our contractual rights.

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We do not currently generate revenue and will need to raise additional capital to fund our operations until we begin receiving royalty payments.

•
We are dependent on favorable government policy for offshore mineral development.

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We have limited access to data or the operations underlying our existing royalty interest and may not have access to such data or the operations on any future royalty and other interests.

•
The prevailing market price of and demand for nickel, manganese, copper, cobalt and other commodities may have an adverse impact on the value of our royalty interests.

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Our expected returns from the NORI Royalty, and any future royalty interests we may acquire, are based on numerous assumptions, which may prove inaccurate.

•
The value of the NORI Royalty and any future royalty interests depends in part on demand for critical minerals used in EVs and renewable energy storage, which is uncertain.

•
Our listing differs significantly from an underwritten initial public offering.

•
Our stock price may be volatile and could decline significantly and rapidly.

•
An active, liquid, and orderly market for our Common Shares may not develop or be sustained. You may be unable to sell your Common Shares at or above the price at which you purchased them.

•
We may not be able to meet each of the quantitative requirements of the Nasdaq Capital Market’s Market Value Standard for Direct Listings.

•
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Common Shares less attractive to investors.

•
As a result of our becoming a reporting company under the Exchange Act, we will be obligated to develop and maintain proper and effective internal controls over financial reporting and any failure to maintain the adequacy of these internal controls may adversely affect investor confidence in our Company and, as a result, the value of our Common Shares.

•
We are a foreign private issuer under the rules and regulations of the SEC and, thus, are exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than domestic registrants.

•
U.S. holders of our Common Shares may suffer adverse tax consequences as a result of our passive foreign investment company status.

•
Our future growth is to a large extent dependent on our ability to acquire additional royalties, streams or similar interests in the future.

Implications of Being an Emerging Growth Company and Foreign Private Issuer
As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include that:
•
we are only required to include two years of audited financial statements in this prospectus in addition to any required interim financial statements, and correspondingly provide reduced disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•
we are not required to engage an auditor to opine on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•
we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and

•
we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to our median employee compensation.

We may take advantage of these provisions until the last day of the fiscal year during which the fifth anniversary of the Direct Listing occurs or such earlier time that we are no longer an emerging growth company. We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more; (ii) the last day of the fiscal year during which the fifth anniversary of the Direct Listing occurs; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
Upon consummation of the Direct Listing, we will report under the Exchange Act as a non-U.S. company with foreign private issuer, or “FPI”, status. Even after we no longer qualify as an “emerging growth company”, as long as we qualify as an FPI under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•
Regulation Fair Disclosure, or “Regulation FD,” which regulates selective disclosures of material information by issuers.

Spin-Out
We entered into the Contribution Agreement with a former subsidiary, 1554997 B.C. Ltd (“1554997 B.C.”), to contribute our royalties in respect of NG Energy International Corp.’s operations (the “Oil and Gas Royalties”) to 1554997 B.C. in anticipation of distributing the shares of 1554997 B.C. to our existing shareholders as a return of capital (the “Spin-Out”). The Spin-Out was consummated on December 18, 2025 and we no longer have any interest in the Oil and Gas Royalties. See “Unaudited Pro Forma Financial Information of The Metals Company Inc” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” elsewhere in this prospectus for additional information concerning the Spin-Out.
Channels for Disclosure of Information
Investors, the media and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the SEC, the investor relations page on our website, blog posts on our website, press releases, public conference calls and webcasts. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and any inclusion of our website address in this prospectus is an inactive textual reference only. You should not consider information contained on our website or our social media pages to be part of this prospectus or in deciding whether to purchase Common Shares.
The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.
Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.
Corporate Information
We were incorporated on October 27, 2022 as Low Carbon Royalties Inc. under the Business Corporations Act (British Columbia) (the “BCBCA”). In September 2025, we changed our name to The Metals Royalty Company Inc. Our principal executive offices are located at 1900 Dome Tower, 333 7th Ave SW,

Calgary, Alberta, T2P 2Z1. Our registered office is 3500-1133 Melville Street, Vancouver, British Columbia, V6E 4E5. Our telephone number is (403) 984-1941 and our website address is https://www.themetalsroyaltyco.com/.
The information contained on, or that can be accessed through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus. You should not consider information contained on, or hyperlinked through, our website to be part of this prospectus in deciding whether to purchase Common Shares.

SUMMARY FINANCIAL AND OPERATING INFORMATION
The following tables summarize our historical financial and operating information. The summary statements of loss and comprehensive loss information for the years ended December 31, 2024 and 2023 have been derived from our audited financial statements appearing elsewhere in this prospectus. The summary statements of loss and comprehensive loss information for the nine months ended September 30, 2025 and 2024 and actual balance sheet information as of September 30, 2025 have been derived from our unaudited financial statements appearing elsewhere in this prospectus. The Spin-Out pro forma balance sheet as of September 30, 2025 has been derived from our unaudited pro forma financial information appearing elsewhere in this prospectus. Our financial information is presented in U.S. dollars except where otherwise indicated. Our audited financial statements for the years ended December 31, 2024 and 2023 have been prepared in accordance with IFRS. Our unaudited financial statements for the nine months ended September 30, 2025 and 2024 were prepared on the same basis as our audited financial statements and, in our opinion, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of our unaudited condensed financial statements.
Our historical results are not necessarily indicative of the results that may be expected for any period in the future. You should read the following summary financial data together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.
	Year Ended,		Nine Months Ended,
	December 31, 2024	December 31, 2023	September 30, 2025	September 30, 2024
Operating expenses:
General and administrative expenses	$870,750	$499,562	$2,502,988	$701,651
Share-based compensation expenses	338,229	1,015,737	39,931	266,196
Consulting fees related to purchase of royalty interest from related parties	—	4,527,266	—	—
Total operating expenses	1,208,979	6,042,565	2,542,919	967,847
Operating loss	(1,208,979)	(6,042,565)	(2,542,919)	(967,847)
Interest income	57,906	76,029	77,089	39,630
Loss from continuing operations before recovery of income taxes	(1,151,073)	(5,966,536)	(2,465,830)	(928,217)
Recovery of income taxes from continuing operations	293,969	86,201	537,145	220,477
Net loss from continuing operations	(857,104)	(5,880,335)	(1,928,685)	(707,740)
Net income from discontinued operations	573,828	55,057	731,241	406,480
Net loss and comprehensive loss	$(283,276)	$(5,825,278)	$(1,197,444)	$(301,260)
Net income / (loss) per share
Continuing operations, basic and diluted	$(0.02)	$(0.16)	$(0.04)	$(0.02)
Discontinued operations, basic and diluted	$0.01	$0.00	$0.01	$0.01
Total, basic and diluted	$(0.01)	$(0.16)	$(0.03)	$(0.01)
Weighted average number of shares outstanding, basic and diluted	43,028,900	37,580,402	43,093,737	43,038,463

	As at September 30, 2025
	Actual	Pro Forma	Pro Forma As Adjusted
Current assets – continuing operations	$10,786,842	$9,185,259	$37,007,664
Current assets held for sale	$5,747,480	$—	$—
Total assets	$31,532,886	$23,266,509	$51,088,914
Current liabilities – continuing operations	$1,452,761	$1,452,761	$1,452,761
Current liabilities held for sale	$312,577	$—	$—
Total liabilities	$1,765,338	$1,452,761	$1,452,761
Total shareholders’ equity	$29,767,548	$21,813,748	$49,636,153
Our financial position data as of September 30, 2025 is presented on:
•
An actual basis;

•
A pro forma basis, giving effect to the Spin-Out as discussed elsewhere in this prospectus. See “Unaudited Pro Forma Financial Information of The Metals Royalty Company”; and

•
A pro forma as adjusted basis, which is illustrative only and gives effect to (i) the issuance of 2,430,000 common shares from October 2025 through December 2025 at $5.00 per share for total gross proceeds of $12.1 million and (ii) the issuance of 3,134,481 subscription receipts from July 2025 through October 2025 at $5.00 per share and subsequent conversion into common shares for total gross proceeds of $15.7 million, currently held in escrow. If the Company does not meet the escrow release requirements, which are written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company and delivery of a release notice to the escrow agent, Odyssey (as defined below), by the Company certifying that these release conditions have been achieved prior to March 31, 2026, the cash proceeds and any interest earned will be returned to the investors.

GLOSSARY
Unless otherwise specified or if the context so requires, the following frequently used terms in this prospectus have the meanings set forth below for purposes of this prospectus:
“1554997 B.C.” means 1554997 B.C. Ltd., incorporated on August 29, 2025 as a former wholly owned subsidiary for the purpose of the Spin-Out.
“2025 Plan” means the Company’s omnibus long-term incentive plan, dated November 10, 2025.
“affiliate” means, in respect of a person, any other person that directly or indirectly controls, is controlled by, or is under common control with the first person. For purposes of the preceding sentence, “control” means the possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.
“Allowable Capital Loss” means one-half of any capital loss incurred by a Canadian Holder.
“Allseas” means Allseas Group S.A.
“Area D Report” means the report titled “S-K 1300 NORI Area D Technical Report” dated August 4, 2025 prepared for TMC.
“Audit Committee” means the audit committee established by the Company’s board of directors.
“awards” means collectively the options, PSUs and RSUs under the 2025 Plan.
“BCBCA” means the Business Corporations Act (British Columbia).
“Benchmark” means Benchmark Minerals Intelligence.
“Canada U.S. Tax Treaty” means the Canada-United States Tax Convention (1980).
“Canadian Holder” means a Holder who, for the purposes of the Canadian Tax Act and any applicable tax treaty or convention, is a resident or deemed to be a resident in Canada at all relevant times.
“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.
“CCZ” means the Clarion-Clipperton Zone of the north-east Pacific Ocean between Hawaii and Mexico.
“CHIA” means Cultural Heritage Impact Assessment.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commissioner” means the Commissioner of Competition of Canada.
“Common Shares” means the common shares, without par value, in the capital of the Company.
“Company” means The Metals Royalty Company Inc.
“Compensation Committee” means the compensation committee established by the Company’s board of directors.
“Contribution Agreement” means the binding the assignment and assumption agreement between the Company and 1554997 B.C. dated September 11, 2025, as amended on December 18, 2025.
“Controlling Individual” means the annuitant, subscriber or holder, as the case may be, of the Registered Plan.
“CRA” means the Canada Revenue Agency.
“Current Reference Price” means (i) the single price at which the maximum number of orders to buy or sell our Common Shares can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of Common Shares for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our Common Shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with Stifel in its capacity as financial advisor. Stifel will exercise any consultation rights only to the extent that it may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder.
“CVRs” means contingent value rights.
“Deemed Sale Election” means an election made by a U.S. Holder to be to be treated for U.S. federal income tax purposes as having sold such U.S. Holder’s Common Shares on the last day our taxable year during which the Company were a PFIC, if the Company is classified as a PFIC and then cease to be classified.
“Demand Registration” means a written demand, pursuant to the Investor Rights Agreement, that shall describe the amount and type of securities to be included in such registration and the intended method(s) if distribution thereof.
“Direct Listing” means the listing of the Common Shares on the Nasdaq.
“DSHMRA” means the United States Deep Seabed Hard Mineral Act (30 U.S.C. §1401 et seq).
“EMMP” means the Environmental and Management and Monitoring Plan.
“EMS” means Environmental Management System.
“ESIA” means Environmental and Social Impact Assessment.
“EU Critical Raw Materials Act” means the European Critical Raw Materials Act.
“EV” means electric vehicle.
“FBAR” means the Report of Foreign Bank and Financial Accounts.
“FHSA” means first home savings account.
“First Repurchase Payment” means the payment made to exercise the First Repurchase Right.
“First Repurchase Right” means the exclusive and irrevocable one-time right and option belonging to NORI to repurchase 50% of the NORI Royalty until February 21, 2030, provided that NORI is not in default of its payment obligations under the NORI Royalty.
“Glencore” means Glencore International Ag.
“Going Public Transaction” has the meaning set out in the Legacy Option Plan.
“GORR” means gross overriding royalty.
“Hatch” means Hatch Pty Ltd.
“Holder” means a purchaser who acquires Common Shares as a beneficial owner and who, at all relevant times, for purposes of the Canadian Tax Act, deals at arm’s length with the Company, is not affiliated with the Company, and will acquire and hold such Common Shares as capital property.
“IASB” means the International Accounting Standards Board.
“IEA” means the International Energy Agency.
“IFRS” means the International Financial Reporting Standards.
“Indemnified Party” means the individuals who are indemnified under the Indemnity Agreement.
“Indemnity Agreement” means the indemnity agreements between the Company and the Company’s current directors and officers.

“Initial Assessment” means the Technical Report Summary — Initial Assessment of TOML and NORI Properties, Clarion-Clipperton Zone, dated August 4, 2025 prepared for TMC.
“Initial Mining Area” means the area selected based on similarity to the Testing Mining Area and includes planned initial runs 19 and 20, and is included in a mine plan developed by TMC, Allseas, and AMC.
“Investor Rights Agreement” means the investor rights agreement among the Company, TMC and Brian Paes-Braga, dated February 21, 2023.
“Investor” means each of TMC and Brian Paes-Braga as parties to the Investor Right Agreement.
“IRA” means the Inflation Reduction Act of 2022.
“IRS” means the U.S. Internal Revenue Service.
“ISA” means the United Nations International Seabed Authority.
“ISO” means incentive stock options within the meaning of Section 422 of the Internal Revenue Code for U.S. participants.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Landsons” means Landsons Investment Corporation.
“Landsons Transactions” means the contribution and subscription agreement entered into on March 21, 2023 between Landsons and the Company.
“LCAs” means lifecycle assessments.
“Legacy Option Plan” means the Company’s stock option plan, dated February 21, 2023.
“Maria Conchita Block” and “Maria Conchita” means the Oil and Gas Royalties production block located in Colombia, operated by NG Energy International Corp., on which the Company held a 3.125% GORR prior to the Spin-Out.
“MC Royalty Transactions” means the contribution and subscription agreements entered on February 21, 2023, with (i) Brian Paes-Braga, (ii) Brian T. O’Neill and (iii) Lucas Cahill.
“MLI” means the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting.
“Nasdaq” means the Nasdaq Stock Market LLC.
“Nasdaq Capital Markets” means the tier of the Nasdaq Stock Market LLC where the Common Shares will be listed.
“NG Energy” means NG Energy International Corp.
“NOAA” means the National Oceanic and Atmospheric Administration.
“Nominating and Corporate Governance Committee” means the nomination and corporate governance committee established by the Company’s board of directors.
“Non-Canadian Holder” means a Holder who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention and at all relevant times, is not resident or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, Common Shares in connection with a business (including an adventure or concern in the nature of trade) carried on in Canada.
“Non-U.S. Holder” means any beneficial owner of the Company’s Common Shares that is not a U.S. Holder, a partnership (or an entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) or a person holding our Common Shares through such an entity or arrangement.

“NORI” means TMC’s wholly owned subsidiary Nauru Ocean Resources Inc.
“NORI Areas” means, collectively, NORI Area A, NORI Area B, NORI Area C and NORI Area D of the CCZ.
“NORI Area A” has the meaning set out in the Technical Reports.
“NORI Area B” has the meaning set out in the Technical Reports.
“NORI Area C” has the meaning set out in the Technical Reports.
“NORI Area D” has the meaning set out in the Technical Reports.
“NORI Contribution Agreement” means the contribution agreement entered into on February 21, 2023 between NORI and the Company, where the Company acquired the NORI Royalty.
“NORI Exploration Contract” means the exploration contract, granted by the ISA to TMC and NORI, covering the NORI Area.
“NORI Property” means any present mineral rights located within the NORI Areas with a combined area of 74,830 km2 and future mineral rights resulting from renewal, extension, modification, substitution, amalgamation, succession, conversion, demise to lease, renaming or variation of any of those mineral rights or any additional mineral rights deriving from those mineral rights, including any future exploitation contract that replaces or amends NORI’s existing exploration contract (whether granting or conferring the same, similar or any greater rights and whether extending over the same or a greater or lesser domain) and, if any existing interest of NORI in all or any part of the NORI Property is surrendered, lapses or otherwise terminates, then the NORI Royalty automatically applies to any mineral right or a direct or indirect interest in mineral rights (including by contract or license) reacquired by NORI or its affiliates covering the same area as the NORI Property.
“NORI Royalty” means the Company’s right to receive 2% of the Gross Proceeds (as defined in the NORI Royalty Agreement) from the sale of Products derived from the NORI Property, exclusive of any and all taxes and subject to the First Repurchase Right and the Second Repurchase Right, pursuant to the terms of the NORI Royalty Agreement.
“NORI Royalty Agreement” means the royalty agreement dated February 21, 2023 between the Company, TMC and NORI.
“NSR” means net smelter return.
“OBBBA” means One Big Beautiful Bill Act.
“Odyssey” means Odyssey Trust Company.
“Oil and Gas Royalties” means the royalties in respect of NG Energy’s operations that were held by the Company prior to the Spin-Out.
“PAMCO” means Pacific Metals Co., Ltd.
“PAMCO FS” means the PAMCO feasibility study.
“PFIC” means passive foreign investment company.
“Piggyback Registration” means the piggyback registration rights of an Investor under the Investor Rights Agreement to request the registration of a specified number of their Registerable Securities in connection with certain public offerings for TMCR’s own account or for the account of shareholders, subject to underwriters’ cutback rights.
“Products” means any and all metals and minerals of every nature and kind, (including precious and base metals), in whatever beneficiated form or state which are produced, extracted by processing, recovered in soluble solution or otherwise recovered or produced from material mined or excavated from the NORI Property, and including any such material derived from any processing or reprocessing of any tailings, and including any other products resulting from the further milling, processing or other beneficiation of such materials, including concentrate or doré, and for greater certainty, excludes any tailings where there is no reasonable expectation of such tailings being processed resulting in the production of metals.
“Proposed Amendments” means specific proposals to amend the Tax Act which have been publicly and officially announced by or on behalf of the Minster of Finance (Canada) prior to the date hereof.
“PSUs” means restricted share units granted under the 2025 Plan with performance based vesting criteria.
“QEF” means Qualified Electing Fund.
“RDSP” means registered disability savings plan.
“Registerable Securities” means (i) any Common Shares held by an Investor; (ii) any Common Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of TMCR held by an Investor; (iii) any other securities of TMCR held by an Investor, whether or not convertible or exercisable for Common Shares, if such securities are registered by TMCR under the Securities Act or qualified for distribution pursuant to a prospectus under Canadian securities laws; and (iv) any Common Shares or such other securities issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities referenced in (i), (ii), or (iii).
“Registered Plan” means RRSP, RRIF, RESP, RDSP, FHSA or TFSA.
“Registered Shareholders” means the holders of Common Shares identified in this prospectus, which for greater certainty includes Common Shares to be issued upon conversion of our subscription receipts.
“Release Conditions” means conditional approval of the Company’s Common Shares being listed or quoted on NASDAQ.
“RESP” means registered education savings plan.
“Royalty Statement” means a royalty statement provided by NORI at the time each NORI Royalty payment is made, as required under the NORI Royalty Agreement, which includes details on the quantity, type, and grade of metals and minerals extracted during that quarter and information about the quantity, type and grade of metals and minerals processed and sold during that same period.
“RRIF” means registered retirement income fund.
“RRSP” means registered retirement savings plan.
“RSUs” means restricted share units granted under the 2025 Plan with time based vesting criteria.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities Exchange Commission.
“Second Repurchase Payment” means the payment made to exercise the Second Repurchase Right.
“Second Repurchase Right” means the exclusive and irrevocable one-time right and option of NORI to purchase an additional twenty-five (25%) of the original NORI Royalty on or after February 21, 2028, provided that the First Repurchase Right has been exercised and NORI is not in default of its payment obligations under the NORI Royalty. The Second Repurchase Right expires on February 21, 2030.
“Section 404” means Section 404 of the Sarbanes-Oxley Act.
“Securities Act” means the Securities Act of 1933, as amended.
“SEPA” means the Standby Equity Purchase Agreement between the Company and Yorkville dated July 18, 2025.
“SGM” means the special general meeting of the Company’s shareholders.

“SN-9 Block” and “Sinu-9” means the Oil and Gas Royalties production block located in Colombia, operated by NG Energy International Corp., on which the Company held a 1.44% GORR prior to the Spin-Out.
“Spin-Out” means the assignment and assumption of the Oil and Gas Royalties by 1554997 B.C. and subsequent distribution of the shares of 1554997 B.C. to the Company’s existing shareholders as return of capital, pursuant to the Contribution Agreement.
“Stifel” means Stifel, Nicolaus & Company, Incorporated.
“Subscription Receipt Agreement” means the subscription receipt agreement between the Company and Odyssey Trust Company, dated July 25, 2025, as amended on December 17, 2025.
“subscription receipt” means a subscription receipt of the Company issued pursuant to the Subscription Receipt Agreement.
“Taxable Capital Gain” means one-half of any capital gain.
“Test Mining Area” means the area located in the central west of NORI Area D.
“TFSA” means tax-free savings account.
“TMC Note” means the promissory note with a principal amount of $14,000,000 held by TMC, which was repaid on February 21, 2023.
“TMC” or “The Metals Company” means TMC The Metals Company.
“TMCR” means The Metals Royalty Company Inc.
“TMC Subscription Agreement” means the subscription agreement entered into on February 21, 2023 between TMC and the Company.
“UNCLOS” means the UN Convention on the Law of the Sea.
“Unrestricted Stock Awards” means Common Shares free of any restrictions granted under the 2025 Plan.
“U.S. Holder” means a beneficial owner of Common Shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
“Yorkville” means YA II PN, Ltd.
In respect of certain scientific and technical information:
“Indicated Mineral Resource” means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may only be converted to a probable mineral reserve.
“Inferred mineral resource” means that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.
“LOM” means the projected duration during which economically viable mineral extraction is expected to occur.
“Mt” means the unit representing one million metric tonnes.
“Mwmt” means the unit representing one million wet metric tonnes.
“Mineral Reserve” means the economically mineable part of a measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.
“Mineral Resource” means a concentration or occurrence of material of economic interest in or on the Earth’s crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.
“Mwmtpa” means the unit representing one million metric wet metric tonnes per annum.
“nodule” means a naturally occurring, unattached rock found on the deep ocean floor, typically rich in multiple base metals — such as nickel, copper, cobalt, and manganese — formed over millions of years through precipitation from seawater and sediment pore water.
“probable mineral reserve” means the economically mineable part of an indicated and, in some cases, a measured mineral resource.
“RKEF” means rotary kiln electric furnace.
“wet metric tonne” or “wmt” means a wet metric tonne and is a unit of measurement equal to 1,000 kilograms of mined material inclusive of its inherent moisture content. Wet metric tonnes are commonly used in reporting bulk commodity volumes, with subsequent adjustments made to account for moisture levels when calculating dry tonnage and determining commercial value.

RISK FACTORS
Investing in our Common Shares involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision. The risks described below are not the only ones we face. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially adversely affect our business, financial condition, or results of operations. In such case, the trading price of our Common Shares could decline, and you may lose some or all of your original investment.
Risks Related to Our Business and Industry
We are subject to many of the risks faced by TMC and our future revenues will be significantly affected by adverse developments related to the NORI Property.
Following completion of the Spin-Out, the royalty on the NORI Property is our only material asset (other than cash). As potential new assets are acquired or move into production, the materiality of each of our assets will be reconsidered. While we are a party to the NORI Royalty Agreement, we will not have a direct interest in the operation and ownership of the NORI Property. Our royalty interest in the NORI Property is 2%, subject to adjustment as described in the NORI Royalty Agreement, of the gross proceeds from metals and minerals that are sold from the NORI Property. Although our risk profile is lower than the operator, the potential for us to derive revenue from the NORI Royalty will be significantly affected by any adverse development affecting the mineral resource exploration, development, operation of, production from, or recoverability of, mineral reserves from the royalty on the NORI Property, such as, but not limited to, operational or environmental risks, equipment or logistical failures, regulatory or permitting delays, or the inability of the operator to secure necessary vessels, contractors or processing infrastructure on commercially suitable terms. Such events may have a material adverse effect on the results of operations and financial condition of TMCR, and the trading price of our Common Shares.
If our portfolio of royalty interests or other interests expands in the future, the revenue we may derive from time to time from our portfolio will be based entirely on production from third-party owners and operators. To the extent that the royalties to which we are entitled are dependent directly or indirectly on the exploration, development and production of minerals from, or the continued operation of, the properties in which we hold or may hold royalties, streams or similar interests, we will be subject to the risk factors applicable to the owners and operators of such mineral projects. Mineral exploration, development and production is subject to hazards such as equipment failure, environmental pollution and consequent liability for the owners or operators thereof.
Our sole royalty interest is in a deep-sea mining project that involves unproven technologies at commercial scale, which may impact our ability to generate revenue.
We currently hold a single royalty interest in the NORI Property, a deep-sea mining project focused on the extraction of polymetallic nodules. The development and commercial viability of deep-sea mining operations involve several technologies that have not yet been proven at commercial scale. These include subsea collection systems, onboard processing and environmental monitoring technologies. As a result, the project may face technical failures, higher-than-expected costs, production delays or the inability to achieve economically viable extraction and processing.
In addition, deep-sea mining operations are subject to complex supply chain and infrastructure challenges, including reliance on specialized vessels, port access, and onshore refining capacity. Any interruptions, cost overruns or environmental incidents affecting these components could delay or disrupt production, which would adversely impact our ability to receive royalty revenues from the NORI Property. Given our dependence on this single asset, any such issues could materially affect our business, financial condition, and prospects.
We are dependent on favorable U.S. government policy for offshore mineral development and subject to complex regulatory frameworks.
Our business is significantly dependent on continued support from the U.S. government for the exploration and development of offshore critical minerals, including polymetallic nodules. The NORI

Property underlying our royalty interest is subject to complex regulatory frameworks and evolving policy priorities. Any shift in U.S. government policy — including changes in legislation, executive orders, agency guidance, or permitting practices — that reduces support for offshore mineral exploitation could materially hinder the development of the NORI Property. Such changes may delay or prevent the advancement of the NORI Property, limit access to capital or government incentives, and adversely affect the economic viability of the NORI Property, and as a result, the economic viability of our royalty interest.
Additionally, the NORI Property is located in an offshore jurisdiction subject to both U.S. and international regulatory oversight, including DSHMRA, UNCLOS and applicable U.S. federal laws governing seabed mineral extraction. These regulatory frameworks are complex, evolving, and may be subject to differing interpretations or enforcement priorities. In certain cases, U.S. policy may conflict with international norms or the positions of multilateral bodies, creating uncertainty around permitting, standards, environmental compliance, and operational approvals, which may impact our royalty interest.
As a result, any adverse change in government policy could have a material impact on our business, financial condition, results of operations, and prospects.
We do not conduct exploration, development or production efforts and depend on third-party operators. Therefore, we do not have the ability to control the success of exploration, development or production efforts on the NORI Property which may adversely affect our business, results of operations and financial condition.
We do not intend to be directly involved in the exploration, development and production of minerals from projects in which we have royalty or similar interests. For example, the exploration, development and operation of the NORI Property is determined and carried out by TMC. Any revenue that may be derived from the NORI Royalty will be based on the sale of production by its owner and operator. In addition, our only material asset is the NORI Royalty which is in development stage, is not permitted (and the legal regime applicable to such permitting is uncertain) and may not achieve commercial production and there can be no assurance that if such operations do commence production that they will achieve profitable and continued production levels. TMC, and any future third party owners and operators of royalty assets we may acquire, will generally have the power to determine the manner in which the NORI Property or other future assets are exploited, including decisions regarding feasibility, exploration and development of the NORI Property or decisions to commence, continue or reduce, or suspend or discontinue production from the property.
The interests of TMC, and, if we acquire other royalty interests, other third-party owners and operators may not always be aligned with our interests. In addition, TMC may take action contrary to policies or objectives of TMCR; be unable or unwilling to fulfill their obligations under the NORI Royalty; have difficulty obtaining or be unable to obtain the permits or financing necessary to move projects forward; or experience financial, operational or other difficulties, including insolvency, which could limit the their ability to perform its obligations under arrangements with us. For example, it will usually be in our interest to advance development and production on properties as rapidly as possible, in order to maximize near-term cash flow, while TMC and other third-party owners and operators may take a more cautious approach to development, as they are exposed to risks related to the cost of exploration, development and operations. Likewise, it may be in the interest of owners and operators to invest in the development of, and prioritize production from, mineral projects or areas of a mineral project that are not subject to royalties, streams or similar interests that are or may be held by us. Our inability to control or influence the exploration, development or operations for the properties in which we hold, or may in the future hold, royalties, streams and similar interests may have a material adverse effect on our business, results of operations and financial condition.
In addition, due to counterparty concentration of our existing portfolio, the development and viability of the NORI Property is dependent on the financial condition of TMC and its ability to develop the NORI Property. Any material adverse change in the business, operations and financial condition of TMC may adversely affect our business, results of operations and financial condition and the maintenance and advancement of the mineral project underlying our interests.
Except in limited circumstances as may be specified in a specific royalty, we may not be entitled to any compensation if properties in which we hold or may hold royalties, streams and similar interests in the future discontinue exploration, development or operations on a temporary or permanent basis.

We are subject to the risk that TMC may not receive the permits and licenses necessary to conduct operations at the NORI Property, which would adversely affect our expectation of future revenue.
TMC, through its wholly-owned affiliates, NORI and The Metals Company USA, LLC, holds the exploration license from the ISA and has submitted two exploration licenses, one commercial recovery permit and one consolidated exploration license and commercial recovery permit application the NOAA, for the exploration and commercial recovery of polymetallic nodules in the area of the NORI Property. TMC and its affiliates may not receive exploration licenses or recovery permits from the NOAA, and if they do, such licenses and permits may be suspended, on both a temporary or permanent basis, prior to TMCR realizing any revenue from the NORI Royalty. Furthermore, TMC and its affiliates may never receive a permit or license from the ISA to permit exploitation in the area of the NORI Property, and if they do, such licenses and permits may be suspended, on both a temporary or permanent basis, prior to TMCR realizing any revenue from the NORI Royalty.
Even if TMC obtains a permit from NOAA, such authorization may be subject to challenge or review by other domestic or international regulatory bodies, which could adversely affect the development of the project and the timing or amount of royalty payments we receive, which may adversely affect our business, results of operations and financial condition.
We have a limited operating history and thus are subject to risks associated with new business development and you have no basis on which to evaluate our ability to achieve our business objectives.
Because we have a relatively limited operating history, you should consider and evaluate our operating prospects in light of the risks and uncertainties frequently encountered by early-stage operating companies in rapidly evolving markets and risks specific to our business. These risks include, among others:
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that our only current material asset is the NORI Royalty and the NORI Property may never generate enough output to generate substantial royalty payment;

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even if the NORI Property is successful and generates substantial revenues, if we do not obtain additional royalty interests or other interests in the future, our revenue may decline;

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that we may not achieve our growth strategy or acquire additional royalty interests or other interests; and

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that fluctuations in our operating results will be significant and volatile as we currently only have one royalty interest.

Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business could be significantly harmed.
We have a history of operating losses and, following the Spin-Out, may not achieve or maintain profitability and positive cash flow.
To date, we have received no revenue from the NORI Royalty, the only material asset we hold following the Spin-Out. We have incurred significant net losses since our inception and have financed our operations principally through equity financing and revenue received from the Oil and Gas Royalties. If we sustain losses over an extended period of time, we may be unable to continue our business. Even if we do achieve profitability, we cannot predict the level of such profitability.
We do not know whether the NORI Royalty will result in revenue or whether we can achieve profitability. There is significant uncertainty about our ability to realize revenue from our current royalty interest or acquire additional royalty interests or other interests in the future. Even if we do realize revenue from our current or future royalty interest or other interests and become profitable, we may not be able to achieve or, if achieved, sustain profitability.
Our sole royalty interest is not on producing properties and this and any future royalty, streaming or similar interests we acquire, particularly on development stage properties, are subject to the risk that they may never achieve production.
The property underlying our NORI Royalty, the NORI Property, is not currently in production and no commercial recovery permits for extracting minerals from the seafloor within the NORI Property have been granted under ISA or DSHMRA. Our sole royalty and any future royalty, streaming or similar interests we acquire, may never produce any revenues. While the discovery of mineral deposits may result in substantial revenue, few properties that are explored are ultimately developed into producing mines. Major expenditures by the company developing the relevant property may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that exploration or development programs planned by the owners or operators of the properties underlying royalties, streams and similar interests that are or may be held by the Company in the future will result in profitable commercial mining operations. In addition, our information about the NORI Property is primarily based on the Technical Reports which may be inaccurate. Whether a mineral deposit will be commercially viable depends on a number of factors, including cash costs associated with extraction and processing; the particular attributes of the deposit, such as size, grade and proximity to infrastructure; mineral prices, which are highly cyclical; government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use and environmental protection; and political stability. The exact effect of these factors cannot be accurately predicted but the combination of these factors may result in one or more of the properties underlying our current or future interests not generating sufficient royalty revenues. Accordingly, there can be no assurance the properties underlying our current or future interests will be brought into a state of commercial production.
The failure of TMC to receive commercial recovery permits for extracting minerals from the seafloor within the NORI Property, or even if granted, the failure of any of the NORI Property to achieve production on schedule or at all would have a material adverse effect on our asset carrying values or the other benefits we expect to realize from our NORI Royalty or the acquisition of any future royalty interests, and our business results of operations, cash flows and financial condition.
Our sole royalty is subject to buy-back rights in favor of our counterparties that could adversely affect the revenues generated from the asset portfolio.
As of the date of this prospectus, the NORI Royalty is subject to buy-back or buy-down rights. Under the terms of the NORI Royalty Agreement, subject to certain conditions, NORI has the right (i) to repurchase 50% of the NORI Royalty by making a payment that would provide the holder with an agreed rate of return (“First Repurchase Right”) and (ii) to repurchase an additional 25% of the NORI Royalty on or after February 21, 2028 by making a payment that would provide the holder with an agreed rate of return (“Second Repurchase Right”). The First Repurchase Right expires on February 21, 2030 and the Second Repurchase Right expires on February 21, 2033. Buy-back and buy-down rights are common in the industry and allow an operator to permanently eliminate or reduce the royalty holder’s interest or entitlement under the relevant royalty or other interest. The exercise of the First Repurchase Right or Second Repurchase Right may result in a material adverse effect on our earnings, if any, results of operations, financial condition and prospects and the trading price of our securities by significantly reducing the revenue we would have received under the NORI Royalty.
Problems concerning the existence, validity, enforceability, terms or geographic extent of our royalty interest could adversely affect our business and revenues, and our interests may similarly be materially and adversely impacted by a change of control, bankruptcy or the insolvency of operators.
Defects in or disputes relating to the NORI Royalty or any royalty interest we may acquire in the future may prevent us from realizing the anticipated benefits from these interests and could have a material adverse effect on our business, results of operations, cash flows and financial condition. Material changes could also occur that may adversely affect management’s estimate of the carrying value of our royalty interests and could result in impairment charges. While we seek to confirm the existence, validity, enforceability, terms and geographic extent of the royalty interests we hold and may acquire in the future, there can be no assurance that disputes or other problems concerning these and other matters or other problems will not arise. Confirming these matters is complex and is generally subject to the application of the laws of each jurisdiction to the particular circumstances of each parcel of mining property and to the agreement reflecting the royalty interest. Similarly, in many jurisdictions, royalty interests are contractual in nature, rather than interests in land, and therefore may be subject to risks resulting from a change of control, bankruptcy or insolvency of operators, and our royalty interests could be materially restricted or set aside through judicial or administrative proceedings.

The NORI Royalty is subject to additional risk given that the NORI Property is located in a vast ocean area where no land territory exists. While the NORI Royalty Agreement expresses the intention of the parties for the NORI Royalty to be an interest in land, it is not clear which jurisdiction will ultimately regulate the exploitation of the NORI Property and what the applicable legal regime will be.
For those reasons, while the NORI Royalty Agreement contains a covenant to register security interests in our favor over the applicable NORI Property in the future, until a regulatory regime is established, we do not have the protection of security interests that could help us recover all or part of our investment in our royalty interest in the event of the operator of the NORI Property’s bankruptcy or insolvency. We may never receive such security interests and therefore may be subject to risks resulting from a change of control, bankruptcy or insolvency of operators, and our royalty interest could be materially restricted or set aside through judicial or administrative proceedings.
If title to mining claims, concessions, licenses, leases or other forms of tenure is not properly maintained by the operators, or is successfully challenged by third parties, our existing royalty interests could be found to be invalid.
Our business is subject to the risk that operators of mineral projects and holders of exploration or mining claims, tenements, concessions, licenses or other interests in land and minerals may lose their exploration or mining rights, allow them to expire, or have their rights to explore and mine properties contested by private parties or the government. Internationally, exploration and mining tenures are subject to loss for many reasons, including expiration, failure of the holder to meet specific legal qualifications, failure to establish a deposit capable of economic extraction, failure to pay maintenance fees or meet expenditure or work requirements, reduction in geographic extent upon passage of time or upon conversion from an exploration tenure to a mining tenure, failure of title, expropriation and similar risks. If title to exploration or mining tenures subject to our royalty interests has not been properly established or is not properly maintained, or is successfully contested, our royalty interests could be adversely affected.
As discussed above, the NORI Royalty is subject to additional risk given that the NORI Property is located in a vast ocean area where no land territory exists and it is not clear which jurisdiction will ultimately regulate the exploitation of the NORI Property and what the applicable legal regime will be.
We have limited access to data or the operations underlying our existing royalty interest and may not have access to such data or the operations on any future royalty and other interests.
We are not, and will not be, the owner or operator of any of the properties underlying our existing or future royalties, streams and similar interests and have no input in the exploration, development or operation of such properties. Consequently, we have limited or no access to exploration, development or operational data on the NORI Property underlying the NORI Royalty or to the properties themselves. This could affect our ability to assess the value of such interest. This could also result in delays in cash flow anticipated by us, based on the stage of development of the properties underlying our existing NORI Royalty or any future royalty and similar interests. Our entitlement to payments in relation to such interests may be calculated by the royalty payors in a manner different from our projections, and our audit rights, if any, may not be effective in protecting our interests. In addition, some royalties, streams or similar interests may be subject to confidentiality arrangements that govern the disclosure of information with regard to such interests and, as a result, we may not be in a position to publicly disclose related non-public information. The limited access to data and disclosure regarding the exploration, development and any future production of minerals from, or the continued operation of, the NORI Property underlying the NORI Royalty, or any future properties in which we have an interest, may have a material adverse effect on our business, results of operations and financial condition.
For example, we rely on TMC to provide data pursuant to the NORI Royalty Agreement. The information received may be imprecise or incomplete as the result of it being compiled by TMC without any oversight by us. If the information provided by TMC to us contains material inaccuracies or omissions, then our disclosure may be inaccurate and our ability to accurately forecast or achieve our stated objectives may be materially impaired, which may have a material adverse effect on our business.

In addition, our ability to detect payment errors through our associated internal controls and procedures is limited. Royalty agreements entered into from time to time by us may require an owner or operator to provide us with production and operating information that may, depending on the completeness and accuracy of such information, enable us to detect errors in the calculation of royalty payments that we may receive. In addition, the NORI Royalty Agreement requires us to provide notice within 24 months after receipt of a royalty statement; otherwise, the royalty payment is considered final and in full satisfaction of the counterparty’s obligations. We do not expect to be able to rectify any revenue adjustment more than 24 months after the receipt of a royalty statement.
Of the royalty agreements that we may enter into, some, such as the NORI Royalty Agreement, may provide us with the right to audit the operational calculations and production data for associated payments; however, such audits may occur many months following the recognition by us of the applicable revenue and may require us to adjust our revenue in later periods.
As the holder of a royalty interest, we may have limited access to data on the operations or to the actual properties underlying the royalty. This limited access to data or disclosure regarding operations could affect our ability to assess the performance of the royalty. This could result in delays in cash flow from that which is anticipated by us based on the stage of development of the properties covered by the assets within our portfolio in the property.
Operators may interpret our existing or future royalty or other interests in a manner adverse to us or otherwise may not abide by their contractual obligations, and we could be forced to take legal action to enforce our contractual rights.
Royalty interests are generally subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mineral projects are located. Operators and other parties to the agreements governing our existing or future royalty or other interests may interpret our interests in a manner adverse to us or otherwise may not abide by their contractual obligations, and we could be forced to take legal action to enforce our contractual rights. We may or may not be successful in enforcing our contractual rights and our revenues relating to any challenged royalty interests may be delayed, curtailed or eliminated during the pendency of any such dispute or in the event our position is not upheld, which would have a material adverse effect on our business, results of operations, cash flows and financial condition. Disputes could arise challenging, among other things, methods for calculating the royalty interest, various rights of the operator or third parties in or to the royalty interest or the underlying property, the obligations of a current or former operator to make payments on royalty interests, and various defects or ambiguities in the agreement governing a royalty interest.
As discussed above, the NORI Royalty is subject to additional risk given that the NORI Property is located in a vast ocean area where no land territory exists and it is not clear which jurisdiction will ultimately regulate the exploitation of the NORI Property and what the applicable legal regime will be.
Development and operation of mining operations is highly capital-intensive and any inability of the operators of properties underlying our existing or future royalty or other interests to meet their liquidity needs, obtain financing or operate profitably could have material adverse effects on the value of and revenue from such interests.
If operators of properties in which we hold interests do not have the financial capabilities or strength, or sufficient credit or other financing capability, to cover the costs of developing or operating their mining operations, they may curtail, delay or cease development or operations at a mine site, or enter into bankruptcy proceedings. An operator’s ability to raise and service sufficient capital may be affected by, among other things, macroeconomic and geopolitical conditions, future commodity prices of metals to be mined, or further economic volatility in the areas in which they operate and global financial markets. If certain of the operators of the properties on which we have royalty interests suffer these material adverse effects, then our existing or future royalty or other interests, including the value of and revenue from them, and the ability of operators to obtain debt or equity financing for the exploration, development and operation of their properties may be materially adversely affected.

In addition, our ability to generate future cash flows and our financial condition will be dependent to a large extent on the financial viability and operational effectiveness of owners and operators of the properties underlying the royalties, streams and similar interests that are or may be held by us. Payments from production generally flow through the operator and there is a risk of delay and additional expense in receiving such revenues. Payments may be delayed by restrictions imposed by lenders, delays in the sale or delivery of products, recovery by the operators of expenses, the establishment by the operators of mineral reserves for such expenses or the bankruptcy, insolvency or other adverse financial condition of the operator. Our rights to payment under royalties and similar interests must, in most cases, be enforced by contract without the protection of a security interest over property that we could readily liquidate. This inhibits our ability to collect outstanding royalties in the event of a default. In the event of a bankruptcy, insolvency or other arrangement of an operator or owner, in many instances, we will be treated like any other unsecured creditor, and therefore have limited prospects for full recovery of any royalty or similar revenue.
Operations in foreign countries or outside sovereign jurisdictions are subject to many risks, which could decrease our revenues.
Our NORI Royalty is outside of the United States, located in international waters of the CCZ. In addition, future acquisitions may expose us to new jurisdictions. Our activities and those of the operator of any property on which we hold or in the future hold royalty interests are subject to the risks normally associated with conducting business in foreign countries. These risks may impact the operators of our interests, depending on the jurisdiction, and include such things as:
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expropriation or nationalization of mining property;

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seizure of mineral production;

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exchange and currency controls and fluctuations;

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limitations on foreign exchange and repatriation of earnings;

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restrictions on mineral production and price controls;

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import and export regulations, including trade sanctions and restrictions on the export of minerals;

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changes in legislation and government policies, including changes related to taxation, government royalties, tariffs, imports, exports, duties, currency, foreign ownership, foreign trade, foreign investment and other forms of government take;

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challenges to mining, processing and related permits and licenses, or to applications for permits and licenses, by or on behalf of regulatory authorities, intergovernmental organizations, non-governmental organizations or other third parties;

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changes in economic, trade, diplomatic and other relationships between countries, and the effect on global and economic conditions, the stability of global financial markets, and the ability of key market participants to operate in certain financial markets;

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high rates of inflation and tariffs on products using metals extracted from mines;

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labor practices and disputes;

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enforcement of unfamiliar or uncertain foreign real estate, mineral tenure, contract, water use, mine safety and environmental laws and policies;

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renegotiation, nullification or forced modification of existing contracts, licenses, permits, approvals, concessions or the like;

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war, crime, terrorism, sabotage, blockades and other forms of civil unrest, and uncertain political and economic environments;

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corruption;

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exposure to liabilities under anti-corruption and anti-money laundering laws, including the United States Foreign Corrupt Practices Act and similar laws and regulations in other jurisdictions to which we, but not necessarily our competitors, may be subject;

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suspension of the enforcement of creditors’ rights and shareholders’ rights; and

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loss of access to government-controlled infrastructure, such as roads, bridges, rails, ports, power sources and water supply.

These risks may limit or disrupt the exploration and development of mineral projects on which we hold royalty and other interests, restrict the movement of funds, or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, and could have a material adverse effect on our business, results of operations, cash flows and financial condition.
Public opposition to deep-seabed mining and calls for a moratorium could adversely affect our operations, reputation, and ability to secure necessary permits.
Several non-governmental organizations and other stakeholders have launched vigorous campaigns opposing deep-seabed mining, citing concerns about potential environmental impacts. In response, some participants in the EV supply chain have called for a general moratorium on all forms of deep-seabed mining until further research is conducted on the marine impacts of nodule collection operations. Although TMC is in the process of completing its Environmental and Social Impact Assessment and Cultural Heritage Impact Assessment for the offshore nodule collection segment of the NORI Area D project, the outcome of these assessments remains uncertain.
Public perception and regulatory response to deep-sea mining could delay or restrict TMC’s ability to proceed with commercial operations, which negatively impacts our ability to obtain revenues from the NORI Property. Any such delays or restrictions could have a material adverse effect on our business, financial condition, and results of operations.
Fluctuations or decreases in the prevailing market price of and demand for nickel, manganese, copper, cobalt and other commodities may have an adverse impact on the value of our royalty interest.
The value of our royalty interest and the potential future development of the NORI Property are directly related to the market price of critical metals, including nickel, copper, cobalt and manganese ores and other commodities. For example, our NORI Royalty is calculated based on the gross proceeds from the sale of Products from the NORI Property. Market prices may fluctuate widely and are affected by numerous factors beyond our control or that of any mining royalty company including: military conflict; prevailing interest rates and returns on other asset classes; expectations regarding inflation, monetary policy and currency values; speculation; governmental and exchange decisions regarding the disposal of metal stockpiles; political and economic conditions; available supplies of the four critical metals contained in nodules from mine production, inventories and recycled metal; sales by holders and producers of these critical metals; and demand for downstream products containing nickel, copper, cobalt and manganese, including batteries for EV and energy storage that consume high volumes the minerals to produce, and a number of other factors.
Declines in market prices could cause an operator to cease or slow down exploration and development activities, reduce, suspend or terminate production from an operating project or construction work at a development project and negatively impact our ability to obtain revenues from its interests in the future. A price decline may result in a material and adverse effect on our business, results of operations and financial condition.
We depend on the services of our Chair and Chief Executive Officer, President and Chief Financial Officer and other key employees.
We are dependent on the continued services of a small number of key executive management personnel. The loss of services of key members of management or other key employees of ours could have a material adverse effect on the Company. From time to time, we may also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate our business. The number of persons skilled in the acquisition, exploration and development of royalty interests is limited and there is competition for such persons. Recruiting and retaining qualified executive management and other key employees is critical to our success and there can be no assurance that we will be successful in recruiting and retaining the personnel we need to successfully operate our business. If we are not successful in attracting and retaining qualified personnel, our ability to execute on our business model and growth strategy could be affected, which could have a material adverse effect on our business, results of operations, cash flows and financial condition.
We may use leverage in connection with our capital deployment, which could increase the risk of loss.
We may in the future finance acquisitions of royalty or other interests through the use of debt. The use of leverage could magnify the potential for loss if the royalties we acquire do not generate sufficient income to service such debt. In addition, any indebtedness we incur could subject us to restrictive covenants, limit our financial flexibility, and increase our exposure to changes in interest rates. If the cash flow from our royalty portfolio is insufficient to meet our debt service obligations, we may be forced to reduce or delay acquisitions, sell assets, or take other actions that could materially and adversely affect our business, financial condition and results of operations.
Our expected returns from the NORI Royalty, and any future royalty interests we may acquire, are based on numerous assumptions, which may prove inaccurate.
The value of the NORI Royalty, or of any royalty interests we may acquire in the future, and the cash flows they may generate, depend on a number of assumptions, including future production levels, operating costs, capital expenditures, mineral reserve and resource estimates, mine life and commodity prices. These assumptions are made by TMC, as the operator of the NORI Property, and may also be made by operators of any properties underlying royalty interests we may acquire in the future. Such assumptions are inherently uncertain and subject to change, and are often beyond our control. If the assumptions underlying our projected returns are not realized, our revenues could be significantly lower than anticipated, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We face intense competition for royalty acquisitions.
We compete with other royalty and streaming companies, as well as mining companies and other potential investors, for attractive royalty acquisition opportunities. Many of our competitors may have greater financial resources, lower costs of capital or more established relationships with operators. Increased competition may result in higher acquisition costs, reduced availability of suitable royalty opportunities or less favorable terms. If we are unable to compete successfully for royalty interests, our growth prospects may be materially limited.
Unsuccessful efforts to acquire new royalties may result in significant costs and reduce our ability to pursue other opportunities.
We expect to devote significant resources to identifying, evaluating and pursuing potential royalty acquisitions. These activities may require us to incur significant transaction costs, including legal, accounting, and technical due diligence expenses, regardless of whether a transaction is ultimately consummated. Unsuccessful acquisition efforts could therefore result in a drain on our financial and management resources and may negatively impact our ability to pursue subsequent opportunities.
The value of our royalty interest depends in part on demand for critical minerals used in EVs and renewable energy storage, which is uncertain.
Our royalty exposure relates to polymetallic nodules that contain nickel, cobalt, copper and manganese, which are critical to EV and renewable energy storage applications. The demand for these minerals is influenced by government incentives, regulatory developments, consumer adoption rates, technological advances, and competing energy storage technologies. Recent uncertainty in the EV and alternative energy markets, particularly in the United States, illustrates that growth in these sectors may not occur at the pace anticipated. If demand for such minerals does not develop as expected or is not sustained, the operators of the properties using the minerals underlying our royalty interests may reduce production or delay development, which could adversely affect our revenues and the value of our royalty portfolio.
Recent actions by the Trump Administration, including the rescission of EV mandates and the suspension of EV-related incentives under the IRA, have introduced uncertainty into the policy environment for clean energy and critical mineral supply chains. These changes could reduce demand for EVs and battery materials, delay project development timelines or affect the economic viability of certain operations. These and any additional such future changes in federal or state policy, political leadership, or public sentiment could adversely affect the NORI Project, or other projects in which we hold royalty interests in the future, and in turn, could materially impact our financial performance and growth prospects.
Certain of our directors and officers also serve as directors and officers of other companies in the mining and/or natural resources sectors, which may cause them to have conflicts of interest.
All of our executive officers are employed by us on a full-time basis and are expected to dedicate substantially all of their working time to their roles with the Company. However, certain of our executive officers and directors also hold officer and/or non-executive directorship positions, advisory positions and/or have significant shareholdings in other companies, including companies involved in natural resources investment, exploration, development and production. As a result, these individuals may, from time to time, have other professional commitments in addition to their responsibilities to the Company.
To the extent that these outside companies operate in the natural resources sector or in other industries in which we currently operate or may in the future operate, our executive officers’ and directors’ outside business activities may give rise to actual or potential conflicts of interest. These may include, among other things, conflicts in evaluating or pursuing corporate opportunities, negotiating and concluding transactions, or allocating time and attention among competing business interests. Any such conflicts of interest, if not appropriately managed, could have a material adverse effect on our business, results of operations and financial condition.
Risks Related to Ownership of Our Common Shares
Our listing differs significantly from an underwritten initial public offering.
Prior to the opening of trading on the Nasdaq Capital Market, there will not be a traditional book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the Nasdaq Capital Market. The Direct Listing of our Common Shares on the Nasdaq Capital Market differs from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
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There are no underwriters involved in the Direct Listing. Therefore, buy and sell orders submitted prior to and at the opening of trading of our Common Shares on the Nasdaq Capital Market will not have the benefit of being informed by a published price range or a price at which the underwriters initially sell shares to the public, as would be the case in an underwritten initial public offering. Moreover, there will be no underwriters assuming risk in connection with the initial resale of our Common Shares. Unlike in a traditional underwritten offering, this registration statement does not include the registration of additional shares that may be used at the option of the underwriters in connection with overallotment and price stabilization activity. Moreover, we will not engage in, and have not and will not, directly or indirectly, request any financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with any sales made pursuant to this registration statement. In an underwritten initial public offering, the underwriters may engage in “covered” short sales in an amount of shares representing the underwriters’ option to purchase additional shares. To close a covered short position, the underwriters purchase shares in the open market or exercise the underwriters’ option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters typically consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. Purchases in the open market to cover short positions, as well as other purchases underwriters may undertake for their own accounts, may have the effect of preventing a decline in the trading price of our Common Shares. Given that there will be no underwriters’ option to purchase additional shares and no underwriters engaging in stabilizing transactions with respect to the trading of our Common Shares on the Nasdaq Capital Market, there could be greater volatility in the trading price of our Common Shares during the period immediately following the listing. See also “— Our stock price may be volatile, and could decline significantly and rapidly”.

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There is not a fixed or determined number of Common Shares available for sale in connection with the registration and the listing. Therefore, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any of their Common Shares, and there may initially be a lack of supply of, or demand for, our Common Shares on the Nasdaq Capital Market and a liquid market for our Common Shares may not develop. Alternatively, we may have a large number of Registered Shareholders or other existing shareholders who choose to sell their Common Shares in the near term, resulting in potential oversupply of our Common Shares, which could adversely impact the trading price of our Common Shares once listed on the Nasdaq Capital Market and thereafter.

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We will not conduct a traditional “roadshow” with underwriters prior to the opening of trading of our Common Shares on the Nasdaq Capital Market. Instead, we expect to host an investor day and engage in certain other investor education meetings. We expect to announce the date for this investor day over financial news outlets in a manner consistent with typical corporate outreach to investors. We will prepare an electronic presentation for this investor day, which will include content similar to a traditional roadshow presentation. We will make a version of the presentation publicly available, without restrictions, on our website. There can be no guarantee that the investor day and other investor education meetings will be as effective a method of investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to our Common Shares or sufficient demand among potential investors immediately after our listing, which could result in a more volatile trading price of our Common Shares.

Furthermore, because of our novel listing process on Nasdaq, Nasdaq’s rules for ensuring compliance with its initial listing standards, such as those requiring a valuation or other compelling evidence of value, are untested. In the absence of a prior active public trading market for our Common Shares, if the price of our Common Shares or our market capitalization falls below those required by Nasdaq’s eligibility standards, we may not be able to satisfy the ongoing listing criteria and may be required to delist.
Our stock price may be volatile, and could decline significantly and rapidly.
The listing of our Common Shares and the registration of the registered Common Shares is a novel process that is not an underwritten initial public offering. We have engaged Stifel to serve as our financial advisor. There will not be a traditional book building process and no price at which underwriters initially sell shares to the public to help inform efficient and sufficient price discovery with respect to the opening trades on the Nasdaq Capital Market. Pursuant to Nasdaq’s rules, once Stifel, in its capacity as our designated financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), has notified Nasdaq that our Common Shares stock are ready to trade, Nasdaq will calculate the Current Reference Price for our Common Shares, in accordance with Nasdaq’s rules. If Stifel then approves proceeding at the Current Reference Price, Nasdaq will conduct a price validation test in accordance with Nasdaq Rule 4120(c)(8). As part of conducting such price validation test, Nasdaq may consult with Stifel, if the price bands need to be modified, to select the new price bands for purposes of applying such test iteratively until the validation tests yield a price within such bands. Upon completion of such price validation checks, the applicable orders that have been entered will then be executed at such price and regular trading of our Common Shares on the Nasdaq Capital Market will commence. Under Nasdaq’s rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell our Common Shares can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of our Common Shares for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our Common Shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with Stifel in its capacity as financial advisor. Stifel will exercise any consultation rights only to the extent that it may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder. Stifel will determine when our Common Shares are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing, and price. In particular, Stifel will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Stifel does not approve proceeding at the Current Reference

Price (for example, due to the absence of adequate pre-opening buy and sell interest), Stifel will request that Nasdaq Capital Market delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade. The length of such delay could vary greatly, from a short period of time such as one day, to a decision to not list our shares on the Nasdaq Capital Market at all. As a result, the absence of sufficient price discovery may result in delays in the opening of trading and, volatile prices and supply once trading commences. The opening public price may bear no relationship to the market price for our Common Shares after our listing, and thus may decline below the opening public price.
Moreover, prior to the opening trade, there will not be a price at which underwriters initially sell Common Shares to the public as there would be in an underwritten initial public offering. The absence of a predetermined initial public offering price could impact the range of buy and sell orders collected by Nasdaq from various broker-dealers. Consequently, upon listing on the Nasdaq Capital Market, the trading price of our Common Shares may be more volatile than in an underwritten initial public offering and could decline significantly and rapidly.
Further, if the trading price of our Common Shares is above the level that investors determine is reasonable for our Common Shares, some investors may attempt to short our Common Shares after trading begins, which would create additional downward pressure on the trading price of our Common Shares.
The trading price of our Common Shares following the listing also could be subject to wide fluctuations in response to numerous factors in addition to the ones described in the preceding risk factors, many of which are beyond our control, including:
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actual or anticipated fluctuations in our financial condition, results of operations, or operating metrics and those of our competitors;

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the number of Common Shares made available for trading;

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failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or variance in our financial performance from expectations of securities analysts;

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changes in our projected operating and financial results, including changes in the operations of the operator of the property underlying our existing royalty interest;

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announcements by us or our competitors of royalty interests or other interests or challenges to our existing royalty interests;

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significant data breaches, disruptions to, or other incidents involving our systems of those of the operators or owners of the property underlying our royalty interest;

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our involvement in litigation;

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future sales of our Common Shares by us or our shareholders;

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changes in our board of directors, senior management, or key personnel;

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the trading volume of our Common Shares;

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changes in the anticipated revenue or operations of the property underlying our royalty interest;

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general, global and national economic and market conditions; and

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other events or factors, including those resulting from war, incidents of terrorism, pandemics, elections, or responses to these events.

In addition, because of our novel listing process, individual investors, retail or otherwise, may have greater influence in setting the opening public price and subsequent public prices of our Common Shares on Nasdaq and may participate more in our initial trading than is typical for a firm-commitment underwritten initial public offering. These factors could result in a public price of our Common Shares that is higher than other investors (such as institutional investors) are willing to pay, which could cause volatility in the trading price of our Common Shares and an unsustainable trading price if the price of our Common Shares significantly rises upon listing and institutional investors believe our Common Shares are worth less, in which case the price of our Common Shares may decline over time. Further, if the public price of our Common Shares is above the level that investors determine is reasonable for our Common Shares, some investors may attempt to short our Common Shares after trading begins, which would create additional downward pressure on the public price of our Common Shares. To the extent that there is a lack of consumer awareness among retail investors, such lack of consumer awareness could reduce the value of our Common Shares and cause volatility in the trading price of our Common Shares.
Such differences from an underwritten initial public offering could result in a volatile trading price for our Common Shares and uncertain or limited trading volume, which may adversely affect your ability to sell any Common Shares that you hold now or may hold in the future.
In addition, stock markets with respect to newly public companies have experienced significant price and volume fluctuations that have affected and continue to affect the stock prices of these companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. These fluctuations may be even more pronounced in the trading market for our Common Shares shortly following the listing of our Common Shares on the Nasdaq Capital Market as a result of the supply and demand forces described above. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.
An active, liquid, and orderly market for our Common Shares may not develop or be sustained. You may be unable to sell your Common Shares at or above the price at which you purchased them.
We currently expect our Common Shares to be listed and traded on the Nasdaq Capital Market. Prior to listing on the Nasdaq Capital Market, there has been no public market for our Common Shares. Moreover, consistent with Regulation M and other federal securities laws applicable to our listing, we have not consulted with Registered Shareholders or other existing shareholders regarding their desire or plans to sell shares in the public market following the listing or discussed with potential investors their intentions to buy our Common Shares in the open market. While our Common Shares may be sold after our listing on the Nasdaq Capital Market by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders in accordance with Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) unlike an underwritten initial public offering, there can be no assurance that any Registered Shareholders or other existing shareholders will sell any of their Common Shares, and there may initially be a lack of supply of, or demand for, Common Shares on the Nasdaq Capital Market. Conversely, there can be no assurance that the Registered Shareholders and other existing shareholders will not sell all of their Common Shares, resulting in an oversupply of our Common Shares on the Nasdaq Capital Market. In the case of a lack of supply of our Common Shares, the trading price of Common Shares may rise to an unsustainable level. Further, institutional investors may be discouraged from purchasing our Common Shares if they are unable to purchase a block of our Common Shares in the open market in a sufficient size for their investment objectives due to a potential unwillingness of our existing shareholders to sell a sufficient amount of Common Shares at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Common Shares in a sufficient amount for their investment objectives, the market for our Common Shares may be more volatile without the influence of long-term institutional investors holding significant amounts of our Common Shares. In the case of a lack of demand for our Common Shares, the trading price of our Common Shares could decline significantly and rapidly after our listing. Therefore, an active, liquid, and orderly trading market for our Common Shares may not initially develop or be sustained, which could significantly depress the trading price of our Common Shares and/or result in significant volatility, which could affect your ability to sell your Common Shares.
Our principal shareholders will have the ability to influence the outcome of director elections and other matters requiring shareholder approval.
Our directors, executive officers, and holders of more than 5% of our Common Shares and their affiliates will collectively beneficially own, in the aggregate, shares representing approximately 29.48% of the voting power of our outstanding Common Shares, voting together as a single class, based on the number of shares outstanding as of March 11, 2025, without giving effect to any sales or purchases that these holders may make upon our listing. These shareholders currently have, and likely will continue to have, considerable influence with respect to the election of our board of directors and approval or disapproval of all significant corporate actions. The concentrated voting power of these shareholders could have the effect of delaying or preventing a significant corporate transaction, such as a merger or other sale of our company or our assets. This concentration of ownership will limit the ability of other shareholders to influence corporate matters and may cause us to make strategic decisions that could be adverse to the interests of other shareholders.
Following our listing, sales of substantial amounts of our Common Shares in the public markets, or the perception that sales might occur, could cause the trading price of our Common Shares to decline.
In addition to the supply and demand and volatility factors discussed above, sales of a substantial number of our Common Shares into the public market, particularly sales by our directors, executive officers, and principal shareholders, or the perception that these sales might occur in large quantities, could cause the trading price of our Common Shares to decline.
We have also entered into the SEPA with Yorkville, whereby, we can sell Common Shares in an aggregate amount up to $100 million, subject to certain conditions being met, within 36 months from the date of our listing on Nasdaq. If we sell shares pursuant to this agreement with Yorkville, you will experience dilution.
The Registered Shareholders hold all of our outstanding capital stock. Our directors and executive officers and their affiliates hold approximately 29.48% of our outstanding stock (with approximately 100% of these shares subject to the lock-up agreement described below). Subject to the lock-up agreement described below to the extent applicable, these shares may be immediately sold pursuant to this prospectus. Once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days and assuming the availability of certain public information about us, subject to the lock-up agreement described below to the extent applicable, (i) non-affiliates who have beneficially owned our Common Shares for at least six months may rely on Rule 144 to sell their Common Shares, and (ii) our directors, executive officers and other shareholders who have beneficially owned our Common Shares for at least six months, including certain of the Common Shares covered by this prospectus to the extent not sold hereunder, will be entitled to sell their Common Shares subject to volume limitations under Rule 144.
Certain of the Registered Shareholders who acquired Common Shares below a specified price, representing approximately 75.08% of the Common Shares, have agreed not to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly our Common Shares, or to enter into any swap or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of our Common Shares, for a period of 24 months after the initial listing date; provided that, of the Common Shares otherwise subject to these restrictions, 500 will be released on the date of the Direct Listing; 10% of the remainder will be released 6 months after the date of the Direct Listing; 15% of the remainder will be released 9 months after the date of the Direct Listing; 15% of the remainder will be released 12 months after the date of the Direct Listing; 15% of the remainder will be released 15 months after the date of the Direct Listing; 15% of the remainder will be released 18 months after the date of the Direct Listing; 15% of the remainder will be released 21 months after the date of the Direct Listing and the rest will be released 24 months from the date of the Direct Listing. Sales of substantial amounts of our Common Shares upon the expiration or early termination of these lock-up restrictions, including following any of the foregoing staggered release dates, or the perception that such sales might occur, could cause the trading price of our Common Shares to decline.
Finally, following the effectiveness of the registration statement of which this prospectus forms a part, we expect to file a registration statement on Form S-8 registering future issuances of up to 8,114,593 Common Shares under the Company’s 2025 Plan and the CEO Performance Plan. Accordingly, these shares will be able to be freely sold in the public market upon issuance, subject to compliance by affiliates with Rule 144.
Our issuance of additional Common Shares in connection with financings, acquisitions, investments, our equity incentive plans, or otherwise will dilute all other shareholders.
We expect to issue additional Common Shares in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees, directors, and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in companies, additional royalties, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional Common Shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Common Shares to decline. Additionally, we have also entered into the SEPA with Yorkville, whereby, we can sell our Common Shares to Yorkville in an aggregate amount of up to $100 million, subject to certain conditions being met, within 36 months from the date of the Direct Listing. If we sell shares pursuant to this agreement with Yorkville, you will experience dilution.
Conversion of the subscription receipts will dilute existing shareholders
We issued an aggregate of 3,134,481 subscription receipts from July 2025 through October 2025 at a price of $5.00 per subscription receipt for total gross proceeds of approximately $15.7 million. If the escrow release conditions are satisfied (including receipt of written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company) and the escrowed proceeds are released to us, the subscription receipts are expected to automatically convert, without any further payment by the holders, into common shares in accordance with their terms. As a result, we would issue 3,134,481 additional common shares, which would immediately and significantly dilute the ownership interests and voting power of our existing shareholders.
The proposed CEO Performance Plan may result in material dilution to our shareholders, including accelerated dilution in connection with a change in control, and is based solely on stock price performance.
On March 3, 2026, our Compensation Committee approved, subject to shareholder approval, the CEO Performance Plan solely to authorize a single award of 3,000,000 performance-based restricted stock units to our Chief Executive Officer. The plan authorizes the issuance of up to 3,000,000 common shares and does not permit the grant of additional awards. See “Executive Compensation — The CEO Performance Plan” elsewhere in this prospectus additional information on the CEO Performance Plan.
Based on approximately 55 million common shares outstanding as of March 3, 2026, the reserved common shares represent approximately 5.5% of our outstanding common shares. If all 3,000,000 PRSUs are earned and settled in common shares, the issuance of such shares would increase our outstanding share count by approximately 5.5%, resulting in dilution to existing shareholders.
The PRSUs are earned solely upon the achievement of specified stock price thresholds of $30, $40 and $50 per share (subject to customary adjustments for stock splits, stock dividends, recapitalizations and similar events affecting our comment shares), measured based on a 20-trading day average closing price during a five-year performance period. The performance conditions are not tied to revenue, cash flow, production, reserve growth, return metrics or other operating or strategic milestones and do not incorporate relative total shareholder return or peer benchmarking. Vesting is therefore directly dependent on absolute stock price appreciation, which may be influenced by factors beyond our control. This structure may incentivize a focus on stock price performance within the applicable measurement period, which may not necessarily align with long-term operating performance.
In addition, in the event of a change in control during the performance period, unvested PRSUs will be deemed earned solely to the extent that the per-share transaction price equals or exceeds one or more of the performance thresholds and will be settled immediately prior to closing. Accordingly, a qualifying transaction could result in the accelerated issuance of up to 3,000,000 additional shares (or a substantial cash payment in lieu thereof), resulting in immediate dilution at the time of the transaction and potentially affecting transaction economics.
Although the CEO Performance Plan authorizes only this single award and does not permit additional grants, the potential dilution or cash expense associated with this award could adversely affect the market price of our common shares.
We may not be able to meet each of the quantitative requirements of the Nasdaq Capital Market’s Market Value Standard for Direct Listings.
We have applied to have our Common Shares listed on Nasdaq Capital Market. In order for Nasdaq Capital Market to approve our listing application, we will need to meet the quantitative requirements of the

Nasdaq Capital Market’s Market Value Standard for Direct Listings, as provided in Nasdaq Listing Rules 5505(a) 5505(b)(2), and IM 5505-1. In the event that we are unable to meet such requirements, or, even if do meet such requirements, Nasdaq does not approve our listing application, we will not be approved to list our Common Shares on Nasdaq Capital Market, we will terminate the Direct Listing, and our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that our Common Shares are “penny stock” which will require brokers trading in our Common Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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the loss of access to the approximately $15.7 million of proceeds currently held in escrow pursuant to our subscription receipt financing;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Common Shares will be listed on Nasdaq Capital Market, we expect our Common Shares will qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we cannot be listed on Nasdaq Capital Market or any other national securities exchange, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.
If we cannot meet the continued listing requirements of Nasdaq, Nasdaq may delist our securities.
As a public company, we will be subject to the reporting requirements and the rules and regulations of the applicable listing standards of Nasdaq. If we fail to maintain compliance with the continued listing standards of Nasdaq, our securities may be delisted, which could negatively affect the market price and liquidity of our securities. In such a case, we may seek to regain compliance by implementing a number of available options. If in the future our securities are delisted from Nasdaq, we could face significant material adverse consequences, including: limited availability of market quotations for our securities; reduced liquidity for our shares; a determination that our shares are “penny stock,” which will require brokers trading in our shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our shares; a limited amount of news and analyst coverage; and decreased ability to issue additional securities or obtain additional financing in the future. In addition, as long as our shares are listed on Nasdaq, U.S. federal law prevents or preempts the states from regulating their sale, although the law does allow the states to investigate companies if there is a suspicion of fraud and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. If we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer our shares. Additionally, if the securities are not listed on, or become delisted from Nasdaq, for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of the securities may be more limited than if our securities were quoted or listed on Nasdaq or another national securities exchange. Shareholders may be unable to sell their securities unless a market can be established or sustained.
We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Shares.
Payment of dividends on our Common Shares is within the discretion of our board of directors and will depend on many factors. See “Dividend Policy”. We anticipate that all available funds will be invested to finance the growth of its business for the foreseeable future.

Investors in our Common Shares may be unable to bring claims under Sections 11 and 12(a)(2) of the Securities Act due to the tracing requirement, which may limit the remedies available to investors in a direct listing.
In a traditional underwritten initial public offering, investors can generally trace their shares to the registration statement, enabling them to bring claims under Sections 11 and 12(a)(2) of the Securities Act for material misstatements or omissions. However, in a direct listing like ours that does not involve a firm commitment underwriting, investors may be unable to establish that their shares were issued pursuant to the registration statement. As a result, liability under Section 11 and possibly Section 12(a)(2) may be unavailable to some investors, even in the event of a material misstatement or omission.
In June 2023, the U.S. Supreme Court held in Slack Technologies, LLC v. that shareholders asserting Section 11 claims must plead and prove that their shares are traceable to the allegedly defective registration statement. The U.S. Court of Appeals for the Ninth Circuit, in its 2025 opinion on remand, confirmed that the tracing requirement applies in the context of direct listings and that tracing shares to a registration statement is particularly difficult where registered and unregistered shares begin trading at the same time. While the scope of Section 12(a)(2) liability remains unresolved, courts may impose similar traceability requirements.
Accordingly, if you purchase our Common Shares in the open market following this direct listing, you may not be able to assert claims under Section 11 or Section 12(a)(2) of the Securities Act for any material misstatements or omissions in this prospectus or the registration statement of which this prospectus forms a part. This limitation may reduce the potential remedies available to investors, limit recovery in the event of a violation of the federal securities laws, and adversely affect the market price of our Common Shares. Moreover, because our potential liability under the Securities Act may be reduced as compared to a traditional initial public offering, investors may face greater risk in the event of inaccurate or incomplete disclosures. If, however, subsequent opinions determine that shareholders have standing to assert such claims under the Securities Act in a direct listing, we may face greater exposure to litigation in the future, which could result in substantial expenses, divert our management’s attention and harm our ability to raise capital in the future.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make our Common Shares less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (Section 404) and reduced disclosure obligations.
We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year following the fifth anniversary of the listing of our Common Shares on the Nasdaq Capital Market; (2) the last day of the first fiscal year in which our annual gross revenue is 1.235 billion or more; (3) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities; and (4) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates.
We cannot predict if investors will find our Common Shares less attractive if we choose to rely on these exemptions. If some investors find our Common Shares less attractive as a result, there may be a less active trading market for our Common Shares, and our stock price may be more volatile.
Because we are a corporation incorporated under the laws of British Columbia and some of our directors and officers are residents of Canada, it may be difficult for investors in the United States to enforce civil liabilities against us based solely upon the U.S. federal securities laws. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors and officers residing outside of Canada.
We are a corporation incorporated under the laws of British Columbia. Some of our directors and officers and the auditors or other experts named herein are residents of Canada and all or a substantial portion of our assets and those of such persons are located outside the United States. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon us or our directors or officers or such auditors who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the U.S. federal securities laws. Investors should not assume that Canadian courts: (1) would enforce judgments of U.S. courts obtained in actions against us or such persons predicated upon the civil liability provisions of the U.S. federal securities laws or the securities or blue sky laws of any state within the United States or (2) would enforce, in original actions, liabilities against us or such persons predicated upon the U.S. federal securities laws or any such state securities or blue sky laws.
We have identified a material weakness in our internal control over financial reporting, and if we fail to remediate this or identify additional material weaknesses, our ability to accurately report our financial results may be impaired, which could adversely affect investor confidence, our stock price, and our regulatory compliance.
In connection with the audits of our financial statements for the years ended December 31, 2023 and 2024, we identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness identified was due to insufficient staffing of qualified accounting and finance personnel and inadequate management oversight of the accounting function, which contributed to material errors in our financial statements. Specifically, we lacked effective controls over: the determination of the fair value of the royalty assets included in the Oil and Gas Royalties when acquired, and the allocation of the consideration issued in connection with the acquisition of the Oil and Gas Royalties between the royalty assets, services performed for us in respect of the transfer of such royalty assets and reasonable charges and expenses incurred relating thereto that were reasonably expected to benefit us; the determination of the fair value of our Common Shares issued in connection with share based compensation; the accounting for financial instruments such as the contingent value right; the accounting for income taxes; and the timing of issuance and repurchase of our Common Shares.
We have begun implementing measures to remediate this material weakness, including engaging external consultants, recruiting experienced accounting and finance personnel, formalizing internal control processes and documentation, and enhancing supervisory reviews. These efforts will result in additional costs, primarily related to personnel and consulting fees. However, we cannot assure you that the steps we have taken or may take in the future will be sufficient to remediate the identified material weakness or prevent future material weaknesses.
We have not previously conducted an evaluation of our internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act, including our information technology general and application controls, because such evaluation has not been required. As a result, additional material weaknesses may exist that have not yet been identified. Beginning with our second Annual Report on Form 20-F, we will be required to include a report of management on our internal control over financial reporting. Once we cease to be an “emerging growth company” as defined in the JOBS Act, our independent registered public accounting firm will also be required to attest to and report on the effectiveness of our internal control over financial reporting.
Our compliance with Section 404 will require substantial accounting and compliance costs and significant management attention. We may need to hire additional personnel with public company experience and technical accounting expertise and compile extensive system and process documentation. If we are unable to complete our evaluation, testing and any required remediation in a timely manner, or if our management or independent registered public accounting firm concludes that our internal control over financial reporting is not effective, we may be unable to produce timely and accurate financial statements. This could result in a loss of investor confidence, a decline in the market price of our Common Shares, and potential sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities.
We will continue to incur increased costs as a result of operating as a reporting company under the Exchange Act, and our management will continue to be required to devote substantial time to compliance with our reporting company responsibilities and corporate governance practices.
As a reporting company under the Exchange Act, and particularly after we are no longer an “emerging growth company,” we will continue to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of

The Nasdaq Capital Market and other applicable securities rules and regulations impose various requirements on public companies. Compliance with these laws and regulations has increased and will continue to increase our legal and financial compliance costs and make some activities more difficult, time-consuming or costly. Our management and other personnel must devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, these rules and regulations make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional future costs we will incur as a public company or the timing of such costs.
We are a foreign private issuer under the rules and regulations of the SEC and, thus, are exempt from a number of rules under the Exchange Act and are permitted to file less information with the SEC than domestic registrants.
As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies with securities registered under the Exchange Act; we are not required to file financial statements prepared in accordance with U.S. generally accepted accounting principles; and we are not required to comply with SEC Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors and principal shareholders are not subject to the short-swing profit recovery provisions of Section 16(b) of the Exchange Act. On and after March 18, 2026, our officers and directors, but not our principal shareholders, will be subject to the reporting requirements of Section 16(a) of the Exchange Act. Accordingly, you may receive less information about us than you would receive about a company incorporated in the United States and may be afforded less protection under the U.S. federal securities laws than you would be afforded with respect to a company incorporated in the United States. If we lose our status as a foreign private issuer at some future time, we will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if we were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.
Additionally, pursuant to the Nasdaq Listing Rules as a foreign private issuer, we may elect to follow our home country practice in lieu of the corporate governance requirements of the Nasdaq Listing Rules. In certain instances, we have elected to follow Canadian practices in lieu of the requirements of the Nasdaq Listing Rules to the extent permitted under Nasdaq Listing Rule 5615(a)(3).
Changes to tax laws may have an adverse impact on us and holders of our Common Shares.
Changes in tax laws, including amendments to tax laws, changes in the interpretation of tax laws, or changes in the administrative pronouncements or positions by the CRA, may have a material adverse effect on us. In addition, tax authorities could disagree with us on tax filing positions taken by us and any reassessment of our tax filings could result in material adjustments of tax expense, income taxes payable and deferred income taxes.
Changes in tax laws, including amendments to tax laws, changes in the interpretation of tax laws or changes in the administrative pronouncements or positions by the CRA, may also have a material adverse effect on our shareholders and their investment in our Common Shares. Purchasers of our Common Shares should consult their tax advisors regarding the potential tax consequences associated with the acquisition, holding and disposition of our Common Shares in their particular circumstances.
Our Common Shares are equity interests and would be subordinate to future issuances by us of indebtedness.
Our Common Shares are equity interests and do not constitute indebtedness. As such, the Common Shares will rank junior to any indebtedness we may incur and to other non-equity claims against us and our assets available to satisfy claims against us, including in a liquidation. Upon liquidation, lenders and holders of any outstanding debt securities would receive distributions of our available assets prior to holders of our Common Shares.

U.S. holders of our Common Shares may suffer adverse tax consequences in the event we are considered a passive foreign investment company.
If we are a PFIC for any taxable year during which a U.S. Holder (as defined herein. See “Material United States Federal Income Tax Considerations For U.S. Holders”) holds the Common Shares, it would likely result in adverse U.S. federal income tax consequences for such U.S. Holder. U.S. Holders should carefully read “Material United States Federal Income Tax Considerations For U.S. Holders” for more information and consult their own tax advisors regarding the likelihood and consequences if we are treated as a PFIC for U.S. federal income tax purposes, including the advisability of making a “qualified electing fund” election (including a protective election) or “mark to market” election, which may mitigate certain possible adverse U.S. federal income tax consequences but may result in an inclusion in gross income without receipt of such income.
We have not made a formal determination as to whether we would be classified as a PFIC for the tax year ended December 31, 2024 or in past years, and we cannot provide any assurance of our PFIC status for the current or any future tax year.
We have engaged in certain transactions prior to the date of this prospectus, including the Spin-Out, that may be challenged by tax authorities, which could result in adverse tax consequences.
If a relevant taxing authority were to successfully assert that we did not properly account for, report, or structure these transactions, we could be subject to additional taxes, interest, and penalties. Any such assessment could have a material adverse effect on our financial condition, results of operations, and cash flows. There can be no assurance that the tax positions taken in connection with these prior transactions will be sustained if challenged, or that we will not be required to pay additional amounts as a result of such challenges.
General Risk Factors
Our future growth is to a large extent dependent on our ability to acquire additional royalties, streams or similar interests at appropriate valuations in the future.
As part of our business strategy, we will seek to purchase or otherwise acquire critical metal royalties, streams or similar interests from third party natural resource companies and others. In pursuit of such opportunities, we may fail to select appropriate interests or negotiate acceptable contracts with respect to potential royalties, streams or similar interests, or we may be unable to raise sufficient equity or debt capital, or secure other financing, to acquire the interests or assets we seek. There can be no assurance that we will be able to identify and acquire any additional royalties, streams or similar interests that we pursue on favorable terms or at all, or that any royalties, streams or other interests completed will ultimately generate revenue for us.
We may enter into acquisitions or other material transactions at any time.
In the ordinary course of business, we will engage in a continual review of opportunities to acquire royalties, streams or similar interests, to establish new royalties, streams or similar interests on operating mines, to create new royalties, streams or similar interests through financing mine development or exploration, or to acquire companies that hold royalties, streams or similar interests. We currently, and generally at any time, have acquisition opportunities in various stages of active review, including, for example, the engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial, legal and other confidential information, submission of indications of interest and term sheets, participation in preliminary discussions and negotiations and involvement as a bidder in competitive processes. We may consider obtaining debt commitments for acquisition financing. In the event that we choose to raise debt capital to finance any acquisition, we could be subject to restrictive covenants, limitations on our financial flexibility, and increased exposure to changes in interest rates. We also could issue Common Shares to fund acquisitions. Issuances of Common Shares would dilute existing shareholders and may reduce some or all of our per share financial measures.
Any such acquisition could be material to us. All transactions include risks associated with our ability to negotiate acceptable terms with counterparties. In addition, any such acquisition or other transaction may have other transaction-specific risks associated with it, including risks related to the completion of the transaction, the mineral project, its operators, or the jurisdictions in which the mineral project is located, and other risks discussed in this prospectus. There can be no assurance that any acquisitions completed will ultimately benefit us.
Estimates of mineral resources on the NORI Property in which we have, or projects in which we may in the future have, royalty interests are subject to significant revision.
The mineral resources reported by TMC in the Technical Reports have been determined by the mineral project operator based on assumed future prices, cut-off grades and operating costs. However, until mineral deposits are actually mined and processed, any mineral resources referred to in this prospectus related to the NORI Royalty must be considered as estimates only. Any such estimates are expressions of judgment based on knowledge, analysis of drilling results and industry practices. Estimates can be imprecise and depend upon geological interpretations and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. In addition, the grade and/or quantity of the metals ultimately recovered may differ from that interpreted from drilling results. There can be no assurance that metals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale. The grade of the reported mineral resources is uncertain in nature and it is uncertain whether further technical studies will result in an upgrade to them. Any material change in the quantity of mineralization, grade or mill feed-to-waste ratio or extended declines in market prices for the underlying metals may render some or all of the mineralization uneconomic and result in reduced reported mineral resources. Any material reductions in estimates of mineral resources reported by the operators of our interest, or of their potential ability to extract such mineral resources in the future, could have a material adverse effect on our financial condition.
Changes to the Technical Reports for the NORI Property could adversely affect our business.
The mineral resource estimates for the NORI Property, and any mineral reserve estimates that may be disclosed by TMC in respect of the NORI Property, are supported by the Technical Reports. These reports and related disclosures are subject to the requirements, and evolving interpretation, of S-K 1300. From time to time, TMC may be required, or may determine it is appropriate, to amend, replace or supplement one or more of the Technical Reports or its related technical disclosure, including in response to the SEC interpretation of S-K 1300 or guidance, additional data, changes in assumptions or methodologies, or other developments. Any such amendment, replacement or supplement could result in material changes, including reductions, to reported mineral resources and, where applicable, mineral reserves, as well as changes to mine plans, life-of-mine assumptions and project-level economics. Because our expectations regarding the potential future performance of the NORI Royalty are based in part on TMC’s publicly disclosed technical information, any such changes could have a material adverse effect on our business, financial condition and results of operations.
The mining industry is subject to environmental risks in the jurisdictions where projects underlying our interests are located.
Exploration, development and mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations intended to ensure the protection of the environment are constantly changing and evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability, and potentially increased capital expenditures and operating costs. Furthermore, mining may be subject to significant environmental and other permitting requirements regarding the use of raw materials needed for operations, particularly water and power. Concerns regarding climate change have resulted in international, national and local treaties, legislation and initiatives that affect mineral exploration and production, including those intended to reduce industrial emissions and increase energy efficiency. Compliance with all such laws and regulations, treaties and initiatives, referred to as the “Laws,” could increase permitting requirements, result in stricter standards and enforcement, and require significant increases in capital expenditures and operating costs by operators of properties subject our interests. Further, breach of a Law may result in the imposition of fines and penalties or other adverse impacts on operators and their properties, which may be material. If an operator is forced to incur significant costs to comply with Laws or becomes subject to related restrictions that limit its ability to develop our mineral projects, or expand operations, or if an operator were to lose its right to use or access power, water or other raw materials necessary to operate a mine, or if the costs to comply with Laws materially increased the capital or operating costs on the properties where we hold royalties, our revenues could be reduced, delayed or eliminated.
Potential litigation affecting the properties that we have or may in the future have royalty interests in could have a material adverse effect on us.
Potential litigation may arise between the operators of properties on which we have royalty interests or on which we acquire royalties, streams or similar interests in the future and third parties. As a holder of such interests, we generally do not have any influence on litigation such as this and generally will not have access to non-public information concerning such litigation. Any such litigation that results in the reduction, suspension or termination of a mineral project or production from a property underlying our interests, whether temporary or permanent, could have a material adverse effect on our business, results of operations, cash flows and financial condition.
We may use certain financial instruments that subject us to a number of inherent risks.
While we do not currently do so, from time to time, we may use certain financial instruments to manage the risks associated with changes in precious and other commodity prices, interest rates and foreign currency exchange rates. The use of financial instruments involves certain inherent risks including, among other things: (i) credit risk, the risk of default on amounts owing to us by the counterparties with whom we entered into such transaction; (ii) market liquidity risk, the risk that any such position cannot be closed out quickly, either by liquidating such financial instrument or by establishing an offsetting position; and (iii) unrealized mark-to-market risk, the risk that, in respect of certain financial instruments, an adverse change in market prices for commodities, currencies or interest rates will result in us incurring an unrealized mark-to-market loss in respect of such derivative products.
We may in the future enter into transactions with related parties and such transactions present possible conflicts of interest.
We may in the future enter into transactions with entities in which our board of directors and other related parties hold ownership interests. We expect that material transactions with related parties after the Direct Listing, if any, will be reviewed and approved by our nominating and corporate governance committee or its audit committee, each of which will be comprised solely of independent directors upon the completion of the Direct Listing. Nevertheless, there can be no assurance that any such transactions will result in terms that are more favorable to us than if such transactions are not entered into with related parties. Furthermore, we may achieve more favorable terms if such transactions had not been entered into with related parties and, in such case, these transactions, individually or in the aggregate, may have an adverse effect on our business, financial position and results of operations.
We are exposed to foreign currency risk, which could adversely affect our financial results.
Although we report our financial results in United States dollars, certain expenses and potential future investments related to our royalty interests may be denominated in foreign currencies. As a result, we are subject to fluctuations in exchange rates, which could impact the value of our royalty revenues, operating costs, and investment returns. We do not currently engage in hedging activities or enter into derivative contracts to mitigate this exposure. Accordingly, adverse movements in foreign exchange rates could materially affect our financial condition and results of operations.
If we do not satisfy the escrow release conditions and receive conditional approval for listing on a national stock exchange by March 31, 2026, we will not receive the proceeds from the subscription receipts, which could adversely affect our liquidity and our ability to execute our business plan.
We issued an aggregate of 3,134,481 subscription receipts from July 2025 through October 2025 at a price of $5.00 per subscription receipt for total gross proceeds of approximately $15.7 million. These proceeds are currently held in escrow and will only be released to us if certain escrow release conditions are satisfied, which are (i) receipt of written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company and (ii) delivery of a release notice to Odyssey by the

Company certifying that all release conditions have been achieved prior to March 31, 2026. If these conditions are not satisfied by that date, the cash proceeds and any interest earned thereon will be returned to the investors and we will not receive any of such funds.
There can be no assurance that we will obtain the necessary conditional approval for a public listing on a national stock exchange or that we will be able to satisfy the other escrow release conditions on or before March 31, 2026, or at all. We intend to list on the Nasdaq Capital Market and we are required to meet certain listing criteria in connection with approval for listing. While we expect to meet these criteria, there can be no assurances that we will meet this criteria. If the escrowed proceeds are returned to investors, we will lose access to approximately $15.7 million of expected capital. In that event, we may have insufficient funds to support our planned operations, execute our growth strategy, pursue acquisitions or capital projects, or meet our obligations as they come due without raising additional capital and we may not be able to raise additional capital on favorable terms, or at all. Any such shortfall in funding could require us to delay, reduce or eliminate certain aspects of our business plan and could have a material adverse effect on our business, financial condition and results of operations.
We rely on third-party service providers for critical information technology systems, and any failure or breach of these systems could adversely affect our business.
We utilize a variety of information technology systems to manage and support our operations, including systems for financial reporting, investment management, and communications. These systems contain proprietary business information and personally identifiable information of our employees. The proper functioning and security of these systems are essential to our operations and are outsourced to third-party service providers. Our systems, and those of our service providers, are vulnerable to damage or disruption from a range of threats, including cyber-attacks, ransomware, malware, unauthorized access, natural disasters, and other catastrophic events. A breach or failure of these systems could result in the loss, theft, or unauthorized disclosure of sensitive information, disrupt our operations, and expose us to legal liability, regulatory penalties, reputational harm, and financial loss. Cybersecurity threats continue to evolve rapidly, and we or our service providers may be unable to anticipate or prevent all such threats. The measures we have implemented may not be sufficient to detect or respond to a cyber incident in a timely or effective manner. Any such event could materially adversely affect our business, financial condition, and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that reflect our current views with respect to, among other things, future events and our future business, financial condition, and results of operations. All statements other than statements of historical fact are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates, and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
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the sources and timing of potential revenue from the NORI Royalty as well as the timing and amount of estimated future production related to the NORI Property;

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the timing of TMC’s exploration license and commercial recovery permit application review by NOAA under DSHMRA, and any other assumptions regarding permitting timelines, including both under the ISA and the DSHMRA;

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the supply and demand for nickel and cobalt (including critical metals and battery cathode feedstocks), steel-making feedstocks, copper and manganese ores;

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the future prices of nickel and cobalt (including critical metals and battery cathode feedstocks), steel-making feedstocks, copper and manganese ores;

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government regulation of mineral extraction from the deep seafloor and changes in mining laws and regulations;

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assumptions regarding our ability to acquire additional royalty, stream or similar interests in seafloor or other areas under U.S. or U.S. aligned jurisdictions;

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our plans to mitigate our material weakness in our internal control over financial reporting;

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our ability to raise financing in the future, the nature of any such financing and our plans with respect thereto;

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our business and future activities;

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the effect on us of any changes to existing or new legislation or policy or government regulation;

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goals, strategies and future growth;

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the expectation that our Common Shares will be listed on the Nasdaq Capital Markets;

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expectations around the performance of the NORI Royalty;

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estimates of mineral resources and reserves;

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our ability to retain key management personnel in order to enable us to continue to develop our business;

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statements relating to our status as an emerging growth company and foreign private issuer;

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any reference to or description of the activities proposed to be conducted by TMC or its affiliates;

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projected mining and process recovery rates;

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assumptions as to geotechnical requirements for collector on the seabed;

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assumptions as to environmental, permitting, and social risks; and

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other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects.
Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond our control that could cause our actual results, performance or achievements and other events to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. See “Risk Factors”.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments.

MARKET AND INDUSTRY DATA
This prospectus includes estimates regarding market and industry data. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations are based on our management’s knowledge and experience in the markets in which we operate, together with currently available information obtained from various sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Certain information is based on management estimates, which have been derived from third-party sources, as well as data from our internal research.
In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While we believe the estimated market and industry data included in this prospectus is generally reliable, such information is inherently uncertain and imprecise. Market and industry data is subject to change and may be limited by the availability of raw data, the voluntary nature of the data gathering process, and other limitations inherent in any statistical survey of such data. In addition, projections, assumptions, and estimates of the future performance of the markets in which we operate are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.
We rely on TMC to provide data pursuant to the NORI Royalty Agreement. The information received may be imprecise as the result of it being compiled by TMC. For the sections of the Technical Reports that we cite, we intend to file the consent of the applicable Authorized Persons. We have also relied, without independent verification, on the Technical Reports.
The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry publications or reports:
•
2025 International Energy Agency Critical Minerals Outlook;

•
2024 International Energy Agency Critical Minerals Outlook;

•
2024 U.S. Geological Survey Commodity Summaries;

•
Life Cycle Assessment White Paper: Where Should Metals for the Green Energy Transition Come From; and

•
Benchmark Minerals Intelligence Forecasts.

The content of the above sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein. We did not commission any of the above publications or reports.
Benchmark does not intend for its data or forecasts in this prospectus to be relied upon by investors for investment purposes, and they do not constitute investment advice or a guarantee of future outcomes. We have not engaged Benchmark and Benchmark is not affiliated with us, our financial advisor or any party involved in the Direct Listing. Readers are reminded that all references provided herein to Benchmark data are subject to specific assumptions and limitations contained at the referenced source.
Notwithstanding the foregoing, we are responsible for the disclosure of this information in this registration statement in accordance with applicable securities laws.

TRADEMARKS, SERVICE MARKS, COPYRIGHTS, AND TRADENAMES
We own or otherwise have rights to the trademarks, service marks, and copyrights, including those mentioned in this prospectus, used in conjunction with the operation of our business, if any. This prospectus includes our own trademarks, which are protected under applicable intellectual property laws, as well as trademarks, service marks, copyrights, and tradenames of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights, or tradenames to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ®, ™, or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

USE OF PROCEEDS
Registered Shareholders may, or may not, elect to sell their Common Shares covered by this prospectus. To the extent any Registered Shareholder chooses to sell their Common Shares covered by this prospectus, we will not receive any proceeds from any such sales of our Common Shares. See “Principal and Registered Shareholders”.

DIVIDEND POLICY
Any declaration and payment of future dividends to holders of our Common Shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, the provisions of British Columbia law affecting the payment of dividends and distributions to shareholders, and other considerations that our board of directors deems relevant. In addition, future agreements governing our indebtedness may limit our ability to pay dividends.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, and our capitalization as of September 30, 2025:
•
on an actual basis; and

•
on a pro forma basis to give effect to the Spin-Out.

•
On a pro forma as adjusted basis, which is illustrative only and gives effect to (i) the issuance of 2,430,000 common shares from October 2025 through December 2025 at $5.00 per share for total gross proceeds of $12.1 million and (ii) the issuance of 3,134,481 subscription receipts from July 2025 through October 2025 at $5.00 per share and subsequent conversion into common shares for total gross proceeds of $15.7 million, currently held in escrow. If we do not meet the escrow release requirements, which are written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company and delivery of a release notice to Odyssey by the Company certifying that the release conditions have been achieved prior to March 31, 2026, the cash proceeds and any interest earned will be returned to the investors.

You should read this table together with our audited financial statements and related notes, and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Financial Information of the Metals Royalty Company” that are included elsewhere in this prospectus.
	Actual	Pro Forma	Pro Forma As Adjusted(1)
Cash	$10,643,190	$9,041,607	$36,864,012
Shareholders’ (deficit) equity
Share capital	$35,572,546	$21,782,963	$49,605,368
Contributed surplus	1,475,147	1,475,147	1,475,147
Accumulated deficit	(7,280,145)	(1,444,362)	(1,444,362)
Total shareholders’ equity	29,767,548	21,813,748	49,636,153
Total capitalization	$29,767,548	$21,813,748	$49,636,153

(1)
The pro forma as adjusted data give effect to (i) the issuance of 2,430,000 common shares from October 2025 through December 2025 at $5.00 per share for total gross proceeds of $12.1 million and (ii) the issuance of 3,134,481 subscription receipts from July 2025 through October 2025 at $5.00 per share and subsequent conversion into common shares for total gross proceeds of $15.7 million, currently held in escrow. If we do not meet the escrow release requirements, which are written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company and delivery of a release notice to Odyssey by the Company certifying that the release conditions have been achieved prior to March 31, 2026, the cash proceeds and any interest earned will be returned to the investors.

The pro forma and pro forma as adjusted column in the table above is based on Common Shares outstanding as of September 30, 2025, and excludes:
•
3,950,000 Common Shares issuable upon the exercise of options to purchase Common Shares that were outstanding as of September 30, 2025 with a weighted-average exercise price of $0.65 per share; and

•
Additional Common Shares reserved for future issuance under our Legacy Option Plan or RSU/RSA issued under LTIP.

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE METALS ROYALTY COMPANY
The following unaudited pro forma financial information of the Company presents the financial information of TMCR adjusted to give effect to the separation of the Oil and Gas Royalties and the NORI Royalty (the “Spin-Out”, as more fully described below). The following pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act.
Prior to the Spin-Out, TMCR encompassed i) the Oil and Gas Royalties comprised of its natural gas and oil royalty interests, and ii) the NORI Royalty, comprised of its critical minerals and metals royalty interests. The Oil and Gas Royalties and the NORI Royalty were separated through the Spin-Out which resulted in the pre-transaction shareholders of TMCR owning shares in two separate companies, TMCR and 1554997 B.C. The Oil and Gas Royalties are held by 1554997 B.C. and the NORI Royalty is held by TMCR. Prior to the Spin-Out, 1554997 B.C. had no assets or operations and therefore its financial information is not included in this pro forma financial information. TMCR will be determined to be the accounting spinner in the Spin-Out and therefore the financial statements of TMCR will reflect that of TMCR following the Spin-Out.
The following unaudited pro forma financial statements consist of unaudited pro forma condensed statements of operations for the nine months ended September 30, 2025 and fiscal years ended December 31, 2024 and 2023, and an unaudited pro forma condensed balance sheet as of September 30, 2025. The unaudited pro forma condensed financial information should be read together with the historical financial statements of TMCR and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the nine months ended September 30, 2025 and fiscal years ended December 31, 2024 and 2023 included in this prospectus.
The unaudited pro forma financial statements are provided for illustrative and informational purposes only and do not purport to represent or be indicative of the actual results of operations or financial condition and should not be construed as representative of the future results of operations or financial condition of TMCR.
The unaudited pro forma balance sheet gives effect to the Spin-Out, not otherwise reflected in the historical financial statements of TMCR, as if it had occurred on September 30, 2025. The unaudited pro forma statement of operations for the nine months ended September 30, 2025 and for the years ended December 31, 2024 and 2023 do not reflect any pro forma adjustments as the impact of the Spin-Out is limited to discontinued operations.
Capitalized terms defined in this unaudited pro forma financial information of TMCR have the meanings ascribed to such terms in, and for the purposes of, this section.
Description of the Spin-Out
TMCR entered into a binding assignment and assumption agreement with 1554997 B.C. (as amended, the “Contribution Agreement”) whereby, upon the satisfaction of certain conditions including:
1.
TMCR’s Oil and Gas Royalties over NG Energy International Corp.’s Maria Conchita Block and SN-9 Block, were transferred and assigned to 1554997 B.C.;

2.
TMCR’s royalty proceeds from Oil and Gas Royalties since April 30, 2025, and cash and accounts receivable at April 30, 2025 related to the Oil and Gas Royalties were transferred and assigned to 1554997 B.C., which was represented by a transfer of cash of $1.6 million from TMCR to 1554997 B.C.;

3.
1554997 B.C. issued common shares of 1554997 B.C. to TMCR (the “Spin-Shares”) having an aggregate value equal to the value of the Oil and Gas Royalties;

4.
1554997 B.C. assumed all obligations of TMCR in connection with the Oil and Gas Royalties; and

5.
1554997 B.C. released and indemnified TMCR from all future claims relating to the Spin-Out.

The shareholders of TMCR authorized and approved a distribution by TMCR of the Spin Shares to the existing shareholders of TMCR by way of a return of capital and corresponding reduction in the capital of the TMCR Common Shares following the consummation of the Spin-Out.
Following completion of the Spin-Out, each existing shareholder of TMCR prior to the Spin-Out received one common share of 1554997 B.C. for each Common Share of TMCR currently held. As a result, the existing shareholders of TMCR are the shareholders of 1554997 B.C. and 1554997 B.C. is no longer a subsidiary of TMCR.
Following the Spin-Out, TMCR will issue additional Common Shares of TMCR upon due conversion of the subscription receipts (as discussed below), but such securityholders will not receive any shares of 1554997 B.C.
The Spin-Out was completed on December 18, 2025.
Basis of Pro Forma Presentation
The unaudited pro forma financial information presented herein has been prepared in accordance with Article 11 of Regulation S-X under the Securities Act. Management has made estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this prospectus. As the unaudited pro forma financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.
The unaudited pro forma financial statements have been adjusted to give effect to the following (See Note 2):
•
The disposition by TMCR of the Oil and Gas Royalties including certain assets and liabilities and operations that comprise the Oil and Gas Royalties, in connection with the Spin-Out and resulting as a discontinued operation.

•
TMCR’s accrued royalty collections from Oil and Gas Royalties since April 30, 2025 and cash and accounts receivable at April 30, 2025 will be transferred and assigned to 1554997 B.C. by a transfer of cash, which amounts to $1.6 million.

The unaudited pro forma financial statements are presented based on information currently available, are intended for informational purposes, are not intended to represent what TMCR’s financial position and results of operations actually would have been had the Spin-Out occurred on the dates indicated above and do not reflect all actions that may be undertaken by TMCR after the disposition of the Oil and Gas Royalties. During the three months ended September 30, 2025, TMCR entered into certain financing transactions, including:
•
In July 2025, the Company entered into a subscription receipt agreement providing for the issuance of 3,067,400 subscription receipts that are convertible into common shares for total gross proceeds of $15.3 million. These proceeds are to be held in escrow and will only be released upon written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company and delivery of a release notice to Odyssey by the Company certifying that the release conditions have been achieved prior to March 31, 2026. If we do not receive conditional approval from a national stock exchange in connection with the public listing of the Company and the proceeds are not released from escrow they will be returned to the subscribers and the Company will have no interest in such amounts.

•
Also in July 2025, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD. (“Yorkville”). Under the SEPA, upon the public listing of the Company’s shares and the close of the subsequent receipt financing, Yorkville is committed to buying up to $100.0 million of the Company’s common shares during the 36 months following the effective date of the SEPA. The Company, at its sole discretion, has the right, but not the obligation, to sell to Yorkville common shares at 96%-97% of market price. Upon the public listing of the Company’s shares, the

Company will owe to Yorkville a $1.0 million commitment fee, payable in shares of common shares or cash, at the Company’s election.
These transactions have been excluded from the pro forma financial statements as they are contingent upon the Direct Listing and will be used for working capital purposes. The Company has raised aggregate proceeds of $15.6 million through the sale of subscription receipts, but if the proceeds are not released from escrow as described above, the Company will have no interest in such amounts. The SEPA with Yorkville is also conditional on the Direct Listing, neither the Company nor Yorkville has any future obligation under the SEPA until the Direct Listing is complete. In addition, the unaudited pro forma financial statements are not necessarily indicative of TMCR’s results of operations and financial position for any future period.
The Metals Royalty Company Inc.
Unaudited Condensed Pro Forma Statement of Financial Position
As of September 30, 2025
(Expressed in US dollars)
	Historical The Metals Royalty Company (As Reported)	Spin-Out (Note 2(a))	Pro Forma The Metals Royalty Company
Assets
Current assets:
Cash	$10,643,190	$(1,601,583)	$9,041,607
Prepaid expenses	143,652	—	143,652
Assets held for sale	5,747,480	(5,747,480)	—
Total current assets	16,534,322	(7,349,063)	9,185,259
Non-current assets:
Deferred tax assets	917,314	(917,314)	—
Royalty and streaming interests	14,081,250	—	14,081,250
Total assets	$31,532,886	$(8,266,377)	$23,266,509
Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$1,452,761	$—	$1,452,761
Liabilities held for sale	312,577	(312,577)	—
Total current liabilities	1,765,338	(312,577)	1,452,761
Total liabilities	1,765,338	(312,577)	1,452,761
Shareholders’ Equity
Share capital	35,572,546	(13,789,583)	21,782,963
Contributed surplus	1,475,147	—	1,475,147
Accumulated deficit	(7,280,145)	5,835,783	(1,444,362)
Total shareholders’ equity	29,767,548	(7,953,800)	21,813,748
Total liabilities and shareholders’ equity	$31,532,886	$(8,266,377)	$23,266,509
See accompanying notes to the unaudited pro forma financial statements

The Metals Royalty Company Inc.
Unaudited Condensed Pro Forma Statement of Loss and Comprehensive Loss
Nine Months Ended September 30, 2025
(Expressed in US dollars)
	Historical The Metals Royalty Company (As Reported)	Spin-Out (Note 2(b))	Pro Forma The Metals Royalty Company
Operating expenses
General and administrative expenses	$2,502,988	$—	$2,502,988
Share-based compensation expenses	39,931	—	39,931
Total operating expenses	2,542,919	—	2,542,919
Operating loss	(2,542,919)	—	(2,542,919)
Other income
Interest income	77,089	—	77,089
Loss from continuing operations before recovery of income taxes	(2,465,830)	—	(2,465,830)
Recovery of income taxes from continuing operations	537,145	—	537,145
Net loss from continuing operations	$(1,928,685)	—	$(1,928,685)
Net loss per share
Continuing operations, basic and diluted	$(0.04)		$(0.04)
Weighted average number of shares outstanding
Basic and diluted	43,093,737		43,093,737
See accompanying notes to unaudited pro forma financial statements

The Metals Royalty Company Inc.
Unaudited Pro Forma Statement of Loss and Comprehensive Loss
Year Ended December 31, 2024
(Expressed in US dollars)
	Historical The Metals Royalty Company (As Reported)	Spin-Out (Note 2(b))	Pro Forma The Metals Royalty Company
Operating expenses
General and administrative expenses	$870,750	$—	$870,750
Share-based compensation expenses	338,229	—	338,229
Total operating expenses	1,208,979	—	1,208,979
Operating loss	(1,208,979)	—	(1,208,979)
Other income
Interest income	57,906	—	57,906
Loss from continuing operations before recovery of income taxes	(1,151,073)	—	(1,151,073)
Recovery of income taxes from continuing operations	293,969	—	293,969
Net loss from continuing operations	$(857,104)	—	$(857,104)
Net loss per share
Continuing operations, basic and diluted	$(0.02)		$(0.02)
Weighted average number of shares outstanding
Basic and diluted	43,028,900		43,028,900
See accompanying notes to unaudited pro forma financial statements

The Metals Royalty Company Inc.
Unaudited Pro Forma Statement of Loss and Comprehensive Loss
Year Ended December 31, 2023
(Expressed in US dollars)
	Historical The Metals Royalty Company (As Reported)	Spin-Out (Note 2(b))	Pro Forma The Metals Royalty Company
Operating expenses
General and administrative expenses	$499,562	$—	$499,562
Share-based compensation expenses	1,015,737	—	1,015,737
Consulting fees related to purchase of royalty interest from related parties	4,527,266		4,527,266
Total operating expenses	6,042,565	—	6,042,565
Operating loss	(6,042,565)	—	(6,042,565)
Other income
Interest income	76,029	—	76,029
Loss from continuing operations before recovery of income taxes	(5,966,536)	—	(5,966,536)
Recovery of income taxes from continuing operations	86,201	—	86,201
Net loss from continuing operations	$(5,880,335)	—	$(5,880,335)
Net loss per share
Continuing operations, basic and diluted	$(0.16)		$(0.16)
Weighted average number of shares outstanding
Basic and diluted	37,580,402		37,580,402
See accompanying notes to unaudited pro forma financial statements

Notes to the Pro Forma Financial Information
1.   Basis of Presentation
The unaudited pro forma balance sheet gives effect to the Spin-Out, including the $1.6 million cash transfer to 1554997 B.C. representing the proceeds from the Oil and Gas Royalties since April 30, 2025 and cash and accounts receivable at April 30, 2025, to the extent not reflected in TMCR’s historical financial information, as if they had occurred on September 30, 2025. There are no pro forma adjustments to the unaudited pro forma statement of operations for the nine months ended September 30, 2025 and years ended December 31, 2024 and 2023 as the impact of the Spin-Out is limited to discontinued operations.
Discontinued operations does not include any allocation of general corporate overhead expense from the continuing operations of TMCR to the Oil and Gas Royalties, which results in all of TMCR’s corporate general and administrative expenses reflected in TMCR’s unaudited pro forma statements of loss and comprehensive loss, which is consistent with those functions remaining with the NORI Royalty.
The foregoing historical financial statements have been prepared in accordance with IFRS. The unaudited pro forma financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma financial information. Management has made estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Spin-Out.
The pro forma adjustments reflecting the completion of the Spin-Out are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Spin-Out based on information available to management at the current time.
The unaudited pro forma financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Spin-Out taken place on the dates indicated, nor are they indicative of the future results of operations or financial position of the Company following completion of the Spin-Out.
2.   Spin-Out
The unaudited pro forma balance sheet as of September 30, 2025, and the unaudited pro forma statements of loss and comprehensive loss for the nine months ended September 30, 2025 and years ended December 31, 2024 and 2023 includes the following adjustments:
(a)
Reflects the statement of financial position adjustments for the Spin-Out of the Oil and Gas Royalties, including removal of the associated assets and liabilities, that are directly related to the Spin-Out.

•
Cash — The $1.6 million transfer of cash upon the close of the Spin-Out representing TMCR’s accrued royalty collections from Oil and Gas Royalties since April 30, 2025 and cash and accounts receivable at April 30, 2025.

•
Assets held for sale — The $5.7 million transfer of assets held for sale representing the associated historical net carrying value of the Oil and Gas Royalties as of September 30, 2025.

•
Deferred tax asset — The utilizations of $0.9 million of deferred tax assets on non-capital losses upon the close of the Spin-Out. Non-capital losses will be used to reduce the income tax impact to TMCR related to the Spin-Out in the period it closes.

•
Deferred tax liability — The $0.3 million transfer of deferred tax liabilities associated with the Oil and Gas Royalties as the deferred tax liabilities relate to the Oil and Gas Royalties and are being transferred to 1554997 B.C.

•
Share Capital —  The fair value of the distribution was estimated at $13.8 million, includes (i) the fair value of the Oil and Gas Royalties assets of $12.2 million and (ii) the accrued royalty collections from Oil and Gas Royalties since April 30, 2025 and cash and accounts receivable at April 30, 2025 that will be transferred and assigned to 1554997 B.C., which will be distributed via a cash transfer of $1.6 million.

•
Accumulated Deficit — The recognition of the Spin-Out resulting in a $5.8 million gain as the carrying value of the net assets was $8.0 million compared to the fair value of the distribution of $13.8 million. The fair value of the royalty assets was determined by a discounted cash flow analysis using 1P (proved) reserve cash flow.

(b)
There are no adjustments to continuing operations as a result of the Spin-Out as the Oil and Gas Royalties were reflected as discontinued operations in the historical statements of loss and comprehensive loss. The following is a description of selected financial information related to the Spin-Out that the Company expects to recognize outside of continuing operations upon completion of the Spin-Out:

•
The Company will record a $5.8 million non-recurring gain upon the distribution of the Oil and Gas Royalties related to the fair value of the assets distributed in excess of the carrying value. That gain is reflected as part of discontinued operations.

•
No portion of TMCR’s historical corporate general and administrative expenses will be allocated to discontinued operations as these items will not have ceased as a result of the discontinued operations.

•
As there were net losses from continuing operations for the nine months ended September 30, 2025 and fiscal years ended December 31, 2024 and 2023 the number of basic and diluted shares outstanding is the same for each period presented, as all potentially issuable common shares were determined to be antidilutive.

CORPORATE HISTORY AND STRUCTURE
Corporate History
We were incorporated on October 27, 2022 under the BCBCA under the name Low Carbon Royalties Inc. On September 11, 2025, we changed our name from Low Carbon Royalties Inc. to The Metals Royalty Company Inc.
Our principal executive office is located at 1900-333 7th Avenue SW, Calgary, Alberta, Canada T2P 2Z1 and our telephone number is (403) 984-1941. Our registered office is 3500-1133 Melville Street, Vancouver, British Columbia, Canada V6E 4E5. Our website address is https://www.themetalsroyaltyco.com/. The information contained on, or that can be accessed through, our website is not part of this prospectus.
See “Business — Our History and Developments” for additional corporate history.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our audited financial statements prepared in accordance with IFRS, and the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve significant risks and uncertainties. Our actual results, performance and achievements could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are engaged in the acquisition and management of critical metal and mineral royalties, streams and other similar interests. We are focused on providing capital to support mineral security and independence in North America that will allow the acceleration of domestic industry growth, including energy, defense and re-industrialization. We aim to achieve this by focusing on capital development opportunities encompassing all aspects of the critical metals and minerals value chain. We commenced our operations in October 2022 as a British Columbia corporation named Low Carbon Royalties Inc. In anticipation of the proposed Direct Listing, we changed our name to The Metals Royalty Company Inc. in September 2025.
Our royalty-based business model is designed to enable us to participate in the long-term potential cash flows and commodity upside of large-scale, strategically significant critical metals and mineral assets, with reduced risk to operational, development, or environmental risks typically associated with resource production operations. On February 21, 2023, we acquired the NORI Royalty from NORI and TMC for total consideration of $14.1 million. We believe we are well-positioned to benefit from the growing global demand for critical metals and minerals, and the need for increased and alternative sources of financing to fund their mining and extraction operations.
See “Business — Our History and Development” for a description of our corporate history and past transactions.
In August 2025, we entered into the Contribution Agreement, as amended in December 2025, in connection with the Spin-Out and subject to the terms and conditions of the Contribution Agreement, the Oil and Gas Royalties over NG Energy International Corp.’s Maria Conchita Block and SN-9 Block were transferred to 1554997 B.C. Ltd, our wholly owned subsidiary. Following the closing of the transactions contemplated by the Contribution Agreement, our shareholders received a previously authorized and approved distribution by us of the shares of 1554997 B.C. Ltd, by way of a return of capital and corresponding reduction in the capital of our Common Shares. Following this distribution, we no longer have any interest in the Oil and Gas Royalties. The Spin-Out transactions closed on December 18, 2025.
In connection with the Spin-Out, we met the criteria for classifying the Oil and Gas Royalties business as a discontinued operation as of September 30, 2025. Accordingly, unless otherwise indicated, the results of operations have been adjusted for all periods presented to present the Oil and Gas Royalties business as discontinued operations.
Prior to the Spin-Out, our portfolio consisted of metals and minerals and oil and gas royalty and streaming assets. Following the Spin-Out, our metals and minerals royalty and streaming assets consist of the NORI Royalty. Upon completion of the Direct Listing, our only asset will be the NORI Royalty.
We do not conduct exploration, development or mining operations on the properties in which we hold interests and we are not required to contribute additional capital costs, exploration costs, environmental costs or other operating costs on these properties.
In addition, we seek to acquire and manage additional royalties, streams and other interests on metals and critical minerals projects.
Historical Royalty Portfolio
The discussion below includes a description of our royalty interest portfolio prior to the Spin-Out. In September 2025 we entered into the Contribution Agreement, as amended in December 2025, with our wholly owned subsidiary, 1554997 B.C. Ltd, to contribute our Oil and Gas Royalties business discussed below to such subsidiary in anticipation of distributing the shares of such subsidiary to our existing shareholders as a return of capital. The Spin-Out was completed on December 18, 2025.
See “Unaudited Pro Forma Financial Information of The Metals Royalty Company”.
Maria Conchita (Producing — Natural Gas — Colombia) — 3.125% GORR
On March 25, 2024, NG Energy announced the closing of a debt financing for up to US$100.0 million and an initial advance of US$40.0 million from Macquarie Group to refinance existing debts outstanding and advance the development of its Maria Conchita Block and SN-9 Block.
In April 2024, NG Energy announced it entered into additional natural gas offtake agreements ranging from three to five years with creditworthy counterparties at undisclosed prices.
In August 2025, NG Energy announced it commenced drilling the Aruchara-4 well at its Maria Conchita Block.
Sinu-9 (Producing — Natural Gas — Colombia) — 1.44% GORR
In August 2024, NG Energy announced the commissioning of the 28.3 kilometer pipeline at Sinu-9.
In September 2024, NG Energy announced the closing of a $30.0 million (CAD) private placement common share financing with a use of proceeds to advance the development of Sinu-9.
In November 2024, the first natural gas sales at Sinu-9 were reported by NG Energy.
In early 2025, NG Energy announced the sale of a 40% operating working interest of the Sinu-9 block to an affiliate of Maurel & Prom S.A. for cash consideration of US$150.0 million to help accelerate the development of the natural gas resources at Sinu-9.
In April 2025, NG Energy announced it achieved steady production volumes in excess of 10 MMcf/d from its Magico-1X and Brujo-1X wells at Sinu-9, and successful delivery of natural gas to the Promigas National Transportation System.
In July 2025, NG Energy, with Maurel & Prom S.A., announced the acquisition of the minority working interests (28%) at Sinu-9 with NG Energy purchasing 7% and Maurel & Prom S.A. purchasing 21%. The working interest acquisitions are expected to close simultaneously with the previously announced Maurel & Prom S.A. transaction announced in early 2025.
In August 2025, NG Energy announced gross production at Sinu-9 had reached 22 MMcf/d.
TMC (Exploration — Critical Minerals — NORI (CZZ)) — 2.00% GORR
In Q3 2024, TMC announced the successful commercial-scale processing of polymetallic nodules, producing calcine.
In April 2025, TMC submitted an application for Commercial Recovery of Deep-Sea Minerals in the High Seas under the US Seabed Mining Code.
In May 2025, TMC announced a $37 million equity investment from strategic investors.
In June 2025, TMC announced a $85.2 million strategic investment from Korea Zinc, a world-leader in non-ferrous metal refining and pCAM technology to advance development of deep-seabed critical minerals for the United States.
In August 2025, TMC announced receipt of notice of full compliance from NOAA on its exploration application and reconfirmation that TMC USA has priority right over both exploration areas. In conjunction with this announcement, TMC announced the world’s first mining reserves for a seafloor polymetallic nodule project with 51 million tonnes (Mt) of probable mineral reserves and expected commercial production to commence in the fourth quarter of 2027.

In January 2026, TMC submitted a consolidated application for Exploration and Commercial Recovery of Deep-Sea Minerals in the High Seas under the US Seabed Mining Code.
Results of Operations
Comparison of the Years Ended December 31, 2024 and December 31, 2023
The following table summarizes our results of operations for the year ended December 31, 2024 and 2023. These results take into consideration the classification of the Oil and Gas Royalties business as a discontinued operation.
For the years ended,	December 31, 2024	December 31, 2023	Change
Operating expenses
General and administrative expenses	$870,750	$499,562	$371,188
Share-based compensation expenses	338,229	1,015,737	(677,508)
Consulting fees related to purchase of royalty interest from related parties	—	4,527,266	(4,527,266)
Total operating expenses	1,208,979	6,042,565	(4,833,586)
Operating loss	(1,208,979)	(6,042,565)	4,833,586
Interest income	57,906	76,029	(18,123)
Loss from continuing operations before recovery of income taxes	(1,151,073)	(5,966,536)	4,815,463
Recovery of income taxes from continuing operations	293,969	86,201	207,768
Net loss from continuing operations	(857,104)	(5,880,335)	5,023,231
Net income from discontinued operations	573,828	55,057	518,771
Net loss and comprehensive loss	$(283,276)	$(5,825,278)	$5,542,002
Operating expenses
Operating expenses consists of general and administrative expenses, share-based compensation expenses and consulting fees related to purchase of royalty interest from related parties. Operating expenses decreased by $4.8 million from $6.0 million for the year ended December 31, 2023 to $1.2 million for the year ended December 31, 2024. The decrease was primarily due to one-time consulting fees of $4.5 million associated with the purchase of royalty interests from related parties in 2023, which were reasonably expected to benefit the Company. In addition, there was a $0.7 million decrease in share-based compensation due to the graded vesting recognition method for share-based compensation related to the stock options issued in 2023. There were no stock options issued in 2024. The decrease was partially offset by a $0.4 million increase in general and administrative expenses, primarily due to increased compensation to management personnel.
Recovery of income taxes from continuing operations
During 2024 and 2023, we recognized deferred tax assets related to continuing operations in equal amounts to the deferred tax liabilities related to discontinued operations. The corresponding increases in the recognized deferred tax assets during the years ended December 31, 2024 and 2023 resulted in recovery of income taxes from continuing operations of $0.3 million and $0.1 million, respectively.

Discontinued operations
For the years ended,	December 31, 2024	December 31, 2023	Change
Royalty income	$1,458,739	$399,235	$1,059,504
Depletion	(590,942)	(257,977)	(332,965)
Provision for income taxes	(293,969)	(86,201)	(207,768)
Net income from discontinued operations	$573,828	$55,057	$518,771
Discontinued operations consists of royalties earned from the sale of commodities that underly royalty rights related to the Oil and Gas Royalties business, less depletion and the provision for income taxes. Royalty income increased by $1.1 million from $0.4 million for the year ended December 31, 2023 to $1.5 million for the year ended December 31, 2024 due to increased production of natural gas at Maria Conchita and an increase in natural gas prices in Colombia. Depletion increased by $0.3 million from $0.3 million for the year ended December 31, 2023 to $0.6 million for the year ended December 31, 2024 primarily due to the increased production of natural gas at Maria Conchita. Additionally, the Oil and Gas Royalites business recognized an increase of $0.2 million of income tax provision, from $0.1 million in the year ended December 31, 2023 to $0.3 million in the year ended December 31, 2024, as a result of the corresponding increase in the deferred tax liabilities for the Oil and Gas Royalties business.
Comparison of the Three Months Ended September 30, 2025 and September 30, 2024
The following table summarizes our results of operations for the three months ended September 30, 2025 and 2024. These results take into consideration the classification of the Oil and Gas Royalties business as a discontinued operation.
For the three months ended,	September 30, 2025	September 30, 2024	Change
Operating expenses
General and administrative expenses	$2,166,346	$257,751	$1,908,595
Share-based compensation expenses	—	72,033	(72,033)
Total operating expenses	2,166,346	329,784	1,836,562
Operating loss	(2,166,346)	(329,784)	(1,836,562)
Interest income	49,312	15,429	33,883
Loss from continuing operations before recovery of income taxes	(2,117,034)	(314,355)	(1,802,679)
Recovery of income taxes from continuing operations.	537,145	73,492	463,653
Net loss from continuing operations	(1,579,889)	(240,863)	(1,339,026)
Net income from discontinued operations	318,251	120,030	198,221
Net loss and comprehensive loss	$(1,261,638)	$(120,833)	$(1,140,805)
Operating expenses
Operating expenses consists of general and administrative expenses and share-based compensation expense. Operating expenses increased by $1.8 million from $0.3 million for the three months ended September 30, 2024 to $2.2 million for the three months ended September 30, 2025. The increase was primarily due to increased legal and accounting costs associated with our planned public offering of $1.5 million and an increase in cash-based compensation expense of $0.2 million, offset by a $0.1 million decrease in share-based compensation due the Company’s outstanding stock option awards fully vesting in February 2025.
Recovery of income taxes from continuing operations
We took steps in August and September 2025 related to the spin-out of our Oil and Gas Royalties business that made it probable that certain of our previously-unrecognized deferred tax assets would be recognized at the time of the spin-out. As a result, we recognized an additional $0.5 million of deferred tax assets, which resulted in an income tax recovery of that amount for the three months ended September 30, 2025. For the three months ended September 30, 2024, the Company recognized deferred tax assets related to continuing operations in equal amounts to the deferred tax liabilities related to discontinued operations. The corresponding increases in the recognized deferred tax assets during the three months ended September 30, 2024 resulted in recovery of income taxes from continuing operations of $0.1 million.
Discontinued operations
For the three months ended,	September 30, 2025	September 30, 2024	Change
Royalty income	$294,726	$352,545	$(57,819)
Depletion	(44,068)	(159,023)	114,955
Recovery (provision) of income taxes	67,593	(73,492)	141,085
Net income from discontinued operations	$318,251	$120,030	$198,221
Discontinued operations consists of royalties earned from the sale of commodities that underly royalty rights related to the Oil and Gas Royalties business, less depletion and the recovery (provision) of income taxes. Royalty income decreased by $0.1 million from $0.4 million for the three months ended September 30, 2024 to $0.3 million for the three months ended September 30, 2025 due to a decrease in production at Maria Conchita partially offset by an increase in natural gas prices in Columbia. Depletion decreased by $0.1 million from $0.2 million for the three months ended September 30, 2024 to less than $0.1 million for the three months ended September 30, 2025 due to the decrease in production. Additionally, the Oil and Gas Royalites business recognized recovery (provision) of income taxes in the amount of $0.1 million and ($0.1) million for the three months ended September 30, 2025 and 2024, respectively, as a result of the changes in the recognized deferred tax liabilities for the Oil and Gas Royalties business.
Comparison of the Nine Months Ended September 30, 2025 and September 30, 2024
The following table summarizes our results of operations for the nine months ended September 30, 2025 and 2024. These results take into consideration the classification of the Oil and Gas Royalties business as a discontinued operation.
For the nine months ended,	September 30, 2025	September 30, 2024	Change
Operating expenses
General and administrative expenses	$2,502,988	$701,651	$1,801,337
Share-based compensation expenses	39,931	266,196	(226,265)
Total operating expenses	2,542,919	967,847	1,575,072
Operating loss	(2,542,919)	(967,847)	(1,575,072)
Interest income	77,089	39,630	37,459
Loss from continuing operations before recovery of income taxes	(2,465,830)	(928,217)	(1,537,613)
Recovery of income taxes from continuing operations	537,145	220,477	316,668
Net loss from continuing operations	(1,928,685)	(707,740)	(1,220,945)
Net income from discontinued operations	731,241	406,480	324,761
Net loss and comprehensive loss	$(1,197,444)	$(301,260)	$(896,184)
Operating expenses
Operating expenses consists of general and administrative expenses and share-based compensation expense. Operating expenses increased by $1.5 million from $1.0 million for the nine months ended September 30, 2024 to $2.5 million for the nine months ended September 30, 2025. The increase was primarily due to increased legal and accounting costs associated with our planned public offering of $1.6 million, and a $0.2 million increase in cash-based compensation expense, offset by a decrease of $0.2 million of share-based compensation expense due to the Company’s outstanding stock option awards fully vesting in February 2025.
Recovery of income taxes from continuing operations
We took steps in August and September 2025 related to the spin-out of our Oil and Gas business that made it probable that certain of our previously-unrecognized deferred tax assets would be recognized at the time of the spin-out. As a result, we recognized an additional $0.5 million of deferred tax assets , which resulted in an income tax recovery of that amount for the nine months ended September 30, 2025. For the nine months ended September 30, 2024, the Company recognized deferred tax assets related to continuing operations in equal amounts to the deferred tax liabilities related to discontinued operations. The corresponding increases in the recognized deferred tax assets during the nine months ended September 30, 2024 resulted in recovery of income taxes from continuing operations of $0.2 million.
Discontinued operations
For the nine months ended,	September 30, 2025	September 30, 2024	Change
Royalty income	$820,556	$1,142,762	$(322,206)
Depletion	(156,908)	(515,805)	358,897
Recovery (provision) of income taxes	67,593	(220,477)	288,070
Net income from discontinued operations	$731,241	$406,480	$324,761
Discontinued operations consists of royalties earned from the sale of commodities that underly royalty rights related to the Oil and Gas Royalties business, less depletion and the recovery (provision) of income taxes. Royalty income decreased by $0.3 million from $1.1 million for the nine months ended September 30, 2024 to $0.8 million for the nine months ended September 30, 2025 due to a decrease in production at Maria Conchita partially offset by an increase in natural gas prices in Columbia. Depletion decreased by $0.4 million from $0.5 million for the nine months ended September 30, 2024 to $0.2 million for the nine months ended September 30, 2025 due to the decrease in production. Additionally, the Oil and Gas Royalites business recognized an increase of $0.3 million of income tax recovery, from a provision amount of $0.2 million in the nine months ended September 30, 2024 to a recovery amount of $0.1 million in the nine months ended September 30, 2025, as a result of the changes in the recognized deferred tax liabilities for the Oil and Gas Royalties business.
Liquidity and Capital Resources
Since our inception, we have incurred operating losses. Our source of liquidity is cash generated from equity issuances. As of September 30, 2025, we had raised $16.6 million in exchange for 16,293,617 common shares, $10.6 million of which was raised in 2025.
Our working capital and liquidity position as of September 30, 2025 consists of current assets of $16.5 million, including cash of $10.6 million, and $9.3 million of net working capital, excluding net assets held for sale. This compares to current assets of $1.7 million, including cash of $1.4 million, and $1.6 million of net working capital, as of December 31, 2024. Subsequent to September 30, 2025, the Company has issued 2,430,000 additional common shares for $12.2 million of cash proceeds.
We expect our expenses to increase in connection with our ongoing activities, as we plan to hire additional staff and incur substantial accounting and compliance costs associated with becoming a public company.
Until such time that we can generate royalty revenue sufficient to achieve profitability, we expect to finance our cash needs through equity offerings or debt offerings. Even if we do achieve profitability, we may finance additional royalty or other interests through these means. To the extent that we raise additional capital through the sale of common shares, convertible securities or other equity securities, current ownership interests will be diluted. If we raise additional funds through debt financing, if available, this may result in fixed payment obligations and may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming shares or declaring dividends, that could adversely impact our ability to conduct our business. We may be required to raise additional funds when needed through the issuance of equity or debt and if we are unable to raise additional funds when needed, it will have an adverse impact on our business.
Based on anticipated cash on hand after the Spin-Out, inclusive of the financing proceeds from the sale of common shares after the quarter ended September 30, 2025, the Company anticipates having sufficient cash to fund operations through the fourth quarter of 2027, when the first production from the NORI Area D is anticipated.
In July 2025, we entered into a subscription receipt agreement with Odyssey, as amended on December 17, 2025, providing for the issuance of subscription receipts at $5.00 per subscription receipt, with all proceeds to be held in escrow by Odyssey. Contingent on the satisfaction of the escrow release conditions described below, the subscription receipts will automatically convert to common shares and we will be entitled to the cash proceeds. If we do not meet the escrow release requirements, which are written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company’s common shares, and delivery of a release notice to Odyssey by the Company certifying that the release conditions have been achieved prior to March 31, 2026, the cash proceeds held by Odyssey and any interest earned will be returned to the investors. During the three months ended September 30, 2025, $15.3 million of gross proceeds was received by Odyssey related to 3,067,400 subscriptions receipts sold under this arrangement. As of September 30, 2025, the proceeds from the subscription receipts are not reflected in our financial statements. In addition, since September 30, 2025, an additional $0.3 million of gross proceeds was received by Odyssey related to 67,081 subscriptions receipts sold under this arrangement.
Also in July 2025, we entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD. (“Yorkville”). Under the SEPA, upon the public listing of our shares and the close of the subsequent receipt financing, Yorkville is committed to buying up to $100.0 million of our common shares during the 36 months following the effective date of the SEPA. We, at our sole discretion, have the right, but not the obligation, to sell to Yorkville common shares at 96 – 97% of market price. The obligation to purchase shares is limited by i) Yorkville’s ownership limitation of 4.99% of the common shares ii) the number of our registered common shares, and iii) the shares issued under the SEPA cannot exceed 19.99% of our issued and outstanding common shares. As of September 30, 2025, we do not have the ability to exercise our right to issues shares as the public listing of our common shares has not yet occurred.
On October 31, 2025, we issued an additional 67,081 subscription receipts at a price of $5.00 per share for aggregate gross proceeds of $0.3 million, to be held in escrow in accordance with the subscription receipt Agreement. As a result, the total number of subscription receipts issued was 3,134,481 for gross proceeds in escrow of $15.7 million.
On November 10, 2025, we entered into subscription agreements with multiple investors. The investors agreed to purchase 430,000 common shares at $5.00 per share, for an aggregate purchase price of approximately $2.2 million.
On December 5, 2025, we entered into a subscription agreement with a single investor. The investor agreed to purchase 2,000,000 common shares at a price of $5.00 per share for aggregate gross proceeds of $10.0 million.
In our opinion, our working capital is sufficient for our present requirements.

Summary of Cash Flows
The following table provides information regarding our cash flows for the periods presented:
	Year Ended December 31,		Nine Months Ended September 30,
	2024	2023	2025	2024
Net cash provided by (used in):
Operating activities	$537,784	$(116,540)	$(278,368)	$291,965
Investing activities	—	(5,057,261)	—	—
Financing activities	—	500,000	9,526,324	—
Net increase (decrease) in cash	$537,784	$(4,673,801)	$9,247,956	$291,965
Operating Activities
During the year ended December 31, 2024, operating activities provided $0.5 million in cash, primarily due to a net loss from continuing operations of $0.9 million and non-cash charges of $0.3 million of deferred tax assets, offset by non-cash charges of $0.3 million for share-based compensation and cash flows from discontinued operations of $1.4 million.
During the year ended December 31, 2023 operating activities used $0.1 million in cash, primarily due to a net loss from continuing operations of $5.9 million, offset by non-cash charges of consulting fees related to purchase of royalty interest from related parties of $4.5 million and $1.0 million for share-based compensation and cash flows from discontinued operations of $0.2 million.
During the nine months ended September 30, 2025, operating activities used $0.3 million of cash, primarily due to a net loss from continuing operations of $1.9 million and an increase of $0.5 million in deferred tax assets offset by changes in our operating assets and liabilities of $1.2 million primarily related to accounts payable and accrued liabilities and cash flows from discontinued operations of $0.9 million.
During the nine months ended September 30, 2024, operating activities provided $0.3 million of cash, primarily due to a net loss from continuing operations of $0.7 million offset by changes in non-cash charges of $0.3 million of share-based compensation and operating cash flows from discontinued operations of $1.0 million.
Investing Activities
There were no investing activities during the year ended December 31, 2024. During the year ended December 31, 2023, net cash used in investing activities of $5.1 million related to the cash consideration paid to TMC for the NORI concession royalty and streaming interest asset.
There were no investing activities during the nine months ended September 30, 2025 or 2024.
Financing Activities
There were no financing activities during the year ended December 31, 2024. During the year ended December 31, 2023, net cash provided by financing activities of $0.5 million related to proceeds received from the sale of common shares.
During the nine months ended September 30, 2025, net cash provided by financing activities of $10.6 million related to proceeds received from sales of common shares offset by a return of capital of $1.1 million. There were no financing activities during the nine months ended September 30, 2024.
Contractual Obligations and Other Commitments
As of September 30, 2025 and December 31, 2024, we did not have any payments due over the succeeding five-year period pursuant to any contractual obligations.

Off-Balance Sheet Arrangements
During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.
Related Party Transactions
Related party transactions include transactions with directors and executives who represent key management personnel. Refer to Note 9 “Related Party Disclosures” of our annual financial statements and the accompanying notes and Note 8 “Related Party Disclosures” in our unaudited interim financial statements and the accompanying notes included elsewhere in this prospectus for additional details regarding related party transactions.
Critical Accounting Estimates
The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the amount reported in the financial statements. Estimates and assumptions are based on management’s best knowledge of the relevant facts and circumstances. A discussion of accounting estimates considered critical because of the potential for a significant impact on the financial statements due to the inherent uncertainty in such estimates are disclosed below. Because of the uncertainty inherent in such estimates, actual results may differ from these estimates.
Asset Acquisitions
Asset acquisitions are recorded at cost, which can include cash consideration and common share consideration. The cost basis of asset acquisitions are based on the estimated fair value of the consideration paid unless the estimated fair value of the acquired assets is considered more reliable. When asset acquisitions are included in the same arrangement as other assets or services, the estimated fair value of the acquired assets and services is used to allocate the consideration paid on a relative fair value basis if fair value can be reliably estimated for all of the assets and services. Otherwise, the estimated fair value for the more reliably estimated component is used, with the residual value allocated to the other component. As there has been no public market for the Company’s common shares, management determines the fair value of the common shares based on the price of common shares sold to or exchanged between outside investors in arm’s length transactions. For those asset acquisitions measured based on the estimated fair value of the consideration paid, changes in the assumptions of the fair value of common shares may materially affect the initial recognition amount for transactions that include common share consideration. For those asset acquisitions measured based on the estimated fair value of the acquired assets, changes in the assumptions of the fair value of those assets may materially affect the initial recognition amount.
Depletion
Royalty and streaming interests comprise a large component of the Company’s assets and, as such, the reserves and resources of the properties to which the interests relate have a significant effect on the Company’s financial statements. These estimates are applied in determining the depletion of, and assessing the recoverability of, the carrying value of royalty and streaming interests. The public disclosures of reserves and resources that are released by the operators of the interests involve assessments of geological and geophysical studies and economic data and the reliance on a number of assumptions, including the estimated number of units of proved plus probable reserves. These assumptions are, by their very nature, subject to interpretation and uncertainty.
The estimates of reserves and resources may change based on additional knowledge gained subsequent to the initial assessment. Changes in the estimates of reserves and resources may materially affect the recorded amounts of depletion and the assessed recoverability of the carrying value of royalty and streaming interests.
Impairment and reversal of impairment of royalty and streaming interests
Assessment of impairment and reversal of impairment of royalty and streaming interests at the end of each reporting period requires the use of judgments, assumptions and estimates when assessing whether there are any indicators that give rise to the requirement to conduct an impairment or impairment reversal analysis on the Company’s royalty and streaming interests. Indicators which could trigger an impairment or impairment reversal analysis include, but are not limited to, a significant adverse or beneficial change in operator reserve and resource estimates, operating status, change in permitting and concession rights, industry or economic trends, current or forecasted commodity prices and other relevant operator information. The assessment of fair values requires the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, reserve conversion, future capital expansion plans and the associated attributable production implications. Changes in any of the assumptions and estimates used in determining the fair value of the royalty and streaming interests could impact the impairment or impairment reversal analysis.
Valuation of share-based compensation
Management determines the costs for share-based compensation using market-based valuation techniques. The fair value of the stock option awards is determined at the date of grant for employees and as service is provided for non-employees. Assumptions are made and judgment is used in applying the valuation techniques. These assumptions and judgments include estimating the fair value of the underlying common share, future volatility of the share price, expected dividend yield, future employee turnover rates and option exercise behaviors. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share-based compensation.
Valuation of contingent value right
Estimation of the fair value of the contingent value right at the date of issuance requires the use of estimation. This includes estimating the likelihood of the occurrence of the cancellation of the right to receive royalites from gas interests.
Income taxes
The interpretation and application of new and existing tax laws or regulations in Canada, the United States of America or any of the countries in which the Company’s royalty interests are located requires the use of judgment. The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on facts and circumstances of the relevant tax position considering all available evidence. Differing interpretation of these laws, regulations or rules could result in an increase in the Company’s taxes, or other governmental charges, duties or impositions. In assessing the probability of realizing deferred income tax assets, the Company makes estimates related to expectations of future taxable income and expected timing of reversals of existing temporary differences. Such estimates are based on forecasted cash flows from operations which require the use of estimates and assumptions such as long-term commodity prices, energy and mineral reserves. The Company reassesses its deferred income tax assets at the end of each reporting period.
Financial Risk Management
Our financial instruments are comprised of financial assets and liabilities. The principal financial liabilities comprise accounts payable and accrued liabilities, and principal financial assets are cash and receivables. The main purpose of these financial instruments is to manage short-term cash flow and working capital requirements and fund future acquisitions.
We are engaged in the business of acquiring, managing and creating resource royalties and streams. Royalties and streams are interests that provide the right to revenue or production from the various properties, after deducting specified costs, if any. These activities expose us to a variety of financial risks, which include direct exposure to credit risk, liquidity risk, commodity price risk and capital risk management.
Management designs strategies for managing some of these risks, which are summarized below. Our executive management oversees the management of financial risks and ensures that financial risk taking activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Company’s policies and risk appetite.

Our overall objective from a risk management perspective is to safeguard its assets and mitigate risk exposure by focusing on security rather than yield.
Credit risk
Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of a financial instrument and the potential for loss due to the failure of a borrower to repay a loan. Credit risk arises predominantly with respect to our cash and receivables. As of September 30, 2025, our maximum credit risk exposure is represented by the respective carrying amounts of the financial assets in the statement of financial position. We maintain our cash in a high-quality financial institution.
Liquidity risk
Liquidity risk is the risk of loss from not having access to sufficient funds to meet both expected and unexpected cash demands. We manage our exposure to liquidity risk through prudent management of its statement of financial position, including maintaining sufficient cash balances. We have in place a planning and budgeting process to help determine the funds required to support our normal operating requirements on an ongoing basis. Management continuously monitors and reviews both actual and forecasted cash flows, including acquisition activities.
Commodity price risk
The revenue derived by us from our asset portfolio will be significantly affected by changes in the market price of the metals and minerals underlying each of its royalty and streaming assets. The pricing of metals and minerals fluctuates on a daily basis and is affected by numerous factors beyond our control, including levels of supply and demand or industrial development levels. Macro-level factors such as inflation and the level of interest rates, the strength of the U.S. dollar and geopolitical events in significant mining countries will impact the metals and minerals extraction industries overall. Such external economic factors are, in turn, influenced by changes in international investment patterns, monetary systems and political developments. Each of the metals and minerals underlying our future portfolio is a commodity, and is by its nature subject to wide price fluctuations and future material price declines could result in a decrease in revenue or, in the case of severe declines that cause a suspension or termination of production by relevant operators, a complete cessation of revenue from royalties, streams or similar interests that the Company may hold. Any such price decline may have a material adverse effect on our business, results of operations and financial condition.
Capital risk management
Our primary objective when managing capital is to provide a sustainable return to shareholders through managing and growing our resource asset portfolio while ensuring capital protection. We define capital as its cash, which is managed by our management team subject to approved policies and limits by our board of directors.
There were no changes in our approach to capital management during the year ended December 31, 2024 compared to the prior year. We are not subject to material externally imposed capital requirements or significant financial covenants. As of September 30, 2025, we have cash totaling $10.6 million.
Dependence on third-party operators
We are not and will not be directly involved in the exploration, development and production of minerals from, or the continued operation of, the mineral projects underlying the royalties or streams that are or may be held by us. The exploration, development and operation of such properties is determined and carried out by third-party owners and operators thereof and any revenue that may be derived from our asset portfolio will be based on production by such owners and operators. Third-party owners and operators will generally have the power to determine the manner in which the properties are exploited, including decisions regarding feasibility, exploration and development of such properties or decisions to commence, continue or reduce, or suspend or discontinue production from a property. The interests of third-party owners and operators may not always be aligned with our interests. As an example, it will usually be in our interest to advance development and production on properties as rapidly as possible, in order to maximize near-term cash flow, while third-party owners and operators may take a more cautious approach to development, as they are exposed to risk on the cost of exploration, development and operations. Likewise, it may be in the interest of owners and operators to invest in the development of, and emphasize production from, projects or areas of a project that are not subject to royalties, streams or similar interests that are or may be held by us. Our inability to control or influence the exploration, development or operations for the properties in which we hold or may hold royalties or streams may have a material adverse effect on our business, results of operations and financial condition. In addition, the owners or operators may take action contrary to our policies or objectives; be unable or unwilling to fulfill their obligations under their agreements with us; or experience financial, operational or other difficulties, including insolvency, which could limit the owner or operator’s ability to advance such properties or perform its obligations under arrangements with us.
We may not be entitled to any compensation if the properties in which we hold or may hold royalties or streams discontinue exploration, development or operations on a temporary or permanent basis.
The owners or operators of the projects in which we hold an interest may, from time to time, announce transactions, including the sale or transfer of the projects or of the operator itself, over which we have little or no control. If such transactions are completed, it may result in a new operator, which may or may not explore, develop or operate the project in a similar manner to the current operator, which may have a material adverse effect on our business, results of operations and financial condition. The effect of any such transaction on us may be difficult or impossible to predict.
Royalties, streams and similar interests may not be honored by operators of a project
Non-performance by our counterparties may occur if such counterparties find themselves unable to honor their contractual commitments due to financial distress or other reasons. In such circumstances, we may not be able to secure similar agreements on as competitive terms or at all. No assurance can be given that our financial results will not be adversely affected by the failure of a counterparty or counterparties to fulfill their contractual obligations in the future. Such failure could have a material adverse effect on our business, results of operations and financial condition.
To the extent grantors of royalties or streams that are or may be held by us do not abide by their contractual obligations, we may be forced to take legal action to enforce our contractual rights. Such litigation may be time-consuming and costly and, as with all litigation, no guarantee of success can be made. Should any such decision be determined adverse to us, it may have a material adverse effect on our business, results of operations and financial condition.
Emerging Growth Company Status
We qualify as an “emerging growth company,” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable to public companies. The provisions include:
•
we are only required to include two years of audited financial statements in this prospectus, in addition to any required interim financial statements, and are only required to provide reduced disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•
we are not required to engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
we are not required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachutes”; and

•
we are not required to disclose certain executive compensation related items such as the correlation between executive compensation and performance comparisons of the chief executive officer’s compensation to our median employee compensation.

We may take advantage of these provisions until the last day of the fiscal year following the fifth anniversary of the completion of this offering or such earlier time we no longer qualify as an emerging growth company. We would cease to qualify as an emerging growth company upon the earliest of (a) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more, (b) the date on which we have, during the previous rolling three-year period, issued more than $1.0 billion in non-convertible debt securities and (c) the last day of the fiscal year in which the market value of our Common Shares held by non-affiliates exceeded $700.0 million as of July 31 of such fiscal year.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards would otherwise apply to private companies. Given that we currently report and expect to continue to report our financial results under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.
Foreign Private Issuer Status
We will report under the Exchange Act as a “foreign private issuer” under the U.S. securities laws. In our capacity as a foreign private issuer, we are exempt from certain laws and regulations of the SEC and certain regulations of Nasdaq. Consequently, we are not subject to all of the disclosure requirements applicable to U.S. domestic public companies. For example, we are exempt from certain rules under the Exchange Act, as amended, that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our executive officers, the members of our board of directors and our principal shareholders are exempt from the “short-swing” profit recovery provisions of Section 16(b) of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. On and after March 18, 2026, our officers and directors, but not our principal shareholders, will be subject to the reporting requirements of Section 16(a) of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We will remain a foreign private issuer until such time that 50% or more of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of the members of our board of directors or our global management team are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.
We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies.
Recently Adopted Accounting Pronouncements
There are no recently issued accounting pronouncements that we have not yet adopted that management believes are applicable or would have a material impact on our financial statements.
Subsequent Events
Common Share Subscriptions
On November 10, 2025, we entered into subscription agreements with multiple investors. The investors agreed to purchase 430,000 common shares at $5.00 per share, for an aggregate purchase price of approximately $2.2 million.
On December 5, 2025, we entered into a subscription agreement with a single investor. The investor agreed to purchase 2,000,000 common shares at $5.00 per share, for an aggregate purchase price of approximately $10.0 million.
Subscription Receipts
On October 31, 2025, we issued an additional 67,081 subscription receipts at a price of $5.00 per share for aggregate gross proceeds of $335,405, to be held in escrow in accordance with the Subscription Receipt Agreement.

Exercise of Stock Options
On November 10, 2025, our board of directors authorized and approved a proposal requiring stock option holders to exercise all outstanding options. In lieu of cash settling the exercise price of each option, our board of directors provided for a partial net settlement procedure whereby option holders could, but were not required to, elect to net settle a specified amount of options based on the fair market value of $5.00 for each common share. On December 18, 2025 we issued 3,443,399 Common Shares upon the exercise of options under the Legacy Option Plan. Subsequently, our board of directors terminated the Legacy Option Plan.
Long-term incentive plan
On November 10, 2025, our board of directors established an equity incentive plan (the “LTIP”). The LTIP provides for the granting of various awards (the “Awards”). In addition, our board of directors authorized and approved a grant of Awards consisting of 1891,750 RSUs, 659,250 PSUs and 861,250 stock options as of November 10, 2025 and 18,000 RSUs and 11,000 stock options as of December 1, 2025. In addition, certain members of management are eligible to receive grants of up to 558,750 of Unrestricted Stock Awards as an annual stock bonus, based on the determination of the board of directors at such time. The RSUs vest 33.33% on the first anniversary of the grant date, 33.33% on the second anniversary of the grant date and 33.34% on the third anniversary of the grant date. The PSUs vest in accordance with the performance criteria determined by the board of directors. The options have a fixed ten year term, a $5.00 exercise price and vest 25% on each the first, second, third and fourth anniversary of the grant date. On February 12, 2026, our board of directors authorized and approved a grant of 1,000,000 Unrestricted Stock Awards.
Executive compensation plan
On November 10, 2025, our board of directors approved recommendations for compensation packages for certain members of management and authorized the Company to enter into service agreements reflecting the final terms. As part of these compensation packages, our board of directors approved of cash signing bonuses of $590,417 to reflect compensation for services provided through the approval date. We recognized an accrued expense amount of $470,139 as of September 30, 2025 to reflect service provided during this period. We have entered into temporary consulting agreements with certain members of management, however we currently do not have employment or service agreements in place with all of our executive officers or management. We expect to enter into employment or service agreements with each member of management prior to the completion of the Direct Listing, which will address, among other things, compensation, benefits, confidentiality, non-competition and severance provisions and, to the extent applicable, replace the temporary consulting agreements currently in place. On February 12, 2026, our board of directors approved cash bonuses to consultants for pro-rated services in 2025 in the aggregate amount of $770,662.62, including $450,000 to our Chief Executive Officer and Chairman and $150,000 to our President and Chief Financial Officer.
CEO performance plan
On March 3, 2026, the Compensation Committee of our board of directors approved, subject to shareholder approval, a standalone performance-based restricted stock unit plan (the “CEO Performance Plan”) adopted solely to authorize a single award of 3,000,000 performance-based restricted stock units (“PRSUs”) to our Chief Executive Officer. No other awards may be granted under the CEO Performance Plan.
The CEO Performance Plan reserves a maximum of 3,000,000 common shares for issuance pursuant to the PRSUs. Based on approximately 55 million common shares outstanding as of March 3, 2026, the reserved shares represent approximately 5.5% of our outstanding common shares.
The PRSUs are eligible to be earned solely upon the achievement of specified stock price thresholds of $30, $40 and $50 per share (subject to customary adjustment in connection with stock splits, stock dividends, recapitalizations and similar share events), measured based on the 20-trading day average closing price of our common shares at any time during a five-year performance period commencing on the grant date. The award consists of three tranches of 1,000,000 PRSUs, each tied to one of the performance thresholds. To the extent a threshold is not achieved during the performance period, the applicable PRSUs will expire without value.
Earned PRSUs will be settled in either common shares (on a one-for-one basis) or cash, at the Company’s discretion. Any common shares issued in settlement will be subject to a holding restriction through the end of the five-year performance period, except in connection with a change in control.
In the event of a change in control during the performance period, unvested PRSUs will be deemed earned solely to the extent that the per-share transaction price equals or exceeds one or more of the applicable performance thresholds, and such PRSUs will be settled immediately prior to closing (in shares or cash at the Company’s discretion). Any unvested PRSUs for which the applicable threshold is not satisfied will terminate without value.The CEO Performance Plan will automatically terminate upon the earlier of (i) settlement or expiration of all PRSUs or (ii) the end of the five-year performance period, and no additional awards may be granted under the plan.
The award remains subject to shareholder approval. If shareholder approval is not obtained prior to completion of our direct listing, the CEO Performance Plan and the PRSUs will not become effective.

BUSINESS
Business Overview
We are engaged in the acquisition and management of critical metals and mineral royalties, streams and other similar interests. We are focused on providing capital to support mineral security and independence in North America in support of accelerating domestic industry growth, including energy, defense and re-industrialization. We aim to focus on capital development opportunities encompassing all aspects of the critical metals and minerals value chain.
Our royalty-based business model is designed to enable us to participate in the long-term potential cash flows and commodity upside of large-scale, strategically significant critical metals and mineral assets, with reduced exposure to operational, development or environmental risks typically associated with resource production operations. We believe we are well-positioned to benefit from growth in the global demand for critical metals and minerals and the resulting needs of operators for alternative sources of financing to fund their mining and extraction operations.
Our core and only asset is a 2.0% gross overriding royalty on the NORI Property, a polymetallic nodule project being developed by The Metals Company in the CCZ, located approximately 1,500 miles southwest of San Diego, California. We acquired this royalty in 2023 from The Metals Company in exchange for approximately 13.9 million (or 25.15%) of our Common Shares and $5,000,000 in cash. See “Corporate History and Structure” and “Business — NORI Royalty”. To date, we have not received any royalty revenue from the NORI Royalty. The NORI Property is in development stage and is not currently permitted for commercial production, and the legal regime applicable to such permitting is uncertain. As a result, there can be no assurance that the NORI Property will ever achieve commercial production or, if commercial production is commenced, that such operations will achieve profitable and continued production levels. See “Risk Factors — Our sole royalty interest is not on producing properties and this and any future royalty, streaming or similar interests we acquire, particularly on development stage properties, are subject to the risk that they may never achieve production,” and “Business — NORI Royalty.”
We believe The Metals Company is well-positioned to become a leader in nodule mining. Through its wholly-owned affiliates, The Metals Company holds an exploration license under (“UNISA”) and has submitted two exploration licenses, one commercial recovery permit and one consolidated exploration license and commercial recovery permit application to NOAA for the exploration and commercial recovery of polymetallic nodules in the area secured by the NORI Royalty Agreement. The Metals Company also has strategic global partnerships with key industry participants such as Allseas Group S.A., Korea Zinc Co. Ltd., and PAMCO.
Investment Highlights
1.
We hold our royalty on a potentially significant resource of polymetallic nodules (including cobalt, copper, manganese and nickel).

We own a 2.0% gross overriding royalty on all metals and minerals produced from The Metals Company’s NORI Areas in the CCZ, which is believed to be one of the world’s largest undeveloped nickel, copper, cobalt and manganese resources. Seafloor polymetallic nodules occur in all oceans, but we believe the CCZ hosts a relatively high abundance of nodules.
The Metals Company recently published a PFS, the world’s first deep-sea mining pre-feasibility study on the NORI Area D, including an estimate of probable mineral reserves and TMC has announced that it anticipates first production from the NORI Area D in the fourth quarter of 2027, subject to receipt of necessary permits.
Alongside the Area D Report on the NORI Area D, The Metals Company published the Initial Assessment which applies, in part, to NORI Area A, NORI Area B and NORI Area C. The Initial Assessment also provides scientific and technical information in respect of TMC’s TOML Areas. Our royalty does not apply to the TOML Areas.

The Technical Reports indicate the presence of polymetallic nodules which include nickel, copper, cobalt, manganese and other base metals in the area covered by our royalty interest. The Technical Reports shall not be deemed to be incorporated by reference into this prospectus or any future filing under the Securities Act or the Securities Exchange Act.
In April 2025, The Metals Company, through its wholly owned subsidiary, TMC USA, submitted two exploration licenses and one commercial recovery permit to the NOAA under the DSHMRA for the exploration and commercial recovery of polymetallic nodules in (but not limited to) the area secured by our NORI Royalty Agreement. In August 2025, The Metals Company received notice of full compliance from the NOAA on its exploration applications. Both applications are now in the certification stage of the process. Following certification, an environmental impact statement will be finalized prior to the issuance of exploration licenses. The Metals Company must also receive the commercial recovery permit prior to commercial production, which it anticipates to commence in the fourth quarter of 2027.
In January 2026, The Metals Company, through TMC USA, submitted a consolidated exploration license and commercial recovery permit application to the NOAA pursuant to the NOAA’s new consolidated application and review process for exploration licenses and commercial recovery permits under the DSHMRA. TMC disclosed that the consolidated application covers the area previously subject to the April 2025 commerical recover permit application (NORI Area D), and also expands on the area subject to the prior application, however, to our knowledge the expanded area does not include any of the other NORI Areas subject to our NORI Royalty Agreement.
See “Business — Regulatory and Environmental Status” and “Business — NORI Property”.
2.
Current U.S. policies support the emerging offshore metals industry and are creating opportunities for us and our partners.

The U.S. government has indicated policy support for the extraction of offshore critical minerals and resources, which we believe will benefit the proposed operations of The Metals Company and the NORI Property over which we hold our royalty interest. We believe current U.S. policy developments will expedite revenue from our NORI Royalty, as well as encourage third-party mining operations, which could create additional royalty opportunities for us. Recent policy support by the U.S. government validates the importance of domestic critical mineral supply chains — it also has the potential to enhance the long-term value of our NORI Royalty by potentially accelerating project timelines, improving permitting certainty for TMC and attracting capital to the sector.
On April 24, 2025, President Trump issued an executive order titled “Unleashing America’s Offshore Critical Minerals and Resources.” The executive order’s purpose is to advance the development of critical minerals in the U.S. offshore seabed and in areas beyond national jurisdiction, which include the area over which we hold a royalty interest. President Trump directed the Secretary of Commerce and Secretary of the Interior to develop processes and capabilities for expedited permitting for exploration, extraction and processing of seabed mineral resources. Prior to the 2025 executive order, President Trump, on July 22, 2019, issued a Presidential Determination under The Defense Production Act Title III to declare the domestic production capability for rare earth metals and alloys as essential to national defense.
The U.S. Congress has likewise provided support for encouraging the critical minerals industry. In July 2025, the One Big Beautiful Bill Act was signed into law and introduced tax credits for the production of critical metals, allocated $7.5 billion to the Department of Defense for critical minerals projects and generally promotes the onshoring of industries directly or indirectly impacted by critical metals and minerals supply. In December 2024, the Fiscal Year 2025 National Defense Authorization Act was signed into law and called for the Department of Defense to conduct a feasibility study on developing domestic refining capacity for polymetallic nodules.
Even under aggressive build-out scenarios, the U.S. is projected to remain in critical mineral deficit through 2030 and has a stated policy objective of increasing the extraction and processing of critical minerals. We believe these factors will provide us with an opportunity to acquire a pipeline of royalty or similar interests throughout the critical metal and mineral value chain by providing capital to operators.

3.
Partnered with a strong operating company providing an early-mover advantage to deep-sea mining.

We offer investors exposure to the nascent offshore metals and minerals sector through our royalty on the NORI Property. The operator, TMC, is an early mover in the deep-sea mining sector and has invested a significant amount of financial and human capital over a decade in building what we believe is one of the most advanced deep-sea minerals platforms. We believe TMC’s expertise, along with the potential of the NORI Areas, provide a unique opportunity to develop and produce critical metals and minerals such as nickel, copper, cobalt and manganese.
4.
Strong industry and capital relationships backed by an expert, committed management team.

While our royalty on the NORI Areas will be our only asset at the time of the Direct Listing, we believe we are well-positioned to expand our portfolio through disciplined capital deployment. Our management team has decades of combined experience building and operating businesses in the energy, mining and critical metals industries and has developed commercial relationships and networks across those sectors. We believe this experience will allow us to capitalize on opportunities arising from the current macroeconomic environment.
All of our executive officers are employed by us on a full-time basis and are expected to dedicate substantially all of their working time to their roles with the Company. However, certain of our executive officers and directors also hold officer and/or non-executive directorship positions, advisory positions and/or have significant shareholdings in other companies, including companies involved in natural resources investment, exploration, development, and such other companies that may compete with us for potential assets. See “Risk Factors — Certain of our directors and officers also serve as directors and officers of other companies in the mining and/or natural resources sectors, which may cause them to have conflicts of interest.”
5.
Royalty and streaming business model minimizes operational risk.

Our royalty and streaming business model provides exposure to commodity price upside, mine life extensions, expansions, and exploration success while significantly insulating us from operating and capital cost inflation, incremental capital commitments and environmental liabilities from mining operations. Historically, royalty and streaming companies have outperformed traditional mine operators across multiple commodity cycles, supported by higher margins, low corporate overhead, diversification and lower risk profiles.
6.
Capital structure designed for alignment with shareholders.

At the time of the Direct Listing, we anticipate that approximately 29.48% of our common shares will be held by our management and directors, and 25.15% of our common shares will be held by The Metals Company, promoting a long-term focus on value creation and alignment of management’s and shareholders’ interests.
We believe we will be well-positioned to fund future critical metals and mineral royalty, stream or other similar interests by raising equity or debt in the capital markets or securing funding from other sources, including potential future proceeds from our existing royalty interest.
Our Market Opportunity
Demand Dynamics
We believe that increased demand for critical metals and minerals and U.S. policy tailwinds present an opportunity for an increase in: (i) mining operations (and therefore potential for us to provide capital to operators in exchange for royalty, stream and similar interests) and (ii) market prices for critical metals and minerals (and therefore potential for greater revenue from our current royalty interest).
We see the potential for increased demand for critical metals and minerals based on the following drivers:
1.
Energy Demand, Transformation and Security

End-use demand for critical metals and minerals is accelerating due to electrification across transport, grids and industry. We expect the demand dynamics being created by grid-scale storage and construction, electric vehicles (“EVs”), solar and wind energy, artificial intelligence data centers and efforts towards U.S. re-industrialization will underpin multi-decade growth in material intensity for copper, nickel, cobalt and manganese.
According to the 2025 edition of the IEA’s annual World Energy Investment report, global investment in clean technologies — renewable and nuclear energy, modernized grids, energy storage, low-emissions fuels, efficiency and electrification — is on course to hit a record $2.2 trillion this year, reflecting not only efforts to reduce emissions but also the growing influence of industrial policy, energy security concerns and the cost competitiveness of electricity-based solutions by certain governments.
2.
Defense

Defense technologies rely on critical minerals for superalloys, magnets, electronics and propulsion. China currently dominates global processing for many defense-critical minerals, posing supply and national security risks for the U.S., which we believe will cause the U.S. government to continue to promote the development of critical minerals.
3.
End-Use Markets and Applications for Nodule-Derived Metals

We believe demand for key industrial metals will also be driven by long-term trends in infrastructure development, electrification and advanced manufacturing — each contributing to a rising dependence on critical minerals. Industries that require the metals contained in polymetallic nodules span multiple sectors, including infrastructure, energy storage and chemicals. In infrastructure, nickel, cobalt and manganese are used in steels, specialty alloys and turbines, and copper is used extensively in cables, wiring, transformers and electronics. In energy storage, nodules can yield battery cathode precursors in the form of nickel, manganese and cobalt sulphates, or intermediary nickel-copper-cobalt matte or alloys, and produce copper cathode for wiring and busbars. In chemicals, cobalt and manganese catalysts are used in refining and industrial processes, and manganese sulphate has agricultural and industrial applications. While end-uses driven by the energy transition still represent a relatively small fraction of total consumption for these metals today, their relative use in EVs and other energy systems is set to increase significantly over the next decades as technology mix, policy support and cost declines accelerate adoption.
METAL	TOP END USE SEGMENTS
NICKEL	Stainless steel (64%), batteries (16%), aerospace & superalloys (8%), electroplating (6%), other (6%)
COPPER	Construction (28.1%), power & utilities (16%), consumer goods (13.4%), transport (13%), industrial equipment (12.1%), HVAC (7.5%), other (9.9%), other (10%)
COBALT	EV batteries (45%), portable device batteries (26%), superalloys (9%), hard metals (4%), catalysts (3%), pigments & ceramics (3%), other (10%)
MANGANESE	Stainless steel (90%), batteries (~1%), other (~9%)

Source: 2024 International Energy Agency Critical Minerals Outlook
Onshoring of Supply Chains and Re-Industrialization
We believe that the current U.S. policy focus on decreasing dependence on critical minerals imports and on re-industrialization will result in an increase in mining operations — and the potential for us to contribute capital and acquire additional royalty, stream or similar interests — in seafloor or other areas under U.S. jurisdiction or U.S.-aligned jurisdictions.
We also believe that this U.S. policy focus and reliance on the types of minerals present in the NORI Property, over which we currently hold our royalty, will expedite regulations and permits for The Metals Company to begin operations in the NORI Area. In 2024, the U.S. net import reliance on certain metals was estimated by the U.S. Geological Survey as follows:
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Nickel: 48% (excluding alloy scrap, net import reliance would be nearly 100%);

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Cobalt: 76%;

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Copper: 45%;

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Manganese: 100%; and

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Rare Earth Metals: 80%.

Our Asset
Our core and only asset is a 2.0% gross overriding royalty on production of metals and minerals from the four separate Areas of the CCZ with a combined area of 74,830 km2. See “Business — NORI Royalty”.
Our Strategy
Our strategy is to acquire and manage critical metals and mineral royalties, streams and other similar interests. The key pillars of our strategy include:
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Align with Tier-One Operators:   Our existing royalty was granted by The Metals Company, a U.S. publicly listed company with a multi-billion dollar market capitalization with key strategic partnerships and technical collaborations, including with Allseas Group S.A., Korea Zinc Co. Ltd., and PAMCO. We believe The Metals Company is well-positioned to responsibly develop seabed resources. We intend to pursue opportunities to deploy capital in support of other operators we believe in and acquire additional royalty, streaming and other interests from such activities.

•
Capitalize on Scalable, Low-Overhead Royalty and Streaming Business Model:   Our status as a non-operating, royalty-focused business allows shareholders to gain exposure to critical assets and projects without taking most of the capital risk of such assets and projects. This gives us the potential to generate shareholder value across multiple commodity cycles, with the expectation of higher margins, low corporate overhead, diversification, and lower risk profiles relative to mine operators.

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Leverage U.S. Policy Tailwinds:   We expect to take advantage of current deglobalization and onshoring initiatives under the Trump Administration’s initiatives to prioritize domestic supply chains of critical minerals.

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Rely on our expert management team:   We are managed by a team of mining, energy, and resource entrepreneurs with decades of combined experience in building and operating businesses and generating shareholder value. We will continue to rely on our experienced management team to source and execute on compelling royalty and other opportunities.

Regulatory and Environmental Status
While The Metals Company holds an exploration permit under the UNCLOS in respect of the NORI Areas, The Metals Company has now disclosed that it anticipates that any future commercial recovery activities will be conducted pursuant to a permit to be issued by NOAA under the DSHMRA, rather than under the UNCLOS.
In April 2025, The Metals Company, through TMC USA, applied for exploration licenses and commercial recovery permits under the DSHMRA in respect of areas of the CCZ that include, but are not limited to, the NORI Areas. The relevant applications are summarized below:
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Exploration License for the USA-A Area which covers 65,186 km2 in the CCZ;

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Exploration License for USA-B Area which covers 121,789 km2 in the CCZ; and

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Commercial Recovery Permit for USA-A which covers 25,160 km2 in the CCZ (NORI Area D).

The USA-A Area includes, but is not limited to, the area identified as NORI Area D. The USA-B Area includes, but is not limited to, the other NORI Areas. These applications are still under agency review and commencement of commercial recovery by TMC USA is subject to approval of these licenses and permit applications under DSHMRA.
In January 2026, The Metals Company, through TMC USA, applied for a consolidated exploration license and commercial recovery permit under the DSHMRA. TMC disclosed that the consolidated application covers the area previously subject to the April 2025 commerical recover permit application (NORI Area D), and also expands on the area subject to the prior application, however, to our knowledge the expanded area does not include any of the other NORI Areas subject to our NORI Royalty Agreement.
To date, no commercial recovery permits for extracting minerals from the seafloor within the NORI Areas have been granted under DSHMRA.
Employees and Human Capital
We have a small team of investment professionals and administrative staff. We intend to supplement our internal capabilities with experienced technical, legal, and ESG consultants and advisors, enabling us to maintain a cost-efficient structure and minimal corporate overhead. We are committed to fostering a culture of integrity, innovation, and professional development.
Mineral Royalties and Metal Streams
A mineral royalty is a payment to a royalty holder that is typically based on a percentage of the minerals produced or the revenues or net profits generated from the underlying project. Royalties are typically for the life of a mine, or a contracted term or total delivered metal or mineral resources. Royalties are non-operating interests in the underlying project and therefore, the holder is generally not responsible for contributing additional funds for any purpose, including capital and operating costs. Royalties can be commodity specific or structured for multiple metals from the same property, and terms may vary by ore type, metallurgy or other factors.
The main types of revenue-based royalties can be summarized as follows:
•
Gross revenue royalties or gross overriding royalties are based on the total revenue from the sale of production, with minimal or no deductions. Some agreements refer to gross proceeds, which are treated similarly to gross revenues.

•
NSR royalties are calculated on the value of metal production or the net proceeds received by the operator from a smelter or refinery. These payments typically allow for deductions such as transportation, insurance and smelting or refining charges as outlined in the royalty agreement. NSR royalties generally provide cash flow that is not impacted by operating or capital costs, and even a relatively small NSR percentage can deliver economic value comparable to a larger working interest in the same project.

Metal streaming agreements differ from royalties. The holder makes an upfront payment and sometimes ongoing payments for a fixed portion of production, typically at a fixed price or spot linked percentage to market value.
Both royalties and metal streams are non-operating interests, meaning the holder has no obligation to fund operating or capital costs or assume environmental liabilities. These interests are generally established by contract with the property owner and, in many jurisdictions, can be registered against mineral title.
Our History and Development
On November 15, 2022, we completed an initial private financing by issuing 5,000,000 Common Shares for aggregate proceeds of CAD $50,000, including 2,375,000 Common Shares issued to Brian Paes-Braga, our current Chief Executive Officer and Chair of our board of directors, and 125,000 Common Shares issued to a holding company controlled by Brian T. O’Neill, another of our directors. We also approved the entry into indemnification agreements with our directors and officers.
On February 16, 2023, we completed a private financing by issuing 9,153,847 Common Shares at a price of $0.65 per Common Share for aggregate gross proceeds of $5,950,000, including 3,867,693 Common Shares issued to Mr. Paes-Braga, and 307,692 Common Shares issued to a holding company controlled by Mr. O’Neill.
On February 20, 2023, Mr. Braga was appointed as our Chair and Chief Executive Officer.

On February 21, 2023, we entered into the NORI Royalty Agreement pursuant to which NORI created and issued to us a gross overriding royalty interest in the NORI Property. The NORI Royalty entitles us to receive 2% of the gross proceeds from the sale of Products derived from the NORI Property, subject to adjustment if NORI exercises its repurchase options. See “— NORI Royalty”.
Through a series of transactions (described below), including pursuant to the NORI Contribution Agreement and the TMC Subscription Agreement, the aggregate consideration paid by us for the NORI Royalty was $14,000,000.10, which purchase price was satisfied by us through the issuance of 13,846,154 of our Common Shares to TMC and $5,000,000 in cash.
On February 21, 2023, we entered into the NORI Contribution Agreement pursuant to which we acquired the NORI Royalty in consideration for the issuance of a promissory note with a principal amount of $14,000,000.10 (the “TMC Note”) and 5,000,000 contingent value rights (“CVRs”).
On February 21, 2023, we entered into the TMC Subscription Agreement pursuant to which we agreed, as repayment of the TMC Note in full, to issue 13,846,154 Common Shares at a price of $0.65 per share for an aggregate subscription price of $9,000,000.10, as well as repay in cash the remaining principal amount of $5,000,000 owed following such payment to, or as or directed by, TMC.
Also on February 21, 2023, and concurrently with the NORI Royalty Agreement, we entered into the MC Royalty Transactions:
•
Brian Paes-Braga, our Chief Executive Officer and the Chair of our board of directors, agreed to assign to us a 1.4% gross production royalty related to NG Energy International Corp.’s Maria Conchita Block in consideration for the issuance of 10,338,462 Common Shares at a deemed price of $0.65 per share;

•
Brian T. O’Neill, one of our directors, agreed to assign to us a 0.08125% gross production royalty related to the Maria Conchita Block in consideration for the issuance of 600,000 Common Shares at a deemed price of $0.65 per share;

•
Lucas Cahill agreed to assign to us a 0.08125% gross production royalty related to the Maria Conchita Block in consideration for the issuance of 600,000 Common Shares at a deemed price of $0.65 per share;

In connection with the MC Royalty Transactions, we entered into assignment agreements with each of Mr. Paes-Braga, Mr. O’Neill and Mr. Cahill, pursuant to which we assumed all rights, benefits, payments and privileges of such person in respect of their respective royalty related to the Maria Conchita Block. Following completion of the MC Royalty Transactions we held a 1.5625% gross production royalty related to the Maria Conchita Block.
In connection with, and as a condition to, the consummation of the MC Royalty Transactions and the transactions contemplated by the NORI Royalty Agreement, the NORI Contribution Agreement and the TMC Subscription Agreement, we entered into an investor rights agreement (the “Investor Rights Agreement”) with TMC and Mr. Paes-Braga to govern certain of the parties’ rights, duties and obligations. See “Certain Relationships and Related Party Transactions — Investor Rights Agreement”.
On February 21, 2023, Gerard Barron, the Chief Executive Officer of TMC, was appointed as one of our directors. Kyle Hickey was appointed as our President and Don Sewell was appointed as our Chief Financial Officer.
On February 21, 2023, we granted 3,950,000 options under the Legacy Option Plan to directors, officers and advisors of the Company, with each option having an exercise price equal to $0.65.
On March 21, 2023, we entered into a contribution and subscription agreement with Landsons Investment Corporation, pursuant to which Landsons Investment Corporation agreed to assign to us a 1.5625% gross production royalty related to the Maria Conchita Block and a 1.44% gross production royalty relating to NG Energy International Corp.’s SN-9 Block in consideration for the issuance of 3,500,000 Common Shares at a deemed price of $1.50 per share. In connection with the Landsons Transactions we entered into assignment agreements with Landsons Investment Corporation pursuant to which we assumed all rights, benefits, payments and privileges of Landsons’ royalty related to the Maria Conchita Block and SN-9 Block. Following completion of the Landsons Transactions we held a 3.125% gross production royalty related to the Maria Conchita Block and 1.44% royalty related to the SN-9 Block. Each of TMC and Mr. Paes-Braga waived their anti-dilution rights under the Investor Rights Agreement in connection with the Landsons Transactions.
On February 27, 2025, our shareholders approved by unanimous written resolution one or more distributions to our shareholders as a return of capital, in such amounts and times as may be determined at the discretion of our board of directors. On April 18, 2025, our board of directors authorized and approved a return of capital in the amount of $1,072,836.62 in respect of the issued and outstanding Common Shares, resulting in each holder of Common Shares receiving a return of capital equal to $0.025 per Common Share.
On July 10, 2025, NG Energy partially assigned their obligations with respect to our royalty on the SN-9 Block to an affiliate of Maurel & Prom.
On July 25, 2025, we entered into a subscription receipt agreement with Odyssey Trust Company, providing for the issuance of subscription receipts of the Company, with each subscription receipt being convertible, without further action or payment into Common Shares of the Company upon the satisfaction of the Release Conditions prior to March 31, 2026.
Also on July 25, 2025, and in accordance with the terms of the Subscription Receipt Agreement, we completed the first tranche of a non-brokered private placement and issued 2,768,300 subscription receipts at a price of $5.00 per subscription receipt for an aggregate gross proceeds of $13,841,500, to be held in escrow in accordance with the Subscription Receipt Agreement. In the event we do not meet the Release Conditions, the proceeds from the subscription receipts will be returned to the subscribers.
On August 18, 2025, we held a special general meeting of our shareholders (“SGM”) where our shareholder approved resolutions: (1) to fix the number of directors at five, (2) to approve the name change to “The Metals Royalty Company Inc.”, (3) to approve the Spin-Out and (4) to approve certain amendments to our Articles.
Following the SGM, we entered into the Contribution Agreement with our wholly owned subsidiary, 1554997 B.C. Ltd, to contribute our Oil and Gas Royalties to such subsidiary in anticipation of distributing the shares of such subsidiary to our existing shareholders as a return of capital. Following the Spin-Out, which will be consummated prior to the Direct Listing, we will have no interest in the Oil and Gas Royalties and our business will consist solely of the NORI Royalty.
On September 8, 2025, we issued 2,139,770 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $10,698,850.
On September 8, 2025, and in accordance with the terms of the Subscription Receipt Agreement, we completed the second tranche of the non-brokered private placement and issued 299,100 subscription receipts at a price of $5.00 per subscription receipt for an aggregate gross proceeds of $1,495,500, to be held in escrow in accordance with the Subscription Receipt Agreement. In the event we do not meet the Release Conditions, the proceeds from the subscription receipts will be returned to the subscribers.
On September 11, 2025, we changed our name from Low Carbon Royalties Inc. to The Metals Royalty Company Inc.
On September 11, 2025, Kyle Hickey resigned as our President.
On September 11, 2025, Hamed Shahbazi and Jorge Fonseca were appointed as directors of the Company to fill vacancies on the board directors.
On October 31, 2025, and in accordance with the terms of the Subscription Receipt Agreement, we completed the third tranche of the non-brokered private placement and issued 67,081 subscription receipts at a price of $5.00 per subscription receipt for an aggregate gross proceeds of $335,405, to be held in escrow in accordance with the Subscription Receipt Agreement. In the event we do not meet the Release Conditions, the proceeds from the subscription receipts will be returned to the subscribers.

On November 10, 2025, we issued 430,000 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $2,150,000.
On November 10, 2025, our board of directors approved the 2025 Plan and granted the following awards: 891,750 RSUs, 659,250 PSUs and 861,250 options.
On November 28, 2025, Don Sewell was appointed as President of the Company.
On December 1, 2025, we granted an award of 18,000 RSUs and 11,000 options under the 2025 Plan.
On December 5, 2025, we issued 2,000,000 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $10,000,000.
On December 17, 2025 we entered into an amendment to the Subscription Receipt Agreement to extend the deadline for the Release Conditions to March 31, 2026.
On December 18, 2025 we issued 3,443,399 Common Shares upon the exercise of options under the Legacy Option Plan. The Legacy Option Plan is now terminated, and no options are outstanding under such plan.
On December 18, 2025 we completed the Spin-Out.
On February 12, 2026, our board of directors authorized and approved a grant of 1,000,000 Unrestricted Stock Awards.
On March 3, 20206, the Compensation Committee of our board of directors, approved, subject to shareholder approval, the CEO Performance Plan and the grant of 3,000,000 PRSUs under the CEO Performance Plan to our Chief Executive Officer.
NORI Royalty
Following completion of the Spin-Out, our portfolio consists solely of the NORI Royalty. The NORI Royalty Agreement establishes the terms of the NORI Royalty pursuant to which NORI granted us a 2.0% gross overriding royalty interest on gross proceeds from the sale of Products by NORI or its affiliates, without deductions, as determined based on the terms and conditions of the NORI Royalty Agreement, including (i) gross proceeds received from non-affiliate purchasers of Products, (ii) insurance proceeds for Products lost or (iii) a market value calculation in respect of Products sold to affiliates. The property underlying our royalty interest is at the development stage and is not currently in production as of the date hereof.
Pursuant to the NORI Royalty Agreement, the parties agreed that the NORI Royalty is intended, to the maximum extent permitted under applicable law, to constitute an interest in the NORI Property and will run with the NORI Property and title to the NORI Property in perpetuity and continue to apply to the NORI Property and any successors or assigns, subject to the terms of the NORI Royalty Agreement.
To the maximum extent possible under applicable law, NORI will, upon our request, sign and deliver to us, and we may register or otherwise record (or require NORI to register or otherwise record) against the NORI Property, the NORI Royalty Agreement or notice thereof, and any other similar document or documents as we may request that will have the effect of giving notice of the existence of the NORI Royalty to third persons, and protecting our NORI Royalty and our right to receive the NORI Royalty.
If any renewal, extension, modification, substitution, amalgamation, succession, conversion, demise to lease, renaming or variation of any mineral right is granted as contemplated by the NORI Royalty Agreement, NORI agrees if permissible under law, to execute and deliver such document or documents as we may reasonably request to acknowledge that the NORI Royalty is applicable to the same, including any registration or recording document of any nature whatsoever.
Without limiting the generality of the foregoing, NORI agreed, to the maximum extent possible under UNCLOS and the regulations of the ISA, take all steps and actions necessary, including seeking consent of the ISA and any sponsoring state, to register the NORI Royalty as an encumbrance on any exploitation contract granted to NORI by the ISA, subject to the subordination provisions of the NORI Royalty Agreement in relation to project financing.

Pursuant to the NORI Royalty Agreement, NORI has an exclusive and irrevocable one-time right and option to purchase fifty percent (50%) of the NORI Royalty on or after the second anniversary following the date of the NORI Royalty Agreement, by making a payment (the “First Repurchase Payment”) to us in the amount that, when combined with the aggregate NORI Royalty payments received by us prior to the First Repurchase Payment is made, would provide us with an agreed rate of return. The First Repurchase Right expires on the seventh anniversary following the date of the NORI Royalty Agreement.
If the First Repurchase Right is exercised, and NORI is not in default of its payment obligations under the NORI Royalty, NORI has an exclusive and irrevocable one-time right and option to purchase an additional twenty-five percent (25%) of the original NORI Royalty on or after the fifth anniversary following the date of the NORI Royalty Agreement, by making a payment (the “Second Repurchase Payment”) to us in the amount that, when combined with the aggregate NORI Royalty payments received by us prior to the Second Repurchase Payment is made, would provide us with an agreed rate of return. The Second Repurchase Right expires on the tenth anniversary following the date of the NORI Royalty Agreement.
If both the First Repurchase Right and the Second Repurchase Right are exercised, the ongoing royalty rate will be reduced to 0.5%.
Royalty payments are due within 30 days after the end of each quarter in which the obligation accrues, based on the first sale of Product.
The NORI Royalty Agreement also grants us information rights, requiring NORI to provide us with a royalty statement at the time each NORI Royalty payment is made, which will include details on the quantity, type, and grade of metals and minerals extracted during that quarter and information about the quantity, type and grade of metals and minerals processed and sold during that same period.
We also have the right to audit NORI’s books and records related to royalty calculations, with specific procedures for resolving disputes and addressing deficiencies.
We may assign all or part of our royalty interest with notice to NORI. NORI may only assign its interest in the NORI Property if the assignees agree in writing to be bound by the NORI Royalty Agreement and failure to comply renders any such assignment void as to our royalty interest.
Any future financing of NORI secured by the NORI Property requires the lender to acknowledge in writing the NORI Royalty and agree not to interfere with our rights, in which case we have agreed to subordinate our interest to such financing under specified conditions.
The NORI Royalty Agreement also contains indemnification provisions, under which NORI agrees to indemnify us for third-party claims arising from breaches of law, environmental conditions, or hazardous substances related NORI operation at the NORI Property.
TMC guaranteed and is jointly and severally liable for all obligations of NORI under the NORI Royalty Agreement, including NORI’s obligations to make royalty payments in respect of sales of Product by affiliates such as TMC USA and any indemnity given by NORI.
Principal Markets; Revenue Breakdown
Our future revenues are expected to derive from sales of nickel, cobalt, copper and manganese contained in the polymetallic nodules lifted from NORI Property pursuant to the NORI Royalty Agreement, and sales of minerals by any future operators of projects over which may in the future hold, royalty or stream interests. These metals, which are subject to the NORI Royalty, are expected to support global EV and energy-storage supply chains, with pricing denominated in U.S. dollars and referenced to LME benchmarks.
Because we had no royalty inflows from the NORI Royalty since inception, historical revenue by product or geography is not presented. Beginning with first production, we expect revenue attribution from Products under the NORI Royalty Agreement to break down approximately as follows: 60% nickel, 25% cobalt, 10% copper and 5% manganese.

Market Overview and Strategic Context
The global transition to a low-carbon economy depends on secure, large-scale supplies of critical minerals. According to the IEA, demand for key metals such as nickel and cobalt is expected to increase significantly through 2040 as EVs, stationary storage systems and renewable energy infrastructure scale worldwide. These metals, together with copper and manganese, are core inputs to batteries, motors, power networks, wind turbines and solar balance-of-system components. At the same time, conventional terrestrial mining projects face mounting headwinds, including long and uncertain permitting timelines, elevated geopolitical risk, environmental constraints and increasing social resistance. In this context, polymetallic nodules on the seafloor offer a high-grade, potentially scalable and lower-impact alternative source of supply of critical minerals. We believe the NORI Property is positioned to meet a portion of this growing demand. Through the NORI Royalty, investors gain exposure to a large-scale, long-life and sustainability-aligned asset with the potential to deliver attractive returns as electrification accelerates given the growing demands for energy from multiple industries.
End-use markets and applications for nodule-derived metals
Industries that require the metals contained in polymetallic nodules represent potential market opportunities across infrastructure, energy storage and chemicals. In infrastructure, nickel, cobalt and manganese are used in steels, specialty alloys and turbines, and copper is used extensively in cables, wiring, transformers and electronics. In energy storage, nodules can yield battery cathode precursors in the form of nickel, manganese and cobalt sulphates, or intermediary nickel-copper-cobalt matte or alloys, and produce copper cathode for wiring and busbars. In chemicals, cobalt and manganese catalysts are used in refining and industrial processes and manganese sulphate has agricultural and industrial applications. While end-uses driven by the energy transition still represent a relatively small fraction of total consumption for these metals today, their relative use in EVs and other energy systems is expected to increase significantly over the next decades as technology mix, policy support and cost declines accelerate adoption.
METAL	TOP END USE SEGMENTS
Nickel	Stainless steel (64%), batteries (16%), aerospace & superalloys (8%), electroplating (6%), other (6%)
Copper	Construction (28.1%), power & utilities (16%), consumer goods (13.4%), transport (13%), industrial equipment (12.1%), HVAC (7.5%), other (9.9%), other (10%)
Cobalt	EV batteries (45%), portable device batteries (26%), superalloys (9%), hard metals (4%), catalysts (3%), pigments & ceramics (3%), other (10%)
Manganese	Stainless steel (90%), batteries (~1%), other (~9%)

Source: 2024 International Energy Agency Critical Minerals Outlook
Demand outlook and electrification drivers
End-use demand for these critical metals is accelerating due to electrification across transport, grids and industry. Global EVs sales reached roughly 17 million units in 2024, exceeding 20 percent of total sales, and global battery demand for EV and grid-scale storage surpassed 1 terawatt-hour in the same year. Renewable capacity additions reached about 700 gigawatts in 2024, led by solar PV, while grid investments — particularly in China — have been a major driver of copper consumption over the past two years. These dynamics underpin multi-decade growth in material intensity for copper, nickel, cobalt and manganese across vehicle platforms, grid expansion and industrial equipment.
Supply concentration and structural vulnerabilities
Supply concentration remains a defining feature of critical mineral markets, especially in refining. Across nickel, cobalt, and copper, the top three refining countries, China, Indonesia and Russia, increased their combined share to about 86 percent in 2024, up from 82 percent in 2020, while the top three mining countries, Indonesia, the Democratic Republic of the Congo and Chile, rose from 73 percent to 77 percent over the same period. China refined about 45 percent of global copper and nearly 78 percent of cobalt in 2024, while Indonesia supplied more than 60 percent of mined nickel and around 45 percent of refined nickel, with its role in mixed hydroxide precipitate, matte, and ferronickel continuing to expand. The Democratic Republic of the Congo dominated cobalt mining, accounting for roughly 84 percent of global output. This concentration of supply poses a significant risk, as disruptions in any single country could trigger supply shocks in global commodity markets.
China concentration and United States policy response
Refining and processing of these critical minerals are concentrated in, or controlled by, China. China is the largest producer of refined manganese, cobalt and copper and, while it is the second-largest refiner of nickel, it exerts substantial influence over nickel processing in Indonesia, today’s leading nickel supplier. In 2025, the United States announced a series of measures intended to counter concentration risk, including actions to expedite mining and processing permitting, international critical mineral agreements, efforts to co-locate certain processing facilities on federal or military lands and adjustments to tariffs on certain Chinese imports. The policy objective across the United States, the European Union, Canada and Australia is to reduce import dependence and support domestic and allied-country capacity in mining, refining, recycling and advanced manufacturing. These policy efforts are occurring alongside a broader upscaling of battery and EV manufacturing, with announced U.S.-cell capacity exceeding 1.2 terawatt-hours by 2030 and European initiatives under the European Critical Raw Materials Act (the “EU Critical Raw Materials Act”) designating dozens of strategic projects to streamline permitting and access to finance, while retaining black mass to support a regional recycling industry.
Battery-grade nickel versus ferronickel and nickel pig iron
Distinctions within nickel supply are increasingly important for battery markets. Indonesia’s expansion has been led by ferronickel and nickel pig iron that primarily serve stainless steel. Battery-grade nickel requires nickel sulphate produced via intermediate matte or mixed hydroxide precipitate (MHP)/mixed sulphide precipitate (MSP) conversion and subsequent chemical processing. China remains the largest supplier of nickel chemicals, accounting for a majority of global sulphate output, although Indonesia is scaling its chemicals significantly from a small base as part of a broader industrial policy to capture more value chain steps. Once in production, initially NORI-D and later the greater NORI Property is expected to supply battery-grade nickel sulphate to downstream markets including cell-battery plants.
The case for polymetallic nodules and the NORI Property
Given the wide range of environmental and social impacts associated with conventional land-based mining, we believe it is important to ensure that large volumes of critical metals and minerals are sourced with the lowest environmental, social and economic impacts possible. Polymetallic nodules contain nickel, copper, cobalt and manganese that can be processed into battery-relevant intermediates — such as nickel, manganese and cobalt sulphates, or into intermediate matte or alloy blends — and into copper cathode and alloys for grid and industrial uses. As high-grade terrestrial ore remains limited and global demand increases, a continued reliance on land ores alone would likely expand environmental and social footprints, elevate the risk of supply shortages and increase price volatility. We believe that three of the four metals in polymetallic nodules — nickel, copper and cobalt — are critical in leading economies because they are essential to economic welfare and face supply chain vulnerabilities, and manganese is foundational to steelmaking and a range of industrial applications. We believe the NORI Property offers a potential alternative source that can contribute to supply diversification and resilience, subject to permitting, technical performance and market conditions.
Presentation of IEA charts and scenarios
The charts below published by the IEA show increasing global demand by end-use application for nickel, copper, and cobalt, under the scenario that net zero emissions is achieved by 2050. The IEA provides global demand projections for 37 critical minerals needed for clean energy transitions across various target and technology scenarios. A 2024 study by the IEA shows that the production of energy transition minerals could increase by 2040 to meet the growing demand for low-carbon energy technologies required to keep global warming at 1.5°C with deficits in mined supply emerging for nickel, copper and cobalt before 2030.
IEA Nickel Supply & Demand Outlook

Nickel

Ni

Top three producers 2030

Indonesia 67%
Russia 5%
Mining
Philippines 6%

China 33%
Indonesia 45%
Refining
Russia 3%

Demand outlook

kt
8 000
4 000
STEPS
APS
2015
2024
2040
Electric vehicles
Other energy technology
Other demand

Mining requirements

kt
7 000
3 500
APS
STEPS
2024
2030
2035
2040
Expected mine supply from announced projects
Primary supply requirements (mined)

STEPS	2021	2024	2030	2040
Cleantech demand (kt)	**226**	**562**	**1 349**	**2 381**
Other uses (kt)	2 600	2 809	3 039	3 304
Total demand (kt)	**2 825**	**3 371**	**4 389**	**5 685**
Secondary supply and reuse (kt)	25	62	63	295
Primary supply requirements (kt)	**2 709**	**3 484**	**4 326**	**5 382**
Share of top three mining countries	64%	77%	78%	84%
Share of top three refining countries	66%	78%	81%	83%

Source: International Energy Agency Global Critical Minerals Outlook 2025 (May 21, 2025)
Global Nickel Demand Outlook by Sector and Region

Source: International Energy Agency Global Critical Minerals Outlook 2025 (May 21, 2025)

IEA Copper Supply & Demand Outlook

Copper

Cu

Top three producers 2030

Mining
Chile
24%
Peru
11%
DRC
16%

Refining
China
47%
Chile
6%
DRC
7%

Demand outlook

Mt
40
20
STEPS
APS
2015
2024
2040
Grids
Other energy technology
Construction
Other demand

Mining requirements

Mt
30
15
APS
STEPS
2024
2030
2035
2040
Expected mine supply from announced projects
Primary supply requirements (mined)

STEPS	2021	2024	2030	2040
Cleantech demand (kt)	**6 002**	**7 737**	**10 910**	**12 162**
Other uses (kt)	18 944	18 980	20 438	21 975
Total demand (kt)	**24 946**	**26 717**	**31 348**	**34 137**
Secondary supply and reuse (kt)	4 123	4 441	5 431	8 702
Primary supply requirements (kt)	**20 851**	**22 503**	**25 917**	**25 428**
Share of top three mining countries	46%	48%	50%	53%
Share of top three refining countries	57%	59%	60%	60%

Source: International Energy Agency Global Critical Minerals Outlook 2025 (May 21, 2025)
Global Copper Demand Outlook by Sector and Region

Source: International Energy Agency Global Critical Minerals Outlook 2025 (May 21, 2025)

IEA Cobalt Supply & Demand Outlook

Cobalt

Co

Top three producers 2030

DRC
62%
Mining
Russia
3%
Indonesia
18%

Indonesia
3%
Refining
China
77%
Finland
6%

Demand outlook

kt
500
STEPS
250
APS
2015
2024
2040
Electric vehicles
Other energy technology
Other demand

Mining requirements

kt
400
200
APS
STEPS
2024
2030
2035
2040
Expected mine supply from announced projects
Primary supply requirements (mined)

STEPS	2021	2024	2030	2040
Cleantech demand (kt)	**37**	**71**	**148**	**136**
Other uses (kt)	150	150	166	194
Total demand (kt)	**187**	**221**	**314**	**330**
Secondary supply and reuse (kt)	15	26	39	82
Primary supply requirements (kt)	**182**	**250**	**276**	**247**
Share of top three mining countries	76%	81%	83%	82%
Share of top three refining countries	82%	89%	87%	86%

Source: International Energy Agency Global Critical Minerals Outlook 2025 (May 21, 2025)
Global Cobalt Demand Outlook by Sector and Region in the Stated Policies Scenario (STEPS)

Source: International Energy Agency Global Critical Minerals Outlook 2025 (May 21, 2025)
Policy environment and investment geography
Although policy settings in major consuming markets continue to evolve, large-scale investment commitments in batteries and EVs remain in place across multiple regions, and permitting and financing programs are expanding to support upstream and midstream capacity. In the United States, 2025 executive actions aim to accelerate critical-minerals permitting and project development and complement manufacturing incentives that have anchored significant announced cell capacity this decade. In Europe, the EU Critical Raw Materials Act is intended to shorten timelines and improve bankability for strategic projects while building a regional recycling ecosystem. Canada and Australia have deployed financing programs to de-risk mineral and processing projects, and, in Western Australia, temporary royalty relief has been extended to support nickel producers during the price downturn. In China, dominance across refining, cell manufacturing and recycling is expanding, and new traceability regimes for rare earth elements are being implemented alongside export controls and licensing mechanisms that affect market access and supply assurance for overseas buyers.
Legislative and policy disclosures related to the “One Big Beautiful Bill” and Critical Metals
The OBBBA, enacted in July 2025, allocates approximately $9.5 billion to bolster U.S. critical mineral supply chains, including $7.5 billion for the Department of Defense and additional funding through energy and defense programs. The law introduces strict “Prohibited Foreign Entity” rules that restrict eligibility for federal incentives if companies have ties to certain countries, and it accelerates the phase-out of key clean energy tax credits, including the repeal of the EV credit under Section 30D after September 2025. These measures signal a strategic pivot toward defense-oriented mineral security and domestic processing capacity, aiming to reduce geopolitical risk and strengthen supply chain resilience.
Defense authorities reinforce these initiatives with The Defense Production Act Title III authorizing funding for critical mineral supply chains, and the Fiscal Year 2025 National Defense Authorization Act directing a feasibility study on domestic refining of deep-sea nodule-derived intermediates. Legislative interest in seafloor resources is further reflected in the introduction of the Responsible Use of Seafloor Resources Act, which, although not enacted, signals policy momentum toward alternative feedstocks. Internationally, the EU Critical Raw Materials Act and U.S. critical mineral agreements with allies such as Japan aim to diversify supply and reduce dependence on high-risk jurisdictions.
These programs create opportunities for projects aligned with electrification and grid modernization megatrends, but participation is subject to evolving rules, competitive allocations and compliance obligations, including prevailing wage, domestic content and foreign entity restrictions. There is no assurance that any project will qualify for or realize anticipated benefits, and interpretations of eligibility — particularly for nodule-derived intermediates — remain uncertain pending further guidance. We will continue to monitor developments in U.S. and allied policy frameworks and adjust our strategy accordingly.
Critical Metals and Global EV Market
Battery chemistries that require metals contained in polymetallic nodules, nickel, cobalt and manganese, which are found in the NORI Property, deliver high energy densities and are typically deployed in EVs requiring long range (e.g., luxury and upmarket passenger cars) and power (trucks). In 2024, these battery chemistries represented only a small portion of the overall use of nickel (~16% of nickel demand) and manganese (<1% of manganese demand). In addition, while 2024 saw an uptick in iron-based cathodes (“LFP”) used in entry-level EVs, production and use of LFP for EVs are concentrated in China. With continued production by Korean, Japanese and European lithium-ion battery producers, nickel-based cathodes are forecasted to retain approximately 50% of overall market share in addition to capturing 85% of cell production capacity outside of China by 2030, with production increasingly pivoting towards high-nickel content longer term. We believe softer-than-expected demand and supply-side expansions have negatively impacted nickel prices, with current prices at their lowest level since 2020, despite battery nickel demand growing 27% year-on-year in 2024.

Projected Share of 2030 cathode pipeline:	2023 cathode product mix — major ex. China suppliers:

Source: Benchmark Mineral Intelligence Cobalt Market Report for Cobalt Institute at Cobalt Congress, New York City. 2024
Increased Interest in Nodules from the United States
In December 2024, the U.S. Congress passed the 2025 National Defense Authorization Act (“NDAA”) which directs the Secretary of Defense, in coordination with the Assistant Secretary of Defense for Industrial Base Policy, to complete a “Feasibility study of domestic refining of deep-sea critical mineral intermediates” within calendar year 2025. The report from the Assistant Secretary of Defense for Industrial Base Policy to the House Armed Services Committee prescribed in the fiscal year 2024 NDAA “Critical and Strategic Minerals and Materials Sourcing from Seafloor Resources” has yet to be made publicly available.
Environmental Opportunity
All nickel, copper, cobalt and manganese today are produced from land ores or recycled metal stock. We believe existing metal stocks available for recycling are insufficient to meet current demand. Even with high end-of-life product recycling rates, most of the new demand over the coming decades will have to be met by new mining. We believe the land-based mining sector is fundamentally challenged: ore grades are falling, production is moving to some of the more biodiverse and conflict-prone regions in the world, accessing ore bodies often requires a complete removal of ecosystems situated on and above such orebodies, and removing, breaking or tunneling through significant tonnage of waste rock. Toxic levels of heavy elements often found in land orebodies typically need to be removed, stored and maintained indefinitely, a real challenge on seismically active and wet tropical islands in countries like Indonesia that accounts for most of the growth in nickel supply.
As a result of a vigorous campaign by several non-governmental organizations, some participants in the EV supply chain have called for a general moratorium on all forms of deep-seabed mining until there is more knowledge about marine impacts of nodule collection operations. While TMC’s Environmental and Social Impact Assessment (“ESIA”) and Cultural Heritage Impact Assessment (“CHIA”) for offshore nodule collection segment of the NORI Area D project is still ongoing, based on already completed research into lifecycle impacts of critical metal production specifically from deep-sea polymetallic nodules, TMC identified how nodules can potentially provide an opportunity to significantly compress most lifecycle ESG impacts associated with conventional metal production from land ores.

To quantify environmental footprints of metal production from nodules as compared to conventional land ores, TMC commissioned several lifecycle assessments (“LCAs”) looking at the cradle-to-gate impacts of producing nickel, copper, cobalt and manganese products from polymetallic nodules and how it compares to land-based routes. An LCA white paper examining a comprehensive set of impacts was commissioned by TMC and co-authored by certain TMC executive officers in 2018 and reviewed by subject matter specialists and published on TMC’s website in April 2020; an LCA research paper focusing on climate change impacts was peer-reviewed and published in the Elsevier Journal of Cleaner Production in December 2020; an LCA research paper focusing on solid waste streams was peer-reviewed and published in the Yale Journal of Industrial Ecology in January 2022 and an independent LCA compliant with the International Organization for Standardization Standard 14040 on TMC’s NORI Area D project was conducted by Benchmark Minerals Intelligence (“Benchmark”) and released in March 2023. Based on these LCA assessments that TMC commissioned, we believe that TMC is positioned to become one of the lowest ESG footprint metal companies in the industry. The March 2023 LCA by Benchmark shows that the NORI Area D project model performed better in each impact category analyzed than all the land-based processing routes chosen for comparison, except for the global warming potential and water consumption of producing cobalt sulfate, in which one land-based route performed better. While most of these reductions are attributable to the unique characteristics of the polymetallic nodule resource as described above, the elimination of solid processing waste streams onshore is due to TMC’s investment in a near-zero-waste flowsheet design and part of the low carbon emissions are due to TMC’s strong preference to locate onshore processing facilities in places with access to low-carbon power.
NORI Property
Introduction
In 2018, the SEC adopted amendments to the disclosure requirements for mining properties. Effective for fiscal years beginning on or after January 1, 2021, the disclosure requirements under the SEC’s IG7 were replaced with new disclosure requirements under SK-1300. The property disclosures in this Appendix A are presented in accordance with SK-1300, subject to certain exemptions contained in the rule.
While S-K 1300 generally contemplates that registrants that hold royalty, streaming or other similar rights will provide property-level disclosure that is comparable to the disclosure provided by the operators of those properties, including mineral resource and mineral reserve estimates and supporting technical information, S-K 1300 also provides certain accommodations to such registrants. In particular, Item 1303(a)(3) and Item 1304(a)(2) of Regulation S-K permit a registrant that holds royalty or similar rights to omit information that would otherwise be required under Items 1303 and 1304 where obtaining the information and preparing related disclosure would result in an unreasonable burden or expense, provided that the registrant explains the omission and provides all information that it does possess or can obtain without incurring an unreasonable burden or expense. We rely on these accommodations with respect to the NORI Royalty. In light of our size, the early stage of our business and the fact that we are a non-operating royalty company with a single material royalty interest, we have determined that obtaining and preparing a separate S-K 1300 technical report summary and related mineral resource and mineral reserve disclosure for the NORI Property solely for inclusion in this prospectus would, at this time, result in an unreasonable burden or expense for us. Instead, information from the Technical Reports below for background and context and provide the other information regarding the NORI Royalty and the NORI Property that we can provide without incurring an unreasonable burden or expense.
Absent an exemption or accommodation, a registrant that discloses mineral resources or mineral reserves for a material property must obtain a dated and signed technical report summary from a qualified person identifying and summarizing the information reviewed and the conclusions reached by the qualified person about the mineral resources or mineral reserves determined to be on that property. As noted above, we have determined that commissioning and preparing a separate S-K 1300-compliant technical report summary for the NORI Property solely for our purposes would result in an unreasonable burden or expense. Accordingly, we have not sought to obtain, and do not intend to obtain, a dated and signed technical report summary from a qualified person pursuant to Item 1302(b)(1) of Regulation S-K for the NORI Property, and we therefore do not present mineral resource or mineral reserve estimates, or any economic analysis generally, for the NORI Royalty in this prospectus
See Appendix A and Appendix B for further information about the NORI Property.
Location
The NORI Property is located within the seafloor in the CCZ of the north-east Pacific Ocean between Hawaii and Mexico. The western end of the CCZ is approximately 1,000 km south of the Hawaiian island group.
The NORI Property is comprised of four separate areas (NORI A, B, C and D) of the CCZ with a combined area of 74,830 km2.
NORI Area D covers 25,160 km2 and is the easternmost of the four NORI exploration areas. Its center point is at latitude 10° 29’ N and longitude 116° 57’ W, approximately 850 km due west of the nearest land — the uninhabited Clipperton Island.
History
A nickel, manganese, cobalt, and copper resource occurring as polymetallic nodules is located on the seafloor in the CCZ. Four consortia of offshore development companies demonstrated the technical feasibility of collecting, lifting, and converting nodules into metals in the 1970s, but development of the industry was impeded by the absence of regulation and a governing body.
Regulatory Regimes
United Nations Convention on the Law of the Sea
In 1994, the United Nations established the ISA pursuant to UNCLOS. The ISA governs the development of seabed resources for UNCLOS member states in the territories beyond the exclusive economic zones governed by coastal states (the “Area”).
In 2010, the ISA adopted Regulations on Prospecting and Exploration for Polymetallic Nodules in the Area. In July 2011, the ISA granted TMC subsidiary, NORI, an exploration contract covering NORI Area A, B, C, and D. These exploration contracts do not confer any commercial production rights. The ISA has not finalized the Mining Code, including Regulations on the Exploitation of Mineral Resources in the Area as required under UNCLOS, which must be finalized before exploitation contracts may be granted.

Deep Seabed Hard Mineral Resources Act
Once the ISA became operational in the 1990s, most reciprocating states transitioned to the UNCLOS/ISA system. The United States, however, remains outside that framework.
In 1980, the U.S. enacted the DSHMRA authorizing the NOAA to issue licenses for exploration and permits for commercial recovery from the deep seabed. These activities are limited to areas beyond national jurisdiction and are intended to ensure that U.S. entities can participate in seabed mining despite the U.S. not being a party to UNCLOS.
DSHMRA provides a regulatory structure administered by NOAA, an agency under the U.S. Department of Commerce. NOAA’s implementing regulations detail the criteria and conditions for issuance of deep-seabed exploration licenses and commercial recovery permits to U.S. citizens, including any individual, corporation, or other entity organized under the laws of a U.S. state or territory.
NOAA is not restricted under DSHMRA from issuing licenses or permits over areas that are also subject to ISA exploration or exploitation contracts.
Before any license or permit is issued, NOAA must determine that the proposed activities meet a series of statutory requirements, including that the activity: (i) will not unreasonably interfere with the lawful use of the high seas by other states; (ii) is consistent with U.S. foreign policy and international obligations; (iii) does not create a risk to international peace and security; (iv) is not expected to result in significant adverse environmental effects; and (v) does not pose undue risk to life or property at sea.
Exploration licenses under DSHMRA grant exclusive rights to conduct technical studies in a defined area and are issued for ten-year terms. Commercial recovery permits authorize full-scale extraction for a period of 20 years subject to extension and are subject to enhanced environmental and operational requirements. To date, NOAA has issued exploration licenses over four areas, of which two are active, however it has not issued any commercial recovery permits under DSHMRA. TMC USA, a wholly owned subsidiary of TMC, is the first U.S. citizen to apply for a commercial recovery permit.
In April 2025, TMC, through TMC USA applied for exploration licenses and commercial recovery permits under DSHMRA in respect of areas of the CCZ that include, but are not limited to, the NORI Property. The relevant applications are summarized below:
•
Exploration License for the USA-A Area which covers 65,186 km2 in the CCZ.

•
Exploration License for USA-B Area which covers 121,789 km2 in the CCZ.

•
Commercial Recovery Permit for USA-A which covers 25,160 km2 in the CCZ (NORI Area D).

USA A includes (but is not limited to) the existing ISA approved exploration Area identified as NORI Area D. USA B includes (but is not limited to) the existing ISA approved exploration Areas identified as NORI Areas A, B and C.
In January 2026, The Metals Company, through TMC USA, applied for a consolidated exploration license and commercial recovery permit under the DSHMRA. TMC disclosed that the consolidated application covers the area previously subject to the April 2025 commerical recover permit application (NORI Area D) and also expands on the area subject to the prior application, however, to our knowledge the expanded area does not include any of the other NORI Areas subject to our NORI Royalty Agreement.
These applications are still under agency review and commencement of commercial recovery by TMC USA is subject to approval of these licenses and permit applications under DSHMRA. As of the date of this prospectus, TMC USA does not hold any exploration licenses or commercial recovery permits under the DSHMRA framework.
See “— Recent Developments”.
The NOAA review process includes a determination whether applications for exploration licenses are in full or substantial compliance with the applicable requirements under DSHMRA and its implementing regulations within 30 days of receipt and whether applications for a commercial recovery permit are complete within 60 days. NOAA has notified TMC USA that its exploration license applications are in substantial compliance with the applicable requirements. NOAA is then expected to proceed with a full review of TMC USA’s applications, including interagency consultation with other U.S. government departments (including the Department of State, the Department of Defense and the Environmental Protection Agency), preparation of an Environmental Impact Statement, or EIS, under NEPA, and a public comment period. NOAA will determine whether to issue the requested licenses and permit, and if so, under what terms and conditions. All licenses and permits issued under DSHMRA are subject to oversight, periodic reporting and potential suspension or revocation for noncompliance or unforeseen environmental harm. NOAA issued four exploration licenses in 1984 to U.S. sponsored consortia for polymetallic nodule exploration in the CCZ. Two of these licenses (USA-1 and USA-4) remain active and are currently held by Lockheed Martin. These licenses have been renewed until 2027 in accordance with DSHMRA’s statutory provisions, which require NOAA to grant extensions if the licensee has substantially complied with license terms.
TMC USA has submitted applications for such rights, and subject to regulatory review and approval, anticipates that any future commercial recovery activities would be conducted pursuant to a permit issued by NOAA under the U.S. legal regime, rather than under UNCLOS.
TMC expects to be subject to additional U.S. laws and regulations as development progresses.
To date, no commercial recovery permits for extracting minerals from the seafloor within the NORI Property have been granted under ISA or DSHMRA.
Recent Developments
On April 24, 2025, President Trump issued an executive order titled “Unleashing America’s Offshore Critical Minerals and Resources” (the “Executive Order”). The Executive Order’s purpose is to advance the development of critical minerals in the U.S. offshore seabed and in areas beyond national jurisdiction. In the Executive Order, President Trump directed federal agencies to streamline and expedite permitting for exploration, extraction and processing of seabed mineral resources and maintain environmental standards with the purpose of securing America’s access to critical mineral resources.
In July 2025, NOAA issued proposed amendments to its regulations under DSHMRA (15 C.F.R. Parts 970 and 971), published as FR Doc. 2025-12513 (90 Fed. Reg. 29806). The proposed rule introduces a new consolidated application procedure under § 971.214, allowing applicants to submit a single application for both an exploration license and commercial recovery permit. These changes are intended to modernize and streamline the DSHMRA permitting process. The proposed rule underwent a public comment period until September 5, 2025. DSHMRA and its regulations do not include a statutory deadline for application review. However, the Executive Order directs the Commerce Secretary to implement an expedited permitting process under DSHMRA.
On July 27, 2025, TMC USA submitted amended exploration applications with additional information requested by NOAA. NOAA confirmed that both exploration license applications were fully compliant and it had begun its certification process.
On August 11, 2025, TMC USA received notice of full compliance from the NOAA on its exploration applications, and reconfirmation that TMC USA has priority right over both exploration areas. Both applications entered the certification stage in late July, which TMC expects to be approximately 100 days. TMC has announced a targeted production start date of Q4 2027.
On January 21, 2026, NOAA issued the final rule, titled “Deep Seabed Mining: Revisions to Regulations for Exploration Licenses and Commercial Recovery Permit Application,” updating NOAA’s regulations implementing the DSHMRA and modernizing the federal permitting framework. The final rule established a consolidated application and review process pursuant to which qualified applicants may submit a single application for both an exploration license and a commercial recovery permit, and may incorporate environmental, geological, and engineering data collected during exploration activities directly into commercial recovery permit applications.
On January 22, 2026, TMC USA submitted a consolidated exploration license and commercial recovery permit application under NOAA’s updated framework.

NORI Project Overview
This section presents the NORI Areas project’s footprint, how the resource formed, how it is benchmarked, the mine plan and cost positioning, the offshore collection system, and the onshore processing route including the initial tolling strategy and the contemplated transition to chemical and refined products. Quantitative items and figures are sourced from the Technical Reports. Please also see “Presentation of Estimated Reserves and Revenue, Life of Mine and Similar Information.”
Resource base
The NORI Royalty covers the NORI Property. The NORI Areas are typically 4,000 to 6,000 meters. The initial development focus is NORI Area D, which spans approximately 25,160 square kilometers.
Figure 1: CCZ regional map showing NORI A to D
Geological characteristics
Polymetallic nodules are discrete, centimeter-scale concretions that form over millions of years at the sediment — water interface through the slow precipitation of dissolved metals from seawater and sediment pore waters. This process occurs via two mechanisms: hydrogenetic growth, where metals precipitate directly from seawater, and diagenetic growth, where metals migrate upward from sediment pore fluids. The nodules typically consist of concentric layers of manganese and iron oxides surrounding a nucleus, which can be a fragment of older nodule material, pumice, or other debris. In the NORI Areas, nodules are widely distributed across abyssal plains at depths of 4,000 to 6,000 meters and rest unattached on the seafloor surface, often forming dense carpets with coverage exceeding 50% in high-abundance zones. There is no overburden to strip and no host rock to drill or blast, eliminating the need for conventional mining infrastructure such as pits, shafts, or waste dumps. Collection involves tracked subsea vehicles that gently lift nodules from the sediment surface using low-pressure intake heads, minimizing sediment disturbance. The nodules are then transferred as a slurry through a vertical riser and lifting system to a surface production vessel, where they are dewatered and stored in cargo holds. From there, they are transshipped to bulk carriers for delivery to shore-based processing facilities. This unique deposit geometry and mining method result in a zero-strip ratio and a fundamentally different environmental and operational profile compared to traditional mining.
Mining method
Tracked seafloor collectors travel along pre planned lanes and lift nodules from the sediment surface using low pressure intake heads designed to limit sediment entrainment. Collected material is screened on the collector and transferred into a subsea buffer that smooths flow. A vertical riser and lifting system conveys a slurry of nodules from the buffer to a surface production vessel. The riser is engineered for the hydraulic head across approximately 4 to 6 kilometers of water column and incorporates redundancy to support high uptime. On the surface vessel, nodules are dewatered and stockpiled for periodic transshipment to ocean going bulk carriers. Hydrodynamic, sediment and plume modeling inform limits on collector speed, spacing and operational thresholds.
Figure 5: Graphic depicting nodule collection system
Figure 6: Flow mixture overview of nodule collection system
Processing method
Shore based processing follows a modular flowsheet that uses proven unit operations adapted to nodule chemistry. Feed is conditioned as required, then smelted in a rotary kiln electric furnace to produce a nickel copper cobalt matte. Manganese largely reports to a silicate stream. Matte is converted and refined to saleable nickel, copper and cobalt intermediates or products. The manganese stream can be marketed as silicate or, where warranted by market conditions, processed to manganese sulfate. The flowsheet targets high overall metal recoveries, low solid waste onshore and flexibility in the product mix as market conditions evolve.

Figure 7: Major equipment and associated stream from pyrometallurgical complex
Initial Commercialization
PAMCO Contracts
Early commercialization relies on third-party rotary kiln electric furnace tolling capacity to monetize matte and shorten time to market. The initial phase will utilize established tolling arrangements with PAMCO at its Hachinohe facility in Japan. PAMCO has already completed demonstration-scale trials using nodules from NORI’s 2022 test mining campaign, including calcining and smelting operations that validated the ability to produce high-quality nickel-cobalt-copper alloy and manganese silicate. The facility will initially process approximately 1.3 million wet tonnes per annum of nodules, producing alloy and then matte once sulfidation and converting units are installed. This phased approach allows TMC to defer significant capital expenditure on greenfield smelting infrastructure while maintaining early revenue generation. Beyond PAMCO, additional RKEF capacity in Indonesia is expected to be contracted to handle incremental volumes as production ramps up to 3 million wet tonnes per annum per vessel. These tolling arrangements are structured to ensure TMC retains ownership of nodules and finished products, providing flexibility in marketing and downstream integration.
Future Product Transition
The commercialization plan is structured as a staged evolution from intermediate products to high-value battery-grade chemicals and refined metals. The first phase focuses on producing and selling nickel-cobalt-copper matte through tolling agreements with existing smelters and refiners, leveraging proven RKEF technology to minimize execution risk. As throughput scales and operating experience is gained, the operator intends to commission a U.S.-based hydrometallurgical refinery beginning in Year 6 of operations. This facility will process matte into nickel sulfate, cobalt sulfate, copper cathode and ammonium sulfate fertilizer, with an initial capacity aligned to 6 million wet tonnes per annum of nodules. By Year 10, the plan anticipates full transition to in-house refining of all matte volumes through two hydrometallurgical plants with combined capacity for 12 million wet tonnes per annum. This progression is designed to capture higher margins, reduce reliance on third-party tolling and align the product slate with demand from EV battery supply chains, stainless steel markets and energy infrastructure. The staged approach also provides flexibility to adapt to evolving market conditions and regulatory frameworks while maintaining optionality for manganese sulfate production for emerging battery chemistries.
Figure 8: Major equipment and associated stream from hydrometallurgical complex

Legal Proceedings
As of the date hereof, we are not party to, and we are not aware of any threat of, any legal proceedings that, in the opinion of our management, would be likely to have a material adverse effect on our business, financial condition or operations. We may become involved in such proceedings in the ordinary course of business.
Cybersecurity
We employ procedures designed to identify, protect, detect and respond to and manage reasonably foreseeable cybersecurity risks and threats. To protect our information systems from cybersecurity threats, we use various security tools that help prevent, identify, escalate, investigate, resolve and recover from identified vulnerabilities and security incidents in a timely manner. These include, but are not limited to, internal reporting, monitoring and detection tools, employee education, password encryption, frequent password change events, firewall detection systems, anti-virus software and frequent backups.
We regularly assess risks from cybersecurity and technology threats and monitor our information systems for potential vulnerabilities. We conduct regular reviews and tests of our information security program and also utilize other exercises to evaluate the effectiveness of our information security program and improve our security measures and planning. Any significant disruption to our service or access to our systems in the future could adversely affect our business and results of operation.
Our board of directors oversees our enterprise risk assessment, where we assess key risks within the Company, including security and technology risks and cybersecurity threats. The Audit Committee oversees our cybersecurity risk and receives regular reports from our management team on various cybersecurity matters, including risk assessments, mitigation strategies, areas of emerging risks, incidents and industry trends, and other areas of importance.
Competition
The mining industry in general, and royalty segments in particular, are very competitive. We compete with other royalty companies, mine operators, and financial buyers in efforts to acquire royalty interests. We also compete with lenders, equity investors, and stream and royalty companies providing financing to operators of mineral properties in our efforts to create new royalty interests. Our competitors may be larger than we are and may have greater resources and access to capital than we have. Key competitive factors in the royalty acquisition and financing business include the ability to identify and evaluate potential opportunities, transaction structure and consideration and access to capital.
Regulation
TMC, as operator of the property that is subject to our royalty interest must comply with numerous environmental, mine safety, land use, waste disposal, remediation and public health laws and regulations promulgated by federal, state, provincial, local governments and international bodies. Although we, as a royalty interest owner, are not responsible for ensuring compliance with these laws and regulations, failure by TMC to comply with applicable laws, regulations and permits can result in injunctive action, orders to suspend or cease operations, damages and civil and criminal penalties on it, which could have a material adverse effect on our results of operations and financial condition. See “Regulatory Regimes” below.
Employees
We have a small team of investment professionals and administrative staff. We currently have 10 employees or consultants that work remotely outside of North America or out of our office in Calgary, Alberta. We intend to supplement our internal capabilities with experienced technical, legal and ESG consultants, enabling us to maintain a cost-efficient structure and minimal corporate overhead. We are committed to fostering a culture of integrity, innovation, and professional development. Our employees are not subject to a labor contract or collective bargaining agreement.

Applicable Internal Controls
We have in place internal controls to gather certain information from TMC concerning the NORI Property over which we hold our royalty interest, including reviewing operator reports (primarily consisting of public filings by the TMC) and reviewing information provided to us by TMC under the terms of the NORI Royalty Agreement, and, in some cases, discussing the NORI Property with TMC personnel.
See “Risk Factors — We have identified a material weakness in our internal control over financial reporting, and if we fail to remediate this or identify additional material weaknesses, our ability to accurately report our financial results may be impaired, which could adversely affect investor confidence, our stock price, and our regulatory compliance.”

MANAGEMENT
Executive Officers and Directors
The table below sets out the names and the province or state and country of residence of each of our directors and executive officers, their positions and offices with us, and the number of our Common Shares held by each of them as at the date of this prospectus. The term of office of each of the directors will expire at the close of the next annual general meeting, unless he or she resigns or otherwise vacates office before that time.
Name	Age	Position(s)	Date elected or appointed
Executive Officers:
Brian Paes-Braga		Chief Executive Officer and Chairman	February 20, 2023
Donald Sewell		President and Chief Financial Officer	February 21, 2023
Non-Employee Directors:
Brian T. O’Neill(1)(2)(3)		Director	November 10, 2022
Gerard Barron		Director	February 21, 2023
Jorge Fonseca(1)(2)(3)		Director	September 11, 2025
Hamed Shahbazi(1)(2)(3)		Director	September 11, 2025

(1)
Member of our audit committee.

(2)
Member of our compensation committee.

(3)
Member of our nominating and corporate governance committee.

Unless otherwise indicated, the business address of each director and executive officer is s c/o The Metals Royalty Company Inc., 1900 Dome Tower 333 7th Ave SW, Calgary, Alberta, T2P 2Z1.
Biographical information
The following is a summary of certain biographical information concerning our directors, director nominees and executive officers as of the date of this prospectus.
Executive Officers
Brian Paes-Braga
Mr. Brian Paes-Braga is the Managing Partner at SAF Group, Western Canada’s largest alternative capital provider. Since its founding in 2014, SAF has deployed over C$4.5 billion across more than 60 investments. Mr. Paes-Braga has led company-building transactions across a range of sectors, with over C$1 billion in debt and equity financings and over C$5 billion in market value creation. He is Chairman of NG Energy International Corp., a growth-orientated natural gas exploration and production company focused on delivering long-term shareholder and stakeholder value through the discovery, delineation and development of large-scale natural gas fields. Mr. Paes-Braga was Founder and CEO of Lithium X Energy Corp., a lithium resource company which, within 2.5 years, raised approximately C$53 million and was acquired in an all-cash deal for C$265 million. Mr. Paes-Braga was formerly Chair of the board of directors of Thunderbird Entertainment, and a former board member of DeepGreen Metals (now TMC The Metals Company Inc.). Mr. Paes-Braga attended the Owner President Management (OPM) Program at Harvard Business School.
Don Sewell
Mr. Don Sewell is a private and public company finance executive and former energy investment banker. Mr. Sewell currently serves as the President and Executive Director of NG Energy International Corp., a Canadian-listed energy company with assets in Colombia and previously was a senior leader in the growth equity and energy transition investments team of SAF Group. Prior to his role at SAF, he served as the Chief Financial Officer of a TSX-listed consumer-packaged goods company and spent several years in the energy investment banking groups of a big six Canadian bank and an independent energy investment dealer. Mr. Sewell holds a BSc degree from McGill University and is a CFA charterholder.
Non-Employee Directors
Brian T. O’Neill
Mr. Brian T. O’Neill is Vice President of SAF Growth at the SAF Group. He is a former director of Gold-X Mining which was sold to Gran Colombia Gold (now Aris Gold). He spent nearly a decade in the practice of law with leading Canadian law firm, McCarthy Tétrault LLP. His practice began in the areas of corporate and commercial law, with a focus on mergers and acquisitions, corporate reorganizations, corporate finance, intellectual property and commercial transactions. He then shifted his practice to focus on corporate tax matters, with a particular emphasis on the tax-related aspects of mergers and acquisitions and corporate reorganizations. Mr. O’Neill received his B.Sc. Honours in Molecular Genetics, with first-class standing, and his LL.B., with distinction, from the University of Alberta. He is a member of the Law Society of British Columbia and has completed CPA Canada’s In-Depth Tax Course.
Gerard Barron
Mr. Gerard Barron is the Chairman and Chief Executive Officer of TMC The Metals Company. Mr. Barron is a seasoned entrepreneur with a track record of building global companies in battery technology, media and future-oriented resource development both as a chief executive officer and strategic investor. In 2001, Mr. Barron founded Adstream, a global advertising technology and services provider, and served as the company’s Chief Executive Officer until December 2013.
A leader in future-oriented resource development, Mr. Barron has been at the forefront of deep-sea minerals since 2011, when he played a key role in the early formation and financing of DeepGreen (now The Metals Company). As CEO since 2017, Mr. Barron is pioneering efforts to responsibly source critical metals from deep-sea polymetallic nodules.
Jorge Fonseca
Mr. Fonseca is the Chief Executive Officer of NG Energy International Corp. He has over 24 years of experience in the oil and gas and investment banking sectors and has extensive in country experience in Colombia. Most recently, Mr. Fonseca served as Structure Trade Finance Director for the oil bench in Europe, the Middle East and Africa for British Petroleum. He has worked at BP p.l.c., Frontera Energy Corp., Pacific Rubiales Energy Corp., Citigroup Inc., BBVA S.A. and Corporacion Andina de Fomento (CAF). Mr. Fonseca holds a Bachelor (Honors) of Science in Economics from Buckingham University (UK) and a Masters (Honors) in International Finance from the University of Glasgow (UK).
Hamed Shahbazi
Mr. Shahbazi is the Founder, Chief Executive Officer and Chairman of WELL Health Technologies Corp. He is a technology focused operator and investor with more than 25 years of experience. He founded TIO Networks Corp., a former TSX-V listed company, which was acquired by PayPal Holdings, Inc. in 2017. Mr. Shahbazi served as the Chief Executive Officer and Chairman of TIO Networks Corp. from its inception in August 1997 until its acquisition in 2017. As of October 1, 2023, Mr. Shahbazi sits on the board of TSX listed HEALWELL AI and NASDAQ listed Niagen Bioscience. Mr. Shahbazi owns and operates Impactreneur Capital Corp. which has made a number of investments across public and private companies which focus on technology enablement as a key point of differentiation.
Corporate Governance
Board Composition and Election of Directors
Board Composition
Our board of directors currently consists of five members, each of whom is a member pursuant to the board composition provisions of our articles. Our directors are elected each year at the annual general meeting and hold office until our next annual general meeting or until he or she sooner ceases to hold office. Under our articles, between annual general meetings of our shareholders, the directors may increase the size of the board to appoint one or more additional directors, but the number of additional directors appointed in this manner must not at any time exceed one-third of the number of current directors who were elected or appointed at the previous annual meeting of shareholders. The directors also have the power to fill casual vacancies.
Replacement or Removal of Directors
Under the BCBCA and our articles, a director may be removed with or without cause by special resolution passed by a special majority (being two-thirds) of the votes cast by shareholders present in person or by proxy at a duly convened meeting and who are entitled to vote.
To the extent directors are elected or appointed to fill casual vacancies or vacancies arising from the removal of directors, in both instances whether by shareholders or directors, the directors shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced.
Director Term Limits and Other Mechanisms of Board Renewal
Our board of directors has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, our Nominating and Corporate Governance Committee will seek to maintain the composition of our board of directors in a way that provides, in the judgement of our board of directors, the best mix of skills and experience to provide for our overall stewardship. Our Nominating and Corporate Governance Committee also is expected to conduct a process for the assessment of our board of directors, each committee and each director regarding his, her or its effectiveness and performance, and to report evaluation results to our board of directors.
Director Independence
As a foreign private issuer, under the listing requirements and rules of Nasdaq, we are not required to have independent directors on our board of directors, except that our audit and risk committee is required to consist fully of independent directors, subject to certain phase-in schedules. However, our board of directors has undertaken a review of the composition of our board and directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Brian T. O’Neill, Jorge Fonseca and Hamed Shahbazi are independent directors, including for purposes of Nasdaq and the SEC rules. In making that determination, our board of directors considered the relationships that each director has with us and all other facts and circumstances the board of directors deemed relevant in determining independence, including the potential deemed beneficial ownership of our capital shares by each director, including non-employee directors that are affiliated with certain of our major shareholders. Upon the consummation of the Direct Listing, we expect that the composition and functioning of our board of directors and each of our committees will comply with all applicable Nasdaq Listing Rules and the rules and regulations of the SEC.
Board Committees
Our board of directors has established an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nomination and corporate governance committee (the “Nominating and Corporate Governance Committee”), each of which operate pursuant to a charter adopted by our board of directors.
Following the consummation of the Direct Listing, the full text of our Audit Committee charter, Compensation Committee charter, and Nominating and Corporate Governance Committee charter will be posted on the investor relations portion of our website at https://www.themetalsroyaltyco.com/. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus.

Audit Committee
The members of our Audit Committee are Brian T. O’Neill, Jorge Fonseca and Hamed Shahbazi each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq Listing Rules. Jorge Fonseca will serve as chairman of the Audit Committee. All members are considered to be financially literate. We have determined that Jorge Fonseca is an “audit committee financial expert”, as defined under the applicable rules of the SEC.
A member of the Audit Committee is independent if the member has no direct or indirect material relationship with our company. A material relationship means a relationship which could, in the view of our board of directors, reasonably interfere with the exercise of a member’s independent judgment.
A member of the Audit Committee is considered financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by our company.
The Audit Committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the Audit Committee’s performance and the adequacy of its charter.
Compensation Committee
The Compensation Committee consists of three members: Brian T. O’Neill, Jorge Fonseca and Hamed Shahbazi. Each of the Compensation Committee members are considered independent pursuant to the “independence” requirements of Rule 10C-1 under the Exchange Act and Nasdaq Listing Rules Each member of the Compensation Committee has business and other experience which is relevant to their position as a member of the Compensation Committee. By virtue of having differing professional backgrounds, business experience, knowledge of our industry, knowledge of corporate governance practices and, where appropriate, service on compensation committees of other reporting issuers and experience interacting with external consultants and advisors, the members of the Compensation Committee are able to make decisions on the suitability of our compensation policies and practices. See “Executive Officers and Directors” for a description of each Compensation Committee members experience and education.
While the board of directors is ultimately responsible for determining all forms of compensation to be awarded to executive officers and directors, the Compensation Committee will, when appropriate, review our compensation philosophy, policies, plans and guidelines and recommend any changes to the board of directors. See “Executive Compensation” for a discussion of, among other things, the process by which the Compensation Committee in collaboration with the board determines the compensation of our directors and officers. Brian T. O’Neill will serve as chairman of the Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Brian T. O’Neill, Jorge Fonseca and Hamed Shahbazi. Hamed Shabazi will serve as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.
The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; (iv) overseeing compliance with our Code of Conduct; and (v) approving any related party transactions.
The Nominating and Corporate Governance Committee’s methods for identifying candidates for election to our board of directors will include the solicitation of ideas for possible candidates from a number of sources — members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The Nominating and Corporate Governance Committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.
In making director recommendations, the Nominating and Corporate Governance Committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.
Code of Business Conduct and Ethics
Our board of directors has adopted a written Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants.
We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics on our website identified below. Upon the consummation of the Direct Listing, the full text of our Code of Business Conduct and Ethics will be posted on our website at https://www.themetalsroyaltyco.com/.
Corporate Governance Practices
We are a “foreign private issuer” under the federal securities laws of the United States and the listing requirements and rules of Nasdaq. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. Under the SEC rules and the Nasdaq listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and Nasdaq permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards, except that we are required: (i) to have an audit committee or audit board that meets certain requirements, pursuant to an exemption available to foreign private issuers (subject to the phase-in rules described under “— Committees of the Board of Directors — Audit Committee”); (ii) to provide prompt certification by our chief executive officer of any material noncompliance with any corporate governance rules; and (iii) to provide a brief description of the significant differences between our corporate governance practices and the Nasdaq corporate governance practice required to be followed by U.S. listed companies.
We intend to follow certain corporate governance standards permitted under the BCBCA in lieu of the corporate governance requirements of Nasdaq in respect of the following:
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Nasdaq rules requiring that a quorum for any meeting of shareholders of the Company shall be a quorum as specified in its bylaws, provided that such quorum must not be less than 33 1∕3% of the Company’s outstanding voting shares. However, pursuant to Section 172(1) of the BCBCA, the quorum for the transaction of business at a meeting of shareholders of a company is established by the memorandum or articles. Our articles provide that the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of the issued shares entitled to be voted at the meeting.

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Nasdaq rules applicable to domestic issuers pertaining to proxy solicitation.

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Nasdaq rules applicable to domestic issuers relating to compensation matters, including shareholders’ vote regarding equity compensation plans, and management and obtaining shareholder approval in connection with the establishment of or amendment to certain equity-based compensation plans.

Limitations on Liability and Indemnification Agreements
We are governed by the BCBCA. Under the BCBCA, and our articles, we may (or must, in the case of our articles) indemnify all eligible parties against all eligible penalties to which such person is or may be liable, and we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director is deemed to have contracted with the Company on the terms of indemnity contained in our articles.
For the purposes of such an indemnification:
“eligible party,” in relation to the Company, means an individual who
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is or was a director or officer of the Company;

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is or was a director or officer of another corporation

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at a time when the corporation is or was an affiliate of the Company, or

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at the request of the Company; or

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at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity and includes the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;
“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:
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is or may be joined as a party, or

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is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and
“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.
In addition, under the BCBCA, the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.
Notwithstanding the provisions of the Company’s articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:
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if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Company was prohibited from giving the indemnity or paying the expenses by its articles;

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if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the expenses by its articles;

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if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Company or the associated corporation, as the case may be; or

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in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:
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indemnify the eligible party in respect of the proceeding; or

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pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA or the articles of the Company, on the application of the Company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:
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order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

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order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

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order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

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order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

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make any other order the court considers appropriate.

The BCBCA and our articles that will be in effect upon the completion of the Direct Listing authorize us to purchase and maintain insurance for the benefit of an eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company, a current or former affiliate of the Company or a corporation, partnership, trust, joint venture or other unincorporated entity at the request of the Company.
In addition, we have entered, or will enter, into separate indemnity agreements with each of our directors and officers pursuant to which we agree to indemnify and hold harmless our directors and officers from and against all liability, loss, damage, cost or expense reasonably incurred in connection with any civil, criminal, administrative, investigative or other proceeding in which such director or officer are or were otherwise involved by reason of being or having been a director or officer, in accordance with the terms and conditions of the BCBCA and our articles.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these provisions in our articles and these indemnity agreements are necessary to attract and retain qualified persons as directors and officers. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
This description of the indemnification provisions of our articles and our indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to the registration statement of which this prospectus forms a part.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
Non-Employee Director Compensation
Except as disclosed herein, to date, none of our directors have received compensation for their service to the Company as a member of our board of directors.
In November 2025, our board of directors approved go-forward director compensation (effective from October 2025) consisting of a base fee of $50,000 and a committee chair fee of $20,000. Directors are also eligible for Award grants under the LTIP. Our directors who are also our employees receive no additional compensation for their service as members of our board of directors.
Following the consummation of the Direct Listing, we intend to adopt a policy to provide competitive compensation to our directors who are not our employees that will enable us to attract and retain high-quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our Common Shares to further align their interests with those of our shareholders. Our directors do not have contracts with us for their service as directors and are not entitled to receive any benefits upon termination or resignation from their respective positions as directors, unless provided for in the terms of Awards granted under the LTIP.

EXECUTIVE COMPENSATION
The following discussion describes the significant elements of the compensation program for our management and executive officers as of December 31, 2024. The discussion below also reflects certain contemplated changes to our compensation program that we intend to implement in connection with, and contingent upon, completion of the Direct Listing. Our management and executive officers for the year ended December 31, 2024 are:
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Brian Paes-Braga, our Chief Executive Officer and Chairman;

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Donald Sewell, our President and Chief Financial Officer; and

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Kyle Hickey, our former President, who resigned as president on September 11, 2025.

To succeed in our industry and to achieve our business and financial objectives, we need to attract, retain and motivate a highly talented team of executive officers with the experience and skills necessary to meet our business objectives. These include strong leadership and management capabilities that are suited to our entrepreneurial culture and the evolving nature of our industry. Our executive officers demonstrate a proven ability to successfully lead and manage our growth and operational objectives. They are also key to inspiring a culture of operational excellence which is at the foundation of our success and our continued ability to foster ongoing growth.
We intend to design our executive officer compensation program to achieve the following objectives:
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provide compensation opportunities in order to attract and retain talented, high-performing and experienced executive officers with the skills and experience that are critical to our success;

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motivate our executive officers to achieve our business and financial objectives;

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align the interests of our executive officers with those of our shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of our business; and

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provide incentives that encourage growth balanced with appropriate levels of risk-taking and a strong pay-for-performance relationship.

As we transition from being a privately held company to a publicly traded company, we will continue to evaluate our compensation philosophy and compensation program as circumstances require, which may include the periodic review of our compensation program and the mix of components made available to our executive team. As part of this review process, we expect to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the evolution and growth of our business and the cost of replacing or enhancing our talent composition as needs may require.
Compensation-Setting Process
While the board of directors is ultimately responsible for determining all forms of compensation to be awarded to our executive officers and directors, our Compensation Committee will be responsible for assisting our board of directors in fulfilling its governance and oversight responsibilities with respect to our compensation policies and practices. Our Compensation Committee will also be responsible for ensuring that our compensation policies and practices reflect an appropriate balance of risk and reward consistent with our risk profile while motivating performance consistent with our growth objectives.
Our Compensation Committee’s responsibilities will be set out in its written charter and will include responsibilities for administering our compensation programs and reviewing and making recommendations to our board of directors concerning the level and nature of the compensation payable to our directors and executive officers. Our Compensation Committee’s oversight will include reviewing objectives, evaluating performance and ensuring that the total compensation paid to our executive officers is fair and reasonable, consistent with the objectives of our compensation program and aligned with our goals. See also “Management — Committees of our Board of Directors — Compensation Committee”. It is anticipated that our Chief Executive Officer will make recommendations to the Compensation Committee each year with respect to the compensation of our other executive officers.

Our Compensation Committee will also be responsible for reviewing the compensation program to ensure it continues to meet its objectives and remains aligned with industry best practices and making recommendations for any changes to our board of directors, as appropriate.
Long-Term Incentive Compensation
Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our executive officers, we believe equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our shareholders. In addition, we believe equity grants promote executive retention because they incentivize our executive officers to remain in our employment during the vesting period.
We previously made share option grants to our NEOs under the Legacy Option Plan. In anticipation of the Direct Listing, our board of directors delivered a notice to the holders of options under our Legacy Option Plan, giving them 30 days from the date of such notice to exercise their options. We issued 3,443,399 Common Shares upon the exercise of such options and no options remain outstanding under the Legacy Option Plan, which has been terminated.
On November 10, 2025, December 1, 2025 and February 12, 2026, we granted awards under the 2025 Plan. In the future, we will award long-term incentives consisting of equity-based awards under the 2025 Plan.
On March 3, 20206, the Compensation Committee of our board of directors, approved, subject to shareholder approval, the CEO Performance Plan and the grant of 3,000,000 PRSUs under the CEO Performance Plan to our Chief Executive Officer. We intend for this grant of PRSUs under the CEO Performance Plan to be the sole grant of equity incentive awards of any kind made by the Company to the Chief Executive Officer for the next four years.
Summary Compensation Table
The following table sets out information concerning the compensation, earned by, paid to or awarded to our executive officers for the year ended December 31, 2025:
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards(3)	Stock awards(4)	All Other Compensation ($)	Total ($)
Brian Paes-Braga	2025	75,000	675,000	692,500	1,852,500	—	3,295,000
Chief Executive Officer and Chairman
Donald Sewell	2025	37,500	262,500	159,275	426,075	—	885,350
President and Chief Financial Officer

(1)
Amounts include compensation paid through consulting arrangements.

(2)
Bonus awards include signing bonuses ($225,000 for Mr. Paes-Braga and $112,500 for Mr. Donald Sewell) related to services performed from May 2025 to October 2025.

(3)
Option awards are based on the Black-Scholes option valuation model.

(4)
Represents the grant date deemed value of RSUs that were granted during the year ended December 31, 2025, determined at $5.00 per RSU and the fair value of PSUs as of the grant date determined using the Monte Carlo Simulation Model at $2.41 per PSU.

As of the date of this prospectus, we have not set aside or accrued any amounts for our executive officers to provide pension, retirement or similar benefits.

Agreements with our Named Executive Officers
Effective November 1, 2025, we have entered into temporary consulting agreements with Brian Paes-Braga, our Chief Executive Officer and Chairman and Don Sewell, our President and Chief Financial Officer (each, an “Executive Officer”). Prior to such temporary consulting agreements we did not have employment or service agreements in place with our executive officers and compensation was approved by our board of directors as part of the annual budget. Pursuant to the temporary consulting agreements now in force, pursuant to which we have agreed, as compensation for the services associated with such roles, to provide fixed monthly service fees ($37,500 per month for Brian Paes-Braga and $18,750 per month for Don Sewell), reimbursement of reasonable expenses, eligibility for short term incentives in the form of annual cash bonuses (150% of annualized service fee for Brian Paes-Braga and 100% of annualized service fee for Don Sewell) and incentive participation in the 2025 Plan, with both forms of incentive compensation to be determined at the discretion of the Compensation Committee. Each Executive Officer and the Company may terminate the respective agreement for fundamental breach. In such case the Executive Officer is entitled to fees earned to date. The Company may terminate each agreement, other than for fundamental breach, by providing twelve months' notice or pay in lieu thereof (or a combination thereof). All vested Awards shall be exercisable by the Executive Officer in accordance with the terms of the applicable Award and unvested Awards will be cancelled upon the effective date of termination. Each Executive Officer may terminate his agreement, other than for fundamental breach by providing 90 days’ written notice to the Company. The Company has the right, upon such notice, to immediately terminate the Executive Officer's engagement and provide a lump sum payment equal to the monthly fees that would have been paid for the remainder of the 90-day period. Each Executive Officer shall be reimbursed for any properly incurred expenses upon termination of the agreement for any reason. In addition, if the Executive Officer’s engagement is terminated by the Company other than for fundamental breach or for good reason during the twelve-month period following a change in control, the Executive Officer will be entitled to receive their monthly service fee to the effective date of termination if not already paid, an amount equivalent to twelve months of monthly service fees and accelerated vesting of all unvested equity-based incentives in accordance with the applicable equity incentive plan.
We expect to enter into permanent employment or service agreements with the Executive Officers following the Direct Listing to replace the temporary consulting agreements currently in place.
Outstanding Option Awards at Fiscal Year Ended December 31, 2025
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option exercise price ($)	Option expiration date
Brian Paes- Braga	—	250,000	5.00	11/10/2035
Chief Executive Officer and Chairman
Donald Sewell	—	57,500	5.00	11/10/2035
President and Chief Financial Officer
Equity Incentive Plans
Legacy Option Plan
Pursuant to the Legacy Option Plan, we granted incentive stock options to our officers, directors, employees, advisors and consultants. The total number of Common Shares that was issuable under the Legacy Option Plan was limited to 10% of our issued and outstanding Common Shares. In anticipation of the Direct Listing, our board of directors delivered a notice to the holders of options under our Legacy Option Plan, giving them 30 days from the date of such notice to exercise their options. We issued 3,443,399 Common Shares upon the exercise of such options and our board of directors allowed a portion of such options to be net settled as an alternative to exercise, in accordance with the Legacy Option Plan. No options remain outstanding under the Legacy Option Plan, which has been terminated.

The Legacy Option Plan provided for a net settlement procedure as an alternative to exercising each option by paying the exercise price in cash. With prior written approval from our board of directors, certain option holders elected to transfer and dispose of a specified number of options to the Company in exchange for a number of Common Shares having fair market value equal to the intrinsic value of the options disposed of and transferred to the Company. The number of Common Shares issued in connection with a net settlement was calculated using the following formula:
X = (Y) x (B – A) / (B)
where X is the number of Common Shares to be issued, Y is the number of options surrendered, B is the fair market value of one Common Share at the date of exercise, and A is the exercise price per share. No fractional shares were issued and any fractional amount was rounded down to the nearest whole number.
Pursuant to the Legacy Option Plan, prior to the securities of the Company being listed or quoted on an organized trading facility (a “Going Public Transaction”), our board of directors had authority to require that there be no outstanding options under the Legacy Option Plan. In anticipation of the Direct Listing, our board of directors delivered a notice to the option holders giving them 30 days from the date of such notice to exercise their options. As a result, there are no options outstanding under the Legacy Option Plan, and such plan is terminated. In the event that the Company does not complete the Going Public Transaction, the Company will, to the extent reasonably practicable, grant to the former option holders an option equivalent (including the original vesting terms, if any) to the option cancelled or exercised, provided that in the case of an option that was exercised, the former option holder surrenders for cancellation the Common Shares acquired upon the exercise of such option.
2025 Equity Incentive Plan
The 2025 Plan was approved by our board of directors on November 10, 2025. The 2025 Plan is designed to provide flexibility to use various equity-based incentive awards as compensation tools to motivate our workforce.
We reserved 5,114,593 of our Common Shares for the issuance of awards under the 2025 Plan (the “Initial Limit”). The 2025 Plan provides that the number of shares reserved and available for issuance under the 2025 Plan will automatically increase on January 1, 2026 and each January 1 thereafter, by (i) such number of Common Shares equal to the difference between the number of Common Shares reserved and available for issuance under the 2025 Plan and 10% of the number of our outstanding Common Shares, in each case on the immediately preceding December 31 or (ii) such lesser number of Common Shares as determined by the administrator of the 2025 Plan (the “Annual Increase”). The number of shares reserved under the 2025 Plan is subject to adjustment in the event of a share split, share dividend, or other change in our capitalization.
The Common Shares we issue under the 2025 Plan will be authorized but unissued shares or shares that we reacquire. The Common Shares underlying any awards under the 2025 Plan that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of Common Shares or are otherwise terminated (other than by exercise) will be added back to the Common Shares available for issuance under the 2025 Plan.
The maximum aggregate number of shares that may be issued in the form of incentive share options shall not exceed the Initial Limit, cumulatively increased on January 1, 2026 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 5,114,593 Common Shares.
The 2025 Plan is administered by our Compensation Committee. The administrator of the 2025 Plan has the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and the number of shares subject to such awards, to make any combination of awards to participants, to accelerate at any time the exercisability or vesting of any award, to impose any limitations and/or vesting conditions on each award and to determine the specific terms and conditions of each award, subject to the provisions of the 2025 Plan. In the event a participant’s regular level of time commitment in the performance of such participant’s services for us or one of our affiliates is reduced (for example, if the participant has a change in status from full-time to part-time) or takes an extended leave of absence after the date of grant of any award, subject to applicable law, the administrator of the 2025 Plan may (i) make a corresponding reduction in the number of shares subject to any portion of such award that is scheduled to vest after the date of such change in time commitment and (ii) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such share award. Persons eligible to participate in the 2025 Plan are those full or part-time officers, employees, non-employee directors, and consultants as selected from time to time by the administrator of the 2025 Plan in its discretion.
The 2025 Plan permits the granting of both options to purchase Common Shares intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. The option exercise price of each option will be determined by the administrator of the 2025 Plan but may not be less than 100% of the fair market value of our Common Shares on the date of grant unless the option (i) is granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) is granted to an individual who is not subject to United States income tax or (iii) is otherwise exempt or compliant with Section 409A of the Code. The term of each option will be fixed by our Compensation Committee and may not exceed ten years from the date of grant. The administrator of the 2025 Plan will determine at what time or times each option may be exercised.
The administrator of the 2025 Plan may award share appreciation rights subject to such conditions and restrictions as it may determine. Share appreciation rights entitle the recipient to Common Shares, or cash, equal to the value of the appreciation in our share price over the exercise price. The exercise price of each share appreciation right may not be less than 100% of the fair market value of our Common Shares on the date of grant unless the share appreciation right (i) is granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) is granted to an individual who is not subject to United States income tax or (iii) is otherwise exempt or compliant with Section 409A of the Code. The term of each share appreciation right will be fixed by the administrator of the 2025 Plan and may not exceed ten years from the date of grant. The administrator of the 2025 Plan will determine at what time or times each share appreciation right may be exercised.
The administrator of the 2025 Plan may award restricted Common Shares and restricted share units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The administrator of the 2025 Plan may also grant Common Shares that are free from any restrictions under the 2025 Plan. Unrestricted shares may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.
The administrator of the 2025 Plan may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of Common Shares.
In addition, the administrator of the 2025 Plan may grant cash bonuses under the 2025 Plan to participants, subject to the achievement of certain pre-determined performance goals.
The 2025 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2025 Plan, an acquirer or successor entity may assume, continue, or substitute outstanding awards under the 2025 Plan. To the extent that awards granted under the 2025 Plan are not assumed, continued, or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting, conditions, or restrictions shall become fully vested and exercisable or nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and exercisable or nonforfeitable in connection with a sale event in the administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and share appreciation rights (i) may be permitted to exercise such options and share appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event or (ii) we may make or provide for a payment, in cash or in kind, to participants holding vested and exercisable options and share appreciation rights equal to the difference between the per share consideration payable to shareholders in the sale event and the exercise price of the options or share appreciation rights. In addition, we may make or provide for a payment, in cash or in kind, to participants holding other vested awards.

Our board of directors may amend or discontinue the 2025 Plan and the administrator of the 2025 Plan may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose but no such action may materially adversely affect rights under an award without the holder’s consent. Certain amendments to the 2025 Plan require the approval of our shareholders. The administrator of the 2025 Plan will be specifically authorized to exercise its discretion to reduce the exercise price of outstanding share options and share appreciation rights or effect the repricing of such awards through cancellation and re-grants without shareholder consent. No awards may be granted under the 2025 Plan after the date that is ten years from the effective date of the 2025 Plan.
The CEO Performance Plan
On March 3, 2026, the Compensation Committee of our board of directors approved, subject to shareholder approval, the CEO Performance Plan adopted solely to authorize a single award of 3,000,000 PRSUs to our Chief Executive Officer. No other awards may be granted under the CEO Performance Plan.
The CEO Performance Plan reserves a maximum of 3,000,000 common shares for issuance pursuant to the PRSUs. Based on approximately 55 million common shares outstanding as of March 3, 2026, the reserved shares represent approximately 5.5% of our outstanding common shares.
The PRSUs are eligible to be earned solely upon the achievement of specified stock price thresholds of $30, $40 and $50 per share (subject to customary adjustment in connection with stock splits, stock dividends, recapitalizations and similar share events), measured based on the 20-trading day average closing price of our common shares at any time during a five-year performance period commencing on the grant date. The award consists of three tranches of 1,000,000 PRSUs, each tied to one of the performance thresholds. To the extent a threshold is not achieved during the performance period, the applicable PRSUs will expire without value.
Earned PRSUs will be settled in either common shares (on a one-for-one basis) or cash, at the Company’s discretion. Any common shares issued in settlement will be subject to a holding restriction through the end of the five-year performance period, except in connection with a change in control.
In the event of a change in control during the performance period, unvested PRSUs will be deemed earned solely to the extent that the per-share transaction price equals or exceeds one or more of the applicable performance thresholds, and such PRSUs will be settled immediately prior to closing (in shares or cash at the Company’s discretion). Any unvested PRSUs for which the applicable threshold is not satisfied will terminate without value.
The CEO Performance Plan will automatically terminate upon the earlier of (i) settlement or expiration of all PRSUs or (ii) the end of the five-year performance period, and no additional awards may be granted under the plan.
The award remains subject to shareholder approval. If shareholder approval is not obtained prior to completion of our direct listing, the CEO Performance Plan and the PRSUs will not become effective.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the director and executive officer compensation arrangements discussed above in the section entitled “Executive Compensation,” this section describes certain transactions or loans since our incorporation on October 27, 2022 with any of our executive officers, directors or their affiliates and holders of 5% or more of any class of our voting securities in the aggregate other than compensation arrangements.
NORI Royalty Agreement
On February 21, 2023, we entered into the NORI Royalty Agreement pursuant to which NORI created and issued to us a gross overriding royalty interest in the NORI Property. The NORI Royalty entitles us to receive 2% of the gross proceeds from the sale of Products derived from the NORI Property, subject to adjustment if NORI exercises its repurchase options. See “Business — NORI Royalty”.
Prior to such transactions, TMC was not a related party of the Company.
Through a series of transactions (described below), including pursuant to the NORI Contribution Agreement and the TMC Subscription Agreement, the aggregate consideration paid by us for the NORI Royalty was $14,000,000.10, which purchase price was satisfied by us through the issuance of 13,846,154 of our Common Shares to TMC and $5,000,000 in cash.
On February 21, 2023, we entered into the NORI Contribution Agreement pursuant to which we acquired the NORI Royalty in consideration for the issuance of the TMC Note and 5,000,000 CVRs.
On February 21, 2023, we entered into the TMC Subscription Agreement pursuant to which we agreed, as repayment of the TMC Note in full, to issue 13,846,154 Common Shares at a price of $0.65 per share for an aggregate subscription price of $9,000,000.10, as well as repay in cash the remaining principal amount of $5,000,000 owed following such payment to, or as or directed by, TMC.
Also on February 21, 2023, and concurrently with the NORI Royalty Agreement, we entered into the MC Royalty Transactions:
•
Brian Paes-Braga, our Chief Executive Officer and the Chair of our board of directors, agreed to assign to us a 1.4% gross production royalty related to NG Energy International Corp.’s Maria Conchita Block in consideration for the issuance of 10,338,462 Common Shares at a deemed price of $0.65 per share;

•
Brian T. O’Neill, one of our directors, agreed to assign to us a 0.08125% gross production royalty related to the Maria Conchita Block in consideration for the issuance of 600,000 Common Shares at a deemed price of $0.65 per share;

•
Lucas Cahill agreed to assign to us a 0.08125% gross production royalty related to the Maria Conchita Block in consideration for the issuance of 600,000 Common Shares at a deemed price of $0.65 per share;

In connection with the MC Royalty Transactions, we entered into assignment agreements with each of Mr. Paes-Braga, Mr. O’Neill and Mr. Cahill, pursuant to which we assumed all rights, benefits, payments and privileges of such person in respect of their respective royalty related to the Maria Conchita Block. Following completion of the MC Royalty Transactions we held a 1.5625% gross production royalty related to the Maria Conchita Block.
Investor Rights Agreement
Concurrently with the execution of the NORI Royalty Agreement, we entered into the Investor Rights Agreement with TMC and Brian Paes-Braga (each, an “Investor”), pursuant to which, among other things, each Investor has a right, subject to certain percentage maintenance, to nominate a director to our board of directors, along with registration and information rights. The following is a summary of the material attributes and characteristics of the Investor Rights Agreement. This summary is qualified in its entirety by reference to the terms of the Investor Rights Agreement, which will be filed with the SEC.
Nomination Rights
The Investor Rights Agreement provides director nomination rights to each Investor that enables such Investor to designate one director nominee to our board of directors, for so long as such Investor, together with its affiliates, owns at least 20% of the issued and outstanding Common Shares.

Each of the Investor’s nominees will be included as part of the slate of nominees proposed by our board of directors to its shareholders for approval as directors at each meeting of the shareholders, or on any resolution passed by being consented to in writing by the shareholders where directors are to be elected by shareholders and the Company will use commercially reasonable efforts to cause the election of such nominee.
These nomination rights cease to apply in certain situations, including if we complete our first underwritten public offering of our Common Shares pursuant to a registration statement that has been declared effective under the Securities Act, accompanied by the listing of the Common Shares on the Nasdaq Capital Markets. However, these nomination rights will continue to apply following completion of the Direct Listing.
Equity Rights
The Investor Rights Agreement provides the Investors with the right to acquire additional securities of the Company, in order to maintain their ownership percentage of our Common Shares, in the event we issue additional Common Shares (or securities convertible, exercisable or exchangeable into Common Shares), subject to certain exceptions for excluded transactions such as those pursuant to our security-based compensation arrangements. Investors who choose to exercise these equity rights are required to provide equal consideration for the Common Shares as the other person or persons acquiring securities that triggered the equity right.
These equity rights cease to apply in certain situations, including if we complete our first underwritten public offering of our Common Shares pursuant to a registration statement that has been declared effective under the Securities Act, accompanied by the listing of the Common Shares on the Nasdaq Capital Markets.
Registration Rights
The Investor Rights Agreement provides demand registration rights in favour the Investors that enables each of them to make a written demand to us for registration of all or part of: (i) any Common Shares held by an Investor; (ii) any Common Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of TMCR held by an Investor; (iii) any other securities of TMCR held by an Investor, whether or not convertible or exercisable for Common Shares, if such securities are registered by TMCR under the Securities Act or qualified for distribution pursuant to a prospectus under Canadian securities laws; and (iv) any Common Shares or such other securities issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities referenced in (i), (ii), or (iii) (the “Registerable Securities”). Such written demand shall describe the amount and type of securities to be included in such registration and the intended method(s) if distribution thereof (such written demand a “Demand Registration”). Upon receipt by us of such written request for a Demand Registration from an Investor, we will be required to file a registration statement, including the prospectus contained in such registration statement, any amendments (including post-effective amendments) and supplements, all exhibits to the registration statement, and all material incorporated by reference therein, and otherwise assist with the registration for the Registrable Securities requested by such Investor in accordance with U.S. securities laws and the terms and conditions of the Investor Rights Agreement.
We are not obliged to effect more than an aggregate of two (2) Demand Registrations with respect to any or all of an Investor’s Registerable Securities, and never more than one (1) Demand Registration in a twelve (12) month period.
The Investor Rights Agreement also provides piggyback registration rights, allowing an Investor to request the registration of a specified number of their Registerable Securities in connection with certain public offerings for TMCR’s own account or for the account of shareholders, subject to certain underwriters’ cutback rights (such registration, a “Piggyback Registration”).
All costs and expenses associated with a Demand Registration or Piggyback Registration will be borne by us, other than underwriting commissions and the out-of-pocket expenses of the Investor. We will also be required to provide indemnification for the benefit of the Investor in connection with any Demand Registration or Piggyback Registration.

The Investors who possess these registration rights currently own 27,818,784 of our Common Shares.
Information Rights
Pursuant to the Investor Rights Agreement, for so long as such Investor, together with its affiliates, owns at least 20% of the issued and outstanding Common Shares, we will deliver to each Investor the following information prepared in accordance with IFRS promptly, but in any event:
•
within 45 days after the end of each fiscal year, the draft annual financial statements;

•
within 90 days after the end of each fiscal year, the audited annual financial statements;

•
within 30 days after the end of each quarter, unaudited quarterly financial statements; and

•
such other information relating to financial statements that an Investor may reasonably request.

Contingent Value Rights
As a condition of closing the NORI Royalty Agreement, we issued 5,000,000 CVRs to NORI. The CVRs would convert into 5,000,000 additional Common Shares of the Company all of which would be issued to NORI, in the event that certain conditions occur relating to the licenses of NG Energy International Corp. in Colombia. The CVRs do not entitle NORI to any rights as a shareholder, including without limitation, voting rights. The CVRs expire on the earlier of (i) five years from the issuance of the CVR and (ii) the date we become a publicly listed entity and will therefore be terminated and of no further force and effect on completion of the Direct Listing.
Indemnification Agreements
Our articles provide that, subject to the BCBCA, the Company shall indemnify our directors and officers against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding.
We have entered into indemnity agreements with all of our current directors and executive officers (each a, “Indemnity Agreement” and together, the “Indemnity Agreements”). The Indemnity Agreements, among other things, require us to indemnify these individuals (the “Indemnified Party”) for certain costs, charges and expenses including legal fees, judgements, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under law. Indemnification shall be made only if the Indemnified Party acted in good faith with a view to the best interest of the Company, and in the case of criminal, investigative, administrative or other non-civil proceedings, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct in respect of which the proceeding was brought was lawful. However, we are not required to indemnify for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnified Party of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory or common law, (ii) the purchase or sale of the Company’s securities in violation of Section 306 of the Sarbanes-Oxley Act of 2002, as amended, or (iii) to provide any indemnification or advancement of costs, charges or expenses that is prohibited by applicable law (as such law exists at the time such payment would otherwise be required pursuant to such Indemnity Agreement).
Our articles also provide that the Company may purchase and maintain insurance for the benefit of any current or former director, officer, employee, agent, or equivalent person (or their heirs or legal representatives), including those serving at the request of the Company in affiliated or other entities, against any liability incurred in such capacity.
Our Policy Regarding Related Party Transactions
Prior to listing on the Nasdaq Capital Markets we will adopt a policy regarding related party transactions comparable to our peers.

PRINCIPAL AND REGISTERED SHAREHOLDERS
The following table sets forth:
•
certain information with respect to the beneficial ownership of our Common Shares as of the completion of the Direct Listing, assuming the conversion of the subscription receipts, for:

•
each of our executive officers;

•
each of our directors;

•
all of our directors and executive officers as a group;

•
each person known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Shares; and

•
the number of Common Shares held by the Registered Shareholders and registered as Common Shares for resale by means of this prospectus.

This prospectus registers for resale Common Shares that are held by certain Registered Shareholders that include (i) our affiliates and certain other shareholders with “restricted” securities under the applicable securities laws and regulations who, because of their status as affiliates of us pursuant to Rule 144 or because they acquired their Common Shares from an affiliate or from us within the prior 12 months from the date of any proposed sale, would otherwise be unable to sell their securities pursuant to Rule 144 until we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for a period of at least 90 days, and (ii) our current and former non-executive officer and non-director service providers who acquired shares from us within the prior 12 months from the date of any proposed sale under Rule 701 and hold “restricted” securities under the applicable securities laws and regulations. See “Shares Eligible for Future Sale” for further information regarding sales of such “restricted” securities if not sold pursuant to this prospectus.
Information concerning the Registered Shareholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. Because the Registered Shareholders may sell all, some, or none of the Common Shares covered by this prospectus, we cannot determine the number of such Common Shares that will be sold by the Registered Shareholders, or the amount or percentage of Common Shares, that will be held by the Registered Shareholders upon consummation of any particular sale. In addition, the Registered Shareholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our Common Shares in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth in the table below. See “Management” and “Certain Relationships and Related Party Transactions” for further information regarding the Registered Shareholders.
We intend to keep the registration statement of which this prospectus forms a part effective until the earlier of the date on which (i) all of the Common Shares offered hereunder may be resold by the Registered Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, and at least 90 days have passed since the effective date of the registration statement or (ii) all of the Common Shares offered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. We may also provide a prospectus supplement or post-effective amendment to this registration statement to add information to, or update or change information contained in, this Registration Statement. In addition, we intend to file one or more post-effective amendments to the registration statement in the event that, during any period in which offers or sales are being made pursuant to this registration statement, (i) any changes in our business, plan of distribution or other material facts arise that would make information contained in this registration statement misleading (ii) any facts or events arise after the effective date of this registration statement which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement, or (iii) any material information arises with respect to the plan of distribution that was not previously disclosed in this registration statement or any material change occurs to such information in this registration statement. See “Plan of Distribution.”

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.
We have based the Common Shares beneficially owned and the percentage ownership of our Common Shares below on 55,061,113 Common Shares being outstanding as of the completion of the Direct Listing, which assumes the conversion of 3,134,481 subscription receipts for the equivalent number of Common Shares. We have not deemed our Common Shares subject to Awards to be outstanding or to be beneficially owned by the person holding the Award for the purpose of computing the percentage ownership of that person. We also did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated by footnote, the mailing address for each shareholder is c/o The Metals Royalty Company Inc., 1900 Dome Tower 333 7th Ave SW, Calgary, Alberta, T2P 2Z1.
	Common Shares Beneficially Owned (Assuming Conversion of Subscription Receipts)		Percentage of Total Voting Power	Common Shares Being Registered (Assuming Conversion of Subscription Receipts)
Name of Beneficial Owner	Number	%
Directors and executive officers:
Brian Paes-Braga	13,972,630	25.38%	25.38%	13,972,630
Chairman and Chief Executive Officer
Brian T. O’Neill(1)	1,259,856	2.29%	2.29%	1,259,856
Director
Gerard Barron(2)	90,250	0.16%	0.16%	90,250
Director
Jorge Fonseca	Nil	Nil	Nil	Nil
Director
Hamed Shahbazi(3)	135,375	0.25%	0.25%	135,375
Director
Don Sewell	773,063	1.40%	1.40%	773,063
President and Chief Financial Officer
All directors and executive officers as a group:	16,231,174	29.48%	29.48%	16,231,174
Other 5% shareholders:
TMC The Metals Company Inc.	13,846,154	25.15%	25.15%	13,846,154
Landsons Investment Corporation(4)	3,730,769	6.78%	6.78%	3,730,769
John B. Hess(5)	3,000,000	5.45%	5.45%	3,000,000
Other Registered Shareholders:
Michael Hess(6)	2,500,000	4.54%	4.54%	2,500,000
Lutry Investments Limited	2,250,000	4.09%	4.09%	2,250,000
Kyle Hickey(7)	1,496,652	2.72%	2.72%	1,496,652
Lucas Cahill	1,400,774	2.54%	2.54%	1,400,774
Anson Advisors, Inc.(8)	1,000,000	1.82%	1.82%	1,000,000
SAFMB Group Holdings LP	1,000,000	1.82%	1.82%	1,000,000
YA II PN Ltd.	1,000,000	1.82%	1.82%	1,000,000
Jeffrey Zicherman(9)	900,000	1.63%	1.63%	900,000

	Common Shares Beneficially Owned (Assuming Conversion of Subscription Receipts)		Percentage of Total Voting Power	Common Shares Being Registered (Assuming Conversion of Subscription Receipts)
Name of Beneficial Owner	Number	%
Aaron Bunting(10)	747,806	1.36%	1.36%	747,806
Cedarpoint Capital Inc.	600,000	1.09%	1.09%	600,000
Ryan Dunfield(11)	567,995	1.03%	1.03%	567,995
Michael Hofer	534,615	*	*	534,615
NBIMC Quantitative Strategies (2017) Fund	475,086	*	*	475,086
Fundacion Angelitos De Luz	461,538	*	*	461,538
Vi Capital AS	400,000	*	*	400,000
0896323 B.C. Ltd.	307,692	*	*	307,692
Bryan Slusarchuk	259,615	*	*	259,615
SAF Equity Pool Inc.	237,000	*	*	237,000
Jon Christian Evensen	235,384	*	*	235,384
Reid Obradovich	190,100	*	*	190,100
Ian Charles	163,461	*	*	163,461
Wylie Johnston	155,500	*	*	155,500
Michael Scott(12)	173,461	*	*	173,461
Rushmont Capital Management LP	120,000	*	*	120,000
Jonathan Richards(13)	100,000	*	*	100,000
Travis G Mcpherson	100,000	*	*	100,000
Frederic Leigh	92,548	*	*	92,548
Martinez Inversiones Trillos	76,923	*	*	76,923
Devon Bekker	57,380	*	*	57,380
George Nendick	56,400	*	*	56,400
Sebastian Marr	40,000	*	*	40,000
James Farquhar	30,000	*	*	30,000
All Other Registered Shareholders(14)	523,086	*	*	523,086
Total Number of Common Shares Being Registered:	55,061,113

*
Represents beneficial ownership of less than 1%.

(1)
Includes 432,692 Common Shares held by 1351389 B.C. Ltd. and 600,000 Common Shares held by Mr. O’Neill’s spouse. Mr. O’Neill disclaims beneficial ownership of the Common Shares held by his spouse, except to the extent of his pecuniary interest therein.

(2)
Gerard Barron is the Chairman and Chief Executive Officer of TMC The Metals Company, a >5% shareholder of the Company.

(3)
Consists of 135,375 Common Shares held by Impactreneur Capital Corp.

(4)
Landsons Investment Corporation is controlled by Federico Adolfo Restrepo Solano.

(5)
Consists of 2,000,000 Common Shares held by JMH Ventures LLC and 1,000,000 Common Shares held by HPI LP.

(6)
Includes 1,000,000 Common Shares held by SS3H Ventures LLC.

(7)
Includes 1,057,692 Common Shares held by 2353755 Alberta Ltd.

(8)
Consists of 780,000 Common Shares held by Anson Investments Master Fund LP and 220,000 Common Shares held by Anson East Master Fund LP.

(9)
Consists of 900,000 Common Shares held by Carrera Capital International Ltd.

(10)
Includes 728,846 Common Shares held by 2153054 Alberta Ltd.

(11)
Includes 534,715 Common Shares held by 0916855 B.C. Ltd.

(12)
Includes 38,461 Common Shares held jointly with Paula Scott.

(13)
Consists of 60,000 Common Shares held by 0962321 B.C. Ltd. and 40,000 Common Shares held by Red Fern Consulting Ltd.

(14)
The combined voting power of these Common Shares to be registered in connection with the Direct Listing is less than 1% of the total voting power.

DESCRIPTION OF SHARE CAPITAL
General
Upon the closing of the Direct Listing, our authorized share capital will consist of an unlimited number of Common Shares without par value. Upon completion of the Direct Listing will have 55,061,113 issued and outstanding Common Shares.
The following description of our share capital and provisions of our articles and Notice of Articles are summaries of material terms and provisions and are qualified by reference to our articles and Notice of Articles, copies of which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.
Common Shares
The holders of our Common Shares are entitled to one vote for each share held at any meeting of shareholders. The holders of our Common Shares are entitled to receive dividends as and when declared by our board of directors. In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our Common Shares are entitled to share pro rata in the distribution of the balance of our assets. There are no preemptive, redemption, purchase or conversion rights attaching to our Common Shares. There are no sinking fund provisions applicable to our Common Shares.
Certain Important Provisions of our Articles and the Business Corporations Act (British Columbia)
The following is a summary of certain important provisions of our articles and certain related sections of the Business Corporations Act (British Columbia), or the BCBCA. Please note that this is only a summary and is not intended to be exhaustive. This summary is subject to, and is qualified in its entirety by reference to, the provisions of our articles and the BCBCA.
Stated Objects or Purposes
Our articles do not contain stated objects or purposes and do not place any limitations on the business that we may carry on.
Power to vote on matters in which a director is materially interested.   Under the BCBCA a director who has a material interest in a contract or transaction, whether existing or proposed, that is material to us, must disclose such interest to us, subject to certain exceptions such as if the contract or transaction: (i) is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director for our benefit or for one of our affiliates’ benefit; (ii) relates to an indemnity or insurance permitted under the BCBCA; (iii) relates to the remuneration of the director in his or her capacity as director, officer, employee or agent of our company or of one of our affiliates; (iv) relates to a loan to our company while the director is the guarantor of some or all of the loan; or (v) is with a corporation that is affiliated to us while the director is also a director or senior officer of that corporation or an affiliate of that corporation.
A director who holds such disclosable interest in respect of any material contract or transaction into which we have entered or propose to enter may be required to absent himself or herself from the meeting while discussions and voting with respect to the matter are taking place. Directors are also required to comply with certain other relevant provisions of the BCBCA regarding conflicts of interest.
Directors’ power to determine the remuneration of directors.   The remuneration of our directors is determined by our directors subject to our articles. The remuneration may be in addition to any salary or other remuneration paid to any of our employees (including executive officers) who are also directors.
Number of shares required to be owned by a director.   Neither our articles nor the BCBCA provide that a director is required to hold any of our shares as a qualification for holding his or her office. Our board of directors has discretion to prescribe minimum share ownership requirements for directors.
Shareholder Meetings
Subject to applicable stock exchange requirements, we must hold a general meeting of our shareholders at least once every year at a time and place determined by our board of directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. A meeting of our shareholders may be held anywhere in or outside British Columbia.
A notice to convene a meeting, specifying the date, time and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business must be sent to each shareholder entitled to attend the meeting and to each director not less than 21 days prior to the meeting for so long as we are a public company. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.
Subject to the special rights and restrictions attached to the shares or any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is two shareholders, or one or more proxyholder(s) representing two shareholders, or one member and a proxyholder representing another shareholder. If there is only one shareholder, the quorum is one person present and being, or representing by proxy, such shareholder. If a quorum is not present within one-half hour of the time set for the holding of a meeting of shareholders, the meeting stands adjourned to the same day in the next week at the same time and place, unless the meeting is a general meeting that was requisitioned by shareholders, in which case the meeting is dissolved.
Shareholder Proposals
Under the BCBCA, a qualified shareholder may make proposals for matters to be considered at the annual general meeting of shareholders. Such proposals must be sent to us in advance of any proposed meeting by delivering a timely written notice in proper form to our registered office in accordance with the requirements of the BCBCA. The notice must include information on the business the shareholder intends to bring before the meeting.
Limitation of Liability and Indemnification
Under the BCBCA, a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment actually and reasonably incurred by him or her in respect of any legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from us or from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement. As permitted by the BCBCA, our articles require us to indemnify our directors, former directors or alternate directors (and such individual’s respective heirs and legal representatives) and permit us to indemnify any person to the extent permitted by the BCBCA.

Ownership and Exchange Controls
There is no limitation imposed by Canadian law or by our articles on the right of a non-resident to hold or vote our Common Shares, other than discussed below.
Competition Act
Limitations on the ability to acquire and hold Common Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada (the “Commissioner”) to review any acquisition of a significant interest in the Company. This legislation grants the Commissioner jurisdiction to challenge such an acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada.
Investment Canada Act
The Investment Canada Act subjects an acquisition of control of a Canadian business by a non-Canadian to government notification or review depending on whether the relevant financial threshold (based on enterprise value or asset value of the company), as calculated pursuant to the legislation, is exceeded. A reviewable acquisition may not proceed unless the relevant minister is satisfied that the investment is likely to result in a net benefit to Canada. Under the national-security-review regime in the Investment Canada Act, review on a discretionary basis may also be undertaken by the federal government in respect of any investment by a non-Canadian in a company with sufficient nexus to Canada. No financial threshold applies to a national security review. The relevant test is whether such investment by a non-Canadian could be “injurious to national security.”
Material differences between British Columbia Corporate Law and Delaware General Corporation Law
Our corporate affairs are governed by our articles and the provisions of the BCBCA. The BCBCA differs from the various state laws applicable to U.S. corporations and their stockholders. The following is a summary of the material differences between the BCBCA and the Delaware General Corporation Law, or DGCL. This summary is qualified in its entirety by reference to the DGCL, the BCBCA and our governing corporate documents.
Number and Election of Directors
Under the DGCL, the board of directors must consist of at least one number. The number of directors shall be fixed by the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation. Under the DGCL, directors are elected at annual stockholder meetings by a plurality vote of the stockholders, unless a shareholder-adopted bylaw prescribes a different required vote.
Under the BCBCA, the board of directors must consist of at least one director and, in the case of a public company (which includes a company with securities traded on or through the facilities of a securities exchange), must have at least three directors. Under the BCBCA, the shareholders of a corporation elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.
Director Qualifications
Delaware law does not have director residency requirements comparable to those of the BCBCA. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.
Under the BCBCA, a director is not required to hold a share in our capital as qualification for his or her office but must be qualified as required by the BCBCA to become or act as a director. Pursuant to the BCBCA a person cannot act as a director of a company unless that person is an individual who is qualified to do so. The following persons are disqualified by the BCBCA from being a director of our company: (i) any individual who is less than 18 years of age; (ii) any individual found by a court, in Canada or elsewhere, to be incapable of managing the individual’s own affairs, unless a court, in Canada or elsewhere, subsequently finds otherwise; (iii) a person in respect of whom a certificate of incapability is issued under the Adult Guardianship Act, unless the certificate is subsequently cancelled under section 37 (4) of the Adult Guardianship Act; (iv) an undischarged bankrupt; and (v) an individual convicted in or out of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud, unless certain enumerated criteria are satisfied.
Vacancies on the Board of Directors
Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Under the BCBCA, vacancies occurring as a result of a removal of a director may be filled by the (i) shareholders at the shareholders’ meeting, if any, at which the director was removed, or (ii) if not filled in the manner contemplated by (i), by the shareholders or the remaining directors. In the event of a causal vacancy the vacancy may be filled by the remaining directors. If the number of directors in office falls below the number required for a quorum due to one or more vacancies then the director may (i) appoint a number of directors to constitute quorum; and/or (ii) call a shareholders’ meeting to fill the vacancies. However, the directors may not take any other action until quorum is obtained.
Transactions with Directors and Officers
The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.
The BCBCA deems that a director or senior officer of a company holds a “disclosable interest” in a contract or transaction if: (i) the contract or transaction is material to the company; (ii) the company has entered, or proposes to enter, into the contract or transaction; (iii) either of the following applies: (a) the director or senior officer has a material interest in the contract or transaction, or (b) the director or senior officer is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction; and (iv) the interest is known, or reasonably ought to have been known, by the director or senior officer. A director with a “disclosable interest” must disclose such interest to the board of directors and, unless there is an applicable exemption, is not entitled to vote on any resolution to approve the contract or transaction in question. A director or senior officer is liable to account to the company for any profit that accrues to the director or senior officer under a contract or transaction in which that director had a “disclosable interest” if such interest was not properly disclosed.
Limitation on Liability of Directors
The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability: (i) for breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the DGCL which concerns unlawful payment of dividends, stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The BCBCA does not permit the limitation of a director’s liability as the DGCL does. The BCBCA provides that the company may indemnify its directors and officers against liabilities incurred in the course of their duties. Pursuant to the BCBCA a company may also pay the expenses actually and reasonably incurred by a director or officer in respect of such a proceeding. However, the company is not permitted to indemnify a director or officer in certain circumstances including, but not limited to, if the director or officer did not act honestly and in good faith with a view to the best interests of the company.
Call and Notice of Shareholder Meetings
Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and purpose or purposes of the meeting.
Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.
Under the BCBCA, written notice of the shareholders must be given to each shareholder entitled to attend the meeting and each director at least 21 days but not more than 2 months before the meeting. The notice must state the date and time and, if applicable, the location of the meeting. Under the BCBCA, a company must hold an annual general meeting (i) for the first time, not more than 18 months after the date on which it was recognized; and (ii) after its first meeting, at least once in each calendar year and not more than 15 months after its previous annual general meeting. A company may apply to the court for an order extending the time for calling an annual meeting.
In addition, assuming the procedures in the BCBCA are followed, holders of not less than five percent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.
Shareholder Action by Written Consent
Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.
Under the BCBCA, a written resolution signed by all the shareholders of a corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.
Shareholder Nominations and Proposals
Under the BCBCA, a shareholder who (i) owns one or more share that carry the right to vote at a general meeting, and (ii) who has been the owner of one or more share for an uninterrupted period of at least 2 years before the date of the signing of the proposal may submit a shareholder proposal relating to matters which the shareholder wishes to have considered at the next annual general meeting of the company. Subject to certain exceptions, and assuming such shareholder’s compliance with the prescribed time periods and other requirements of the BCBCA pertaining to shareholder proposals, the company is required to include such proposal in the information circular pertaining to applicable general meeting. Notice of such a proposal must be provided to the company at least three months days before the anniversary date of the last annual shareholders’ meeting.
The DGCL does not have a comparable provision.
Amendment of Governing Instrument
Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.
Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal bylaws shall be vested in the stockholders entitled to vote; provided, however, that any corporation nay, in its certificate of incorporation, provide that bylaws may be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.
Under the BCBCA, amendments to the articles generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Specified amendments may also require the approval of other classes of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series may be entitled to vote on the amendment whether or not it otherwise carries the right to vote.
Votes on Mergers, Consolidations and Sales of Assets
The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.
Under the BCBCA, certain corporate actions including, but not limited to, amalgamations (other than with certain affiliated corporations), continuances into jurisdictions outside of British Columbia, and sales, leases or other dispositions of all or substantially all of a company’s undertaking, are required to be approved by a “special resolution” of the shareholders. Generally, a “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.
Dissenter’s Rights of Appraisal
Under the DGCL, a stockholder of a Delaware corporation generally has the right to dissent from a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting stockholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting stockholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a stockholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.
Under the BCBCA, generally each of the following matters listed will entitle shareholders to exercise rights of dissent and, assuming the procedures in the BCBCA are followed, to be paid the fair value of their shares: (i) in respect of specific resolutions to alter the company’s articles; (ii) in respect of a resolution to adopt an amalgamation agreement; (iii) in respect of a resolution to approve an amalgamation; (iv) in respect of a resolution to approve an arrangement, the term of which arrangement permit dissent; (v) in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking; (vi) in respect of a resolution to authorize the continuation of the company into a jurisdiction other than British Columbia; (vii) in respect of any other resolution, if dissent is authorized by the resolution; and (viii) in respect of any court order that permits dissent.
Under the BCBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests.

Oppression Remedy
The BCBCA provides that a shareholder may apply to the court for an order on the grounds (i) that the affairs of the company are being or have been conducted, or that the powers of the directors are being or have been exercised, in a manner oppressive to one or more of the shareholders, including the applicant; or (ii) that some act of the company has been done or is threatened, or that some resolution of the shareholders or of the shareholders holding shares of a class or series of shares has been passed or is proposed, that is unfairly prejudicial to one or more of the shareholders, including the applicant.
The oppression remedy provides the court with very broad and flexible powers with a view to remedying or bringing to and end the matters complained of by making an interim or final order it considers appropriate, including an order: (i) directing or prohibiting any act; (ii) regulating the conduct of the company’s affairs; (iii) appointing a receiver or receiver manager; (iv) directing an issue or conversion or exchange of shares; (v) appointing directors in place of or in addition to all or any of the directors then in office; (vi) removing any director; (vii) directing the company to purchase some or all of the shares of a shareholder and, if required, to reduce its capital in the manner specified by the court; (viii) directing a shareholder to purchase some or all of the shares of any other shareholder; (ix) directing the company or any other person to pay to a shareholder all or any part of the money paid by that shareholder for shares of the company; (x) varying or setting aside a transaction to which the company is a party and directing any party to the transaction to compensate any other party to the transaction; (xi) varying or setting aside a resolution; (xii) requiring the company, within a time specified by the court, to produce to the court or to an interested person financial statements or an accounting in any form the court may determine; (xiii) directing the company to compensate an aggrieved person; (xiv) directing correction of the registers or other records of the company; (xv) directing that the company be liquidated and dissolved, and appointing one or more liquidators, with or without security; (xvi) directing that an investigation be made; (xvii) requiring the trial of any issue; or (xviii) authorizing or directing that legal proceedings be commenced in the name of the company against any person on the terms the court directs.
The DGCL does not provide for a similar remedy.
Shareholder Derivative Actions
Under Delaware law, stockholders may bring derivative actions on behalf of, and for the benefit of, the corporation. The plaintiff in a derivative action on behalf of the corporation either must be or have been a stockholder of the corporation at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the stockholder complains.
Under the BCBCA, a shareholder or director of a company may, with leave of the court, prosecute in the name and on behalf of the company (i) to enforce a right, duty or obligation owed to the company that could be enforced by the company itself; or (ii) to obtain damages for any breach of a right, duty or obligation referred to in paragraph (i). Under the BCBCA the court may grant leave, on terms it considers appropriate, if: (i) the complainant has made reasonable efforts to cause the directors of the company to prosecute or defend the legal proceeding; (ii) notice of the application for leave has been given to the company and to any other person the court may order; (iii) the complainant is acting in good faith; and (iv) it appears to the court that it is in the best interests of the company for the legal proceeding to be prosecuted or defended.
Under the BCBCA, the court may, in a derivative action when a proceeding being prosecuted or defended is pending, (i) authorize any person to control the conduct of the legal proceeding or give any other directions for the conduct of the legal proceeding; and (ii) order, on the terms and conditions that the court considers appropriate, that the company pay to the person controlling the conduct of the legal proceeding interim costs in the amount and for the matters, including legal fees and disbursements, that the court considers appropriate. Additionally, on the final disposition for a derivative action being prosecuted or defended, the court may make any order it considers appropriate, including an order that (i) a person to whom costs are paid repay the company some or all of the costs; (ii) the company or any other party in the proceeding indemnify the complainant or person controlling the conduct of the proceeding for costs; or (iii) the complainant or the person controlling the conduct of the legal proceeding indemnify one or more of the company, a director or officer of the company for expenses, including legal costs.

Transfer Agent and Registrar
The transfer agent and registrar for our Common Shares will be Odyssey Trust Company. The transfer agent and registrar’s address is 2155 Woodlane Drive, Suite 100, Woodbury, MN 55125, and its telephone number is 1-888-290-1175.
Listing
We have applied to list our Common Shares on the Nasdaq Capital Market under the symbol “TMCR.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to the listing of our Common Shares on the Nasdaq Capital Market, there has been no public market for our Common Shares, and we cannot predict the effect, if any, that sales of our Common Shares or the availability of our Common Shares for sale will have on the market price of our Common Shares prevailing from time to time. Future sales of our Common Shares in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. Sales of substantial amounts of our Common Shares in the public market following our listing on the Nasdaq Capital Market or the perception that such sales could occur, could adversely affect the public price of our Common Shares and may make it more difficult for you to sell your Common Shares at a time and price that you deem appropriate. We will have no input if and when any Registered Shareholder may, or may not, elect to sell its Common Shares or the prices at which any such sales may occur. Future sales of our Common Shares in the public market, or the availability of such shares for sale in the public market, could adversely affect the trading prices of our Common Shares prevailing from time to time.
Upon the effectiveness of the registration statement of which this prospectus forms a part, assuming the conversion of the subscription receipts, we will have a total of 55,061,113 Common Shares outstanding.
Our Common Shares will be deemed “restricted securities” (as defined in Rule 144 under the Securities Act). Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. Following the listing of our Common Shares on the Nasdaq Capital Market, our Common Shares may be sold either by the Registered Shareholders pursuant to this prospectus or by our other existing shareholders in accordance with Rule 144 of the Securities Act.
As further described below, until we have been a reporting company for at least 90 days, only non-affiliates who have beneficially owned their Common Shares for a period of at least one year will be able to sell their Common Shares under Rule 144.
We intend to keep the registration statement of which this prospectus forms a part effective until the earlier of the date on which (i) all of the Common Shares offered hereunder may be resold by the Registered Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, and at least 90 days have passed since the effective date of the registration statement or (ii) all of the Common Shares offered hereunder have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. Of the 55,061,113 Common Shares covered by this prospectus and held by the Registered Shareholders, up to 13,719,172 Common Shares being registered hereunder may be freely sold upon effectiveness of the registration statement, up to 12,719,172 Common Shares may be sold from time to time in reliance on Rule 144 or other exemptions from registration once the applicable holding period and other conditions (including that we have been subject to the reporting requirements of the Exchange Act of 1934, as amended, for at least 90 days as described below) have been satisfied, and 41,341,941 Common Shares held by Registered Shareholders are subject to contractual lock-up agreements as described below.
Lock-up Agreements
Certain of the Registered Shareholders who acquired Common Shares below a specified price, representing approximately 75.08% of the Common Shares, have agreed not to, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly our Common Shares, or to enter into any swap or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of our Common Shares, for a period of 24 months after the initial listing date; provided that, of the Common Shares otherwise subject to these restrictions, 500 will be released on the date of the Direct Listing; 10% of the remainder will be released 6 months after the date of the Direct Listing; 15% of the remainder will be released 9 months after the date of the Direct Listing; 15% of the remainder will be released 12 months after the date of the Direct Listing; 15% of the remainder will be released 15 months after the date of the Direct Listing; 15% of the remainder will be released 18 months after the date of the Direct Listing; 15% of the remainder will be released 21 months after the date of the Direct Listing and the rest will be released 24 months from the date of the Direct Listing. Sales of substantial amounts of our Common Shares upon the expiration or early termination of these lock-up restrictions, including following any of the foregoing staggered release dates, or the perception that such sales might occur, could cause the trading price of our Common Shares to decline.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell, within any three-month period, a number of Common Shares that does not exceed the greater of:
•
1% of the number of our Common Shares then outstanding; and

•
the average weekly trading volume of our Common Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling our Common Shares on behalf of our affiliates are also subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchases Common Shares from us in connection with a compensatory share option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144.
The SEC has indicated that Rule 701 will apply to typical share options granted by a company before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after a company becomes subject to the reporting requirements of the Exchange Act.
Selling Restrictions
Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Canada
The shares issued in Canada were issued to purchasers purchasing, or deemed to be purchasing, as principal that qualified for an exemption under National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario).

Any resale of such shares, including under this prospectus, must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Any sale of any of our shares in Canada which constitutes a “control distribution” under Canadian securities laws (generally a sale by a person or a group of persons holding more than 20% of our outstanding voting securities) will be subject to restrictions under Canadian securities laws in addition to those restrictions noted above, unless the sale is qualified under a prospectus filed with Canadian securities regulatory authorities, or if prior notice of the sale is filed with the Canadian securities regulatory authorities at least seven days before any sale and there has been compliance with certain other requirements and restrictions regarding the manner of sale, payment of commissions, reporting and availability of current public information about us and compliance with applicable Canadian securities laws.
Registration Statement on Form S-8
We intend to file one or more registration statements on Form S-8 under the Securities Act to register our Common Shares subject to awards under our proposed 2025 Plan and the CEO Performance Plan. We expect to file these registration statements as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice, and public information requirements of Rule 144.
Registration Statement on Form F-1
We intend to file a registration statement on Form F-1 under the Securities Act to register all of the Common Shares issuable or reserved for issuance under our SEPA with Yorkville. Pursuant to the SEPA, we can our Common Shares in an aggregate amount up to $100.0 million, subject to certain conditions being met, within 36 months from the date of our listing on Nasdaq. For additional information on the SEPA, please see Management’s Discussion and Analysis of Financial Condition and Results of Operations “— Debt and Financing Arrangements — Standby Equity Purchase Agreement.”

SALE PRICE HISTORY OF OUR COMMON SHARES
We have applied to list our Common Shares on the Nasdaq Capital Market. Prior to our listing, no public market exists for Common Shares and there have been no private transactions by our shareholders in our Common Shares. There have not been any sales of our Common Shares by our shareholders due to transfer restrictions on Common Shares. We have from time to time sold securities in private transactions, including the transactions described under “Business — Our History and Development”. While the active market makers are expected to consider these prices in connection with setting the opening public price of Common Shares, this information has little or no relation to broader market demand for our Common Shares and thus the opening public price and subsequent public price of our Common Shares on the Nasdaq Capital Market. See “Risk Factors — Our share price may be volatile, and could decline significantly and rapidly.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS
Subject to the limitations and qualifications stated herein, this discussion sets forth certain material U.S. federal income tax considerations relating to the ownership and disposition by U.S. Holders of the Common Shares. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. Holders and does not address tax consequences to a Non-U.S. Holder investing in our Common Shares.
This discussion of a U.S. Holder’s tax consequences addresses only those persons that acquire their Common Shares and that hold those Common Shares as capital assets and does not address the tax consequences to any special class of holders, including without limitation, holders (directly, indirectly or constructively) of 10% or more of our equity (based on voting power), dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, U.S. expatriates, partnerships or other pass-through entities for U.S. federal income tax purposes and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, the 3.8% Medicare contribution tax on net investment income or any state, local or non-U.S. tax laws on a holder of Common Shares.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Common Shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. The term “Non-U.S. Holder” means any beneficial owner of our Common Shares that is not a U.S. Holder, a partnership (or an entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) or a person holding our Common Shares through such an entity or arrangement.
If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our Common Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold our Common Shares should consult their own tax advisors.
You are urged to consult your own independent tax advisor regarding the specific U.S. federal, state, local and non-U.S. income and other tax considerations relating to the ownership and disposition of our Common Shares.
Cash Dividends and Other Distributions
As described in the section entitled “Dividend Policy” above, we currently intend to retain any future earnings to fund business development and growth, and we do not expect to pay any dividends in the foreseeable future. However, to the extent there are any distributions made with respect to our Common Shares, subject to the passive foreign investment company rules discussed below, a U.S. Holder generally will be required to treat distributions received with respect to its Common Shares (including the amount of Canadian taxes withheld, if any) as dividend income to the extent of our current or accumulated earnings and profits (computed using U.S. federal income tax principles), with the excess treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in its Common Shares and, thereafter, as capital gain recognized on a sale or exchange on the day actually or constructively received by you. There can be no assurance that we will maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution with respect to our Common Shares will constitute ordinary dividend income. Dividends paid on the Common Shares will not be eligible for the dividends received deduction allowed to U.S. corporations.
Dividends paid to a non-corporate U.S. Holder by a “qualified foreign corporation” may be subject to reduced rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a PFIC) if (i) its Common Shares are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. Our Common Shares are expected to be readily tradable on an established securities market, the Nasdaq. U.S. Holders should consult their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.
Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.
Distributions paid in a currency other than U.S. dollars will be included in a U.S. Holder’s gross income in a U.S. dollar amount based on the spot exchange rate in effect on the date of actual or constructive receipt, whether or not the payment is converted into U.S. dollars at that time. The U.S. Holder will have a tax basis in such currency equal to such U.S. dollar amount, and any gain or loss recognized upon a subsequent sale or conversion of the foreign currency for a different U.S. dollar amount will be U.S. source ordinary income or loss. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.
A U.S. Holder who pays (whether directly or through withholding) Canadian taxes with respect to dividends paid on our Common Shares may be entitled to receive either a deduction or a foreign tax credit for such Canadian taxes paid. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive category income.” However, if 50% or more of our equity (based on voting power or value) is treated as held by U.S. persons, we will be treated as a “United States-owned foreign corporation,” in which case dividends may be treated for foreign tax credit limitation purposes as “foreign source” income to the extent attributable to our non-U.S. source earnings and profits and as “U.S. source” income to the extent attributable to our U.S. source earnings and profits. Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.
Sale or Disposition of Common Shares
A U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of its Common Shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of Common Shares sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the Common Shares sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in the Common Shares determined in U.S. dollars. The initial tax basis of the Common Shares to a U.S. Holder will be the U.S. Holder’s U.S. dollar purchase price for the Common Shares (determined by reference to the spot exchange rate in effect on the date of the purchase, or if the Common Shares purchased are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date).
Assuming we are not a PFIC and have not been treated as a PFIC during your holding period for our Common Shares, such gain or loss will be capital gain or loss and will be long-term gain or loss if the Common Shares have been held for more than one year. Under current law, long-term capital gains of non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.
Passive Foreign Investment Company Considerations
Status as a PFIC
The rules governing a PFIC can have adverse tax effects on U.S. Holders. We generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either: (1) 75% or more of our gross income consists of certain types of passive income, or (2) the average value (determined on a quarterly basis), of our assets that produce, or are held for the production of, passive income is 50% or more of the value of all of our assets.
Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.
Additionally, if we are classified as a PFIC in any taxable year with respect to which a U.S. Holder owns Common Shares, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. Holder makes the “Deemed Sale Election” described below.
The determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to depend, in part, upon (a) the market price of our Common Shares, which is likely to fluctuate, and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction. In light of the foregoing, no assurance can be provided that we are not currently a PFIC or that we will not become a PFIC in any future taxable year. Prospective investors should consult their own tax advisors regarding our potential PFIC status.
U.S. federal income tax treatment of a shareholder of a PFIC
If we are classified as a PFIC for any taxable year during which a U.S. Holder owns Common Shares, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether we continue to be classified as a PFIC) with respect to (i) any “excess distributions” (generally, any distributions received by the U.S. Holder on its Common Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for its Common Shares) and (ii) any gain realized on the sale or other disposition, including a pledge, of its Common Shares.
Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are classified as a PFIC will be taxed as ordinary income and (c) the amount allocated to each other taxable year during the U.S. Holder’s holding period in which we were classified as a PFIC (i) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (ii) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such other taxable year.
If we are classified as a PFIC, a U.S. Holder will generally be treated as owning a proportionate amount (by value) of stock or shares owned by us in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions we receive from, and dispositions we make of, the stock or shares of such subsidiaries. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.
If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a “Deemed Sale Election”) to be treated for U.S. federal income tax purposes as having sold such U.S. Holder’s Common Shares on the last day our taxable year during which we were a PFIC. A U.S. Holder that makes a Deemed Sale Election would then cease to be treated as owning stock in a PFIC by reason of ownership of our Common Shares. However, gain recognized as a result of making the Deemed Sale Election would be subject to the adverse rules described above and loss would not be recognized.
PFIC “mark-to-market” election
In certain circumstances, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its Common Shares, provided that the Common Shares are “marketable.” Common Shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable U.S. Treasury Regulations. The Nasdaq is a “qualified exchange.” You should consult your own tax advisor with respect to such rules.
A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. Holder’s Common Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in its Common Shares. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted tax basis in its Common Shares over the fair market value of its Common Shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income. A U.S. Holder that makes a mark-to-market election generally will adjust such U.S. Holder’s tax basis in its Common Shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Gains from an actual sale or other disposition of Common Shares in a year in which we are a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of Common Shares will be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.
If we are classified as a PFIC for any taxable year in which a U.S. Holder owns Common Shares but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. The election cannot be revoked without the consent of the Internal Revenue Service (“IRS”) unless the Common Shares cease to be marketable, in which case the election is automatically terminated.
A mark-to-market election is not permitted for the shares of any of our subsidiaries that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election.
PFIC “QEF” election
In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by obtaining certain information from such PFIC and by making a QEF election to be taxed currently on its share of the PFIC’s undistributed income. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election with respect to Common Shares if we are classified as a PFIC.
PFIC information reporting requirements
If we are a PFIC in any year, a U.S. Holder of Common Shares in such year will be required to file an annual information return on IRS Form 8621 regarding distributions received on such Common Shares and any gain realized on disposition of such Common Shares. In addition, if we are a PFIC, a U.S. Holder will generally be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of Common Shares.
NO ASSURANCE CAN BE GIVEN THAT WE ARE NOT CURRENTLY A PFIC OR THAT WE WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.
Reporting Requirements and Backup Withholding
Information reporting to the U.S. Internal Revenue Service generally will be required with respect to payments on the Common Shares and proceeds of the sale, exchange or redemption of the Common Shares paid within the United States or through certain U.S.-related financial intermediaries to holders that are U.S. taxpayers, other than exempt recipients. A “backup” withholding tax may apply to those payments if such holder fails to provide a taxpayer identification number to the paying agent or fails to certify that no loss of exemption from backup withholding has occurred (or if such holder otherwise fails to establish an exemption). We or the applicable paying agent will withhold on a distribution if required by applicable law. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
U.S. Holders that own certain “foreign financial assets” (which may include the Common Shares) are required to report information relating to such assets, subject to certain exceptions, on IRS Form 8938. In addition to these requirements, U.S. Holders may be required to annually file FinCEN Report 114, Report of Foreign Bank and Financial Accounts (“FBAR”) with the U.S. Department of Treasury. U.S. Holders should consult their own tax advisors regarding the applicability of FBAR and other reporting requirements in light of their individual circumstances.
THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE COMMON SHARES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following summary describes, as of the date hereof, the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Canadian Tax Act”) generally applicable to a purchaser who acquires Common Shares as a beneficial owner and who, at all relevant times, for purposes of the Canadian Tax Act, deals at arm’s length with the Company, is not affiliated with the Company, and will acquire and hold such Common Shares as capital property (each, a “Holder”). Common Shares will generally be considered to be capital property to a Holder provided the Holder does not use or hold, is not deemed to use or hold and will not use or hold the Common Shares in the course of carrying on a business of trading or dealing in securities and such Holder has not acquired or been deemed to have acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary does not apply to a Holder (a) that is a “financial institution” (as defined in the Canadian Tax Act) for purposes of the mark-to-market rules in the Canadian Tax Act, (b) an interest in which is or would constitute a “tax shelter investment” (as defined in the Canadian Tax Act), (c) that is a “specified financial institution” (as defined in the Canadian Tax Act), (d) that has elected to report its “Canadian tax results” (as defined in the Canadian Tax Act) in a currency other than Canadian currency, (e) that is exempt from tax under the Canadian Tax Act, (f) that has entered into, or will enter into, a “synthetic disposition arrangement”, a “synthetic equity arrangement” or a “derivative forward agreement” (as those terms are defined in the Canadian Tax Act) with respect to the Common Shares, (g) that receives dividends on Common Shares under or as part of a “dividend rental arrangement” (as defined in the Canadian Tax Act) or (h) that is otherwise of special status or special circumstances. Such Holders should consult their own tax advisors with respect to an investment in the Common Shares.
Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada (for purposes of the Canadian Tax Act) that is, or becomes, or does not deal at arm’s length for purposes of the Canadian Tax Act with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of the Common Shares, controlled by a non-resident person, or a group of non-resident persons that do not deal with each other at arm’s length, for the purposes of the “foreign affiliate dumping” rules in Section 212.3 of the Canadian Tax Act. Such Holders should consult their own tax advisors.
This summary does not address the deductibility of interest by a Holder who has borrowed money or otherwise incurred debt in connection with the acquisition of the Common Shares.
This summary is based on the provisions of the Canadian Tax Act in force as of the date hereof, any specific proposals to amend the Tax Act which have been publicly and officially announced by or on behalf the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the current provisions of the Canada-United States Tax Convention (1980) (the “Canada U.S. Tax Treaty”) and counsel’s understanding of the current administrative policies and assessing practices of the CRA published in writing by the CRA and publicly available prior to the date hereof. This summary assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of judicial, legislative, regulatory, administrative or governmental decision or action, or in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein. No assurances can be given that legislative, judicial or administrative changes will not modify or change the statements expressed herein.
This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to an investment in the Common Shares. This summary is of a general nature only and is not, and is not intended to be, and nor should it be construed to be, legal or income tax advice to any particular Holder, and no representations concerning the tax consequences to any particular Holder are made. Holders should consult their own income tax advisors with respect to the tax consequences of acquiring Common Shares applicable to them based on their own particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to the Holder. This summary does not address any tax considerations applicable to persons other than Holders and such persons should consult their own tax advisors regarding the consequences of acquiring, holding and disposing of Common Shares under the Canadian Tax Act and any jurisdiction in which they may be subject to tax. Holders should consult their own income tax advisors with respect to the tax consequences applicable to them based on their own particular circumstances.
Currency
Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars based on the applicable exchange rate determined in accordance with the Tax Act.
Non-Residents of Canada
The following portion of this summary is generally applicable to a Holder who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention and at all relevant times, is not resident or deemed to be resident in Canada and does not use or hold, and is not deemed to use or hold, Common Shares in connection with a business (including an adventure or concern in the nature of trade) carried on in Canada (each, a “Non-Canadian Holder”). The term “U.S. Holder,” for the purposes of this summary, means a Non-Canadian Holder who, for purposes of the Canada U.S. Tax Treaty, is at all relevant times a resident of the United States and is a “qualifying person” (within the meaning of the Canada U.S. Tax Treaty) eligible for the full benefits of the Canada U.S. Tax Treaty. In some circumstances, persons deriving amounts through fiscally transparent entities (including limited liability companies) may be entitled to benefits under the Canada U.S. Tax Treaty. U.S. Holders are urged to consult their own tax advisors to determine their entitlement to benefits under the Canada U.S. Tax Treaty and related compliance requirements based on their particular circumstances.
Special considerations, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer that carries on an insurance business in Canada and elsewhere or is an “authorized foreign bank” (as defined in the Canadian Tax Act). Such Non-Canadian Holders should consult their own advisors.
Taxation of Dividends
Dividends paid or credited, or deemed to be paid or credited, to a Non-Canadian Holder on the Common Shares will be subject to Canadian withholding tax under the Canadian Tax Act at the rate of 25% of the gross amount of the dividend unless reduced by the terms of an applicable tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident. Such rate is generally reduced under the Canada U.S. Tax Treaty to 15% if the beneficial owner of such dividend is a U.S. Holder. The rate of withholding tax is generally further reduced to 5% if the beneficial owner of such dividend is a U.S. Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. The Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”) of which Canada is a signatory, affects many of Canada’s tax treaties (but not the Canada U.S. Tax Treaty), including the ability to claim benefits thereunder. Non-Canadian Holders should consult their own tax advisors to determine their entitlement to benefits under any applicable income tax treaty or convention based on their particular circumstances.
Dispositions of Common Shares
A Non-Canadian Holder generally will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized by such Non-Canadian Holder on a disposition or deemed disposition of a Common Share nor will capital losses arising therefrom be recognized under the Canadian Tax Act, unless the Common Share constitutes “taxable Canadian property” (as defined in the Canadian Tax Act) of the Non-Canadian Holder at the time of the disposition and the Non-Canadian Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Canadian Holder is resident at the time of the disposition (including as a result of the application of the MLI).

Generally, the Common Shares will not constitute taxable Canadian property of a Non-Canadian Holder at a particular time provided that the Common Shares are, at that time, listed on a “designated stock exchange” as defined in the Canadian Tax Act (which currently includes the Nasdaq), unless at any time during the 60-month period immediately preceding the particular time the following two conditions are met concurrently: (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest, either directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; and (ii) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Canadian Tax Act), and options in respect of, or interests in, or, for civil law, rights in, any such property (whether or not such property exists). Notwithstanding the foregoing, a Common Share may also be deemed to be taxable Canadian property to a Non-Canadian Holder in certain other circumstances under the Canadian Tax Act.
If the Common Shares are, or are deemed to be, taxable Canadian property of a Non-Canadian Holder and any capital gain that would be realized on the disposition thereof is not exempt from tax under the Canadian Tax Act or pursuant to an applicable income tax treaty or convention (including as a result of the application of the MLI), the income tax consequences described below under “Residents of Canada — Disposition of Common Shares” and “Residents of Canada — Taxation of Capital Gains and Capital Losses” will generally apply to the Non-Canadian Holder.
Non-Canadian Holders whose Common Shares may constitute taxable Canadian property should consult their own tax advisors regarding the tax and compliance considerations that may be relevant to them.
Residents of Canada
This portion of the summary is generally applicable to a Holder who, for the purposes of the Canadian Tax Act and any applicable tax treaty or convention, is resident or deemed to be resident in Canada at all relevant times (a “Canadian Holder”). Certain Canadian Holders whose Common Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election pursuant to subsection 39(4) of the Canadian Tax Act to have the Common Shares, and every other “Canadian security” (as defined by the Canadian Tax Act) owned by such Canadian Holder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Canadian Holders should consult their own tax advisors for advice as to whether an election under subsection 39(4) of the Canadian Tax Act is available or advisable in their particular circumstances.
Taxation of Dividends
Dividends received or deemed to be received on the Common Shares in the taxation year of a Canadian Holder will be included in computing a Canadian Holder’s income for the year. In the case of a Canadian Holder who is an individual (including certain trusts), dividends (including deemed dividends) received on the Common Shares will be included in the Canadian Holder’s income and be subject to the gross-up and dividend tax credit rules normally applicable to “taxable dividends” received by an individual from “taxable Canadian corporations” including the enhanced gross-up and dividend tax credit for “eligible dividends” (each as defined in the Canadian Tax Act) properly designated as such by the Company. There may be limitations on the Company’s ability to designate any particular dividend as an “eligible dividend” and the Company has made no commitments in this regard.
In the case of a Canadian Holder that is a corporation, dividends (including deemed dividends) received on the Common Shares will be included in the Canadian Holder’s income for the taxation year and will generally be deductible in computing such Canadian Holder’s taxable income for the taxation year, subject to all restrictions under the Canadian Tax Act. In certain circumstances, subsection 55(2) of the Canadian Tax Act will treat a taxable dividend received (or deemed to be received) by a Canadian Holder that is a corporation as proceeds of disposition or a capital gain. Canadian Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A Canadian Holder that is a “private corporation” or “subject corporation” (as such terms are defined in the Canadian Tax Act) may be liable to pay a tax (refundable in certain circumstances) under Part IV of the Canadian Tax Act on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the Canadian Holder’s taxable income for the taxation year. A “subject corporation” is generally a corporation (other than a private corporation) resident in Canada and controlled directly or indirectly by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts).
Disposition of Common Shares
A Canadian Holder who disposes of, or is deemed to have disposed of, a Common Share (other than a disposition to the Company that is not a sale in the open market in the manner in which shares are normally purchased by any member of the public in the open market) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition in respect of the Common Share exceed (or are exceeded by) the aggregate of the adjusted cost base to the Canadian Holder of the Common Share immediately before the disposition or deemed disposition and any reasonable costs of disposition. The adjusted cost base to a Canadian Holder of a Common Share will be determined by averaging the cost of that Common Share with the adjusted cost base (determined immediately before the acquisition of the Common Share) of all other Common Shares held as capital property at that time by the Canadian Holder, if any. The tax treatment of capital gains and capital losses is discussed in greater detail below under the subheading “Taxation of Capital Gains and Capital Losses”.
Taxation of Capital Gains and Capital Losses
Generally, one-half of any capital gain (a “Taxable Capital Gain”) realized by a Canadian Holder must be included in the Canadian Holder’s income for the taxation year in which the disposition occurs. Subject to and in accordance with the provisions of the Canadian Tax Act, one-half of any capital loss incurred by a Canadian Holder (an “Allowable Capital Loss”) must be deducted from Taxable Capital Gains realized by the Canadian Holder in the taxation year in which the disposition occurs. Allowable Capital Losses in excess of Taxable Capital Gains for the taxation year of disposition generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent year against net Taxable Capital Gains (but not against other income) realized in such years, in the circumstances and to the extent provided in the Canadian Tax Act.
A capital loss realized on the disposition or deemed disposition of a Common Share by a Canadian Holder that is a corporation may in certain circumstances be reduced by the amount of dividends previously received or deemed to have been received by the Canadian Holder on the Common Share (or a share substituted for such Common Share) to the extent and in the circumstances specified in the Canadian Tax Act. Similar rules may apply where a corporation is, directly or indirectly through a trust or partnership, a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Holders to whom these rules may be relevant are urged to consult their own tax advisors.
Additional Refundable Tax
A Canadian Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) or that is, at any time in the relevant taxation year, a “substantive CCPC” (as defined in the Canadian Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” which is defined in the Canadian Tax Act to include any Taxable Capital Gains and dividends or deemed dividends that are not deductible in computing the Canadian Holder’s taxable income. Canadian Holders to whom these rules may be relevant should consult their own tax advisors.
Minimum Tax
Capital gains realized and taxable dividends received (or deemed to be received) by a Canadian Holder who is an individual (including certain trusts) may give rise to minimum tax under the Canadian Tax Act. Canadian Holders should consult their own advisors with respect to the application of minimum tax.

ELIGIBILITY FOR INVESTMENT
Subject to the provisions of any particular plan, based on the provisions of the Canadian Tax Act in force as of date hereof, the Common Shares, if acquired as of and following the Direct Listing, would be at the time of acquisition “qualified investments” under the Canadian Tax Act for a trust governed by a “registered retirement savings plan” (“RRSP”), “registered retirement income fund” (“RRIF”), “tax-free savings account” (“TFSA”), “registered education savings plan” (“RESP”), “deferred profit sharing plan”, “first home savings account” (“FHSA”) or “registered disability savings plan” (“RDSP”) (as those terms are defined in the Canadian Tax Act), provided that at the time of acquisition the Common Shares are listed on a “designated stock exchange” (which currently includes the Nasdaq) or the Company is otherwise a “public corporation” (other than a “mortgage investment corporation”), each as defined in the Canadian Tax Act.
Notwithstanding the foregoing, if the Common Shares are a “prohibited investment” for an RRSP, RRIF, RESP, RDSP, FHSA or TFSA (each, a “Registered Plan”) for the purposes of the Canadian Tax Act, the annuitant, subscriber or holder, as the case may be, of the Registered Plan (the “Controlling Individual”) will be subject to a penalty tax as set out in the Canadian Tax Act. Provided that, for purposes of the Canadian Tax Act, the Controlling Individual of a Registered Plan deals at arm’s length with the Company and does not have a “significant interest” (as defined in the Canadian Tax Act for purposes of the prohibited investment rules) in the Company, the Common Shares will not be a “prohibited investment” for such Registered Plan under the Canadian Tax Act on the date hereof. In addition, the Common Shares will not be a prohibited investment if such securities are “excluded property”, as defined in the Canadian Tax Act for the purposes of the prohibited investment rules, for a Registered Plan.
Prospective purchasers of Common Shares who intend to hold such Common Shares in a Registered Plan are urged to consult their own tax advisors to ensure the Common Shares would not be a prohibited investment, including whether the Common Shares would be excluded property, in their particular circumstances.

PLAN OF DISTRIBUTION
The Registered Shareholders, and their pledgees, donees, transferees, assignees, or other successors-in-interest may sell their Common Shares covered hereby pursuant to brokerage transactions on Nasdaq, or other public exchanges or registered alternative trading venues, at prevailing market prices at any time after the Common Shares are listed for trading. We are not party to any arrangement with any Registered Shareholder or any broker-dealer with respect to sales of Common Shares by the Registered Shareholders, except we have engaged financial advisors with respect to certain other matters relating to the registration and listing of our Common Shares, as further described below. As such, we do not anticipate receiving notice as to if and when any Registered Shareholder may, or may not, elect to sell their Common Shares or the prices at which any such sales may occur, and there can be no assurance that any Registered Shareholders will sell any or all of the Common Shares covered by this prospectus.
We will not receive any proceeds from the sale of our Common Shares by the Registered Shareholders. We will recognize costs related to this Direct Listing and our transition to a publicly traded company, consisting of professional fees and other expenses. We will expense these amounts in the period incurred and not deduct these costs from net proceeds to the issuer as they would be in an initial public offering.
We have engaged Stifel, Nicolaus & Company, Incorporated as our financial advisor to advise and assist us with respect to certain matters relating to the registration of our Common Shares and our listing, including defining our objectives with respect to the filing of the registration statement of which this prospectus forms a part and the listing of the Common Shares on Nasdaq, the preparation of the registration statement of which this prospectus forms a part, the preparation of investor communications and presentations in connection with investor education, and being available to consult with Nasdaq, including on the day that our Common Shares are initially listed on The Nasdaq Capital Market. In addition, Stifel will determine when our Common Shares are ready to trade and to approve proceeding with the opening of trading at the Current Reference Price. However, Stifel has not been engaged to participate in investor meetings or to otherwise facilitate or coordinate price discovery activities or sales of our Common Shares in consultation with us, except as described herein.
On the day that our Common Shares are initially listed on The Nasdaq Capital Market, Nasdaq will begin accepting, but not executing, pre-opening buy and sell orders and will begin to continuously generate the indicative Current Reference Price on the basis of such accepted orders. During a 10-minute “Display Only” period, market participants may enter quotes and orders in our Common Shares in Nasdaq’s systems and such information is disseminated, along with other indicative imbalance information, to Stifel and other market participants, by Nasdaq on its NOII and BookViewer tools. Following the “Display Only” period, a “Pre-Launch” period begins, during which Stifel, in its capacity as our designated financial advisor to perform the functions under Nasdaq Rule 4120(c)(8), must notify Nasdaq that our Common Shares are “ready to trade.” Once Stifel has notified Nasdaq that our Common Shares are ready to trade, Nasdaq will calculate the Current Reference Price for our Common Shares, in accordance with Nasdaq’s rules. If Stifel then approves proceeding at the Current Reference Price, Nasdaq will conduct price validation checks in accordance with Nasdaq rules. As part of conducting its price validation checks, Nasdaq may consult with Stifel and other market participants. Upon completion of such price validation checks the applicable orders that have been entered will then be executed at such price and regular trading of our Common Shares on The Nasdaq Capital Market will commence.
Under Nasdaq’s rules, the “Current Reference Price” means: (i) the single price at which the maximum number of orders to buy or sell our Common Shares can be matched; (ii) if more than one price exists under clause (i), then the price that minimizes the number of our Common Shares for which orders cannot be matched; (iii) if more than one price exists under clause (ii), then the entered price (i.e. the specified price entered in an order by a customer to buy or sell) at which our Common Shares will remain unmatched (i.e. will not be bought or sold); and (iv) if more than one price exists under clause (iii), a price determined by Nasdaq after consultation with Stifel in their capacity as financial advisor. Stifel will exercise any consultation rights only to the extent that they may do so consistent with the anti-manipulation provisions of the federal securities laws, including Regulation M (to the extent applicable), or applicable relief granted thereunder. In determining the Current Reference Price, Nasdaq’s algorithms will match orders that have been entered into and accepted by Nasdaq’s system. This occurs with respect to a potential Current Reference Price when orders to buy Common Shares at an entered bid price that is greater than or equal to such potential Current Reference Price are matched with orders to sell a like number of Common Shares at an entered asking price that is less than or equal to such potential Current Reference Price.
To illustrate, as a hypothetical example of the calculation of the Current Reference Price, if Nasdaq’s algorithms matched all accepted orders as described above, and two limit orders remained — a limit order to buy 500 Common Shares at an entered bid price of $10.01 per Common Share and a limit order to sell 200 Common Shares at an entered asking price of $10.00 per Common Share — the Current Reference Price would be determined as follows:
•
Under clause (i), if the Current Reference Price is $10.00, then the maximum number of additional Common Shares that can be matched is 200. If the Current Reference Price is $10.01, then the maximum number of additional Common Shares that can be matched is also 200, which means that the same maximum number of additional Common Shares would be matched at the price of either $10.00 or $10.01.

•
Because more than one price under clause (i) exists, under clause (ii), the Current Reference Price would be the price that minimizes the imbalance between orders to buy or sell (i.e. minimizes the number of Common Shares that would remain unmatched at such price). Selecting either $10.00 or $10.01 as the Current Reference Price would create the same imbalance in the limit orders that cannot be matched, because at either price 300 Common Shares would not be matched.

•
Because more than one price under clause (ii) exists, then under clause (iii), the Current Reference Price would be the entered price at which orders for Common Shares at such entered price will remain unmatched. In such case, choosing $10.01 would cause 300 Common Shares of the 500 Common Share limit order with the entered price of $10.01 to remain unmatched, compared to choosing $10.00, where all 200 Common Shares of the limit order with the entered price of $10.00 would be matched, and no Common Shares at such entered price remain unmatched. Thus, Nasdaq would select $10.01 as the Current Reference Price because orders for Common Shares at such entered price will remain unmatched.

The above example (including the prices) is provided solely by way of illustration.
Stifel, as the designated financial advisor under Nasdaq Rule 4120(c)(8), will determine when our Common Shares are ready to trade and approve proceeding at the Current Reference Price primarily based on consideration of volume, timing, and price. In particular, Stifel will determine, based primarily on pre-opening buy and sell orders, when a reasonable amount of volume will cross on the opening trade such that sufficient price discovery has been made to open trading at the Current Reference Price. If Stifel does not approve proceeding at the Current Reference Price (for example, due to the absence of adequate pre-opening buy and sell interest), Stifel will request that Nasdaq delay the open until such a time that sufficient price discovery has been made to ensure a reasonable amount of volume crosses on the opening trade.
Similar to a Nasdaq-listed underwritten initial public offering, in connection with the listing of our Common Shares, the financial advisors and buyers and sellers (or their brokers) who have subscribed will have access to the Nasdaq Stock Market’s Order Imbalance Indicator (sometimes referred to as the Net Order Imbalance Indicator), a widely available, subscription-based data feed, prior to submitting buy or sell orders. Nasdaq’s electronic trading platform simulates auctions every second to calculate a Current Reference Price, the number of Common Shares that can be paired off the Current Reference Price, the number of Common Shares that would remain unexecuted at the Current Reference Price and whether a buy-side or sell-side imbalance exists, or whether there is no imbalance, in order to disseminate that information continuously to buyers and sellers via the Order Imbalance Indicator data feed.
However, because this is not an underwritten initial public offering, there will be not be a traditional “book building” process (i.e., an organized process pursuant to which buy and sell interest is coordinated in advance to some prescribed level — the “book”).
Moreover, prior to the opening trade, there will not be a price at which underwriters initially sold Common Shares to the public as there would be in an underwritten initial public offering. This lack of an initial public offering price could impact the range of buy and sell orders collected by The Nasdaq Capital Market from various broker-dealers. Consequently, the public price of our Common Shares may be more volatile than in an underwritten initial public offering and could, upon listing on The Nasdaq Capital Market, decline significantly and rapidly. See “Risk Factors — Our share price may be volatile, and could decline significantly and rapidly.”
In addition, in order to list on The Nasdaq Capital Market, we are also required to have at least three registered and active market makers. The Company believes that, as of the initial listing date on the Nasdaq Capital Market, it will have at least two registered and active market makers, although any such market-making, if commenced, may be discontinued at any time. Further, our financial advisors may assist interested Registered Shareholders with the establishment of brokerage accounts.
In addition to sales made pursuant to this prospectus, the Common Shares covered by this prospectus may be sold by the Registered Shareholders in individually negotiated transactions exempt from the registration requirements of the Securities Act. Under the securities laws of some states, Common Shares may be sold in such states only through registered or licensed brokers or dealers.
The Registered Shareholders may from time to time transfer, distribute (including distributions in kind by Registered Shareholders that are investment funds), pledge, assign, or grant a security interest in some or all the Common Shares owned by it and, if it defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees, or secured parties may offer and sell the Common Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Registered Shareholders to include the transferee, distributee, pledgee, assignee, or other successors in interest as Registered Shareholders under this prospectus. The Registered Shareholders also may transfer the Common Shares in other circumstances, in which case the transferees, distributes, pledgees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.
A Registered Shareholder that is an entity may elect to make an in-kind distribution of Common Shares to its members, partners, or shareholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.
If any of the Registered Shareholders utilize a broker-dealer in the sale of the Common Shares being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions, or commissions from such Registered Shareholder or commissions from purchasers of the Common Shares for whom they may act as agent or to whom they may sell as principal.

EXPENSES OF THE DIRECT LISTING
Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the Direct Listing. With the exception of the SEC registration fee all amounts are estimates:
SEC registration fee	$75,889
Nasdaq listing fee	$75,000
Printer fees and expenses	$275,000
Legal fees and expenses	$1,450,000
Accounting fees and expenses	$780,000
Other advisor fees	$1,500,000
Miscellaneous	$—
Total	$4,155,889

LEGAL MATTERS
The validity of the Common Shares being offered by this prospectus and other legal matters relating to Canadian law will be passed for us by Blake, Cassels & Graydon LLP.
Goodwin Procter LLP, New York, New York, is our legal advisor. DLA Piper LLP (U.S.) New York, New York is legal advisor to the financial advisor.
EXPERTS
The financial statements of The Metals Royalty Company Inc. as of December 31, 2024 and 2023 and for each of the years in the two year period ended December 31, 2024, included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing. The Company’s independent registered public accounting firm is Ernst & Young LLP, Vancouver, British Columbia, Canada, BC V6E 4E5, Auditor Firm ID: 1263.
ENFORCEMENT OF CIVIL LIABILITIES
We are incorporated under the laws of British Columbia, Canada. Service of process upon us and upon certain of our directors and officers and the experts named in this prospectus, who reside outside the U.S., may be difficult to obtain within the U.S. Furthermore, because a substantial amount of our assets and certain of our directors and officers are located outside the U.S., any judgment obtained in the U.S. against us or any of our directors and officers may not be collectible within the U.S.
We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of the Direct Listing. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.
Additionally, it may be difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in the U.S. Courts in these jurisdictions and such courts may refuse to hear a claim based on a violation of U.S. securities laws on the grounds that such jurisdiction is not the most appropriate forum to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that the local law, and not Canadian law, is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by foreign law.
We have also been advised by Blake, Cassels & Graydon LLP, our Canadian legal advisor, that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on the U.S. federal securities laws or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based on the civil liability provisions of the U.S. federal securities laws or any such state securities or blue sky laws. Therefore, it may not be possible to enforce those judgments against us, certain of our directors and officers named in this prospectus if they are located in Canada.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act, with respect to Common Shares covered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. Please refer to the registration statement and exhibits for further information with respect to the Common Shares covered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document that is filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding companies, like us, that file documents electronically with the SEC. The address of that website is www.sec.gov.

Immediately upon the effectiveness of this registration statement of which this prospectus forms a part, we will become subject to the periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and Section 16 short-swing profit reporting for our officer, directors and holders of more than 10% of our voting shares. These periodic reports and other information will be available at the website of the SEC referred to above. We also maintain a website at https://www.themetalsroyaltyco.com/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, these websites is not a part of this prospectus. We have included these website addresses in this prospectus solely as inactive textual references.

INDEX TO FINANCIAL STATEMENTS
The Metals Royalty Company Inc.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of The Metals Royalty Company Inc.
Opinion on the Financial Statements
We have audited the accompanying statements of financial position of The Metals Royalty Company Inc. (the Company) as of December 31, 2024 and 2023, the related statements of loss and comprehensive loss, cash flows and changes in shareholders’ equity for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and its financial performance and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
Chartered Professional Accountants
We have served as the Company’s auditor since 2025.
Vancouver, Canada
September 23, 2025, except for the effects of
the spin out described in Notes 1 and 14,
as to which the date is December 23, 2025.

The Metals Royalty Company Inc.
Statements of Loss and Comprehensive Loss
(Expressed in US dollars)
For the years ended,	Note	December 31, 2024	December 31, 2023
Operating expenses
General and administrative expenses	10	$870,750	$499,562
Share-based compensation expenses	6	338,229	1,015,737
Consulting fees related to purchase of royalty interest from related parties	5, 9	—	4,527,266
Total operating expenses		1,208,979	6,042,565
Operating loss		(1,208,979)	(6,042,565)
Other income
Interest income		57,906	76,029
Loss from continuing operations before recovery of income taxes		(1,151,073)	(5,966,536)
Recovery of income taxes from continuing operations		293,969	86,201
Net loss from continuing operations		(857,104)	(5,880,335)
Net income from discontinued operations	14	573,828	55,057
Net loss and comprehensive loss		$(283,276)	$(5,825,278)
Net income / (loss) per share
Continuing operations, basic and diluted		$(0.02)	$(0.16)
Discontinued operations, basic and diluted		$0.01	$0.00
Total, basic and diluted		$(0.01)	$(0.16)
Weighted average number of shares outstanding
Basic and diluted	4	43,028,900	37,580,402
See accompanying notes to the financial statements

The Metals Royalty Company Inc.
Statements of Financial Position
(Expressed in US dollars)
As of,	Note	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash		$1,395,234	$857,450
Accounts receivable		259,814	228,155
Prepaid expenses		4,867	5,286
Total current assets		1,659,915	1,090,891
Non-current assets:
Royalty and streaming interests	5	19,808,542	20,399,484
Total assets		$21,468,457	$21,490,375
Liabilities
Current liabilities:
Accounts payable and accrued liabilities		$28,331	$131,317
Sales tax payable		41,389	15,274
Total current liabilities		69,720	146,591
Total liabilities		69,720	146,591
Shareholders’ Equity
Share capital	6	26,046,222	26,046,222
Contributed surplus		1,435,216	1,096,987
Accumulated deficit		(6,082,701)	(5,799,425)
Total shareholders’ equity		21,398,737	21,343,784
Total liabilities and shareholders’ equity		$21,468,457	$21,490,375
See accompanying notes to the financial statements

The Metals Royalty Company Inc.
Statements of Cash Flows
(Expressed in US dollars)
For the years ended,	Note	December 31, 2024	December 31, 2023
Cash flows from/(used in) operating activities:
Loss		$(283,276)	$(5,825,278)
Less: Net income from discontinued operations		(573,828)	(55,057)
Net loss from continuing operations		(857,104)	(5,880,335)
Adjustments to reconcile net loss to net cash from/(used in) operating activities:
Share-based compensation	6	338,229	1,015,737
Consulting fees related to purchase of royalty interest from related parties	5	—	4,527,266
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities		(102,986)	125,924
Deferred tax assets	11	(293,969)	(86,201)
Other operating assets and liabilities		26,534	9,989
Cash flows used in operating activities – continuing operations		(889,296)	(287,620)
Cash flows from operating activities – discontinued operations		1,427,080	171,080
Cash flows from/(used in) operating activities		537,784	(116,540)
Cash flows used in investing activities:
Purchase of royalty and streaming interests	5	—	(5,057,261)
Cash flows used in investing activities – continuing operations		—	(5,057,261)
Cash flows used in investing activities		—	(5,057,261)
Cash flows from financing activities:
Proceeds from equity raise		—	500,000
Cash flows from financing activities – continuing operations		—	500,000
Cash flows from financing activities		—	500,000
Change in cash for the year		537,784	(4,673,801)
Cash at beginning of the year		857,450	5,531,251
Cash at end of the year		$1,395,234	$857,450
Supplemental disclosure of non-cash activity:
Royalty and streaming interests obtained in exchange for common shares and contingent value right	5	$—	$15,627,466
See accompanying notes to the financial statements

The Metals Royalty Company Inc.
Statements of Changes in Shareholders’ Equity
(Expressed in US dollars)
	Note	Number of shares	Share capital	Contributed surplus	Accumulated deficit	Total shareholders’ equity
Balance, January 1, 2024		43,038,463	$26,046,222	$1,096,987	$(5,799,425)	$21,343,784
Repurchase of common shares	6	(125,000)	—	—	—	—
Share-based compensation	6	—	—	338,229	—	338,229
Comprehensive loss		—	—	—	(283,276)	(283,276)
Balance, December 31, 2024		42,913,463	$26,046,222	$1,435,216	$(6,082,701)	$21,398,737
	Note	Number of shares	Share capital	Contributed surplus	Retained earnings (accumulated deficit)	Total shareholders’ equity
Balance, January 1, 2023		5,000,000	$50,006	$5,450,000	$25,853	$5,525,859
Contributed capital from equity raise		9,153,847	5,950,000	(5,450,000)	—	500,000
Shares and CVR issued for purchase of royalty and streaming interests	5	28,884,616	20,046,216	81,250	—	20,127,466
Share-based compensation	6	—	—	1,015,737	—	1,015,737
Comprehensive loss		—	—	—	(5,825,278)	(5,825,278)
Balance, December 31, 2023		43,038,463	$26,046,222	$1,096,987	$(5,799,425)	$21,343,784
See accompanying notes to the financial statements

The Metals Royalty Company Inc.
Notes to the Annual Financial Statements
As of and for the years ended December 31, 2024 and 2023
1.
Organization of the corporation

The Metals Royalty Company Inc. (the “Company”), was incorporated in British Columbia effective October 27, 2022. The Company’s registered office is located at 3500 – 1133 Melville St., Vancouver, BC V6E 4E5. In September 2025, the Company changed its name from Low Carbon Royalites Inc. to The Metals Royalty Company Inc.
The primary business of the Company is to receive royalty revenue from natural resources properties as reserves are produced by operators over the economic life of the properties and from the operations of renewable energy infrastructure. The Company is focused on acquiring existing and new royalty interests aligned with advancing the energy transition globally, while not incurring the ongoing costs to develop, operate and enhance the assets in which it has such royalty interests.
Spin-Out
On August 19, 2025, the Company’s Board of Directors approved the spin-out of the Company’s Oil and Gas business, which primarily consists of royalty interests. On August 29, 2025, the Company formed 1554997 B.C. Ltd., a new wholly owned subsidiary which will be utilized to execute the spin-out of the Oil and Gas business. On September 11, 2025 the Company entered into an assignment and assumption agreement with 1554997 B.C. Ltd, to contribute the Company’s royalty interests in the Maria Conchita Block and SN-9 Block to such subsidiary in anticipation of distributing the shares of such subsidiary to the Company’s existing shareholders as a return of capital. The Company expects the transaction to close in December 2025.
The Company met the criteria for classifying the Oil and Gas business as a discontinued operation as of September 30, 2025. Accordingly, unless otherwise indicated, the statements of loss and comprehensive loss and statements of cash flows have been adjusted for all periods presented. The statements of financial position and statements of changes in shareholders’ equity have not been adjusted for all periods presented. See Note 14 for further information.
2.
Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The Company has prepared the financial statements on the basis that it will continue to operate as a going concern.
The financial statements were approved and authorized by the Company’s Board of Directors on September 23, 2025.
(a)
Basis of measurement:

The financial statements have been prepared on the historical cost basis except for the share-based payment transactions.
(b)
Functional and presentation currency:

These financial statements are presented in US dollars, which is the Company’s functional currency.
(c)
Foreign currency transactions and balances:

Foreign currency transactions are measured into the functional currency of the Company, using the exchange rate prevailing at the date of the transaction (spot exchange rates). Foreign exchange gains and losses resulting from the settlement of such transactions and the re-measurement of monetary items at the date of the statements of financial position are recognized in net loss. Non-monetary items are not re-measured and are recorded at historical exchange rates.

3.
Use of judgments, estimates and assumptions

The preparation of financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Therefore, actual results may differ from these estimates and assumptions.
In particular, the areas which require management to make significant judgments, estimates and assumptions in determining carrying values are:
(a)
Asset acquisitions

Asset acquisitions are recorded at cost, which can include cash consideration and common share consideration. The cost basis of asset acquisitions are based on the estimated fair value of the consideration paid unless the estimated fair value of the acquired assets is considered more reliable. When asset acquisitions are included in the same arrangement as other assets or services, the estimated fair value of the acquired assets and services is used to allocate the consideration paid on a relative fair value basis if fair value can be reliably estimated for all of the assets and services. Otherwise, the estimated fair value for the more reliably estimated component is used, with the residual value allocated to the other component. As there has been no public market for the Company’s common shares, management determines the fair value of the common shares based on the price of common shares sold to or exchanged between outside investors in arm’s length transactions. For those asset acquisitions measured based on the estimated fair value of the consideration paid, changes in the assumptions of the fair value of common shares may materially affect the initial recognition amount for transactions that include common share consideration.
For those asset acquisitions measured based on the estimated fair value of the acquired assets, changes in the assumptions of the fair value of those assets may materially affect the initial recognition amount.
(b)
Depletion

Royalty and streaming interests comprise a large component of the Company’s assets and, as such, the reserves and resources of the properties to which the interests relate have a significant effect on the Company’s financial statements. These estimates are applied in determining the depletion of and assessing the recoverability of the carrying value of royalty and streaming interests. The public disclosures of reserves and resources that are released by the operators of the interests involve assessments of geological and geophysical studies and economic data and the reliance on a number of assumptions, including the estimated number of units of proved plus probable reserves. These assumptions are, by their very nature, subject to interpretation and uncertainty.
The estimates of reserves and resources may change based on additional knowledge gained subsequent to the initial assessment. Changes in the estimates of reserves and resources may materially affect the recorded amounts of depletion and the assessed recoverability of the carrying value of royalty and streaming interests.
(c)
Impairment and reversal of impairment of royalty and streaming interests

Assessment of impairment and reversal of impairment of royalty and streaming interests at the end of each reporting period requires the use of judgments, assumptions and estimates when assessing whether there are any indicators that give rise to the requirement to conduct an impairment or impairment reversal analysis on the Company’s royalty and streaming interests. Indicators which could trigger an impairment or impairment reversal analysis include, but are not limited to, a significant adverse or beneficial change in operator reserve and resource estimates, operating status, change in permitting and concession rights, industry or economic trends, current or forecasted commodity prices, and other relevant operator information. The assessment of fair values requires the use of estimates and assumptions for recoverable production, long-term commodity prices, discount rates, reserve conversion, future capital expansion plans and the associated attributable production implications. Changes in any of the assumptions and estimates used in determining the fair value of the royalty and streaming interests could impact the impairment or impairment reversal analysis.
(d)
Valuation of share-based compensation

Management determines the costs for share-based compensation using market-based valuation techniques. The fair value of the stock option awards is determined at the date of grant for employees and as service is provided for non-employees. Assumptions are made and judgment is used in applying the valuation techniques. These assumptions and judgments include estimating the fair value of the underlying common share, future volatility of the share price, expected dividend yield, future employee turnover rates and option exercise behaviors. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share- based compensation.
(e)
Valuation of contingent value right

Estimation of the fair value of the contingent value right at the date of issuance requires the use of estimation. This includes estimating the likelihood of the occurrence of the cancellation of the right to receive royalites from gas interests.
(f)
Income taxes

The interpretation and application of new and existing tax laws or regulations in Canada, the United States of America or any of the countries in which the Company’s royalty interests are located requires the use of judgment. The likelihood that tax positions taken will be sustained upon examination by applicable tax authorities is assessed based on facts and circumstances of the relevant tax position considering all available evidence. Differing interpretation of these laws, regulations or rules could result in an increase in the Company’s taxes, or other governmental charges, duties or impositions. In assessing the probability of realizing deferred income tax assets, the Company makes estimates related to expectations of future taxable income and expected timing of reversals of existing temporary differences. Such estimates are based on forecasted cash flows from operations which require the use of estimates and assumptions such as long-term commodity prices, energy and mineral reserves. The Company reassesses its deferred income tax assets at the end of each reporting period.
4.
Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in the financial statements, except as explained below:
(a)
Cash and cash equivalents:

Cash consists of cash on hand and at the bank. The Company considers cash equivalents to be short-term highly liquid investments with original maturities of three months or less.
(b)
Income taxes:

Tax provisions are based on enacted or substantively enacted laws. Changes in those laws could affect amounts recognized in the period of the change and future periods. In periods of rate change, the Company estimates the period of anticipated reversal of the associated deferred income tax liability to determine the appropriate tax rate to apply to temporary differences. Deferred income tax assets are recognized to the extent future recovery is probable in management’s judgment. Deferred income tax assets are reduced to the extent that it is not probable that sufficient taxable earnings will be available to allow all or part of the asset to be recovered. Deferred income tax liabilities are recognized when it is considered probable that temporary differences will be payable to tax authorities in future periods. Income tax filings are subject to audits and reassessments and changes in facts, circumstances and interpretations of the standards may result in a material increase or decrease in the Company’s provision for income taxes.

(c)
Financial instruments:

Financial assets and financial liabilities are recognized on the Company’s statements of financial position when the Company has become a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. The Company’s financial assets consist of cash and accounts receivable, both of which are initially recorded at fair value and subsequently measured at amortized cost using the effective interest rate (“EIR”) method.
Financial liabilities consisting of accounts payable and accrued expenses are initially recorded at fair value and subsequently measured at amortized cost, unless they are required to be measured at fair value through profit or loss (“FVPTL”) or the Company has opted to measure the financial liability at FVPTL.
The Company’s financial assets which are subject to credit risk include cash and accounts receivables. At December 31, 2024 and December 31, 2023, the Company determined that the expected credit losses on its financial assets were nominal. There was no impairment losses recognized on financial assets during the years ended December 31, 2024 and December 31, 2023.
(d)
Fair Value Measurements:

The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.
A number of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.
The fair value of royalty assets recognized in an asset acquisition is based on the estimated fair value of the consideration paid unless the estimated fair value of the acquired assets is considered more reliable. Changes in any of the assumptions or estimates used in determining the fair value of acquired assets and liabilities could impact the amounts assigned to assets and liabilities. As part of the impairment and impairment reversal analysis, the fair value of royalty assets is the estimated amount for which royalty assets could be exchanged on the acquisition date between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and with compulsion. The fair value of royalty assets is estimated with reference to the cash flow multiples from production based on cash flow multiples of the same or similar assets, or are based on estimates of the discounted future cash flows from proved and probable metals and mineral reserves.
The fair value of financial instruments that are not traded in an active market is determined using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2 of the fair value hierarchy. If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3 of the fair value hierarchy.
There were no transfers of financial assets between level 1, level 2, and level 3 fair value hierarchy classification. There were no level 3 financial instruments for the years ended December 31, 2024 and 2023.
(e)
Revenue Recognition:

The Company receives royalties when the commodities (metals, minerals, oil or gas) are processed by the project operator at the property on which the royalty is held. The Company has determined that the customer is the project operator and recognizes revenue when the commodities are processed. The transfer of control occurs when the project operator delivers the quarterly royalty statement to the Company, and at that point, the Company has an unconditional right to payment under the royalty agreement. The Company has determined that each unit of a commodity that is processed under a royalty arrangement or streaming interest is a performance obligation for the delivery of a good that is separate from each other unit of the commodity that is processed under the same arrangement. In accordance with IFRS 15, the Company recognizes revenue at the point in time when the commodities are processed in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those commodities.
Royalty revenue is measured based on the consideration received or receivable when management can reliably estimate the amount, pursuant to the terms of the royalty agreements. An accrual is included in revenue and accounts receivable for amounts not received at the reporting date based on available information. Differences between the estimates and actual amounts received are adjusted and recorded in the period when the actual amounts are received.
(f)
Royalty and Streaming Interests:

Royalty and streaming interests consist of acquired royalty agreements for which settlement is called for in the payment of royalties. These interests are recorded at cost. They are subsequently measured at cost less accumulated depletion and accumulated impairment losses, if any. All costs directly associated with royalty interests are capitalized on an asset-by-asset basis.
Depletion:
Royalty and Streaming interests are not depleted until production commences. Each asset is depleted using the unit-of-production method based on proved plus probable reserves as determined by external independent qualified reserves evaluators. This depletion calculation includes actual production in the period and total estimated proved plus probable reserves attributable to the assets being depleted. Relative volumes of proved plus probable natural gas reserves and production are converted at the energy equivalent conversion ratio of six thousand cubic feet of natural gas to one barrel of oil.
Impairment:
The carrying values of Royalty and Streaming interests are reviewed at each reporting date for indicators that the carrying value of an asset exceeds its recoverable amount. If indicators of impairment exist, the recoverable amount of the asset is estimated. If the carrying value of the asset exceeds the recoverable amount, the asset is written down with an impairment recognized in net earnings. The recoverable amount of an asset is the greater of its fair value less costs of disposal or its value in use. Fair value less costs of disposal is the amount obtainable from the sale of assets in arms length transactions less costs of disposal. Reversals of impairments are recognized when there has been a subsequent increase in the recoverable amount. In this event, the carrying amount of the asset is increased to its revised recoverable amount with an impairment reversal recognized in net earnings. The recoverable amount is limited to the original carrying amount less accumulated depletion as if no impairment had been recognized for the asset for prior periods. After such a reversal, the depletion expense is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.
The Company groups it gross-overriding royalty (“GORR”) into cash generating units (“CGUs”) for the purpose of evaluating the carrying value of its metals, minerals, petroleum and natural gas interests. The recoverable amounts were determined using fair value less cost to sell. The estimated recoverable amount of the Company’s assets involved certain significant estimates including the future cash flows expected to be derived from each CGU and the discount rate. The significant assumptions used by the Company in determining the future cash flow estimates related to future royalty production and future realized commodity prices. This represents a level 3 fair value measurement on the fair value hierarchy. Changes in any of the significant estimates and assumptions, such as a downward revision in future royalty production, a decrease in future realized commodity prices, or an increase in the discount rate would have decreased the recoverable amounts of assets and any impairment charges would affect operating results. The other key assumptions used in determining the recoverable amount included the future cash flows using a market discount rate.
As of December 31, 2024 and 2023 there were no indicators of impairment.
(g)
Share-based compensation:

The Company issues share-based awards to executives, non-employees and service providers in the form of stock option awards. The Company estimated the fair value of its common shares at each grant date based upon sales of the Company’s common shares.
The Company estimates the fair value of its stock options using the Black-Scholes option pricing model, which uses as inputs the fair value of the Company’s common shares, and certain management estimates, including the expected stock price volatility, the expected term of the award, the risk-free rate, the expected dividends, and the expected forfeiture rate. Expected volatility is calculated based on reported volatility data for a representative group of publicly traded companies for which historical information is available. The Company selects companies with comparable characteristics with historical share price information that approximates the expected term of the share-based awards. The Company computes the historical volatility data using the daily closing prices for the selected companies’ shares during the equivalent period that approximates the calculated expected term of the stock options. The Company will continue to apply this method until a sufficient amount of historical information regarding the volatility of its stock price becomes available. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected term assumption. The Company uses the simplified method, under which the expected term is presumed to be the midpoint between the vesting date and the end of the contractual term. The Company utilizes this method due to lack of historical exercise data. The expected dividend yield is assumed to be zero as the Company had no current plans to pay any dividends on common stock as of grant date. The fair value of stock option awards issued to non-employees is based on the fair value of the goods or services received if it can be estimated reliably, otherwise it is based on the fair value of the stock option granted.
The Company generally issues option grants that are subject to service-based vesting conditions. Compensation expense for awards issued to employees with service-based vesting conditions are recognized on an accelerated attribution method based on the grant date fair value over the associated requisite service. The typical vesting term for a stock option issued by the Company is over a two-year term. Compensation expense for stock option awards issued to non-employees is recognized as the goods are provided or ratably over the service period.
The Company evaluates whether a share-based award should be classified and accounted for as a liability award or equity award for all share-based compensation awards granted. As of December 31, 2024 and 2023, all of the Company’s share-based awards were equity classified. Forfeitures are estimated based on past forfeitures and future expectations and are adjusted for actual forfeitures.
(h)
Loss per share:

Basic loss per share is calculated by dividing the loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common share outstanding for the effects of dilutive instruments such as stock options.
For the year ended December 31, 2024 and 2023, all 3,950,000 outstanding stock options and 5,000,000 shares potentially issuable under the contingent value right were excluded in the computation of diluted EPS due to being anti-dilutive.
(i)
Segments

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expense. The Company’s operating segments are components of the Company’s business for which discrete financial information is available and which are regularly reviewed by the Company chief operating decision maker, the Company’s Chief Executive Officer, to make decision about resources to be allocated to the segment and assess its performance.
(j)
Recent accounting pronouncements

Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted. The amendments have an effective date of later than December 31, 2024, with earlier application permitted.
IFRS 18 — Presentation and Disclosure in Financial Statements
In April 2024, IFRS 18 was issued to achieve comparability of the financial performance of similar entities. The standard, which replaces IAS 1, impacts the presentation of primary financial statements and notes, including the statement of earnings where companies will be required to present separate categories of income and expense for operating, investing, and financing activities with prescribed subtotals for each new category. The standard will also require management-defined performance measures to be explained and included in a separate note within the consolidated financial statements. The standard is effective for reporting periods beginning on or after January 1, 2027, including interim financial statements, and requires retrospective application. The Company is currently assessing the impact of the new standard.
5.
Royalty and streaming interests

Oil and Gas
On February 21, 2023, the Company acquired a 1.56% gross-overriding royalty (“GORR”) on the Maria Conchita (Colombia) block operated by NG Energy International Corp. (“NG Energy”) with an estimated fair value of $3.0 million from parties which included related parties (see Note 9) for a total share consideration valued at $7.5 million. The additional $4.5 million share consideration was recognized as Consulting fees related to purchase of royalty interest from related parties in the accompanying Statement of Loss and Comprehensive Loss for the fiscal year ended December 31, 2023.On March 21, 2023, the Company acquired an additional 1.56% GORR on the Maria Conchita (Colombia) block and a 1.44% GORR on the SINU-9 (Colombia) block operated by NG Energy from a third party pursuant to which the Company issued 3,500,000 shares of common stock at a deemed issuance price of US$1.50 per share. The Company determined the fair value of the total share consideration issued at the acquisition date to be $3.5 million, with $3.0 million of value being allocated to the additional 1.56% GORR on the Maria Conchita block and $0.5 million of value being allocated to the 1.44% GORR on the SINU-9 block based on the relative fair value of the two assets.
Metal and Minerals
On February 21, 2023, the Company acquired a 2.00% GORR (the “NORI Royalty”) from The Metals Company Inc’s (“TMC”), wholly owned subsidiary, Nauru Ocean Resources, Inc. (“NORI”), who each became a related party of the Company following the acquisition of the NORI Royalty as a result of the equity consideration received (See Note 9). The consideration paid by the Company for the NORI Royalty was comprised of a promissory note with the principal amount of $14.0 million, which was assigned from NORI to an affiliate of TMC and from that affiliate to TMC (the “TMC Note”) and 5 million contingent value rights (“CVR”) valued at $81,250. As repayment of the TMC Note, the Company issued common shares of the Company to TMC valued at $9,000,000 and paid in cash the remaining principal amount of $5,000,000. The NORI Royalty is subject to two repurchase options exercisable beginning on the second anniversary of the Royalty Agreement and ending on the fifth anniversary, subject to certain conditions.
•
Repurchase Rights — TMC has an exclusive and irrevocable one-time right and option (the “First Royalty Repurchase Option”) to purchase fifty percent (50%) of the NORI Royalty on or after the second anniversary following the date of the NORI Royalty Agreement, by making a payment (the “First Repurchase Payment”) to the Company in the amount that, when combined with the aggregate NORI Royalty payments received prior to the First Repurchase Payment is made, would provide an agreed rate of return. The First Royalty Repurchase Option expires on the seventh anniversary following the date of the NORI Royalty Agreement. If the First Royalty Repurchase Option is exercised, and TMC is not in default of its payment obligations under the NORI Royalty, TMC has an exclusive and irrevocable one-time right and option (the “Second Royalty Repurchase Option”) to purchase an additional twenty-five (25%) of the original NORI Royalty on or after the fifth anniversary following the date of the NORI Royalty Agreement, by making a payment (the “Second Repurchase Payment”) to the Company in the amount that, when combined with the aggregate NORI Royalty payments received prior to the Second Repurchase Payment is made, would provide an agreed rate of return. The Second Royalty Repurchase Option expires on the tenth anniversary following the date of the NORI Royalty Agreement.
CVR — The CVR was granted to TMC as part of the TMC Royalty Interest in order to mitigate risks associated with the potential termination of the exploitation license granted for the Maria Conchita (Colombia) royalty-producing natural gas fields in Latin America (the “Exploitation License”). The CVR converts into 5 million additional common shares of the Company, in the event the Exploitation License is found, in a final decision, to be invalid by the Colombian National Agency of Hydrocarbons prior to the earlier of (1) five years from the issuance of the CVR and (2) the date The Metals Royalty Company becomes a publicly listed entity.
For the royalty interests acquired in 2023, the Company capitalized $0.1 million of acquisition costs.
	Royalty and Streaming Interests
	Oil and Gas	Metal and Minerals	Total
Cost
As of January 1, 2023	$—	$—	$—
Additions	6,576,211	14,081,250	20,657,461
As of December 31, 2023	6,576,211	14,081,250	20,657,461
Additions	—	—	—
As of December 31, 2024	$6,576,211	$14,081,250	$20,657,461
Accumulated depletion and impairment
As of January 1, 2023	$—	$—	$—
Depletion	(257,977)	—	(257,977)
Impairment charges	—	—	—
As of December 31, 2023	(257,977)	—	(257,977)
Depletion	(590,942)	—	(590,942)
Impairment charges	—	—	—
As of December 31, 2024	$(848,919)	$—	$(848,919)
Carrying value as of December 31, 2023	$6,318,234	$14,081,250	$20,399,484
Carrying value as of December 31, 2024	$5,727,292	$14,081,250	$19,808,542

6.
Shareholders’ equity

a)
Common shares

As of December 31, 2024, the Company was authorized to issue an unlimited number of common shares without par value, subject the approval of the Company’s Board of Directors (the “Board”). In February 2023, the Company issued 9,153,847 common shares for $6.0 million, including 8,384,616 common shares for $5.5 million of subscriptions received in November 2022. In December 2024, the Company repurchased and cancelled 125,000 common shares for no consideration. Outstanding common shares at December 31, 2024 and 2023 are as follows:
	December 31, 2024		December 31, 2023
For the years ended,	Number of shares	Amount ($)	Number of Shares	Amount ($)
Common shares outstanding, beginning of year	43,038,463	$26,046,222	5,000,000	$50,006
Repurchase of common shares	(125,000)	—	—	—
Contributed capital from equity raise	—	—	9,153,847	5,950,000
Shares issued for purchase of royalty and streaming interests (Note 5)	—	—	28,884,616	20,046,216
	42,913,463	$26,046,222	43,038,463	$26,046,222

b)
Stock option plan

In February 2023, the Board approved the stock option plan (the “Option Plan”), which became effective on that date. The Option Plan provides for the grant of up stock options to directors, officers and advisors of the Company in an amount that does not exceed 10% of the Company’s then outstanding common shares.
The following table provides a summary of stock option activity for awards granted during the year ended December 31, 2024 and 2023:
	Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (In Years)
Outstanding as of January 1, 2022	—	—
Granted	3,950,000	$0.65
Exercised	—	—
Forfeited	—	—
Outstanding as of December 31, 2023	3,950,000	$0.65	9.15
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding as of December 31, 2024	3,950,000	$0.65	8.15
Exercisable as of December 31, 2024	2,633,333	$0.65	8.15
During the year ended December 31, 2023, 3,950,000 stock options were granted and vest one-third on grant date, one-third on the one-year anniversary of the grant date and one-third on the two-year anniversary of the grant date. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock options. The fair value of stock options granted in 2023 was $1,392,519 based on a fair value of $0.35 per stock option based on the following weighted-average assumptions:
Year ended December 31, 2023
Common share price	$0.65
Risk-free interest rate	4.2%
Expected dividend yield	0.0%
Expected term (in years)	5.3
Expected volatility	56.6%
Forfeiture rate	0.0%

As of December 31, 2024 and 2023, the total unrecognized compensation expense related to the Company’s stock options was $39,931 and $378,158, respectively, which the Company expects to recognize over a weighted-average period of approximately 0.1 years and 1.1 years, respectively.
7.
Royalty income

The Company’s royalty income is determined pursuant to the terms of its royalty agreements. Royalty income is generally received quarterly. All revenue recognized in the years ended December 31, 2024 and 2023 relate to the discontinued operations of the Company’s Oil and Gas business. As of the years ended December 31, 2024 and 2023, receivables from royalty income totaled $259,814 and $228,155, respectively. The balances were received subsequent to year end.
8.
Financial risk management

The Company’s financial instruments are comprised of financial assets and liabilities. The Company’s principal financial assets are cash and receivables, and the Company’s principal financial liabilities comprise accounts payable and accrued liabilities. The main purpose of these financial instruments is to manage short-term cash flow and working capital requirements and fund future acquisitions.
The Company is engaged in the business of acquiring, managing and creating resource royalties and streams. Royalties and streams are interests that provide the right to revenue or production from the various properties, after deducting specified costs, if any. These activities expose the Company to a variety of financial risks, which include direct exposure to credit risk, liquidity risk, commodity price risk and capital risk management.
Management designs strategies for managing some of these risks, which are summarized below. The Company’s executive management oversees the management of financial risks. The Company’s executive management ensures that financial risk-taking activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with the Company’s policies and risk appetite.
The Company’s overall objective from a risk management perspective is to safeguard its assets and mitigate risk exposure by focusing on security rather than yield.
(a)
Credit risk:

Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of a financial instrument and the potential for loss due to the failure of a borrower to repay a loan. Credit risk arises predominantly with respect to the Company’s cash and receivables. As of December 31, 2024, the Company’s maximum credit risk exposure is represented by the respective carrying amounts of the financial assets in the statement of financial position. The Company maintains its cash in a high-quality financial institution and closely monitors its royalty receivable balances.
(b)
Liquidity risk:

Liquidity risk is the risk of loss from not having access to sufficient funds to meet both expected and unexpected cash demands. The Company manages its exposure to liquidity risk through prudent management of its statement of financial position, including maintaining sufficient cash balances. The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. Management continuously monitors and reviews both actual and forecasted cash flows, including acquisition activities.
(c)
Commodity price risk:

Commodity price risk is the risk the Company will encounter fluctuations in its future royalty production revenue with changes in commodity prices. Commodity prices for petroleum, natural gas, metals and minerals are influenced by global and regional factors, including levels of supply and demand, weather, and geopolitical factors. The Company does not hedge its commodity price risk.
(d)
Foreign currency risk:

Although we report our financial results in United States dollars, certain expenses and potential future investments related to our royalty interests may be denominated in foreign currencies. As a result, we are subject to fluctuations in exchange rates, which could impact the value of our royalty revenues, operating costs, and investment returns. We do not currently engage in hedging activities or enter into derivative contracts to mitigate this exposure. Accordingly, adverse movements in foreign exchange rates could materially affect our financial condition and results of operations.
(e)
Capital risk management:

The Company’s primary objective when managing capital is to provide a sustainable return to shareholders through managing and growing the Company’s resource asset portfolio while ensuring capital protection. The Company defines capital as its cash, which is managed by the Company’s management subject to approved policies and limits by the Board of Directors.
There were no changes in the Company’s approach to capital management during the year ended December 31, 2024 compared to the prior year. The Company is not subject to material externally imposed capital requirements or significant financial covenants. As of December 31, 2024, the Company has cash totaling $1,395,234, all of which is available to the Company to meet its near-term cash requirements.
9.
Related Party Disclosures

(a)
Transactions with TMC

In February 2023, the Company acquired the NORI Royalty from NORI and TMC, and TMC became a significant equity owner in the Company. In connection with the Company’s acquisition of the NORI Royalty, the Company entered into a subscription agreement with TMC in February 2023 (the “TMC Subscription Agreement”) pursuant to which the Company agreed, as repayment of the TMC Note, to issue 13,846,154 common shares at a price of $0.65 per share for an aggregate subscription price of $9,000,000, as well as repay in cash the remaining principal amount of $5,000,000 owing following such payment to, or as or directed by, TMC. See Note 5 for discussion of the NORI Royalty transaction with TMC.
In the year ended December 31, 2024, the Company incurred $25,894 of related party expense with TMC for reimbursement of certain expenses incurred on the behalf of the Company.
(b)
Transactions with Key Management Personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, and also comprise the directors of the Company.
During the year ended December 31, 2023, the Company sold 4,021,539 common shares to directors and other members of key management personnel at pricing consistent with other investors ($0.65 per share). The remuneration of the directors and other members of key management personnel during the years ended December 31, 2024 and 2023 were as follows:
	December 31, 2024	December 31, 2023
Cash compensation	$451,126	$290,864
Stock-based compensation	159,840	567,604
Consulting fees related to purchase of royalty interest from related parties	—	4,527,266
	$610,966	$5,385,733

Also in February 2023, and concurrently with the NORI Royalty Agreement, the Company entered into contribution and subscription agreements (the “MC Royalty Transactions”) with certain related parties including:
•
Brian Paes-Braga, a director of the Company, pursuant to which Brian Paes-Braga agreed to assign to the Company a 1.4% gross production royalty related to NG Energy International Corp.’s Maria Conchita Block in consideration for the issuance of 10,338,462 common shares at a price of $0.65 per share;

•
Brian O’Neill, a director of the Company, pursuant to which Brian O’Neill agreed to assign to the Company a 0.08125% gross production royalty related to the Maria Conchita Block in consideration for the issuance of 600,000 common shares at a price of $0.65 per share.

In connection with the MC Royalty Transactions, the Company determined that the consideration paid for the royalty interests exceeded the fair value of the acquired assets and recognized the excess $4.5 million as consulting fees related to purchase of royalty interest from related parties in the statement of loss and comprehensive loss in the year ended December ,31, 2023. In connection with the MC Royalty Transactions, the Company entered into assignment agreements with each of Brian Paes-Braga and Brian O’Neill, pursuant to which the Company assumed all rights, benefits, payments and privileges of such person in respect of their respective royalty related to the Maria Conchita Block.
In connection with, and as a condition to, the consummation of the MC Royalty Transactions and the transactions contemplated by the NORI Royalty Agreement, the NORI Contribution Agreement and the TMC Subscription Agreement, the Company entered into an investor rights agreement (the “Investor Rights Agreement”) with TMC and Brian Paes-Braga to govern certain of the parties’ rights, duties and obligations, such as nomination rights, registration rights, and information rights.
10.
General and administrative expenses

The Company’s general and administrative expenses incurred for the years ended December 31, 2024 and 2023 are as follows:
	December 31, 2024	December 31, 2023
Consulting fees	$579,536	$319,761
Office and administrative expenses	197,402	108,611
Legal and accounting expenses	65,250	47,543
Insurance expense	28,562	23,647
	$870,750	$499,562

11.
Income tax

Income tax recovery recognized in net loss from continuing operations is comprised of the following:
	December 31, 2024	December 31, 2023
Current tax expense	$—	$—
Deferred tax recovery	(293,969)	(86,201)
Income tax recovery from continuing operations	$(293,969)	$(86,201)
Provision of income taxes recognized in net income from discontinued operations is comprised of the following:
	December 31, 2024	December 31, 2023
Current tax expense	$—	$—
Deferred tax expense	293,969	86,201
Income tax expense from discontinued operations	$293,969	$86,201

The income tax expense from continuing operations differs from the amount that would result from applying the federal and principal income tax rates to the loss before income tax due to the following:
	December 31, 2024	December 31, 2023
Loss from continuing operations before income taxes	$(1,151,073)	$(5,966,536)
Statutory tax rate	23.0%	23.0%
Expected income tax recovery based on statutory rate	(264,747)	(1,372,303)
Adjustments to expected income tax recovery:
Change in unrecognized deferred tax assets	(502,818)	1,138,654
Non-deductible foreign exchange	395,485	(86,597)
Share-based compensation and other non-deductible items	78,111	234,045
Income tax recovery from continuing operations	$(293,969)	$(86,201)
The following table summarizes the movement of deferred taxes for continuing operations:
	December 31, 2023	Recognized in profit or loss	December 31, 2024
Non-capital losses	$86,201	$293,969	$380,170
	$86,201	$293,969	$380,170
	December 31, 2022	Recognized in profit or loss	December 31, 2023
Non-capital losses	$—	$86,201	$86,201
	$—	$86,201	$86,201
The following table summarizes the movement of deferred taxes for discontinued operations:
	December 31, 2023	Recognized in profit or loss	December 31, 2024
Royalty and streaming interests	$(86,201)	$(293,969)	$(380,170)
	$(86,201)	$(293,969)	$(380,170)
	December 31, 2022	Recognized in profit or loss	December 31, 2023
Royalty and streaming interests	$—	$(86,201)	$(86,201)
	$—	$(86,201)	$(86,201)
As of December 31, 2024 and 2023, the Company had temporary tax differences for continuing operations of $686,825 and $1,189,643, respectively, which are not recognized as deferred tax assets. Management believes that it is not probable that sufficient taxable profits will be available in future years to allow the benefit of the following deferred taxes to be utilized. The following table summarizes the composition of the Company’s deductible temporary differences:
	December 31, 2024	December 31, 2023
Royalty and streaming interests	$1,293,055	$3,513,492
Non-capital losses	1,674,700	1,632,117
Share issuance costs	18,443	26,753
	$2,986,198	$5,172,362
As of December 31, 2024 and 2023, the Company has $3.3 million and $2.0 million, respectively, of unused tax losses that begin to expire in 2043.

12.
Segment reporting

The Company has two reportable operating segments, Metal and Minerals and Oil and Gas. These operating segments represent components of the Company’s business where separate financial information is available and which are evaluated on a regular basis by the Company’s Chief Executive Officer, who is the Company’s chief decision maker, for purposes of assessing performance. For the years ended December 31, 2024 and 2023 revenue, cost of sales and gross profit (loss) were derived solely from the discontinued operations of the Oil and Gas segment (see Note 14).
Royalty and streaming interests as of December 31, 2024 and 2023 are presented by geographic area based on the location of the operations giving rise to the royalty or streaming interest.
	December 31, 2024	December 31, 2023
Colombia	$5,727,292	$6,318,234
Pacific Ocean	14,081,250	14,081,250
Total royalty and streaming interests	$19,808,542	$20,399,484
Reconciliation of segment gross profit
Operating expenses and interest income are not allocated to individual segments as these are managed on an overall Company basis. The reconciliation between reportable segment gross profit to the Company’s net loss before tax is as follows:
	December 31, 2024	December 31, 2023
General and administrative expenses	$(870,750)	$(499,562)
Share-based compensation expenses	(338,229)	(1,015,737)
Consulting fees related to purchase of royalty interest from related parties	—	(4,527,266)
Interest income	57,906	76,029
Loss from continuing operations before recovery of income taxes	$(1,151,073)	$(5,966,536)

13.
Commitments and contingencies

The Company currently does not have any commitments or contingencies as of December 31, 2024.
14.
Discontinued operations

Net income from discontinued operations of the Oil and Gas Business consists of the following:
	December 31, 2024	December 31, 2023
Revenue
Royalty income	$1,458,739	$399,235
Cost of Sales
Depletion	(590,942)	(257,977)
Provision of income taxes	(293,969)	(86,201)
Net income from discontinued operations	$573,828	$55,057

15.
Subsequent events

The Company evaluated subsequent events through September 23, 2025, the date these financial statements were approved and authorized.
Return of Capital
On February 27, 2025, the Company announced its Board of Directors declared a return of capital. The return of capital, in the amount of $0.025 per share of common share outstanding, was paid on April 18, 2025 to shareholders of record on February 27, 2025.
Standby Equity Purchase Agreement
On July 18, 2025, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”). Pursuant to the SEPA and subject to the satisfaction of certain conditions, Yorkville has committed to purchase the Company’s Common Shares, no par value, in increments (each purchase, an “Advance”) up to an aggregate gross sales price of up to $100,000,000 during the 36 months following the date of the SEPA (such shares, the “Shares”). The Shares will be sold at the Company’s option pursuant to the SEPA at 96% – 97% of the Market Price (as defined pursuant to the SEPA) and purchases are subject certain limitations set forth in the SEPA.
Subscription Receipts
On July 25, 2025, the Company entered into a subscription receipt agreement with Odyssey Trust Company, providing for the issuance of subscription receipts of the Company, with each subscription receipt being convertible, without further action or payment into Common Shares of the Company upon the satisfaction of the Release Conditions prior to December 31, 2025, to be held in escrow in accordance with the Subscription Receipt Agreement.
Also on July 25, 2025, and in accordance with the terms of the Subscription Receipt Agreement, the Company completed the first tranche of a non-brokered private placement and issued 2,768,300 Subscription Receipts at a price of $5.00 per Subscription Receipt for an aggregate gross proceeds of $13,841,500, to be held in escrow in accordance with the Subscription Receipt Agreement.
On September 8, 2025, the Company issued an additional 299,100 Subscription Receipts at a price of $5.00 per share for aggregate gross proceeds of $1,495,500, to be held in escrow in accordance with the Subscription Receipt Agreement.
If the Company does not meet the escrow release requirements, namely written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company and delivery of a release notice to Odyssey by the Company certifying that the release conditions have been achieved prior to December 31, 2025, the cash proceeds held by Odyssey and any interest earned will be returned to the investors.
Common Share Subscriptions
On September 8, 2025, the Company entered into subscription agreements with multiple investors. The investors agreed to purchase 2,139,770 shares of common stock at $5.00 per share, for an aggregate purchase price of approximately $10,698,850.

The Metals Royalty Company Inc.
Unaudited Condensed Interim Statements of Loss and Comprehensive Loss
(Expressed in US dollars)
		Three Months Ended September 30,		Nine Months Ended September 30,
	Note	2025	2024	2025	2024
Operating expenses
General and administrative expenses	9	$2,166,346	$257,751	$2,502,988	$701,651
Share-based compensation expenses	5	—	72,033	39,931	266,196
Total operating expenses		2,166,346	329,784	2,542,919	967,847
Operating loss		(2,166,346)	(329,784)	(2,542,919)	(967,847)
Other income
Interest income		49,312	15,429	77,089	39,630
Loss from continuing operations before recovery of income taxes		(2,117,034)	(314,355)	(2,465,830)	(928,217)
Recovery of income taxes from continuing operations	10	537,145	73,492	537,145	220,477
Net loss from continuing operations		(1,579,889)	(240,863)	(1,928,685)	(707,740)
Net income from discontinued operations	13	318,251	120,030	731,241	406,480
Net loss and comprehensive loss		$(1,261,638)	$(120,833)	$(1,197,444)	$(301,260)
Net income / (loss) per share
Continuing operations, basic and diluted		$(0.04)	$0.00	$(0.04)	$(0.02)
Discontinued operations, basic and diluted		$0.01	$0.00	$0.01	$0.01
Total, basic and diluted		$(0.03)	$0.00	$(0.03)	$(0.01)
Weighted average number of shares outstanding
Basic and diluted		43,448,406	43,038,463	43,093,737	43,038,463
See accompanying notes to the unaudited condensed interim financial statements

The Metals Royalty Company Inc.
Unaudited Condensed Interim Statements of Financial Position
(Expressed in US dollars)
As of,	Note	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash		$10,643,190	$1,395,234
Accounts receivable		—	259,814
Prepaid expenses		143,652	4,867
Assets held for sale	13	5,747,480	—
Total current assets		16,534,322	1,659,915
Non-current assets:
Deferred tax assets	10	917,314	—
Royalty and streaming interests	4	14,081,250	19,808,542
Total assets		$31,532,886	$21,468,457
Liabilities
Current liabilities:
Accounts payable and accrued liabilities		$1,452,761	$28,331
Sales tax payable		—	41,389
Liabilities held for sale	13	312,577	—
Total current liabilities		1,765,338	69,720
Total liabilities		1,765,338	69,720
Shareholders’ Equity
Share capital	5	35,572,546	26,046,222
Contributed surplus		1,475,147	1,435,216
Accumulated deficit		(7,280,145)	(6,082,701)
Total shareholders’ equity		29,767,548	21,398,737
Total liabilities and shareholders’ equity		$31,532,886	$21,468,457
See accompanying notes to the unaudited condensed interim financial statements

The Metals Royalty Company Inc.
Unaudited Condensed Interim Statements of Cash Flows
(Expressed in US dollars)
For the nine months ended,	Note	September 30, 2025	September 30, 2024
Cash flows from/(used in) operating activities:
Net loss		$(1,197,444)	$(301,260)
Less: Net income from discontinued operations		(731,241)	(406,480)
Net loss from continuing operations		(1,928,685)	(707,740)
Adjustments to reconcile net loss to net cash from/(used in) operating activities:
Share-based compensation	5	39,931	266,196
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities		1,424,430	(14,620)
Deferred tax assets		(537,145)	(220,477)
Other operating assets and liabilities		(180,173)	(13,294)
Cash flows used in operating activities – continuing operations		(1,181,642)	(689,935)
Cash flows from operating activities – discontinued operations		903,274	981,900
Cash flows from/(used in) operating activities		(278,368)	291,965
Cash flows from financing activities:
Proceeds from equity raise, net of issuance costs	5	10,599,161	—
Return of capital	5	(1,072,837)	—
Cash flows from financing activities – continuing operations		9,526,324	—
Cash flows from financing activities		9,526,324	—
Change in cash for the period		9,247,956	291,965
Cash at beginning of the period		1,395,234	857,450
Cash at end of the period		$10,643,190	$1,149,415
See accompanying notes to the unaudited condensed interim financial statements

The Metals Royalty Company Inc.
Unaudited Condensed Interim Statements of Changes in Shareholders’ Equity
(Expressed in US dollars)
	Note	Number of shares	Share capital	Contributed surplus	Accumulated deficit	Total shareholders’ equity
Balance, January 1, 2025		42,913,463	$26,046,222	$1,435,216	$(6,082,701)	$21,398,737
Contributed capital from equity raise, net of issuance costs of $99,689	5	2,139,770	10,599,161	—	—	10,599,161
Return of capital	5	—	(1,072,837)	—	—	(1,072,837)
Share-based compensation	5	—	—	39,931	—	39,931
Comprehensive loss		—	—	—	(1,197,444)	(1,197,444)
Balance, September 30, 2025		45,053,233	$35,572,546	$1,475,147	$(7,280,145)	$29,767,548
	Note	Number of shares	Share capital	Contributed surplus	Accumulated deficit	Total shareholders’ equity

Balance, January 1, 2024		43,038,463	$26,046,222	$1,096,987	$(5,799,425)	$21,343,784
Share-based compensation	5	—	—	266,196	—	266,196
Comprehensive loss		—	—	—	(301,260)	(301,260)
Balance, September 30, 2024		43,038,463	$26,046,222	$1,363,183	$(6,100,685)	$21,308,720
See accompanying notes to the unaudited condensed interim financial statements

The Metals Royalty Company Inc.
Unaudited Condensed Interim Financial Statements
For The Three and Nine Months Ended September 30, 2025 and 2024
1.
Organization of the corporation

The Metals Royalty Company Inc. (the “Company”), was incorporated in British Columbia effective October 27, 2022. The Company’s registered office is located at 3500 – 1133 Melville St., Vancouver, BC V6E 4E5. In September 2025, the Company changed its name from Low Carbon Royalites Inc. to The Metals Royalty Company Inc.
The primary business of the Company is to receive royalty revenue from natural resources properties as reserves are produced by operators over the economic life of the properties. The Company is focused on the acquisition and management of critical metals and mineral royalties, streams and other similar interests. The Company is focused on providing capital to support mineral security and independence in North America in support of accelerating domestic industry growth, including energy, defense and reindustrialization. The Company aims to focus on capital development opportunities encompassing all aspects of the critical metals and minerals value chain.
Spin-Out
On August 19, 2025, the Company’s shareholders approved the spin-out of the Company’s Oil and Gas business, which primarily consists of royalty interests. On August 29, 2025, the Company formed 1554997 B.C. Ltd., a new wholly-owned subsidiary to execute the spin-out of the Oil and Gas business. On September 11, 2025, the Company entered into an assignment and assumption agreement with 1554997 B.C. Ltd, to contribute the Company’s royalty interests in the Maria Conchita Block and SN-9 Block to such subsidiary in anticipation of distributing the shares of such subsidiary to the Company’s existing shareholders as a return of capital. The Company expects the transaction to close in December 2025. As of September 30, 2025, 1554997 B.C. Ltd contained no assets or liabilities.
The Company met the criteria for classifying the Oil and Gas business as a discontinued operation as of September 30, 2025. Accordingly, unless otherwise indicated, the unaudited condensed interim statements of loss and comprehensive loss and statements of cash flows have been adjusted for all periods presented, and the unaudited condensed interim statement of financial position for the period ended September 30, 2025 has been adjusted. See Note 13 for further information.
2.
Basis of preparation

These unaudited condensed interim financial statements have been prepared in accordance with International Accounting Standards 34, Interim Financial Reporting (“IAS 34”) under International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and apply the same material accounting policy information and application as disclosed in the annual financial statements for the year ended December 31, 2024. They do not include all of the information and disclosures required by IFRS for annual financial statements. Operating results for the nine months ended September 30, 2025 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2025. For further information, see the Company’s annual financial statements including the notes thereto for the year ended December 31, 2024. The Company has prepared these financial statements on the basis that it will continue to operate as a going concern.
The financial statements were approved and authorized by the Company’s Board of Directors on November 26, 2025.
(a)
Basis of measurement:

The financial statements have been prepared on the historical cost basis except for the share-based payment transactions.
(b)
Functional and presentation currency:

These financial statements are presented in US dollars, which is the Company’s functional currency.

(c)
Foreign currency transactions and balances:

Foreign currency transactions are measured into the functional currency of the Company, using the exchange rate prevailing at the date of the transaction (spot exchange rates). Foreign exchange gains and losses resulting from the settlement of such transactions and the re-measurement of monetary items at the date of the statements of financial position are recognized in net loss. Non-monetary items are not re-measured and are recorded at historical exchange rates.
(d)
Recent accounting pronouncements

Certain new accounting standards and interpretations have been published that are not mandatory for the current period and have not been early adopted. The amendments have an effective date of later than December 31, 2025, with earlier application permitted.
IFRS 18 — Presentation and Disclosure in Financial Statements
In April 2024, IFRS 18 was issued to achieve comparability of the financial performance of similar entities. The standard, which replaces IAS 1, impacts the presentation of primary financial statements and notes, including the statement of earnings where companies will be required to present separate categories of income and expense for operating, investing, and financing activities with prescribed subtotals for each new category. The standard will also require management-defined performance measures to be explained and included in a separate note within the consolidated financial statements. The standard is effective for reporting periods beginning on or after January 1, 2027, including interim financial statements, and requires retrospective application. The Company is currently assessing the impact of the new standard.
3.
Use of judgments, estimates and assumptions

The preparation of the Company’s unaudited condensed interim financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the unaudited condensed interim financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates. The unaudited condensed interim financial statements include estimates, which, by their nature, are uncertain. The impact of such estimates is pervasive throughout the unaudited condensed interim financial statements and may require accounting adjustments based on future occurrences.
The estimates and underlying assumptions are reviewed on a regular basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future period affected. The areas involving a higher degree of judgement or complexity, or areas where the assumptions and estimates are significant to the financial statements were the same as those applied to the Company’s financial statements for the year ended December 31, 2024, except for the below.
(a)
Discontinued operations

The assessment of whether the held for sale criteria are met requires the use of judgment by management. Under IFRS 5, the judgmental criteria include whether the asset (or disposal group) is available for immediate sale in its present condition, whether the likelihood of sale is highly probable, and the disposal must be expected to be completed within one year from the date of classification. Changes in any of the judgements used in determining if an asset (or disposal group) meets the held for sale criteria could impact the classification of the related assets and liabilities and presentation of income (loss) between continuing and discontinued operations.

4.
Royalty and streaming interests

	Royalty and Streaming Interests
	Oil and Gas	Metal and Minerals	Total
Cost
As of January 1, 2024	$6,576,211	$14,081,250	$20,657,461
Additions	—	—	—
As of December 31, 2024	6,576,211	14,081,250	20,657,461
Additions	—	—	—
Reclassification to held for sale (Note 13)	(6,576,211)	—	(6,576,211)
As of September 30, 2025	$—	$14,081,250	$14,081,250
Accumulated depletion and impairment
As of January 1, 2024	$(257,977)	$—	$(257,977)
Depletion	(590,942)	—	(590,942)
Impairment charges	—	—	—
As of December 31, 2024	(848,919)	—	(848,919)
Depletion	(156,908)	—	(156,908)
Impairment charges	—	—	—
Reclassification to held for sale (Note 13)	1,005,827	—	1,005,827
As of September 30, 2025	$—	$—	$—
Carrying value as of December 31, 2024	$5,727,292	$14,081,250	$19,808,542
Carrying value as of September 30, 2025	$—	$14,081,250	$14,081,250

5.
Shareholders’ equity

a)
Common shares

As of September 30, 2025, the Company was authorized to issue an unlimited number of common shares without par value, subject to the approval of the Company’s Board of Directors (the “Board”). In February 2023, the Company issued 9,153,847 common shares for $6.0 million, including 8,384,616 common shares for $5.5 million of subscriptions received in November 2022. In December 2024, the Company repurchased and cancelled 125,000 common shares for no consideration. In February 2025, the Company declared a return of capital, in the amount of $1.1 million or $0.025 per share of common share outstanding. In September 2025, the Company issued 2,139,770 common shares for $10.7 million of gross proceeds through a private placement.
Subscription Receipts
In July 2025, the Company entered into a subscription receipt agreement with Odyssey Trust Company (“Odyssey”), providing for the issuance of up to 4,000,000 subscription receipts at $5.00 per share for a total consideration of $20.0 million, which is held in escrow by Odyssey. Contingent upon the public listing of the Company’s shares prior to December 31, 2025, the subscription receipts will automatically convert to common shares and the Company will be entitled to the cash proceeds. If the Company does not meet the escrow release requirements, namely written confirmation of conditional approval from a national stock exchange in connection with the public listing of the Company and delivery of a release notice to Odyssey by the Company certifying that the release conditions have been achieved prior to December 31, 2025, the cash proceeds held by Odyssey and any interest earned will be returned to the investors. During the three months ended September 30, 2025, $15.3 million of gross proceeds was received by Odyssey related to 3,067,400 subscriptions receipts sold under this arrangement. The subscription receipt agreement operates as a forward contract for the issuance of shares. Upon the public listing of the Company’s shares prior to

December 31, 2025, the Company is obligated to issue a fixed number of shares for a fixed amount of cash, therefore the instruments will be equity classified. All proceeds were paid directly to Odyssey and only upon the public listing of the Company’s shares and the release of the proceeds from escrow will the Company record the issuance of the common shares and receipt of the financing proceeds. The Company does not have the ability to direct the use of the cash in escrow and only has the ability to obtain the economic benefits that flows from investing the cash if the company meets the escrow release requirements. Accordingly, as of September 30, 2025, the proceeds from the subscription receipts are not reflected as an asset and corresponding liability in the Company’s financial statements.
Standby Equity Purchase Agreement
Also in July 2025, the Company entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD. (“Yorkville”). Under the SEPA, upon the public listing of the Company’s shares and the close of the subsequent receipt financing, Yorkville is committed to buying up to $100.0 million of the Company’s common shares during the 36 months following the effective date of the SEPA. The Company, at its sole discretion, has the right, but not the obligation, to sell to Yorkville common shares at 96% – 97% of market price. The obligation to purchase shares is limited by i) Yorkville’s ownership limitation of 4.99% of the common shares ii) the number of registered common shares of the Company, and iii) the shares issued under the SEPA cannot exceed 19.99% of the issued and outstanding common shares of the Company. As of September 30, 2025, the Company does not have the ability to exercise its right to issues shares as the public listing of the Company’s common shares has not yet occurred. Upon the public listing of the Company’s shares, the Company will owe to Yorkville a $1.0 million commitment fee, payable in shares of common stock or cash, at the Company’s election.
Outstanding common shares at September 30, 2025 and 2024 are as follows:
For the nine months ended,	September 30, 2025		September 30, 2024
	Number of shares	Amount ($)	Number of Shares	Amount ($)
Common shares outstanding, beginning of year	42,913,463	$26,046,222	43,038,463	$26,046,222
Contributed capital from equity raise	2,139,770	10,599,161	—	—
Return of capital	—	(1,072,837)	—	—
	45,053,233	$35,572,546	43,038,463	$26,046,222

b)
Stock option plan

In February 2023, the Board approved the stock option plan (the “Option Plan”), which became effective on that date. The Option Plan provides for the grant of up stock options to directors, officers and advisors of the Company in an amount that does not exceed 10% of the Company’s then outstanding common shares.

The following table provides a summary of stock option activity during the nine months ended September 30, 2025 and 2024:
	Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (In Years)
Outstanding as of January 1, 2024	3,950,000	$0.65	9.15
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding as of September 30, 2024	3,950,000	$0.65	8.40
Outstanding as of January 1, 2025	3,950,000	$0.65	8.15
Granted	—	—
Exercised	—	—
Forfeited	—	—
Outstanding as of September 30, 2025	3,950,000	$0.65	7.40
Exercisable as of September 30, 2025	3,950,000	$0.65	7.40
As of September 30, 2025 the Company had no unrecognized compensation expense related to the Company’s stock options. As of December 31, 2024, the Company had $0.1 million of unrecognized compensation expense related to the Company’s stock options, which the company recognized over a weighted-average period of approximately 0.1 years.
6.
Royalty income

The Company’s royalty income is determined pursuant to the terms of its royalty agreements. Royalty income is generally received quarterly. All royalty income for the nine months ended September 30, 2025 and 2024 was associated with the Oil and Gas business which was classified as discontinued operations during the nine months ended September 30, 2025 (see Note 13).
7.
Financial risk management

The Company’s risk exposures and the impact on the financial instruments are summarized below. There have been no material changes to the risks, objectives, policies and procedures during the nine months ended September 30, 2025, and the year ended December 31, 2024.
a.
Credit risk:

Credit risk is the risk that a third party might fail to fulfill its performance obligations under the terms of a financial instrument and the potential for loss due to the failure of a borrower to repay a loan. Credit risk arises predominantly with respect to the Company’s cash and receivables. As of September 30, 2025, the Company’s maximum credit risk exposure is represented by the respective carrying amounts of the financial assets in the statement of financial position. The Company maintains its cash in a high-quality financial institution and closely monitors its royalty receivable balances.
b.
Liquidity risk:

Liquidity risk is the risk of loss from not having access to sufficient funds to meet both expected and unexpected cash demands. The Company manages its exposure to liquidity risk through prudent management of its statement of financial position, including maintaining sufficient cash balances. The Company has in place a planning and budgeting process to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. Management continuously monitors and reviews both actual and forecasted cash flows, including acquisition activities.

c.
Commodity price risk:

Commodity price risk is the risk the Company will encounter fluctuations in its future royalty production revenue with changes in commodity prices. Commodity prices for petroleum, natural gas, metals and minerals are influenced by global and regional factors, including levels of supply and demand, weather, and geopolitical factors. The Company does not hedge its commodity price risk.
d.
Foreign currency risk:

Although we report our financial results in United States dollars, certain expenses and potential future investments related to our royalty interests may be denominated in foreign currencies. As a result, we are subject to fluctuations in exchange rates, which could impact the value of our royalty revenues, operating costs, and investment returns. We do not currently engage in hedging activities or enter into derivative contracts to mitigate this exposure. Accordingly, adverse movements in foreign exchange rates could materially affect our financial condition and results of operations.
e.
Capital risk management:

The Company’s primary objective when managing capital is to provide a sustainable return to shareholders through managing and growing the Company’s resource asset portfolio while ensuring capital protection. The Company defines capital as its cash, which is managed by the Company’s management subject to approved policies and limits by the Board of Directors.
The Company is not subject to material externally imposed capital requirements or significant financial covenants. As of September 30, 2025, the Company has cash totaling $10,642,606, all of which is available to the Company to meet its near-term cash requirements.
8.
Related Party Disclosures

a.
Transactions with Key Management Personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, directly or indirectly, and also comprise the directors of the Company.
The remuneration of the directors and other members of key management personnel during the three and nine months ended September 30, 2025 and 2024 are as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash compensation	$227,253	$146,244	$373,086	$376,184
Stock-based compensation	—	31,288	18,598	128,553
	$227,253	$177,532	$391,684	$504,737

9.
General and administrative expenses

The Company’s general and administrative expenses incurred for the three and nine months ended September 30, 2025 and 2024 are as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Consulting fees	$948,952	$89,585	$959,786	$161,401
Office and administrative expenses	160,244	53,377	257,955	164,042
Salaries and benefits	286,188	87,659	482,183	321,451
Legal and accounting expenses	764,090	19,980	782,263	33,345
Insurance expense	6,872	7,150	20,801	21,412
	$2,166,346	$257,751	$2,502,988	$701,651

10.
Income tax

The steps taken by the Company in August and September 2025 related to the spin-out of the Company’s Oil and Gas business made it probable that certain of the Company’s previously-unrecognized deferred tax assets would be recognized at the time of the spin-out. As a result, the Company recognized $917,314 of deferred tax assets in the three months ended September 30, 2025, as well as $312,577 of deferred tax liabilities that are reflected as Liabilities held for sale. The recognition of these deferred tax amounts resulted in income tax recovery amounts for the three and nine months ended September 30, 2025 of $537,145 included in net loss from continuing operations and $67,593 included in net income from discontinued operations. For the three and nine months ended September 30, 2024, the Company recognized income tax recovery of $73,492 and $220,477 in net loss from continuing operations, respectively, as well as income tax provision of $73,492 and $220,477 in net income from discontinued operations, respectively.
11.
Segment reporting

The Company has two reportable segments, Metal and Minerals and Oil and Gas. These reportable segments represent components of the Company’s business where separate financial information is available and which are evaluated on a regular basis by the Company’s Chief Executive Officer, who is the Company’s chief decision maker, for purposes of assessing performance. For the three and nine months ended September 30, 2025 and 2024 revenue, cost of sales and gross profit (loss) were derived solely from the Oil and Gas segment, which consists entirely of assets located in Colombia. The Oil and Gas segment is classified as discontinued operations effective September 2025 (see Note 13).
Royalty and streaming interests as of September 30, 2025 and December 31, 2024 related to Mining and Metals are presented by geographic area based on the location of the operations giving rise to the royalty or streaming interest:
	September 30, 2025	December 31, 2024
Pacific Ocean	$14,081,250	$14,081,250
Total royalty and streaming interests	$14,081,250	$14,081,250
Continuing operations consisting of the Metals and Minerals segment had no revenues, operating expenses or gross profit for the three and nine months ended September 30 2025 and 2024.
Reconciliation of segment gross profit
Operating expenses and interest income are not allocated to individual segments as these are managed on an overall Company basis. The reconciliation between reportable segment gross profit to the Company’s loss before tax for continuing operations is as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Gross profit	$—	$—	$—	$—
General and administrative expenses	(2,166,346)	(257,751)	(2,502,988)	(701,651)
Share-based compensation expenses	—	(72,033)	(39,931)	(266,196)
Interest income	49,312	15,429	77,089	39,630
Loss from continuing operations before recovery of income taxes	$(2,117,034)	$(314,355)	$(2,465,830)	$(928,217)

12.
Commitments and contingencies

The Company currently does not have any commitments or contingencies as of September 30, 2025.

13.
Discontinued operations

Net income from discontinued operations of the Oil and Gas Business consists of the following:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Royalty income	$294,726	$352,545	$820,556	$1,142,762
Cost of Sales
Depletion	(44,068)	(159,023)	(156,908)	(515,805)
Recovery (provision) of income taxes	67,593	(73,492)	67,593	(220,477)
Net income from discontinued operations	$318,251	$120,030	$731,241	$406,480
The Company has separately reported the assets and liabilities of the discontinued operations of the Oil and Gas business in its unaudited condensed balance sheet as of September 30, 2025. These assets and liabilities consist of the following:
September 30, 2025
Assets
Accounts receivable	$177,096
Royalty and streaming interests	5,570,384
Total assets	$5,747,480
Liabilities
Deferred tax liability	$312,577
Net assets	$5,434,903

14.
Subsequent events

The Company evaluated subsequent events through November 26, 2025, the date these financial statements were approved and authorized.
Common Share Subscriptions
On November 10, 2025, the Company entered into a subscription agreement with multiple investors. The investors agreed to purchase 430,000 common shares at $5.00 per share, for an aggregate purchase price of approximately $2.2 million.
Subscription Receipts
On October 31, 2025, the Company issued an additional 67,081 Subscription Receipts at a price of $5.00 per share for aggregate gross proceeds of $335,405, to be held in escrow in accordance with the Subscription Receipt Agreement.
Exercise of Stock Options
On November 10, 2025, the Board of Directors authorized and approved a proposal requiring stock option holders to exercise all outstanding options. In lieu of cash settling the exercise price of each option, the Board provided for a net settlement procedure whereby option holders can net settle the options based on the fair market value of $5.00 for each common share. Subsequently, the Board terminated the Option Plan.
Long-term incentive plan
On November 10, 2025, the Board of Directors established an equity incentive plan (the “LTIP”). The LTIP provides for the granting of various awards (the “Awards”). In addition, the Board authorized and approved a grant of Awards consisting of 2,551,000 restricted stock units and 861,250 stock option awards. In addition, certain members of management are eligible for granting of up to 558,750 of unrestricted common stock awards as an annual stock bonus.
Executive compensation plan
On November 10, 2025, the Board of Directors approved compensation packages with certain members of management. As part of these compensation packages, the Board approved of cash signing bonuses of $590,417 to reflect compensation for services provided through the approval date. The Company recognized an accrued expense amount of $470,139 as of September 30, 2025 in these financial statements to reflect service provided during this period.

APPENDIX A
Pre-Feasibility Study Summary
Introduction:
In 2018, the SEC adopted amendments to the disclosure requirements for mining properties. Effective for fiscal years beginning on or after January 1, 2021, the disclosure requirements under the SEC’s IG7 were replaced with new disclosure requirements under SK-1300. The property disclosures in this Appendix A are presented in accordance with SK-1300, subject to certain exemptions contained in the rule.
While S-K 1300 generally contemplates that registrants that hold royalty, streaming or other similar rights will provide property-level disclosure that is comparable to the disclosure provided by the operators of those properties, including mineral resource and mineral reserve estimates and supporting technical information, S-K 1300 also provides certain accommodations to such registrants. In particular, Item 1303(a)(3) and Item 1304(a)(2) of Regulation S-K permit a registrant that holds royalty or similar rights to omit information that would otherwise be required under Items 1303 and 1304 where obtaining the information and preparing related disclosure would result in an unreasonable burden or expense, provided that the registrant explains the omission and provides all information that it does possess or can obtain without incurring an unreasonable burden or expense. We rely on these accommodations with respect to the NORI Royalty. In light of our size, the early stage of our business and the fact that we are a non-operating royalty company with a single material royalty interest, we have determined that obtaining and preparing a separate S-K 1300 technical report summary and related mineral resource and mineral reserve disclosure for the NORI Property solely for inclusion in this prospectus would, at this time, result in an unreasonable burden or expense for us. Instead, we reproduce in this Appendix A certain information from the Area D Report for background and context and provide the other information regarding the NORI Royalty and the NORI Property that we can provide in accordance with S-K 1300 without incurring an unreasonable burden or expense.
Absent an exemption or accommodation, a registrant that discloses mineral resources or mineral reserves for a material property must obtain a dated and signed technical report summary from a qualified person identifying and summarizing the information reviewed and the conclusions reached by the qualified person about the mineral resources or mineral reserves determined to be on that property. As noted above, we have determined that commissioning and preparing a separate S-K 1300-compliant technical report summary for the NORI Property solely for our purposes would result in an unreasonable burden or expense. Accordingly, we have not sought to obtain, and do not intend to obtain, a dated and signed technical report summary from a qualified person pursuant to Item 1302(b)(1) of Regulation S-K for the NORI Property, and we therefore do not present mineral resource or mineral reserve estimates for the NORI Royalty in this prospectus
The following description of NORI Area D is a reproduction of excerpts from the executive summary of a report titled S-K 1300 NORI Area D Technical Report,” dated August 4, 2025 prepared for TMC and filed with the SEC on August 4, 2025 (the “Area D Report”). The Area D Report will not be deemed incorporated by reference into this prospectus or any future filing under the Securities Act or the Exchange Act.
1.1   Property description (including mineral rights) and ownership
The world’s largest undeveloped deposit of manganese, nickel and cobalt and significant copper resource is hosted by polymetallic nodules (nodules) located on the seafloor in the Clarion-Clipperton Zone (“CCZ”) of the north-east Pacific Ocean. TMC the metals company Inc. (“TMC”) has identified the potential to recover metals from polymetallic nodules to support increasing demand from electrification, EV battery and stainless-steel demand. TMC, working with offshore partner Allseas SA (“Allseas”) and onshore partner Pacific Metals Co Ltd (“PAMCO”), has developed and demonstrated nodule collection and processing systems that can generate nickel, copper, cobalt and manganese products with little to no solid waste.
Four consortia of offshore development companies demonstrated the technical feasibility of collecting, lifting, and converting nodules into metals in the 1970s, but development of the industry was frustrated by the absence of regulation and a governing body. In 1994, the United Nations (“UN”) established the International Seabed Authority (“ISA”) pursuant to the UN Convention on the Law of the Sea (“UNCLOS”). The ISA governs the development of seabed resources for UNCLOS member states in the territories beyond the exclusive economic zones governed by coastal states. This international territory is known as the Area.
In 2010, the ISA adopted Regulations on Prospecting and Exploration for Polymetallic Nodules in the Area. In July 2011, the ISA granted TMC subsidiary, Nauru Ocean Resources Inc (“NORI”) an exploration contract covering four areas in the CCZ (NORI Area A, B, C, and D (the “Property”)). The NORI Exploration Contract was granted by the ISA for a period of 15 years which may be extended for periods of five years at a time, provided NORI has made efforts in good faith to comply with the requirements of the plan of work. The exploration contract does not confer any commercial production rights. A separate Plan of Work for exploitation must be submitted and approved by the ISA Council in accordance with the Mining Code before any commercial recovery may occur.
NORI is sponsored, under the ISA, to carry out its mineral exploration activities in the Property by the Republic of Nauru, pursuant to a certificate of sponsorship signed by the Government of Nauru on April 11, 2011.
The ISA is in the process of negotiating the exploitation regulations for development of seabed resources from the CCZ and other resources in the Area. As of the date of the Area D Report, the ISA is yet to finalize the Mining Code, including Regulations on the Exploitation of Mineral Resources in the Area as required under UNCLOS.
In 1980, the United States (“U.S.”) enacted the Deep Seabed Hard Mineral Resources Act ((“DSHMRA”) 30 U.S.C. §1401 et seq.) authorizing the National Oceanic and Atmospheric Administration (“NOAA”) to issue licenses for exploration and permits for commercial recovery from the deep seabed. These activities are limited to areas beyond national jurisdiction and are intended to ensure that U.S. entities can participate in seabed mining despite the United States not being a party to the UNCLOS or the 1994 Implementation Agreement.
TMC, through its wholly owned subsidiary The Metals Company USA LLC (“TMC USA”) applied for exploration licenses and commercial recovery permits over the NORI Area D area under DSHMRA. The relevant applications are summarized below:
•
Exploration License for the USA-A Area which covers 65,186 km2 in the CCZ.

•
Commercial Recovery Permit for USA-A which covers 25,160 km2 in the CCZ (“NORI Area D”).

•
USA-A includes the existing ISA approved exploration Area identified as NORI Area D.

These applications are still under review and commencement of Commercial Recovery by TMC USA is subject to approval of the license and permit under DSHMRA.
As of the date of the Area D Report, TMC USA does not hold any exploration licenses or commercial recovery permits under the DSHMRA framework. However as stated above, TMC USA has submitted applications for such rights, and subject to regulatory review and approval, anticipates that any future commercial recovery activities would be conducted pursuant to a permit issued by NOAA under the U.S. legal regime. Any reference the Area D Report to activities proposed to be conducted by TMC USA is inherently uncertain and should be considered forward-looking in nature. No assurance can be given that any permit under DSHMRA will be issued, or that if issued, such permit will contain terms and conditions commercially or operationally viable for the Project.
TMC, in conjunction with Allseas, PAMCO, and specialist service providers, has now completed the Area D Report to evaluate collection and processing systems and the technical and economic viability of collecting, transporting and processing nodules from NORI Area D and marketing the products. As part of that PFS, TMC commissioned AMC Consultants Pty Ltd (“AMC”) to provide specialist independent advice throughout the Area D Report, develop an updated estimate of Mineral Resources contained in NORI Area D, undertake evaluation of relevant modifying factors required to convert Mineral Resources to

Mineral Reserves at a minimum of a PFS level of assessment, and compile a Technical Report Summary, compliant with SEC Regulation S-K (subpart 1300), to report the updated Mineral Resource and the initial Mineral Reserve.
A phased development is outlined for NORI Area D. Each offshore collection system comprises collectors on the seafloor, a vertical transport system, and production vessel that will collect polymetallic nodules. The nodules will be transferred from the production vessel to a transfer vessel. The transfer vessel will load bulk carriers, and the polymetallic nodules will be shipped to on-shore processing facilities, where established processing technology will be used to produce manganese silicate, a feedstock for silico-manganese alloy production used in steel making, and nickel-cobalt-copper alloy and nickel-cobalt-copper matte, which is used in energy, defense, manufacturing, and infrastructure.
TMC, Allseas, and AMC have developed a mine plan for NORI Area D including an Initial Mining Area. The Initial Mining Area was selected based on similarity to the Test Mining Area and includes planned initial runs 19 and 20.
A converted drillship, the Hidden Gem, reclassed as the world’s first deepwater mining ship, was used by NORI to support successful test mining in 2022 (“Test Mining”), where 3,000 wet metric tonnes (“wmt”) of nodules were lifted to the surface. Learnings from the Test Mining and further testing and modelling completed by Allseas has informed development of the commercial-scale system, which will initially involve further modification of the Hidden Gem to incorporate two 15 m collectors (one operating on the seabed and one on deck being maintained) to commence production with an annual production rate of 1.5 million wet metric tonnes per annum (“Mwmtpa”). Production will be upgraded to two collectors operating in parallel on the seabed once operating procedures are refined (3.0 Mwmtpa per production vessel). This PFS envisages that subsequently, three further production vessels will be progressively deployed to achieve a nominal production rate of 12 Mwmtpa and average annual production of 10.5 Mwmtpa nodules (allowing for 5 yearly vessel dry dock inspections). This phased approach to development allows TMC USA to manage risk by progressively developing engineering and operating systems and adopting an adaptive management approach to environmental management. This development plan is preliminary in nature and subject to significant regulatory, technical, and financing contingencies.
In November 2023, TMC signed a binding memorandum of understanding (“MOU”) with PAMCO to complete a feasibility study (“PAMCO FS”) to process nodules through their Hachinohe facility to produce nickel-cobalt-copper alloy and nickel-cobalt-copper matte, and manganese silicate product. This followed flowsheet definition and piloting at 70 mt scale by TMC, in association with Hatch Pty Ltd (“Hatch”), FLSmidth Inc. (“FLS”) and XPS Expert Process Solutions (“XPS”, a subsidiary of Glencore) and completion of a PFS by PAMCO, during which a 22 mt nodule sample was tested.
TMC and PAMCO together conducted the first commercial scale calcining operations on nodules. NORI supplied 2,000 wmt of nodules from their Test Mining, with roughly 500 wmt of calcined material generated. A subsequent commercial scale smelting test using PAMCO’s 4,000 kVA furnace, previously used for fly ash processing, was completed in Q1 2025.
As of the effective date of the Area D Report, no binding commercial agreement has been entered into for the processing of NORI nodules by PAMCO, and all references to tolling or processing in Japan are forward-looking and contingent on further negotiation, permitting, and technical validation.
Existing capacity to process and refine nodules does not currently exist in the United States, and this has informed TMC’s strategy to use PAMCO and Indonesia to generate matte. In early years of operation, the matte will be sold to customers who will then process in their existing refineries. Beginning in Year 6 of operations, TMC USA intends to begin processing matte at a newly built US-based refinery. The refining facility will produce nickel sulfate, cobalt sulfate, copper cathode, and ammonium sulfate.
TMC recently completed a study evaluating possible refinery site locations in the U.S. The study also included a preliminary refinery design, plant layout, permitting and construction execution schedule schedules and 2025 basis capital and operating costs.

1.2   Location
The CCZ is located in international waters between Hawaii and Mexico. The western end of the CCZ is approximately 1,000 km south of the Hawaiian island group. From here, the CCZ extends over 4,500 km east-northeast, in an approximately 750 km wide trend, with the eastern limits approximately 2,000 km west of southern Mexico. The region is well-located to ship nodules to the American continent or across the Pacific to Japan and Indonesia. NORI Area D covers 25,160 km2 and is the easternmost of the four NORI exploration areas. Its center point is at latitude 10° 29’ N and longitude 116° 57’ W, approximately 850 km due west of the nearest land — the uninhabited Clipperton Island.
1.3   Regulatory environment and the NORI tenement
The principal regulatory environments governing the international seabed area include:
•
The UN Convention on the Law of the Sea, of December 10, 1982 (the “Convention”).

•
The 1994 Agreement relating to the Implementation of Part XI of the UN Convention on the Law of the Sea of December 10, 1982 (the 1994 implementation Agreement).

•
The Deep Seabed Hard Mineral Resources Act (30 U.S.C. §1401 et seq.)

Part XI of the Convention and the 1994 Implementation Agreement deals with mineral exploration and exploitation in the Area, providing a framework for entities to obtain legal title to areas of the seafloor from the ISA for the purpose of exploration and eventually exploitation of resources.
The Convention entered into force on November 16, 1994. As of October 2024, the Convention had been signed by 169 States Parties1 and the European Union. The United States of America is currently not a party to the Convention.
The Deep Seabed Hard Mineral Resources Act, enacted in 1980 by the U.S., authorizes the issuance of Exploration Licenses and Commercial Recovery Permits over the deep seabed. These activities are limited to areas beyond national jurisdiction and are intended to ensure U.S. entities can participate in seabed mining despite not being party to UNCLOS.
To date, the ISA has issued regulations on prospecting and exploration for polymetallic nodules in the Area.
As of the date of the Area D Report, the ISA is yet to finalize the Mining Code, including Regulations on the Exploitation of Mineral Resources in the Area as required under UNCLOS.
Consequently, TMC, through its wholly owned subsidiary TMC USA on April 28, 2025 submitted applications for two exploration licenses and a commercial recovery permit under the U.S. regulatory regime governed by DSHMRA.
These applications are still under review and TMC’s claim to these areas under DSHMRA are subject to approval of these licenses and permits by NOAA. NOAA has advised TMC USA that the exploration license applications are substantially complete, which provides TMC USA with the priority right to areas subject to application, which includes NORI Area D, for the duration of the application process. TMC hold minerals rights to the NORI Area D through their subsidiary NORI under an Exploration Contract with the ISA.
1.4   Geology
Seafloor polymetallic nodules occur in all oceans, but the CCZ hosts a relatively high abundance of particularly nickel and copper-rich nodules. The CCZ seafloor forms part of the Abyssal Plains, which are the largest physiographic province on Earth.
The average depth of the seafloor in the Project Area is 3,800 to 4,200 m. The Abyssal Plains are traversed by ridges, with amplitude of 50 to 300 m (maximum 1,000 m) to the west and wavelength of 1 to 10 km. The Abyssal Plains are punctuated by inactive volcanoes rising 500 to 2,000 m above the sea floor.

1
https://itlos.org/en/main/the-tribunal/states-parties/

Seafloor polymetallic nodules rest on the seafloor at the seawater — sediment interface. They are composed of nuclei and concentric layers of manganese and iron hydroxides and are formed by precipitation of metals from surrounding seawater and sediment pore waters. Nickel, cobalt and copper are also precipitated and occur within the structure of the manganese and iron minerals.
Nodules are abundant in abyssal areas with oxygenated bottom waters and low sedimentation rates (less than 10 cm per thousand years). Nodules generally range from about 1 to 12 cm in their longest dimension. Nodules of 1 to 5 cm are typically the most common in NORI Area D, where they have been classified as Type 1 nodules.
The specific conditions of the CCZ (water depth, latitude, and seafloor sediment type) are considered to be the key controls for the formation of polymetallic nodules.
Information on the mineralization within NORI Area D comprises a combination of sampling undertaken by NORI as well as free-fall grab sampler (“FFG”) and box core sampler (“BC”) data supplied by the ISA at the time of the NORI Area D exploration application. Additional regional data, assembled by the ISA as part of its Geological Model Project during 2008 to 2010 (“ISA 2010”), are available. The data provides significant coverage over NORI Area D and indicates a high abundance of nodules in this region, as has been confirmed by NORI’s exploration.
NORI completed offshore exploration campaigns in 2012, 2013, 2018, 2019, 2020, 2021, 2022, and 2023-2024. During these campaigns, a variety of resource evaluation data was collected including:
•
Bathymetric mapping of the whole of NORI Area D using a hull-mounted Kongsberg Simrad EM120 12 kHz, full-ocean depth multibeam echo-sounding system (“MBES”). This system also provided backscatter data from which seafloor characteristics could be interpreted.

•
Detailed seafloor survey work with an autonomous underwater vehicle (“AUV”), utilizing an MBES, Side Scan Sonar (“SSS”), Sub-Bottom Profiler (“SBP”), and camera payload.

•
A total of 252 box core samples collected using a 0.75 m2 box corer, mainly on a 10 km by 10 km square grid.

•
Additional 36 box core samples were collected to better define resources ahead of the 2022 Test Mining and to evaluate mining nodule recovery.

•
57 in-situ cone penetrometer tests were completed ahead of and following the 2022 Test Mining.

The nodules in the box cores were collected and their characteristics measured and recorded in detail. Samples of nodules were collected in duplicate and for initial campaigns assayed at two reputable, well-qualified laboratories: ALS Limited (“ALS”) and Bureau Veritas SA (“Bureau Veritas”). Subsequently, samples were assayed at ALS, with every tenth samples checked by Bureau Veritas. Certified reference material, and blank samples were inserted to provide additional levels of quality control. No significant issues were identified with the assay results.
The backscatter data and the sidescan sonar and seafloor photography indicate strong continuity of nodule abundance across NORI Area D. There is a clear relationship between nodule long axis length and nodule weight and, therefore, it is possible to estimate nodule abundance from photographs. Several estimation techniques were tested, and methodologies were developed that are suitable for closely packed (Type 1) and less closely packed (Type 2 and 3) nodules.
Interpretation of detailed AUV derived bathymetric data identified geo-obstacles that have the potential to impact nodule collection efficiency. A computer model was developed to predict where these features are likely to occur. The model used data about slopes, ruggedness, and other landscape details and identified patterns linked to geological structures like ridges and volcanic seamounts. The model, correlating well with observed data, highlights geological trends influencing obstacle distribution and informs mine-planning by predicting regions likely to impact collector performance.
1.5   Development plan
TMC proposes to implement the Project in multiple phases that will allow the seafloor mining systems to be commissioned and then nodule production to be ramped up. The phased approach will facilitate de-risking of the project for relatively low initial capital investment. Additionally, this phased development will allow for an adaptive approach to environmental management providing learning at small-scale which will be applied as the development increases in scale.
The mine plan proposed for seafloor production development phases is as follows:
•
Commencement of production with a single collector deployed from the Hidden Gem with a nominal production rate of 1.5 Mwmtpa of nodules.

•
Deployment of a second collector from the Hidden Gem, operating in tandem on the seafloor, with a nominal system production rate of 3.0 Mwmtpa of nodules.

Once operating procedures have been refined and operating and environmental monitoring systems have demonstrated that collection of nodules can be undertaken satisfactorily, TMC expects further phased development as follows:
•
Development and deployment of a second vessel, essentially similar to the Hidden Gem, providing additional production of 3.0 Mwmtpa of nodules for a combined nominal production rate of 6.0 Mwmtpa.

•
Development and deployment of a third and fourth production vessel, each adding nominal production of 3.0 Mtpa of nodules, for an average full system production rate of 10.5 Mwmtpa of nodules, once the required 5-year dry dock inspections are taken into account.

Processing of polymetallic nodules will also be ramped up in a similar phased approach:
•
TMC proposes to toll treat polymetallic nodules at existing rotary kiln electric furnace (“RKEF”) smelters, utilizing excess industry capacity.

•
Production is planned to commence at PAMCO at a rate of 1.3 Mwmtpa of nodules initially, producing nickel-cobalt-copper alloy and subsequently nickel-cobalt-copper matte, once alloy to matte conversion facilities have been installed.

•
Tolling will then be scaled up to meet the 3 Mwmtpa of the Hidden Gem by utilizing excess RKEF processing capacity that has been developed in Indonesia in the last 5 years.

•
Additional production up to the 12 Mwmtpa mine plan rate will utilize existing RKEF processing plants, most likely in Indonesia, and refining capacity at a greenfield hydrometallurgical plant in the United States.

•
From year 6 matte product from 6 Mwmtpa of nodules will be shipped to the United States, most likely Texas, with all matte products expected to be shipped to the US from year 10.

•
Refining in the U.S. will produce nickel sulfate, cobalt sulfate and copper cathode.

1.6   Mining concept
In 2022, NORI completed Test Mining, where 4,500 wmt of nodules were collected and approximately 3,000 wmt of nodules were lifted to surface. The Test Mining demonstrated the mining concept and provided information for detailed design of the commercial-scale system. The Test Mining was monitored from both the Hidden Gem and a second vessel, the Island Pride, where AUVs, remotely operated vehicles (“ROV”), and bottom mounted sensors and samplers collected environmental data to understand the system’s environmental impacts to inform completion of the NORI Area D Environmental Impact Assessment and Environmental Monitoring and Management Plans.
The main items of offshore infrastructure proposed are the nodule collectors, the vertical transport system (“VTS”), production vessels (“PV”) and transfer vessel (“TV”) required to transfer nodules from the PV to bulk carrier vessels.
The nodules will be collected from the seafloor by self-propelled, tracked, collectors. No rock cutting, digging, drill-and-blast, or other breakage will be required at the point of collection. The collectors will be remotely controlled and supplied with electric power via umbilical cables from the PV. The collectors will traverse the seabed at a speed of approximately 0.4 m/s. Coandă nozzles on each collector will entrain nodules, sediment, and water from the seafloor. A hopper on each vehicle will separate sediment and excess water from the nodules, which will pass out of the hopper overflow and diffusers and be emitted behind the collector. The hopper underflow, comprising higher concentration nodule slurry, will be pumped via a flexible hose (jumper) to the VTS.
The VTS consists of a riser, which is a steel pipe through which nodules will be transferred to the surface by means of an airlift. The riser system consists of three main sections, each designed to meet specific flow dynamics and operational requirements. Above the air injection point, the upper section conveys a three-phase mixture of nodules, sediment, water, and air. This section also includes an auxiliary line for the supply of compressed air. To accommodate the expansion of air during the lift process, the riser diameter gradually increases from the air injection point upward. The airlift works by lowering the average density of the slurry inside the riser to less than the surrounding seawater. The difference between the hydrostatic pressure of the seawater at depth and the pressure inside the riser forces the slurry column to rise. The energy to achieve the lift will be supplied by air compressors housed on the PV, which will be capable of generating high air pressures.
The PVs will support the collector and riser system and its handling equipment, house the airlift compressors, collector control stations, and material handling equipment. All power for offshore equipment, including the nodule collecting vehicles, will be generated on the PVs. The PVs will be equipped with controllable thrusters and will be capable of dynamic positioning (“DP”), which will allow the vessels to track the collectors on the seafloor. Nodules will be pumped by the VTS to the PV, where air is released to atmosphere and the nodules will be dewatered using screens and cyclones and temporarily stored in the hold of the PV No processing involving the use of chemicals or the generation of tailings will be undertaken on the PV.
Nodules will be recovered from the hold of the PV using axial conveyors located beneath the storage holds. They will then be lifted to deck level via sandwich conveyors and offloaded through a boom conveyor system capable of both luffing and slewing. Offloading will occur at a rate of 2,500 wmt per hour to a dynamically positioned transfer vessel with 50,000 mt storage capacity. The transfer vessel will in subsequently load Capesize bulk carriers, each with a storage capacity of approximately 200,000 mt, using a similar recovery and offloading system.
1.7   Mineral Processing and metallurgical testing
TMC initially developed a combined pyrometallurgical and hydrometallurgical flowsheet to produce nickel and cobalt sulfate Li-ion battery cathode feedstocks, copper cathode, and manganese silicate. TMC completed bench-scale test-work and pilot-scale testing demonstrating the feasibility of this proposed flowsheet. As work progressed, TMC identified the opportunity to pursue a lower capital cost development by utilizing existing RKEF processing plants that were underutilized as a result of the decision by the Government of Indonesia to ban the export of unprocessed (nickel laterite) ores, resulting in facilities outside of Indonesia being underutilised as they cannot source feedstock laterite ore. Additionally, an overbuild of RKEF processing capacity in Indonesia has resulted in significant available processing capacity. It was decided to focus initially on production of intermediate products — nickel-cobalt-copper alloy and nickel-cobalt-copper matte to further reduce capital costs. In early years of operation, the matte will be sold to customers who will then process in their existing refineries.
In November 2023, TMC signed a binding MOU with PAMCO to complete a feasibility study to process nodules through their Hachinohe facility in Japan to produce nickel-cobalt-copper alloy and nickel-cobalt-copper matte and manganese silicate product. This followed flowsheet definition and piloting at 70 mt scale, by TMC in association with Hatch, FLS and XPS and completion of a PFS by PAMCO where they tested a 22 mt nodule sample. The PAMCO commercial scale testing of a 2,000 mt nodule sample has been successfully completed.
The plant will use RKEF lines that calcine and smelt the nodules to form an alloy. The alloy will then be sulfidized to form a matte and converted in a Peirce-Smith converter operation.
The pyrometallurgical process generates a manganese silicate stream that can be sold to the manganese industry and a small converter slag stream that can be used for industrial applications. No value has been ascribed to converter slag. The flowsheet has neither tailings ponds nor permanent slag repositories and does not generate substantial waste streams.
The development plan envisages construction and operation of hydrometallurgical refining facilities in Texas commencing in the sixth year of operations. The refinery will process matte to produce nickel and cobalt sulfate crystal, copper cathode and ammonium sulfate fertilizer.
1.8   Market studies
Benchmark Mineral Intelligence (“BMI”) was contracted by TMC to provide market overviews for three commodities from NORI and TOML areas: nickel, cobalt, and copper and to provide forecasts for the premia/discounts that nickel and cobalt sulfate over nickel metal price forecasts.
CRU International Limited (“CRU”) was requested by NORI to examine the marketability and pricing for the three intermediate products that will be produced by TMC USA for the NORI and TOML areas (CRU report dated 24 September 2024):
•
Nickel-cobalt-copper alloy.

•
Nickel-cobalt-copper matte.

•
Manganese silicate.

Additionally, CRU was retained to provide manganese ore market forecasts.
The global market for critical metals like nickel, cobalt, and copper is forecast to grow significantly, driven by demand from sectors such as the transportation, electrical infrastructure and consumer goods sectors. BMI and CRU forecast the following metal supply, demand and price scenarios:
•
Nickel production, led by Indonesia, is expected to rise from 3.6 Mt in 2025 to 4.9 Mt by 2035, fuelled by about equally its demand in stainless steel and EV batteries.

•
Cobalt demand expected to grow at a 5.8% compound annual growth rate through 2030, dominated by battery production, with supply heavily reliant on the Democratic Republic of Congo and China. But as mines begin to run through reserves and the visibility for new assets into the 2030s is limited, BMI expectation for mine supply is a slight decline into the 2030s.

•
Manganese remains essential for steelmaking, although projected demand is forecast to remain flat. However, this is expected to be tempered by rapid demand growth in battery-grade products.

•
Copper, critical for green energy infrastructure, faces an 8 Mt shortfall by 2035, despite production increases in Africa.

•
Prices for these metals are forecast to rise steadily due to tightening supply-demand dynamics.

TMC manganese silicate and TMC matte are expected by CRU to gain market traction given their inherent high quality. CRU expects market acceptance for TMC products will be as follows:
•
TMC manganese silicate offers advantages as feedstock for silico-manganese alloy production and battery applications, with demand projected to grow alongside manganese markets.

•
TMC matte, used in refining processes, requires stable partnerships with key facilities to maximize its value amid a buyer-dominated market.

•
Limited immediate demand for TMC alloy, can be mitigated through strategic blending, partnerships, to enhance market acceptance and value over time for the nickel-cobalt-copper alloy product.

1.9   Environmental studies, permitting, community, or social impact
Historically, a significant amount of technical work has been undertaken within the CCZ by the ISA and a significant body of information has been acquired during the past 50 years on the likely environmental impacts of collecting nodules from the sea floor.
NORI has completed the most extensive environmental baseline for the deep ocean extending from below the seabed, the seabed, the water column and above the sea surface. In total, more than 100 separate studies have been undertaken by world leading scientific and commercial organizations. This involved a comprehensive program of physical and chemical oceanographic studies, full characterization of biota from micro to mega and detailed seafloor studies at the Test Mining site and control sites in NORI Area D. Studies have been designed to define temporal and spatial variation with at least three years of baseline data and sufficient sampling to define spatial variation.
In 2022, NORI undertook Test Mining, which was subject to thorough environmental monitoring, particularly for critical impacts during testing: Benthic sediment plume, mid water discharge plume and sound impacts. Baseline studies were completed ahead of Test Mining, repeated immediately on completion, and then again 12 months later to differentiate the impacts from the Test Mining from natural temporal and spatial variation. This data is now being compiled with impact assessment methodologies, including expert workshops to inform the NORI Area D EIA and NORI Area D Project Environmental Impact Study.
TMC intends to manage the Project under the governance of an Environmental Management System (“EMS”), which is to be developed in accordance with the international EMS standard, ISO 14001:2004. The EMS will provide the overall framework for the Environmental Management and Monitoring Plan (“EMMP”) that will be required.
The EMMP will specify the objectives and purpose of all monitoring requirements, the components to be monitored, frequency of monitoring, methods of monitoring, analysis required in each monitoring component, monitoring data management and reporting. The plan will involve an ecosystem approach incorporating an adaptive management system.
The CCZ is uninhabited by people, and there are no landowners associated with the NORI Area D project. No significant commercial fishing is carried out in the area. The Project will provide financial benefits and training to Nauru, and a source of supply of minerals critical to industrial development.
The planned metallurgical process will not generate significant volumes of solid waste products such as tailings and residues, indicating that with careful management the environmental impacts of the onshore processing operation could be very low. Other emissions will be within best practice benchmarks and compliance regulations.
1.10   Summary capital and operating cost estimates
Capital and operating costs were prepared using the AACE (“Association for the Advancement of Cost Engineering”) Recommended Practice 47R-11 Class 4 estimate standards for Mining and Mineral Processing Industries. Through June 2025 Production Vessel engineering was 21.6% complete (“Allseas Monthly Report”), with some elements already approaching the technical maturity required for a Class 3 estimate. The project capital cost estimate to develop a phased 12 Mtwmpa nodule operation as per the mine plan is US$4,971M comprising of US$544.8M for Production Vessel #1 and associated costs (System #1) inclusive of Allseas credit and is summarized in Table 1.5 and US$4,426M for two 6 Mwmt nodule equivalent refining facilities in the US, is summarized in Table 1.6.
Table 1.5   Project CAPEX system #1 summary
Description	US$ M
Production Vessel	468.4
Transfer Vessel/Bulk Carriers	89.6
Support Vessel	15.2
Processing/Refining	—
Operations Facilities initial setup	2.3
Direct Subtotal	575.5
Professional Services	59.4
Owners Cost	44.6
Indirect Subtotal	104.0

Description	US$ M
Contingency	101.4
Escalation	53.3
Allseas Credit	(289.3)
Total Project CAPEX	544.8

Table 1.6   Project CAPEX US refining summary
Description	US$ M
General/Infrastructure	144.8
Port Facilities	281.1
Hydrometallurgy	1027.7
Direct Subtotal	1,453.7
Indirect Costs	477.2
Contingency	282.2
Refining Facility Capital	2,213.0
Number of 6 Mwtpa refining facility	2
Total Project CAPEX	4,426.0
The operating cost estimate for a phased 12 Mwmtpa operation as per the mine plan is reported in 30 June 2025 US$ as total life-of-mine (“LOM”) and unit costs per wet metric tonne in Table 1.7.
Table 1.7   NORI Area D operating cost summary
OPEX component	Total LOM (US$M)	Unit Cost (US$/wmt)	LOM Cost (%)
Collection Costs	12,344	75.2	30.9
Transfer & Shipping Costs	3,071	18.7	7.7
Contractor (offshore) Costs	1,855	11.3	4.6
Consumables (offshore fuel) Costs	3,848	23.4	9.6
Processing Cost	13,622	83.0	34.1
Refining Cost	3,254	19.8	8.1
Corporate Cost	1,985	12.1	5.0
Total OPEX	39,978	243.6	100

APPENDIX B
Initial Assessment Summary
In 2018, the SEC adopted amendments to the disclosure requirements for mining properties. Effective for fiscal years beginning on or after January 1, 2021, the disclosure requirements under the SEC’s IG7 were replaced with new disclosure requirements under SK-1300. The property disclosures in this Appendix A are presented in accordance with SK-1300, subject to certain exemptions contained in the rule.
While S-K 1300 generally contemplates that registrants that hold royalty, streaming or other similar rights will provide property-level disclosure that is comparable to the disclosure provided by the operators of those properties, including mineral resource and mineral reserve estimates and supporting technical information, S-K 1300 also provides certain accommodations to such registrants. In particular, Item 1303(a)(3) and Item 1304(a)(2) of Regulation S-K permit a registrant that holds royalty or similar rights to omit information that would otherwise be required under Items 1303 and 1304 where obtaining the information and preparing related disclosure would result in an unreasonable burden or expense, provided that the registrant explains the omission and provides all information that it does possess or can obtain without incurring an unreasonable burden or expense. We rely on these accommodations with respect to the NORI Royalty. In light of our size, the early stage of our business and the fact that we are a non-operating royalty company with a single material royalty interest, we have determined that obtaining and preparing a separate S-K 1300 technical report summary and related mineral resource and mineral reserve disclosure for the NORI Property solely for inclusion in this prospectus would, at this time, result in an unreasonable burden or expense for us. Instead, we reproduce in this Appendix B certain information from the IA (defined below) contained in the IA for background and context and provide the other information regarding the NORI Royalty and the NORI Property that we can provide in accordance with S-K 1300 without incurring an unreasonable burden or expense.
Absent an exemption or accommodation, a registrant that discloses mineral resources or mineral reserves for a material property must obtain a dated and signed technical report summary from a qualified person identifying and summarizing the information reviewed and the conclusions reached by the qualified person about the mineral resources or mineral reserves determined to be on that property. As noted above, we have determined that commissioning and preparing a separate S-K 1300-compliant technical report summary for the NORI Property solely for our purposes would result in an unreasonable burden or expense. Accordingly, we have not sought to obtain, and do not intend to obtain, a dated and signed technical report summary from a qualified person pursuant to Item 1302(b)(1) of Regulation S-K for the NORI Property, and we therefore do not present mineral resource or mineral reserve estimates for the NORI Royalty in this prospectus
The following description of NORI A, B and C is a reproduction of excerpts the executive summary of a report titled “Technical Report Summary — Initial Assessment of TOML and NORI Properties, Clarion-Clipperton Zone,” dated August 4, 2025 (the “IA”), prepared by TMC and filed with the SEC on August 4, 2025. The Initial Assessment will not be deemed incorporated by reference into this prospectus or any future filing under the Securities Act or the Exchange Act.
The initial assessment includes six areas (TOML A, B, C, D, E and F) over which TMCR has no interest pursuant to the NORI Royalty Agreement or otherwise. The following description is provided solely to describe information in respect of NORI A, B and C to which the NORI Royalty applies.
1.   Executive summary
1.1   Introduction
A very large nickel, manganese, cobalt, and copper resource occurring as polymetallic nodules is located on the seafloor in the Clarion-Clipperton Zone (“CCZ”) of the north-east Pacific Ocean. TMC the Metals Company Inc. (“TMC”), through their wholly owned subsidiaries, are undertaking assessment on the technical and economic viability of recovering metals from polymetallic nodules to support increasing demand from electrification, EV battery and stainless-steel demand. Working with offshore and onshore partners, TMC has designed and demonstrated nodule collection and processing systems that can generate nickel, copper, cobalt and manganese products with little to no solid waste.

Four consortia of offshore development companies demonstrated the technical feasibility of collecting, lifting, and converting nodules into metals in the 1970s, but development of the industry was frustrated by the absence of regulation and a governing body. In 1994, the United Nations (“UN”) established the International Seabed Authority (“ISA”) pursuant to the UN Convention on the Law of the Sea (“UNCLOS”). The ISA governs the development of seabed resources for UNCLOS member states in the territories beyond the exclusive economic zones governed by coastal states. This international territory is known as the Area.
TMC through its subsidiaries, Nauru Ocean Resources Inc. (“NORI”) and Tong Offshore Mining Limited (“TOML”), holds exploration contracts for a total of ten areas in the CCZ regulated by the ISA. NORI holds exploration rights to four areas (NORI A, B, C, and D) totaling 74,830 km2 that were granted in July 2011. TOML holds exploration rights to six areas (TOML A, B, C, D, E and F) covering 74,713 km2 under an exploration contract approved in July 2011 and then formalized on January 11, 2012.
These exploration contracts were granted and formalize an exploration area, for a term of 15 years with a program of activities approved for the first five-year period. NORI and TOML have a priority right to apply for an exploitation contract to exploit polymetallic nodules in the respective Contract Areas (ISA Regulation 24(2)). Both the NORI and TOML exploration contracts may be extended for periods of five years at a time beyond the initial 15-year period, provided NORI and TOML have made efforts in good faith to comply with the requirements of the plan of work. These exploration contracts do not confer any commercial production rights. A separate Plan of Work for exploitation must be submitted and approved by the ISA Council before any commercial recovery may occur.
At the time of the IA, the ISA is yet to finalize the Mining Code, including Regulations on the Exploitation of Mineral Resources in the Area as required under UNCLOS.
In 1980, the Unites States of America (“U.S.”) enacted the Deep Seabed Hard Mineral Resources Act (“DSHMRA”) 30 U.S.C. §1401 et seq. authorizing the National Oceanic and Atmospheric Administration (“NOAA”) to issue licenses for exploration and permits for commercial recovery from the deep seabed. These activities are limited to areas beyond national jurisdiction and are intended to ensure that U.S. entities can participate in seabed mining despite the US not being a party to the UNCLOS or the 1994 Implementation Agreement.
TMC, through its wholly owned subsidiary The Metals Company USA LLC (“TMC USA”) has submitted requests directly under the U.S. regulatory regime governed by DSHMRA. These applications are summarized below:
•
Exploration License for the USA-A Area which covers 65,186 km2 in the CCZ.

•
Exploration License for USA-B Area which covers 121,789 km2 in the CCZ.

USA-A includes the existing ISA approved exploration Area identified as NORI Area D and TOML area F. USA-B includes the existing ISA approved exploration Areas identified as NORI Areas A, B, C and TOML Areas A, B, C, D, and E.
These applications are still under review and commencement of Commercial Recovery by TMC USA is subject to approval of these licenses under DSHMRA. At the time of the IA, TMC USA does not hold any exploration licenses or commercial recovery permits under the DSHMRA framework.
TMC USA has submitted applications for such rights, and subject to regulatory review and approval, anticipates that any future commercial recovery activities would be conducted pursuant to a permit issued by National Oceanic and Atmospheric Administration (“NOAA”) under the U.S. legal regime.
Any reference in this Appendix B to activities proposed to be conducted by TMC USA is inherently uncertain and should be considered forward-looking in nature. No assurance can be given that any permit under DSHMRA will be issued, or that if issued, such permit will contain terms and conditions commercially or operationally viable for the project considered in the IA.
The IA considers only the Areas for which TMC have mineral rights, specifically, the NORI and TOML Areas subject to existing ISA approved exploration licenses (collectively known as the “Property”). The IA specifically excludes NORI Area D as this is the subject of a separate Pre-Feasibility Study (“PFS”).

A phased development is outlined for the NORI and TOML areas that make up the Property. Each offshore collection system comprises collectors on the seafloor, Vertical Transport System (“VTS”), and Production Vessels (“PV”) that are expected to collect polymetallic nodules. The nodules are expected to be transferred from the PV to a Transport Vessel (“TV”). The polymetallic nodules are expected to be shipped to onshore processing facilities, where established processing technology are expected to be used to produce manganese silicate, a feedstock for silico-manganese alloy production used in steel making, and nickel-cobalt-copper matte which is expected to be refined into products in the US that can be used in energy, defense, manufacturing, and infrastructure.
A converted drillship, the Hidden Gem, reclassed as the world’s first deepwater mining ship, was used by NORI to support successful test mining in 2022 (“Test Mining”), where 3,000 wet metric tonnes (wmt) of nodules were lifted to the surface. Learnings from the Test Mining and further testing and modelling completed by Allseas has informed engineering of the First-Generation Mining System (1st Gen), the commercial-scale system as described in PFS. The engineering of the Second-Generation Mining System (2nd Gen) is expected to be informed by the operational and environmental performance of the 1st Gen.
TMC has commissioned AMC Consultants Pty Ltd (AMC) to conduct an IA of developing the full ground position held by TMC through its subsidiaries NORI and TOML. An IA is a conceptual study of the potential viability of Mineral Resources. This Initial Assessment is preliminary in nature, includes Inferred Mineral Resources and describes the economic viability of mining and processing systems that are at conceptual stage of development. However, many of the concepts in the IA are based on systems studied and designed at a prefeasibility level for NORI Area D.
1.2   Location
The Property is located within the CCZ of the northeast Pacific Ocean between Hawaii and Mexico. The western end of the CCZ is approximately 1,000 km south of the Hawaiian island group. From here, the CCZ extends over 4,500 km east-northeast, in an approximately 750 km wide trend, with the eastern limits approximately 2,000 km west of southern Mexico. The region is well-located to ship nodules to the American continent or across the Pacific to Asian markets.
The Property comprises of nine separate areas (NORI A, B, C, TOML A, B, C, D, E and F) with a combined area of 124,381 km2.
1.3   Regulatory environment and the tenements
The principal regulatory environments governing the international seabed area include:
•
The UN Convention on the Law of the Sea, of 10 December 1982 (the “Convention”).

•
The 1994 Agreement relating to the Implementation of Part XI of the UN Convention on the Law of the Sea of 10 December 1982 (the “1994 Implementation Agreement”).

•
The Deep Seabed Hard Mineral Resources Act (DSHMRA) (30 U.S.C. §1401 et seq.)

Part XI of the Convention and the 1994 Implementation Agreement deals with mineral exploration and exploitation in the Area, providing a framework for entities to obtain legal title to areas of the seafloor from the ISA for the purpose of exploration and eventually exploitation of resources.
The Convention entered into force on November 16, 1994. As of October 2024, the Convention had been signed by 169 States Parties3 and the European Union. The US is currently not a party to the Convention.
The Deep Seabed Hard Mineral Resources Act, enacted in 1980 by the U.S., authorizes the issuance of Exploration Licenses and Commercial Recovery Permits over the deep seabed. These activities are limited to areas beyond national jurisdiction and are intended to ensure U.S. entities can participate in seabed mining despite not being party to UNCLOS.

3
https://itlos.org/en/main/the-tribunal/states-parties/

To date, the ISA has issued regulations on prospecting and exploration for polymetallic nodules in the Area.
At the time of the IA, the ISA is yet to finalize the Mining Code, including Regulations on the Exploitation of Mineral Resources in the Area as required under UNCLOS.
Consequently, TMC, through its wholly owned subsidiary TMC USA on April 28, 2025, submitted applications for two exploration licenses and a commercial recovery permit under the U.S. regulatory regime governed by DSHMRA.
These applications are still under review and TMC’s claim to these areas under DSHMRA are subject to approval of these licenses and permits by NOAA. NOAA has advised TMC USA that the exploration license applications are substantially complete, which provides TMC USA with the priority right to areas subject to application, which includes the Property, for the duration of the application process.
1.4   Geology
Seafloor polymetallic nodules occur in all oceans, but the CCZ hosts a relatively high abundance of particularly nickel and copper-rich nodules. The CCZ seafloor forms part of the Abyssal Plains, which are the largest physiographic province on Earth.
The average depth of the seafloor in the Project area ranges from 3,800 m to over 6,000 m. The Abyssal Plains are traversed by ridges and are punctuated by inactive volcanoes rising 500 up to 2,000 m above the seafloor.
The formation and distribution of polymetallic nodules in the CCZ are primarily controlled by water depth, latitude, and seafloor sediment type. Geological domains identified include volcanic outcrops, volcanic highs, sediment drifts, and high-slope (>6°) areas, which were excluded from resource estimates.
Exploration data underpinning the Mineral Resource estimates comprise historical sampling by Pioneer Contractors using free-fall grab samplers (“FFG”) and box core (“BC”) samplers, supplemented by recent campaigns conducted by NORI and TOML involving box coring, dredging, multibeam echosounder MBES surveys, side scan sonar, sub-bottom profiling, autonomous underwater vehicle (“AUV”) deployments, and photographic seabed imaging.
Nodule abundance is reported on a wet basis with an assumed moisture content of 28% for TOML areas, and 24% for NORI-A, B, and C. No significant correlations were found between moisture content and nodule size, grade, or geological domain. Nodule size measurements and long-axis estimation methods were applied to improve abundance estimates from photographic data.
1.5   Development plan and mining methods
The development plan for the Property envisions a phased, 23-year mining operation leveraging advanced offshore technologies including remotely operated Collector Vehicles (“CV”), VTS, and PVs. Mining is expected to target polymetallic nodules on seafloor slopes up to 6°, with recovered nodules transported to onshore facilities for processing into manganese silicate and nickel-cobalt-copper products essential for steelmaking and battery materials.
The mining method for the NORI and TOML areas employs bespoke deep-sea technology featuring remotely operated, self-propelled, tracked CVs equipped with Coandă nozzles to efficiently recover polymetallic nodules from the seafloor. These CVs are expected to operate on slopes up to 6°, removing nodules while minimizing sediment disturbance. Nodules are expected to be transported via a VTS using airlift or hydraulic pumps to PVs on the surface, where dewatering and offloading is expected to occur before shipment to processing facilities.
These 2nd Generation Production Systems are expected to build on successful Test Mining conducted in 2022 in NORI Area D and a decade of experience that is expected to be gained from operating a 1st Generation Production System in the NORI Area D.
The fleet of production, transport, and supply vessels are expected to be coordinated through centralized offshore control centers, enabling safe, efficient, and adaptive operations with reduced offshore personnel exposure. This innovative mining approach is designed to maximize resource recovery while maintaining environmental stewardship and operational reliability in the challenging deep-sea environment.
1.6   Mineral processing and metallurgical testing
The mineral processing strategy is supported by extensive bench-scale and pilot-scale metallurgical testwork that has demonstrated the technical feasibility of converting polymetallic nodules into marketable products. Bulk sampling and Test Mining successfully recovered nodule material from NORI Area D that was used for large scale processing trials.
The processing flowsheet involves drying and calcining the nodules in a rotary kiln(s) followed by electric furnace (“RKEF”) smelting to produce two immiscible phases: a nickel-cobalt-copper-rich alloy and a manganese silicate oxide slag. A pilot plant campaign produced 35 t of calcine that was then smelted at eXpert Process Solutions (“XPS”, a division of Glencore) and tested in industrial scale trials by Pacific Metals company Ltd (“PAMCO”), producing demonstration quantities of these target products with stable operation and emissions compliant with relevant regulations. High recoveries were achieved, including approximately 97% for nickel, 93% for cobalt, 94% for copper, and 99% for manganese. The alloy is expected to be further processed in Peirce-Smith converters to generate a matte product containing 5% iron. This was also piloted at XPS with suitable quantities of matte generated to feed downstream refinery bench-scale testing.
Matte is expected to be refined hydrometallurgically using a two-stage leach process, followed by copper electrowinning, cobalt and nickel solvent extractions (“SX”), impurity removal steps and crystallization of the nickel and cobalt phases to generate sulfate products. The copper phase that are expected to be generated following the electrowinning is copper cathode. Bench-scale testing at Lakefield, Ontario (“SGS”) was able to generate about 1 kg of nickel and cobalt sulfates suitable for use in batteries.
The process design leverages existing ferronickel production assets in Indonesia with minor modifications to accommodate nodule feedstock, supporting cost-effective commercial-scale operations. New build refineries in the USA are expected to then complete the conversion of the matte produced in Indonesia to saleable materials.
1.7   Market studies
Benchmark Mineral Intelligence (“BMI”) was contracted by TMC to provide market overviews for three commodities: nickel, cobalt, and copper and to provide forecasts for the premia/discounts for nickel and cobalt sulfate over nickel metal price forecasts.
CRU Group (“CRU”) was commissioned by NORI to examine the marketability and pricing for the three intermediate products that are expected to be produced (CRU, 2024):
•
Nickel-cobalt-copper alloy.

•
Nickel-cobalt-copper matte.

•
Manganese silicate.

Additionally, CRU was retained to provide manganese ore market forecasts.
The global market for critical metals like nickel, cobalt, and copper is expected to grow significantly, driven by demand from sectors such as the transportation, electrical infrastructure and consumer goods sectors. BMI and CRU forecast the following metal supply, demand and price scenarios:
•
Nickel production, led by Indonesia, is expected to rise from 3.6 Mt in 2025 to 4.9 Mt by 2035, fuelled by about equal its demand in stainless steel and EV batteries.

•
Cobalt demand is expected to grow at a 5.8% compound annual growth rate through 2030, dominated by battery production, with supply heavily reliant on the Democratic Republic of Congo (“DRC”) and China. But as mines begin to deplete reserves and the visibility for new assets into the 2030s is limited, BMI’s expectation for mine supply is a slight decline into the 2030s.

•
Manganese remains essential for steelmaking, although projected demand is forecast to remain flat. However, this is expected to be tempered by rapid demand growth in battery-grade products.

•
Copper, a critical for green energy infrastructure, faces an 8 Mt shortfall by 2035, despite production increases in Africa.

•
Prices for these metals are forecast to rise steadily due to tightening supply-demand dynamics.

TMC manganese silicate and TMC matte are expected by CRU to gain market traction given their high quality. CRU notes:
•
TMC manganese silicate offers advantages in silico-manganese alloy production and battery applications, with demand projected to grow alongside manganese markets.

1.8   Environmental studies, permitting, community, or social impact
Extensive environmental baseline studies and impact assessments have been conducted in NORI Area D and are planned to be expanded across the other NORI and TOML areas to support responsible deep-sea mining development in the CCZ. These studies are expected to encompass geological, oceanographic, biogeochemical, benthic ecological, and trace metal analyses, building from the current knowledge base generated through extensive offshore efforts in NORI Area D and the growing dataset in published literature.
The ISA provides an exploration regulatory framework, requiring comprehensive Environmental and Social Impact Assessments (“ESIA”) and Environmental Impact Statements (“EIS”) as prerequisites for moving to exploitation licensing. Both NORI and TOML are compliant with current ISA exploration contract obligations.
Environmental management plans are expected to incorporate mitigation strategies informed by the 2022 Test Mining, which demonstrated limited and manageable environmental impacts.
Key social benefits include community development and training programs, particularly supporting the Republic of Nauru and Tonga. The absence of competing economic uses and landowner displacement further supports the project’s social license. A key environmental benefit compared to terrestrial mines is that the project is expected to essentially produce zero waste from the mining and processing of the nodules.
Overall, the environmental and social programs establish a strong foundation for sustainable seabed mineral development while ensuring adherence to evolving international and national regulatory requirements.
1.9   Capital and operating cost estimates
The proposed strategy for the project includes engaging contract miners to conduct polymetallic nodule collection and transport to existing RKEF facilities in Indonesia with Contractor capital investment recovered in the first 10 years of operation. Sustaining capital during PV class surveys is included for the collection equipment. RKEF processing in Indonesia is expected to be by tolling arrangement. Matte from RKEF facilities in Indonesia is expected to be shipped to the USA for refinement through TMC built / owned / operated infrastructure with associated capital expenditure (“CAPEX”) and operating expenditure (“OPEX”) included.
The CAPEX for the NORI and TOML projects is estimated at approximately US$15,000 million, encompassing Project capital of $8,850 million, sustaining capital over the life of mine (“LOM”) of US$5,300 million, with closure costs estimated at US$805 million.
OPEX is forecasted at approximately US$126,000 million over the LOM, averaging US$188.3 per wet metric tonne of nodules processed. Key OPEX components include collection, transport, processing, refining, consumables, and corporate costs, with processing and refining representing the largest shares.
These cost estimates, prepared to an IA -level confidence standard, incorporate contingencies and reflect current engineering designs and operational plans.

55,061,113 Common Shares

Prospectus

Through and including            , 2026 the 25th day after the listing date of our Common Shares, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
           , 2026

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 6.   Indemnification of Directors and Officers
Sections 159 to 164 of the BCBCA authorize companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) unless such individual did not act honestly and in good faith with a view to the best interests of the company and, in the case of a criminal or administrative proceeding, if such individual did not have reasonable grounds for believing his or her conduct was lawful. In the case of a suit by or on behalf of the corporation, a court must approve the indemnification.
Our articles require us to indemnify directors and officers to the extent required by law.
We have entered into agreements with our directors and certain officers, or an Indemnitee, to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which we are a shareholder or creditor if the Indemnitee serves such organization at our request.
We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacity.
Item 7.   Recent Sales of Unregistered Securities
Set forth below is information regarding all securities issued by the Registrant without registration under the Securities Act since January 1, 2022. The Registrant believes that each of these transactions was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2), Regulation D, Regulation S, or Rule 701 of the Securities Act or as transactions not involving the sale of securities.
(1)
In November 2022, we issued an aggregate of 5,000,000 Common Shares at a purchase price of US$0.01 per share, for an aggregate purchase price of approximately US$50,000.

(2)
In February 2023, we issued an aggregate of 34,538,463 Common Shares at a purchase price of US$0.65 per share, for an aggregate purchase price of approximately US$22.45 million.

(3)
On March 21, 2023, we entered into a contribution and subscription agreement with Landsons Investment Corporation, pursuant to which we issued Landsons Investment Corporation 3,500,000 Common Shares at a purchase price of US$1.50 per share, for an aggregate purchase price of US$5.25 million.

(4)
On July 25, 2025, we issued an aggregate of 2,768,300 subscription receipts at a price of $5.00 per subscription receipt, for aggregate gross proceeds of approximately $13,841,500, to be held in escrow in accordance with the Subscription Receipt Agreement. In the event we do not meet the Release Conditions, the proceeds from the subscription receipts will be returned to the subscribers.

(5)
On September 8, 2025, we issued 2,139,770 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $10,698,850.

(6)
On September 8, 2025, we issued an aggregate of 299,100 subscription receipts at a price of $5.00 per subscription receipt, for aggregate gross proceeds of $1,495,500, to be held in escrow in accordance with the Subscription Receipt Agreement. In the event we do not meet the Release Conditions, the proceeds from the subscription receipts will be returned to the subscribers.

(7)
On October 31, 2025, we issued 67,081 subscription receipts at a price of $5.00 per subscription receipt for an aggregate gross proceeds of $335,405, to be held in escrow in accordance with the Subscription Receipt Agreement. In the event we do not meet the Release Conditions, the proceeds from the subscription receipts will be returned to the subscribers.

(8)
On November 10, 2025, we issued 430,000 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $2,150,000.

(9)
On December 5, 2025, we issued 2,000,000 Common Shares at a price of $5.00 per share for aggregate gross proceeds of $10,000,000.

(10)
On December 18, 2025 we issued 3,443,399 Common Shares upon the exercise of options under the Legacy Option Plan.

(11)
On February 12, 2026, we issued 1,000,000 Common Shares upon the grant of 1,000,000 Unrestricted Stock Awards under the 2025 Plan.

(12)
On March 3, 2026, the Compensation Committee of our board of directors, approved, subject to shareholder approval, the CEO Performance Plan and the grant of 3,000,000 PRSUs under the CEO Performance Plan to our Chief Executive Officer.

Item 8.   Exhibits and Financial Statement Schedules
(a)
Exhibits

The exhibit index attached hereto is incorporated herein by reference.
(b)
Financial Statement Schedules.

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.
Item 9.   Undertakings
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS
The following exhibits are filed as part of this registration statement.
Exhibit No.
3.1**	Amended and Restated Articles of Incorporation of the Registrant
5.1	Form of Opinion of Blake, Cassels & Graydon LLP
10.1**	Investor Rights Agreement
10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3**	Legacy Option Plan
10.4†**	NORI Royalty Agreement
10.5**	Contribution Agreement
10.6**	2025 Plan
10.7**	Standby Equity Purchase Agreement
10.8	Amendment to Contribution Agreement
10.9**	Form of Lock-Up Agreement
10.10**	Brian Paes-Braga Consulting Agreement
10.11**	Donald Sewell Consulting Agreement
10.12**	Subscription Receipt Agreement
10.13	Amending Agreement to Subscription Receipt Agreement
10.14	Second Amendment to Contribution Agreement
10.15	CEO Performance Plan and Form of Award Certificate
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Form of Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)
23.4*	Consent of Qualified Person
24.1**	Powers of Attorney (contained on signature page of this Registration Statement)
99.1**	Representations under Item 8.A.4 of Form 20-F
99.2**	Code of Conduct
107**	Filing Fee Table

*
To be filed by amendment

**
Previously filed

†
Certain portions of exhibit have been omitted pursuant to Item 601 of Regulation S-K

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, Florida, United States, on March 11, 2026.
The Metals Royalty Company Inc.

By:
/s/ Brian Paes-Braga

Brian Paes-Braga
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Brian Paes-Braga Brian Paes-Braga	Chief Executive Officer and Chairperson	March 11, 2026
/s/ Donald Sewell Donald Sewell	President and Chief Financial Officer	March 11, 2026
* Brian T. O’Neill	Director	March 11, 2026
* Gerard Barron	Director	March 11, 2026
* Jorge Fonseca	Director	March 11, 2026
* Hamed Shahbazi	Director	March 11, 2026

*By:
/s/ Brian Paes-Braga

Attorney-In-Fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT
Pursuant to the requirements of the Securities Act of 1933, the registrant’s duly authorized representative has signed the registration statement on Form F-1, in the City of New York, State of New York on March 11, 2026.
Cogency Global Inc.
Authorized U.S. Representative
By:
/s/ Colleen A. De Vries

Name: Colleen A. De Vries
Title:
Sr. Vice President on behalf of Cogency Global Inc.